As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-113446

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEITEL, INC.

(Exact name of Registrant as Specified in Its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1382 (Primary Standard Industrial Classification Code Number)	76-0025431 (I.R.S. Employer Identification Number)

Seitel, Inc.

10811 South Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

(713) 881-8900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Randall D. Stilley

President and Chief Executive Officer

Seitel, Inc.

10811 South Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

(713) 881-8900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Clifford E. Neimeth, Esq.

Charles P. Axelrod, Esq.

Anthony J. Marsico, Esq.

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, New York 10166

(212) 801-9200

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.01 par value per share	125,000,000	(1)	$0.60	(2)	$75,000,000.00	(2)	$9,502.50

Stockholder Warrants	25,375,683	(3)	—		—		—	(4)

Total							$9,502.50	(5)

(1)	Represents the maximum number of shares of common stock, $0.01 par value (“Reorganized Common Stock”), of Seitel, Inc., a Delaware corporation (the “Registrant”), offered and sold from the combination of (x) the exercise of warrants (the “Stockholder Warrants”) issued to the Registrant’s stockholders on the effective date of the Registrant’s Third Amended Joint Plan of Reorganization (the “Plan of Reorganization”) under chapter 11 of the United States Bankruptcy Code and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on the 30th day after the effective date of the Plan of Reorganization, all shares of Reorganized Common Stock sold to Mellon HBV Alternative Strategies LLC (“Mellon HBV”), in its capacity as standby purchaser, which are not sold by the Registrant upon the exercise of the Stockholder Warrants. In all cases, the aggregate number of shares of Reorganized Common Stock included in this Registration Statement will not exceed 125,000,000.
(2)	Pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), the maximum offering price per share and the maximum aggregate offering price are based on the per share exercise price of the Stockholder Warrants and the per share price at which shares of Reorganized Common Stock, if any, will be sold to Mellon HBV standby purchasers.
(3)	Represents the maximum number of Stockholder Warrants to be issued to the Registrant’s stockholders on the effective date of the Plan of Reorganization.
(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the Stockholder Warrants, as they are being registered on the same registration statement as the shares of Reorganized Common Stock issuable upon exercise thereof.
(5)	The registration fee was paid in connection with the original filing of this registration statement on March 10, 2004.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 19, 2004

PROSPECTUS

25,375,683 Warrants

to Purchase Common Stock

125,000,000 Shares of Common Stock

This prospectus relates to the offer and sale of 25,375,683 warrants to purchase shares of our reorganized common stock. This prospectus also relates to the offer and sale of an aggregate of 125,000,000 shares of our reorganized common stock issuable upon the combination of the exercise of the warrants and, to the extent the warrants are not exercised, in full, before they expire on July [    ], 2004, our sale to Mellon HBV Alternative Strategies LLC of shares of our reorganized common stock as described below. The warrants will be issued by us on the effective date of and as required by our plan of reorganization under chapter 11 of the U.S. bankruptcy code to holders of record of our common stock as of June [    ], 2004. Each warrant will represent the right to purchase 4.926 shares of our reorganized common stock, at an exercise price of 60 cents per share. The warrants will be exercisable for only 30 days and will expire at 5:00 p.m., New York City time, on July [            ], 2004. If the warrants are exercised in full, we will receive $75 million in cash, before deducting expenses of this offering payable by us which are estimated to be approximately $2.9 million.

Mellon HBV, for itself and on behalf of certain of its affiliated funds and managed accounts, has agreed to act as a standby purchaser and in that capacity to purchase directly from us, after the warrants expire on July [        ], 2004 but on or prior to July 27, 2004, at 60 cents per share, all shares of our reorganized common stock not sold by us upon the exercise of the warrants. Accordingly, even if the warrants are not exercised in full before they expire, we are assured to receive $75 million in cash proceeds, before deducting the expenses of this offering.

In all cases, the maximum number of shares of our reorganized common stock offered by this prospectus will not exceed 125,000,000. The entire net proceeds from the sale of our reorganized common stock offered by this prospectus will be used to partially fund the payment of allowed creditors’ claims required under our plan of reorganization. See “Use of Proceeds.”

We do not intend at this time to apply to list either our reorganized common stock or the warrants on any national securities exchange or U.S. inter-dealer quotation system. The warrants will be transferable until they expire on July [        ], 2004. We will cooperate with any registered broker-dealer if they seek to initiate price quotations for our reorganized common stock and/or warrants on the OTC Bulletin Board. Our common stock currently is quoted on the OTC Bulletin Board under the symbol “SEIEQ”, and on the Toronto Stock Exchange under the symbol “OSL.” On May 17, 2004, the closing bid price of our common stock on the OTC Bulletin Board was $3.35 per share.

Investing in our reorganized common stock involves considerable risks. See “ Risk Factors,” beginning on page 12, to read about the factors you should consider carefully prior to making any decision to invest in our reorganized common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed.

The date of this prospectus is May     , 2004.

If it is against the law in any state or other jurisdiction to make an offer to sell the securities, or to solicit an offer from someone to buy the securities, then this prospectus does not apply to any person in that state or other jurisdiction, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

(i)

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

We urge you to read this prospectus very carefully and in its entirety. The following is intended to address certain questions you may have, all of which are discussed more fully in this prospectus.

1.	Q. Have we completed our reorganization under chapter 11 of the Bankruptcy Code?

A.	No. On March 18, 2004, our plan of reorganization was confirmed by the bankruptcy court, and on June [ ], 2004 it will become effective. Our plan of reorganization provides for an interdependent sequence of corporate and securities transactions, including this offering. See “The Plan of Reorganization” at page 30.

2.	Q. Why has this prospectus been sent to me?

A.	We have sent this prospectus to you because you were a holder of our common stock on June [ ], 2004. On the effective date of our plan of reorganization, we will issue and distribute to each holder of our common stock as of June [ ], 2004, in exchange for each share of common stock then held, one share of our reorganized common stock and one warrant to purchase 4.926 shares of reorganized common stock, at an exercise price of 60 cents per share (a “Stockholder Warrant”). This prospectus provides you with important information you should consider prior to exercising your Stockholder Warrants.

3.	Q. How many Stockholder Warrants will I receive?

A.	You will receive one Stockholder Warrant for each share of our common stock that you owned on June [ ], 2004. When issued, each Stockholder Warrant will entitle you to purchase 4.926 shares of reorganized common stock at 60 cents per share. If you exercise all of your Stockholder Warrants, you will retain the same percentage equity ownership you had in our company immediately prior to the effective date of our plan of reorganization. Please see “Summary” at page 1, “Description of Stockholder Warrants” at page 22, “The Plan of Reorganization” at page 30 and “Dilution” at page 48.

4.	Q. What will be the exercise price of the Stockholder Warrants?

A.	60 cents per share.

5.	Q. When will my Stockholder Warrants expire?

A.	The Stockholder Warrants will be exercisable in whole or in part until 5:00 p.m., New York City time, on July [ ], 2004, at which time all unexercised Stockholder Warrants will expire.

6.	Q. What happens if I do not exercise my Stockholder Warrants?

A.	If you do not exercise any of your Stockholder Warrants, you will own the same number of shares that you owned immediately prior to the effective date of our plan of reorganization, however your percentage equity ownership in our company will be diluted by up to 83.13%. This is so because 125,000,000 additional shares of reorganized common stock either will be issued upon exercise of the Stockholder Warrants, or will be purchased by standby purchasers directly from us following the expiration of the Stockholder Warrants, or any combination thereof. If you exercise some, but not all, of your Stockholder Warrants, your percentage ownership of our reorganized common stock will be diluted directly in proportion to the extent you do not exercise your Stockholder Warrants in full. Accordingly, for you to retain the equity percentage you owned in our company immediately prior to the effective date of our plan of reorganization, you must exercise all of your Stockholder Warrants. See “The Standby Purchase Guaranty” at page 27 and “Dilution” at page 48.

(ii)

7.	Q. Will my percentage ownership of reorganized common stock be diluted by any other known issuance of reorganized common stock?

A.	Your percentage ownership of reorganized common stock will be further diluted if the standby purchasers elect to exercise certain warrants (which constitute an entirely separate class of securities from and are unrelated to the Stockholder Warrants covered by this prospectus) to purchase up to 15,037,568 shares of reorganized common stock, which will be issued to them by us as compensation for their standby purchase obligation. We have also been authorized to issue up to 8,270,662 shares of reorganized common stock, representing approximately 5% of the reorganized common stock on a fully diluted basis, in accordance with our 2004 omnibus stock option plan.

8.	Q. Will the reorganized common stock or the Stockholder Warrants be listed for trading on any national securities exchange or U.S. inter-dealer quotation system?

A.	No. We do not intend at this time to apply to list either our reorganized common stock or the Stockholder Warrants for trading on any national securities exchange or U.S. inter-dealer quotation system. We will cooperate with any registered broker-dealer who may seek to initiate price quotations for our reorganized common stock and the Stockholder Warrants on the OTC Bulletin Board. Trading of our reorganized common stock or the Stockholder Warrants on the OTC Bulletin Board will depend upon whether registered broker-dealers initiate trading in those securities.

9.	Q. Who do I contact if I have a question about my Stockholder Warrants?

A.	We have hired American Stock Transfer & Trust Company as our Warrant Agent. All questions concerning the transfer or exercise of your Stockholder Warrants should be directed as follows:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Telephone: (718) 921-8200

Attention: Shareholders Services Department

10.	Q. Are there any conditions to exercising my Stockholder Warrants?

A.	No. The exercise of your Stockholder Warrants is not subject to any conditions.

11.	Q. Will I be charged a commission or fee if I exercise my Stockholder Warrants?

A.	No. You will not be charged any fee or commission by Reorganized Seitel for exercising your Stockholder Warrants. However, if you exercise your Stockholder Warrants through a broker or custodian, you will be responsible for any fee which they may charge you.

12.	Q. What must I do if I want to transfer my Stockholder Warrants?

A.	If your Stockholder Warrants are registered in your name, you can transfer them by presenting or surrendering your Stockholder Warrants for transfer to our Warrant Agent, duly endorsed with signature guaranteed, together with a written instruction for transfer.

If your Stockholder Warrants are not registered in your name, but instead are held in the name of your broker or other custodian, a transfer can be made upon receipt by the Warrant Agent of written instructions or other form of instructions from your broker or other custodian who is the registered holder of such Stockholder Warrants. See “How You May Transfer or Exchange Your Stockholder Warrants” at page 24.

(iii)

13.	Q. What do I have to do to exercise my Stockholder Warrants?

A.	Stockholder Warrants can be exercised by surrendering to the Warrant Agent:

•	your Stockholder Warrant certificate,

•	a properly completed and signed form of Election to Purchase, with any required signature guaranty, and

•	payment by cash, certified check, official bank check or wire transfer of the aggregate exercise price for the number of shares of reorganized common stock for which your warrants are exercised. See “Description of Stockholder Warrants” at page 22.

14.	Q. Will I receive a fractional share or a cash settlement in lieu of a fractional share?

A.	No. We will not issue any fractional shares of reorganized common stock upon exercise of Stockholder Warrants. If any fraction of a share of reorganized common stock would otherwise be issuable upon exercise of any Stockholder Warrants, we will round down to the nearest whole number the number of shares of reorganized common stock to be issued, and all fractional shares will be cancelled without any payment in lieu thereof.

15.	Q. What should I do if I want to exercise my Stockholder Warrants, but my shares are held in the name of my broker or a custodian bank?

A.	If you hold shares of our common stock through a broker, dealer or other nominee and you wish to exercise your Stockholder Warrants, you will need to have your broker, dealer or nominee act for you. To indicate your decision to exercise your Stockholder Warrants, you should complete and return to your broker, dealer or nominee the form entitled “Beneficial Owner Election Form”, together with your check for the exercise price of the Stockholder Warrants you wish to exercise. You should receive this form from your broker, dealer or nominee with the other offering materials.

16.	Q. If I exercise Stockholder Warrants in this offering, may I cancel or change my decision?

A.	No, your decision to exercise is irrevocable. After you exercise your Stockholder Warrants, you will not be able to cancel or revoke your decision.

17.	Q. Is participation in this offering recommended?

A.	We and the Warrant Agent are not making any recommendations as to whether you should exercise your Stockholder Warrants. You should decide whether to exercise your Stockholder Warrants based on your own assessment of your best interests and, accordingly, we urge you to consult with your own financial, tax and legal advisors.

18.	Q. How much will we receive as a result of this offering and how do we intend to use such proceeds?

A.	Because this offering is fully guaranteed, we will receive proceeds of $75 million before the deduction of certain expenses of this offering payable by us. We will use all of the net proceeds of this offering to partially fund payments of allowed creditors’ claims required under our plan of reorganization.

19.	Q. Are there any risks I should consider before I decide whether to exercise my Stockholder Warrants?

A.	Yes. Please see “Risk Factors,” beginning on page 12, to read about the important factors you should consider carefully prior to making any decision to invest in our reorganized common stock.

(iv)

SUMMARY

This summary highlights important information contained in this prospectus. This summary does not contain all of the important information that you should consider before deciding whether to invest in our company. You should read this entire prospectus carefully, including the section titled “Risk Factors” and the financial data and related notes, before making an investment decision. Industry information used in this prospectus was obtained from industry sources that we believe to be reliable, but such information has not been independently verified and we assume no responsibility for the accuracy thereof and undertake no obligation to update such information.

Unless otherwise expressly set forth herein and as the context otherwise requires:

•	The phrase “Reorganized Seitel” as used in this prospectus refers to Seitel, Inc. and its consolidated subsidiaries, on and after the effective date of its Third Amended Joint Plan of Reorganization, confirmed by order of the U.S. bankruptcy court on March 18, 2004 (the “Plan”), and “Seitel” refers to Seitel, Inc. and its consolidated subsidiaries prior to the effective date of the Plan. One of the conditions precedent to the effectiveness of the Plan is that the registration statement, of which this prospectus is a part, be declared effective by the SEC.

•	As used throughout this prospectus, the Guaranty Performance Date presently is anticipated to occur on July 27, 2004, and the effective date of the Plan presently is anticipated to occur on or about June 17, 2004. Certain financial data and capitalization information in this prospectus give effect to the payment on July 27, 2004 of allowed creditors’ claims required under the Plan.

•	The unaudited pro forma consolidated financial data contained in this prospectus have been prepared to give effect to the Plan and related financings, and the application of the net proceeds therefrom, as if these transactions were consummated on March 31, 2004 in the case of the unaudited pro forma consolidated balance sheet, and on January 1, 2003 in the case of the unaudited pro forma consolidated income statements.

•	The historical financial information and accompanying financial statements and corresponding notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as contained herein, reflect the actual historical results of operations and financial condition of Seitel and, therefore, do not give effect to the Plan or any of the transactions contemplated thereby.

Our Company

We are a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Our products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. We have ownership in an extensive library of proprietary onshore and offshore seismic data that we have accumulated since 1982 and that we offer for license to a wide range of oil and gas companies. Our customers utilize this data, in part, to assist their identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields, and to optimize the development and production of oil and gas reserves.

We believe that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada. We also have ownership in a library of offshore data covering parts of the U.S. Gulf of Mexico shelf and certain deep water areas in the western and central U.S. Gulf of Mexico. We regularly add to the size of our seismic data library by conducting new seismic data creation programs funded (or “underwritten”) substantially by our customers in exchange for a license granting exclusive access to newly acquired data for a limited period of time. We also acquire entire seismic libraries from oil and gas companies which have discontinued their exploration and production focus in a particular geographical area and no longer require ownership of the library or which have determined to sell their library for financial purposes. These acquisitions are sometimes funded with cash, but typically are structured as non-monetary exchanges of seismic data, whereby we acquire ownership of existing data from customers in exchange for an assignment of a non-exclusive license to use data from our library. We also create new value-added products by applying advanced seismic data processing or other quantitative analytical techniques to selected portions of our library.

Our seismic data library includes both onshore and offshore three-dimensional (“3D”) and two-dimensional (“2D”) data and offshore multi-component data. We have ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. The majority of our seismic data library covers onshore regions within North America, with a geographic concentration on the onshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, western Canada, Mississippi, eastern Texas, the Rocky Mountain region and northern Louisiana. Most of our remaining seismic data library covers the offshore Gulf of Mexico and eastern Canada. We conduct our seismic data creation and licensing business through two wholly owned subsidiaries, Seitel Data, Ltd. in the United States and Olympic Seismic Ltd. in Canada.

To support our seismic data licensing business, we maintain warehouse and electronic storage facilities at our Houston, Texas headquarters and our Calgary, Alberta location. Through our wholly owned subsidiaries, Seitel Solutions Ltd. and Seitel Solutions Canada Ltd., we offer the ability to access and interact with the seismic data we own and market via a standard web browser and the Internet.

Prior to August 2002, we engaged in the exploration for and development, production and sale of natural gas and oil through our wholly owned subsidiaries DDD Energy, Inc. and Endeavor Exploration, LLC. However, our historical success was built around our seismic expertise and the quality of our library. Accordingly, we made a strategic decision to refocus our operations on our core competency of seismic data licensing. As a result, we have sold substantially all of the assets of DDD Energy, Inc. and Endeavor Exploration, LLC. Our remaining oil and gas assets are not material, and we do not intend to operate in that business segment of the oil and gas industry in the future.

Our Plan of Reorganization

On January 17, 2004, we filed the Plan with the U.S. bankruptcy court with the support of the Official Committee of Equity Holders of Seitel, Inc. (the “Official Equity Committee”), Berkshire Hathaway Inc. and Ranch Capital L.L.C., the holders of approximately $255 million aggregate principal amount of our senior unsecured notes and Seitel’s largest creditors. The Official Equity Committee was appointed by the U.S. trustee on August 11, 2003 to represent and protect the economic and other interests of our common stockholders in connection with the negotiation and formulation of the Plan. The members of the Official Equity Committee are Tanaka Capital, Bruce Galloway IRA, Charles Mouquin and Weber Systems, Inc. Charles Mouquin has been designated by the Official Equity Committee as a director of Reorganized Seitel commencing on the effective date of the Plan. There are no other affiliations between us and the members of the Official Equity Committee.

The Plan was confirmed by the bankruptcy court on March 18, 2004. The Plan provides that as of the effective date thereof:

•	all 25,375,683 outstanding shares of our common stock will be cancelled and, without any action on the part of the holders of such shares, such shares automatically will be converted into the right to receive and be exchanged for:

•	25,375,683 shares of our reorganized common stock, representing all of our outstanding shares of reorganized common stock on the effective date of the Plan, and

•	Stockholder Warrants to purchase 125,000,000 shares of our reorganized common stock, representing approximately 83.13% of our outstanding shares of reorganized common stock on a fully diluted basis, without giving effect to (1) the exercise of seven-year warrants to be issued to the Standby Purchasers on the Guaranty Performance Date as compensation for their standby purchase obligation and (2) the issuance of shares of reorganized common stock reserved for issuance under our 2004 omnibus stock option plan,

•	net proceeds from our private placement of our new senior notes due 2014 will be placed in escrow, together with additional cash sufficient to effect a special mandatory redemption of the new senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of special mandatory redemption, pending the release from escrow of such funds on the Guaranty Performance Date (see “Description of Indebtedness of Reorganized Seitel—New Senior Notes”),

•	a revolving loan commitment of $30 million, subject to borrowing base limitations, under our new revolving credit facility with Wells Fargo Foothill, Inc. (“WFF”) will be made available to us for borrowing (see “Description of Indebtedness of Reorganized Seitel—The New Revolving Credit Facility”),

•	we must have on hand cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan, to the extent necessary, and

•	the registration statement, of which this prospectus is a part, must be declared effective by the SEC.

Plan Funding

The Plan provides that on the Guaranty Performance Date, all of our outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest thereon, except for disputed claims and claims that are reinstated under the Plan. Total payments to creditors required, and administrative expenses anticipated, to be paid under the Plan on the Guaranty Performance Date are expected to aggregate approximately $305.1 million. See “The Plan of Reorganization—Treatment of Pre-Petition Claims.”

Payments to creditors under the Plan will be funded primarily utilizing the following:

•	net cash payments received by us upon exercise of the Stockholder Warrants prior to their expiration on July [ ], 2004,

•	to the extent the Stockholder Warrants are not exercised, in full, prior to their expiration, the net proceeds from the sale of shares of our reorganized common stock to the Standby Purchasers on the Guaranty Performance Date,

•	the net proceeds from our private placement of new senior notes, which, together with additional funds, will be deposited into escrow on the effective date of the Plan pending the release and use thereof on the Guaranty Performance Date as described herein under “Description of Indebtedness of Reorganized Seitel—New Senior Notes,”

•	borrowings under our new revolving credit facility with WFF, and

•	cash and cash equivalents on hand.

On the effective date of the Plan, each holder of record of our common stock as of June[    ], 2004 will receive, in exchange for each share owned, one share of our reorganized common stock and one Stockholder Warrant to purchase 4.926 shares of our reorganized common stock, at an exercise price of 60 cents per share. If exercised, in full, the number of Stockholder Warrants which each stockholder will receive will enable it to retain the same percentage ownership in our company that it owned immediately prior to the effective date of the Plan, subject to dilution as described in the section titled “Dilution” at page 48. The Stockholder Warrants will be

exercisable until 5:00 p.m., New York City time, on July [    ], 2004. If the Stockholder Warrants are exercised in full, we will receive $75 million in cash, before deducting the expenses of this offering payable by us (presently estimated to be approximately $2.9 million). The entire net proceeds therefrom will be used to partially fund payments of allowed creditors’ claims required under the Plan. Please note that if you do not exercise your Stockholder Warrants in full you will experience substantial dilution in your percentage equity ownership of Reorganized Seitel. Please see “Dilution” at page 48 for a detailed discussion.

To ensure that we receive gross cash proceeds of $75 million if the Stockholder Warrants are not exercised in full prior to their expiration, Mellon HBV Alternative Strategies LLC (“Mellon HBV”), which currently beneficially owns approximately 9.28% of our outstanding shares of common stock, has agreed (collectively for itself and on behalf of certain of its affiliated funds and managed accounts, the “Standby Purchasers”) to purchase, at 60 cents per share, after the Stockholder Warrants have expired on July [    ], 2004 but in no event later than July 27, 2004 (the “Guaranty Performance Date”), all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants. All of the securities of our company that the Standby Purchasers will receive under the terms of the Plan will be subject to restrictions on transfer under the Securities Act. Accordingly, such securities may only be transferred or sold by the Standby Purchasers pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. None of such securities can be resold by the Standby Purchasers by means or use of this prospectus. We have provided the Standby Purchasers with certain registration rights to enable the Standby Purchasers to transfer and sell their securities after the Guaranty Performance Date.

As compensation for their obligation to act as Standby Purchasers, we will issue to them on the Guaranty Performance Date warrants to purchase 15,037,568 shares (or, on a fully diluted basis, 9.10%) of our reorganized common stock (the “Standby Purchaser Warrants”). The Standby Purchaser Warrants will be exercisable until the seventh anniversary of the Guaranty Performance Date at an initial exercise price of 72 cents per share, subject to adjustment upon the occurrence of certain events.

As further assurance that we will have available for disbursement to creditors on the Guaranty Performance Date as required under the Plan not less than $75 million of gross cash proceeds (before deducting the expenses of this offering payable by us, which presently are estimated to be approximately $2.9 million), Mellon HBV has agreed to obtain as account beneficiary, but at our expense, not later than the third business day after the effective date of the Plan, an irrevocable standby letter of credit to secure the Standby Purchasers’ obligations. See “The Standby Purchase Guaranty.”

We have retained Jefferies & Company, Inc. as our financial advisor in connection with the transactions contemplated by the Plan under the terms of an engagement letter as amended and restated on February 3, 2004, which has been approved by the bankruptcy court. Jefferies has agreed to act as exclusive dealer-manager in connection with this offering. We have agreed to pay Jefferies a fee of approximately $1.0 million for its services as financial advisor and exclusive dealer-manager in connection with this offering.

Please see “Description of Indebtedness of Reorganized Seitel—The New Revolving Credit Facility” and “—New Senior Notes” for a discussion of our new revolving credit facility with WFF and our private placement of new senior notes due 2014 and the terms thereof.

Other Information

We were incorporated in the State of Delaware in 1982. Our principal executive offices are located at 10811 South Westview Circle Drive, Suite 100, Building C, Houston, Texas 77043, and our telephone number at that address is (713) 881-8900. Our website is located at www.seitel.com. Information contained on our website is not a part of this prospectus.

The Offering

Issuer	Seitel, Inc.

Shares of common stock outstanding prior to this offering and to be cancelled on the effective date of the Plan	25,375,683 shares

Shares of reorganized common stock to be issued on the effective date of the Plan	25,375,683 shares

Stockholder Warrants to be issued pursuant to this prospectus	25,375,683 Stockholder Warrants

Shares of reorganized common stock offered through this prospectus	125,000,000 shares(1)

Shares of reorganized common stock to be outstanding upon completion of this offering	150,375,683 shares(2)

Use of proceeds

We will receive for disbursement to Seitel’s creditors under the Plan $75 million, before deducting our expenses of this offering, which are estimated to be approximately $2.9 million. As described in “Use of Proceeds”, we will use the entire net proceeds of this offering to partially fund payments to creditors under the Plan.

Transfer Agent and Warrant Agent	American Stock Transfer & Trust Company

(1)	Represents the maximum number of shares of reorganized common stock to be offered and sold by us from the combination of (x) the exercise of the Stockholder Warrants and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise.
(2)	Includes: (1) 25,375,683 shares of reorganized common stock to be issued on the effective date of the Plan and (2) 125,000,000 shares of reorganized common stock offered by this prospectus. Does not include: (1) up to 15,037,568 shares of reorganized common stock underlying the Standby Purchaser Warrants to be issued to the Standby Purchasers on the Guaranty Performance Date as compensation for their standby purchase obligation, and (2) up to 8,270,662 shares of reorganized common stock, representing approximately 5% of our reorganized common stock, on a fully diluted basis, reserved for issuance under our new 2004 omnibus stock option plan.

Prior to making a decision about investing in our reorganized common stock, you should carefully consider the specific risks contained in the “Risk Factors” section, beginning on page 12 of this prospectus, together with all of the other information contained in this prospectus or appearing in the registration statement of which this prospectus is a part.

Summary Historical and Pro Forma Consolidated Financial Data

The following is a summary of our historical consolidated financial data as of and for each of our fiscal years ended December 31, 2001, 2002 and 2003, and as of and for the three months ended March 31, 2003 and 2004. The following also sets forth unaudited summary pro forma consolidated financial data illustrating the estimated effects of the Plan and related financings and the application of the proceeds thereof as if they had occurred on March 31, 2004, in the case of the unaudited pro forma consolidated balance sheet and January 1, 2003, in the case of the unaudited pro forma consolidated income statements.

Our consolidated balance sheets after March 31, 2004, and our consolidated statements of operations for the periods after March 31, 2004, will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. Among other things, our consolidated statement of operations for future periods will include numerous adjustments required by the Plan, including reductions in interest expense and substantially less professional expenses related to our reorganization proceedings.

The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2001, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The auditors’ report issued by Ernst & Young LLP with respect to their audit of our financial statements for the years ended December 31, 2003 and 2002 included an explanatory paragraph relating to our ability to continue as a going concern. The consolidated balance sheet data and the consolidated statement of operations data presented below as of and for the three-month periods ended March 31, 2003 and 2004, respectively, are unaudited. However, we believe that this information contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly our consolidated financial position and results of operations for those periods. The consolidated balance sheet data as of March 31, 2004, and the consolidated statement of operations data presented for the three-month period ended March 31, 2004, are not necessarily indicative of the results that may be expected for the fiscal year. Certain reclassifications have been made to the amounts in the prior years’ financial statements to conform to the current year’s presentation.

The unaudited pro forma consolidated financial data do not purport to be indicative of the financial position that would actually have been reported had such transactions in fact been consummated on such dates or of the financial position that may be reported by us in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial data do not include the effects of the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” because the criteria for fresh start reporting are not expected to be met. Until the transaction is completed, we cannot determine whether a more than 50% change in ownership will occur, and we believe the reorganization value of our assets immediately prior to the confirmation date will be more than the total of all post-petition liabilities and allowed claims. All of the information presented below should be read in conjunction with the information in the sections in this prospectus titled “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)
Statement of Operations Data:
(In thousands)
Revenue	$115,238	$149,795	$131,465	$30,324	$41,264
Expenses and Costs:
Depreciation and amortization	49,448	129,856	82,638	18,075	24,083
Cost of sales	1,196	928	815	154	74
Selling, general and administrative	34,805	71,732	29,678	8,893	8,539
Impairment of seismic data library	—	82,964	29,959	—	—

	85,449	285,480	143,090	27,122	32,696

Income (loss) from operations	29,789	(135,685)	(11,625)	3,202	8,568
Interest expense, net	(13,461)	(20,856)	(19,950)	(5,078)	(4,948)
Loss on sale of marketable securities	—	(332)	—	—	—
Gain on extinguishment of liabilities	—	—	681	—	—
Reorganization items	—	—	(5,984)	—	(3,566)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	16,328	(156,873)	(36,878)	(1,876)	54
Provision (benefit) for income taxes	6,748	(18,304)	2,199	35	706

Income (loss) from continuing operations before cumulative effect of change in accounting principle	9,580	(138,569)	(39,077)	(1,911)	(652)
Income (loss) from discontinued operations, net of tax	(24,573)	(62,709)	1,139	(237)	35
Cumulative effect of change in accounting principle, net of tax	—	(11,162)	—	—	—

Net loss (1)	$(14,993)	$(212,440)	$(37,938)	$(2,148)	$(617)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$.38	$(5.48)	$(1.54)	$(.07)	$(.02)
Income (loss) from discontinued operations	(.98)	(2.48)	.04	(.01)	—
Cumulative effect of accounting change	—	(.44)	—	—	—

Net loss	$(.60)	$(8.40)	$(1.50)	$(.08)	$(.02)

Diluted:
Income (loss) from continuing operations	$.37	$(5.48)	$(1.54)	$(.07)	$(.02)
Income (loss) from discontinued operations	(.95)	(2.48)	.04	(.01)	—
Cumulative effect of accounting change	—	(.44)	—	—	—

Net loss	$(.58)	$(8.40)	$(1.50)	$(.08)	$(.02)

Weighted average shares (in thousands):
Basic	24,986	25,300	25,376	25,376	25,376
Diluted	25,692	25,300	25,376	25,376	25,376

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)

Other Financial Data:
(In thousands)
Cash Operating Income(2)(3)	$63,842	$19,968	$89,536	$18,909	$28,153
EBITDA(3)	79,237	76,803	95,669	21,277	29,085
Cash flows provided by operating activities of continuing operations	30,767	21,716	80,314	12,366	29,538
Cash flows used in investing activities of continuing operations(4)	(79,565)	(49,358)	(48,668)	(11,488)	(25,955)
Cash flows provided by (used in) financing activities of continuing operations	61,255	(2,630)	(5,646)	(2,166)	(708)

Financial Ratios:
Cash Operating Income(2)/Interest Expense, net	4.7	1.0	4.5	3.7	5.7
EBITDA(3)/Interest Expense, net	5.9	3.7	4.8	4.2	5.9
Net Debt(5)/Cash Operating Income(2)	3.8	12.5	2.5	na	na
Net Debt(5)/EBITDA(3)	3.1	3.3	2.3	na	na
Net Debt(5)/Total Net Book Capitalization	50.0%	87.1%	98.4%	87.4%	98.8%

In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the data’s useful life and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Pro forma net loss for the year ended December 31, 2001, assuming the new seismic data amortization policy had been applied retroactively, was as follows (in thousands, except per share amounts):

Income from continuing operations before cumulative effect of change in accounting principle	$5,178
Income from continuing operations before cumulative effect of change in accounting principle per share:
Basic	$.21
Diluted	.20

Net loss	$(19,395)
Net loss per share:
Basic	$(.78)
Diluted	(.75)

	As of December 31,			As of March 31,
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)
Balance Sheet Data:
(In thousands)
Cash and cash equivalents	$25,223	$21,517	$44,362	$18,769	$48,588
Seismic data library, net	455,845	284,396	247,541	286,552	253,874
Total assets	661,469	398,136	367,089	392,325	374,122
Total debt(6)	268,350	272,061	267,434	270,102	267,122
Stockholders’ equity	243,587	37,036	3,722	36,221	2,622
Book value per common share outstanding	$9.71	$1.46	$.15	$1.43	$.10
Common shares outstanding	25,075	25,376	25,376	25,376	25,376

(1)	In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life of offshore data from ten to five years and onshore data from ten to seven years. The effect from this change on reported results was a reduction in net income of $58.8 million for the year ended December 31, 2002.

(2)	Cash operating income is defined as cash revenue (derived primarily from seismic data acquisition revenue, cash library licensing revenue, and Solutions revenue) less cost of sales and SG&A. Cash operating income is a non-GAAP financial measure which should not be construed as an alternative to operating income (loss) (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”)) as an indication of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Included in cash operating income are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. Cash operating income for the year ended December 31, 2001 included $1.3 million for charges related to former executives. Cash operating income for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. Cash operating income for the year ended December 31, 2003 included $5.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. Cash operating income for the three months ended March 31, 2003 included $2.8 million of costs and expenses related to our restructuring efforts and various litigation. Cash operating income for the three months ended March 31, 2004 included $0.7 million of costs and expenses related to various litigation and severance costs. We believe that cash operating income is a useful measure in evaluating our performance because of our revenue recognition policies. We believe that, in addition to operating income, cash flows from operating activities and EBITDA, cash operating income is a useful financial performance measurement reflecting our ability to incur and service debt and to fund capital expenditures.

(3)	EBITDA is defined as earnings from continuing operations before income taxes (benefit), interest expense, net, impairment of seismic data, and depreciation and amortization. EBITDA is a non-GAAP financial measure, which should not be construed as an alternative to operating income (loss) (as determined in accordance with GAAP) as an indicator of our operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our method of calculating EBITDA may differ from methods used by other companies and, as a result, EBITDA measures disclosed herein might not be comparable to other similarly titled measures used by other companies. Included in earnings and EBITDA are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. EBITDA for the year ended December 31, 2001 included $1.3 million for charges related to former executives. EBITDA for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. EBITDA for the year ended December 31, 2003 included $11.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. EBITDA for the three months ended March 31, 2003 included $2.8 million of costs and expenses related to our restructuring efforts and various litigation. EBITDA for the three months ended March 31, 2004 included $4.3 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. We believe that, in addition to cash flow from operating activities and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. To evaluate EBITDA, the components of EBITDA such as revenue and SG&A and the variability of such components over time also should be considered.

The following table reconciles our cash operating income to EBITDA and EBITDA to income (loss) from continuing operations determined in accordance with GAAP (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)
Cash operating income	$63,842	$19,968	$89,536	$18,909	$28,153
Add (subtract) other revenue components not included in cash operating income:
Acquisition underwriting from non-monetary exchanges	—	—	624	—	1,812
Non-monetary exchanges	57,045	13,551	10,630	3,109	3,080
Deferral of revenue	(89,764)	(38,366)	(51,421)	(12,372)	(14,355)
Selections of data	48,114	81,982	51,603	11,631	13,961

Less:
Loss on sale of marketable securities	—	(332)	—	—	—
Gain on extinguishment of liabilities	—	—	681	—	—
Reorganization items	—	—	(5,984)	—	(3,566)

EBITDA	79,237	76,803	95,669	21,277	29,085
Less:
Interest expense, net	(13,461)	(20,856)	(19,950)	(5,078)	(4,948)

Taxes	(6,748)	18,304	(2,199)	(35)	(706)
Impairment of seismic data library	—	(82,964)	(29,959)	—	—
Depreciation and amortization	(49,448)	(129,856)	(82,638)	(18,075)	(24,083)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	$9,580	$(138,569)	$(39,077)	$(1,911)	$(652)

(4)	Cash flows used in investing activities for the year ended December 31, 2001 included $18.5 million related to the purchase of seismic data libraries located in the Gulf Coast Texas and Canada areas.

(5)	Net debt reflects total debt less cash and cash equivalents.

(6)	Total debt includes capital lease obligations.

Pro Forma As of March 31, 2004
(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$16,588
Seismic data library, net	253,874
Total assets	346,986
Total debt	196,705
Stockholders’ equity	70,186
Book Value per common share outstanding	$0.47
Common shares outstanding	150,376

	Pro Forma For the Year Ended December 31, 2003	Pro Forma For the Three Months Ended March 31, 2004
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$131,465	$41,264
Income (loss) from operations	(11,625)	8,568
Loss from continuing operations	(38,666)	(512)
Basic and diluted loss from continuing operations per share	(0.26)	—
Weighted average number of common and common equivalent shares—basic and diluted	150,376	150,376

Other Financial Data:
Cash operating income	89,536	28,153
EBITDA	95,669	29,085

Financial Ratios:
Cash Operating Income/Interest Expense, net	4.6	5.9
EBITDA/Interest Expense, net	5.0	6.0
Net Debt/Cash Operating Income	2.0	na
Net Debt/EBITDA	1.9	na
Net Debt/Total Net Book Capitalization	72.0%	72.0%

RISK FACTORS

You should carefully consider the following risk factors prior to making a decision about investing in our company. These risks could materially and adversely affect our business, financial condition, results of operations and prospects, which could in turn materially and adversely affect the market price of our reorganized common stock.

Risks Relating to this Offering

If our Plan becomes effective and the Stockholders Warrants are issued, the exercise price of the Stockholder Warrants will be substantially below the most recent closing bid price for our common stock as reported on the OTC Bulletin Board. This price disparity could result in volatile trading activity in our common stock, as well as price fluctuations reflecting such trading activity, all of which could have a depressive effect on the price of our reorganized common stock.

If our Plan becomes effective and the Stockholder Warrants are issued, the Stockholder Warrants will be exercisable at 60 cents per share, a price that is significantly below the most recent closing bid prices of our common stock as reported on the OTC Bulletin Board. There is a risk that this price disparity could result in volatile trading activity by those who either exercise Stockholder Warrants and sell their warrant shares, sell shares they currently own, or sell or have sold short shares of our common stock and then exercise their Stockholder Warrants to cover short positions, all of which could have a depressive effect on the price of our reorganized common stock. The occurrence of any of the foregoing may contribute to volatility of the price of our reorganized common stock and may have a negative impact on your investment in our company.

We do not intend at this time to apply to list our reorganized common stock or the Stockholder Warrants on any national securities exchange or U.S. inter-dealer quotation system. Our reorganized common stock and the Stockholder Warrants may trade infrequently and at unpredictable levels in the over-the-counter market resulting in a potential lack of liquidity of your stock.

We do not intend at this time to apply to list our reorganized common stock or the Stockholder Warrants on any national securities exchange or to include our reorganized common stock in any U.S. inter-dealer quotation system of a registered national securities association (e.g. NASDAQ). Our common stock presently is traded in the over-the-counter market on the OTC Bulletin Board (our principal securities market) and on the Toronto Stock Exchange. Although our common stock presently trades on the OTC Bulletin Board, the ability to publicly trade our reorganized common stock or the Stockholder Warrants on the OTC Bulletin Board is entirely dependent upon registered broker-dealers reapplying to the OTC Bulletin Board to initiate quotation of such securities. We have notified our current market makers to request them to apply to the OTC Bulletin Board to initiate quotations in our reorganized common stock as of the effective date of the Plan. If the application is not approved for any reason, our reorganized common stock will trade in the over-the-counter market unless and until OTC Bulletin Board trading is initiated, which could further adversely affect the liquidity and availability of price quotations for our reorganized common stock. Other than furnishing to registered broker dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus is a part, we have no control over the process of quotation initiation on the OTC Bulletin Board.

It may be difficult for holders of Stockholder Warrants to publicly trade their Stockholder Warrants during the 30-day period between the effective date of the Plan and July [    ], 2004, for holders of reorganized common stock to publicly trade reorganized common stock at any time after the date of this prospectus, or for such holders to obtain timely and accurate quotations with respect to such securities. Moreover, for such time as our reorganized common stock is not listed on a national securities exchange, included for quotation in a U.S. inter-dealer quotation system (e.g., NASDAQ), or listed on the OTC Bulletin Board, various institutional investors may be precluded, by reason of their internal investment policies, from purchasing our reorganized common stock for their portfolios. This, in turn, could adversely affect or preclude entirely any “buy side” or “sell side” analysts’ coverage of our reorganized common stock.

Our common stock currently is quoted on the OTC Bulletin Board and trades below $5.00 per share and therefore is considered a “penny stock” within the meaning of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. If the reorganized common stock continues to trade at prices below $5.00 per share, it and the Stockholder Warrants also will be considered “penny stock” and the liquidity of the reorganized common stock and the Stockholder Warrants may be adversely affected.

The SEC has adopted regulations which define a “penny stock” to be any equity security not listed on a national securities exchange or quoted on the Nasdaq Stock Market that has a market price or in the case of a derivative security, an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock currently trades below $5.00 per share and therefore is considered to be a penny stock. If our reorganized common stock trades at prices less than $5.00 per share, such stock and the Stockholder Warrants also will be considered penny stock, and trading in the reorganized common stock and Stockholder Warrants will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, broker-dealers who recommend low-priced securities to persons other than established customers and “accredited investors” must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. This may have an adverse impact upon the development of a retail market for our reorganized common stock having the depth and breadth to result in liquidity at stable prices. Also, many financial institutions and funds have internal policies which preclude investing in penny stock securities.

SEC regulations also require additional disclosure in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker-dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. Therefore, if the reorganized common stock is subject to the penny stock rules, the liquidity of our reorganized common stock (as well as the liquidity of our Stockholder Warrants) may be adversely affected.

If you purchase Stockholder Warrants on or after the 28th day next following the effective date of the Plan you may actually receive such warrants after they have already expired.

The Stockholder Warrants will be exercisable until 5:00 p.m., New York City time, on July [    ], 2004, the 30th day after the effective date of the Plan. As with all securities, generally, trades effected in Stockholder Warrants are required to be settled within three trading days after the trade date. A purchase and sale of Stockholder Warrants that is effected on July [    ], 2004, the 28th day after the the effective date of the Plan, would be required to be settled not later than July [    ], 2004, at which time the Stockholder Warrants will have expired. Accordingly, if you purchase Stockholder Warrants on or after the 28th day next following the effective date of the Plan, you may actually receive such warrants after they have already expired and they will be of no value to you.

Mellon HBV currently owns approximately 9.28% of our common stock and has agreed to purchase on the Guaranty Performance Date all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants, which would enable it to materially influence the election of our directors and other major corporate decisions requiring the vote of our stockholders.

Mellon HBV and its affiliates have represented to us that they currently beneficially own 2,356,132 shares (or 9.28%) of our outstanding common stock. On the effective date of the Plan, Mellon HBV will receive 2,356,132 shares of our reorganized common stock and Stockholder Warrants to purchase 11,606,306 additional shares of our reorganized common stock, strictly in its capacity as a holder of record of our common stock as of June [    ], 2004. Further, if the Stockholder Warrants are not exercised in full before they expire, Mellon HBV, in its capacity as Standby Purchaser, has agreed to purchase on the Guaranty Performance Date all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants which shares, together with all other shares of reorganized common stock it would then beneficially own, would represent in the aggregate a very substantial percentage of our outstanding reorganized common stock.

This potential substantial ownership of our reorganized common stock would enable Mellon HBV to significantly influence the election of our directors, with respect to which there will be cumulative voting, and other significant corporate decisions and transactions with respect to which our stockholders are entitled to vote. See “ The Standby Purchase Guaranty.”

Future sales of reorganized common stock in the over-the-counter market could have a depressive effect on the price of reorganized common stock and could impair our ability to raise new funds in new securities offerings.

Future sales of a substantial number of shares of reorganized common stock in the over-the-counter market, or the perception that such sales could occur, could not only adversely affect the prevailing market price of reorganized common stock, but could also make it more difficult for us to raise funds through the public or private sale of our equity securities or debt securities convertible into equity securities. Upon completion of this offering, and assuming quotation of our reorganized common stock on the OTC Bulletin Board, all of the shares of reorganized common stock issued upon exercise of Stockholder Warrants, a maximum of 125,000,000 shares, will be eligible for resale in the over-the-counter market, except to the extent the holder of such shares is deemed to be an underwriter with respect to such securities or an affiliate of Reorganized Seitel. All of the securities of our company that the Standby Purchasers will receive from us under the terms of the Plan will be subject to restrictions on transfer under the Securities Act. Persons deemed to be underwriters or affiliates may be able to sell their shares of reorganized common stock without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to a plan of reorganization by persons who would be deemed to be underwriters or affiliates, subject to the availability to the public of current information regarding Reorganized Seitel and to volume limitation and certain other conditions, but without a one year holding period condition.

On the effective date of the Plan, we will enter into a registration rights agreement granting the Standby Purchasers certain demand and piggyback registration rights to enable them to resell without restriction under the Securities Act (1) all of the shares of reorganized common stock sold to them upon exercise of their Stockholder Warrants, and all shares of reorganized common stock issued to them under the Plan in their capacity as stockholders of our company as of June [    ], 2004, and (2) all shares of reorganized common stock purchased by them in their standby purchase capacity, if any, and all Standby Purchaser Warrants (and underlying shares of reorganized common stock) to be issued to them on the Guaranty Performance Date as compensation for their standby purchase obligation. As a result, a substantial number of shares of reorganized common stock may be eligible for sale in the public market following the completion of this offering. Even if few or none of the Stockholder Warrants are exercised before they expire, a substantial number of shares of reorganized common stock that would be purchased by the Standby Purchasers on the Guaranty Performance Date and upon exercise of the Standby Purchaser Warrants would be eligible for sale in the public market by the Standby Purchasers to the extent they exercise their demand or piggyback registration rights.

Certain features of Reorganized Seitel’s governing documents, which will become effective on the effective date of the Plan, will have anti-takeover effects that could discourage or prevent a change-in-control of Reorganized Seitel, which could cause the market price of our reorganized common stock to decline and remain at lower price levels than might otherwise prevail.

Some of the provisions of Reorganized Seitel’s amended and restated certificate of incorporation and amended and restated bylaws, which will become effective on the effective date of the Plan, may have the effect of maintaining in office the directors who are members of our board on the effective date of the Plan. Such provisions may make it more difficult and time consuming for stockholders or third parties to influence the management, policies or affairs of Reorganized Seitel, and may discourage, delay or prevent a transaction involving a change-in-control of Reorganized Seitel offering a premium over the current market price of our reorganized common stock. These provisions could also discourage proxy contests and make it more difficult for Reorganized Seitel’s stockholders to elect new or replacement directors and to cause Reorganized Seitel to take extraordinary corporate actions.

Our amended and restated certificate of incorporation will contain provisions establishing a classified board of directors with staggered three-year terms and authorizing the board of directors to issue one or more series of preferred stock without stockholder approval, which preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of reorganized common stock and dividend or liquidation rights superior to those of reorganized common stock. In addition, Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in mergers or certain other “business combinations” with an interested stockholder for a period of three years following the time that such interested stockholder becomes an interested stockholder, unless certain conditions are satisfied. Under Section 203, a person who acquires 15% or more of the outstanding voting stock of a Delaware corporation is an “interested stockholder.” Although we have “opted out” of the anti-takeover protection of Section 203 of the Delaware General Corporation Law in our amended and restated certificate of incorporation, we will continue to be subject to Section 203 for a period of 12 months after the effective date of the Plan.

In addition, our amended and restated bylaws will contain provisions establishing advance notice and disclosure procedures that stockholders must follow to bring matters before a meeting of Reorganized Seitel’s stockholders or to nominate directors for election to Reorganized Seitel’s board of directors. They will also provide that the written request of stockholders holding not less than 10% of all votes entitled to be cast on an issue is required for stockholders to call special meetings of Reorganized Seitel’s stockholders.

The existence of these provisions in our amended and restated certificate of incorporation and amended and restated bylaws might hinder or delay an attempted takeover other than through negotiations with Reorganized Seitel’s board. As a result, Reorganized Seitel may be less likely to receive unsolicited acquisition and other proposals that some of Reorganized Seitel’s stockholders might consider beneficial. These anti-takeover effects may have a depressive effect on the market price of our reorganized common stock or cause it to decline.

Risks Relating to Us and Our Business

Failure to comply with the SEC’s final judgment of permanent injunction entered on consent against us could adversely affect our business, and could subject us to further SEC investigations, enforcement action, criminal prosecution and significant penalties.

Seitel was the subject of a formal investigation by the SEC’s Division of Enforcement. Seitel cooperated fully with the SEC during the course of its investigation, and reached a consensual resolution of the SEC’s civil complaint resulting in its consent to a final judgment of permanent injunction (the “SEC Injunction”) being entered on June 16, 2003 in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC injunction was without admitting or denying the allegations in the SEC’s complaint, which had alleged violations of the reporting, books and records, internal controls and proxy statement provisions of the Exchange Act, and rules and regulations adopted under the Exchange Act. Seitel’s chief executive officer and chief financial officer at the time of the events giving rise to the SEC’s complaint have been replaced.

The SEC Injunction, by its terms, permanently restrains and enjoins us from, among other things: (1) filing with the SEC any annual report under the Exchange Act that contains any untrue statement of a material fact, which omits to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, or that omits to disclose any information required to be disclosed, (2) failing to make and keep accurate books, records and accounts, (3) failing to devise and maintain an adequate system of internal accounting controls and procedures, or (4) soliciting any proxy or consent or authorization in respect of any security registered under Section 12 of the Exchange Act in contravention of the SEC’s proxy rules, or making any solicitation by means of any proxy statement, form of proxy, notice of meeting or other communication subject to the SEC’s proxy rules which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

If we fail to comply with any of the provisions of the SEC Injunction, such failure could adversely affect Reorganized Seitel, and the market price of reorganized common stock could significantly decline.

Limitations on our ability to utilize net operating losses and other tax benefits may result in future net operating income being taxable income.

Depending on the number of shares of reorganized common stock owned by the Standby Purchasers following the Guaranty by Performance Date, which cannot be determined at this time, there may be an ownership change of Reorganized Seitel for U.S. federal income tax purposes. Following the implementation of the Plan, any of our remaining net operating loss and tax credit carryforwards and certain other tax attributes applicable to periods prior to the effective date of the Plan (collectively, “pre-change losses”) may be limited under Section 382 of the Internal Revenue Code of 1986, as amended, as a result of a change in ownership of Reorganized Seitel. We do not anticipate that we will have any net operating loss carryforwards. Under Section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for or elects not be subject to treatment under Section 382(l)(5)(H), the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are economically accrued but not recognized as of the date of the ownership change and that are subsequently recognized during the five-year period beginning with the date of the ownership change. We anticipate that we will have such losses or deductions that may be subject to the limitation.

We will have to generate substantial operating cash flow to meet our obligations under our new revolving credit facility and new senior notes.

We will have a significant amount of leverage resulting from new indebtedness incurred in the financing and other transactions contemplated by and required under the Plan, indebtedness of our Canadian subsidiaries, and other indebtedness in respect of certain capital lease obligations.

On the effective date of the Plan, we will have completed our private placement of new senior notes due 2014. Subject to the escrow arrangements and special mandatory redemption event described elsewhere in this prospectus, these proceeds will be used to partially fund on the Guaranty Performance Date payments of allowed creditors’ claims required under the Plan. On April 16, 2004, we entered into a new revolving credit facility with WFF pursuant to which a revolving loan commitment of $30 million, subject to borrowing base limitations, will be made available to us for borrowing on the effective date of the Plan and, if necessary, to fund on the Guaranty Performance Date payments of allowed creditors’ claims required under the Plan. Borrowings under the new revolving credit facility not used to fund such payments will be used by us from time to time to fund our working capital requirements. Accordingly, our annual debt service requirements will be significant and the funds required to satisfy these requirements, which will derive principally from our operating cash flows, will not be available for working capital or to make investments in the future growth and development of our business.

As of March 31, 2004, on a pro forma basis giving effect to our private placement of new senior notes and the application of the net proceeds therefrom as set forth in “Use of Proceeds,” we would have had approximately $194.0 million of total indebtedness, including $3.6 million of secured indebtedness, and our pro forma consolidated annual debt service requirements would have aggregated on such date approximately $20.1 million. In addition, as of such date and giving effect to such transactions, would have had approximately $30.0 million of additional secured borrowing availability under our new revolving credit facility. Subject to certain restrictions and limitations in the indenture and in our new revolving credit facility, we may incur additional indebtedness.

Our high level of indebtedness could have important effects on our future operations. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, thereby reducing the availability of our operating cash flows for other purposes, such as capital expenditures, funding seismic data acquisitions and working capital,

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate,

•	increase our vulnerability to general adverse economic and industry conditions,

•	place us at a disadvantage compared to our competitors that have less debt,

•	expose us to fluctuations in the interest rate environment because the new revolving credit facility is at a variable rate of interest, and

•	limit our ability to borrow additional funds.

Our ability to make required payments of principal of and interest on borrowings under our new revolving credit facility and in respect of the new senior notes, incur additional indebtedness, and comply with our various debt covenants, will depend primarily on our ability to generate substantial operating cash flows. We expect to obtain the funds necessary to pay our operating and other expenses and principal and interest on the new senior notes, borrowings under our new revolving credit facility and our other indebtedness, from our operating cash flows and, if required, from additional borrowings (to the extent available under our new revolving credit facility and otherwise subject to our borrowing base). Our ability to satisfy our payment obligations, therefore, depends substantially on our future operating and financial performance, which necessarily will be affected by and subject to industry, market, economic and other factors. We will not be able to predict or control many of these factors, such as economic conditions in the markets where we operate and competitive pressures.

If, for any reason, we did not have sufficient funds from operating cash flows, cash and cash equivalents on hand, and borrowings available under our new revolving credit facility to pay principal and interest, when due, on the new senior notes and on our other outstanding debt obligations (including borrowings under the new revolving credit facility), we would be required to seek to refinance all or a portion of our existing debt (including the new senior notes), sell assets or seek to borrow additional funds or raise additional equity capital. We cannot guarantee that we would be able to complete any of the aforementioned refinancing transactions on terms that are commercially reasonable or otherwise acceptable to us, if at all. In addition, the terms of our existing or future agreements governing our indebtedness, including our new revolving credit facility and the indenture governing the new senior notes, presently restrict and in the future would additionally restrict us from implementing these measures and consummating these alternative financing transactions.

Our new revolving credit facility contains covenants requiring us to achieve and maintain certain financial results, and restricts, among other things, the amount of our capital expenditures and our ability to borrow money, grant additional liens on our assets, make particular types of investments and restricted payments, sell our assets, and merge or consolidate. Additionally, the indenture governing the new senior notes will contain covenants that among other things, limit our ability to incur certain additional indebtedness, incur indebtedness that is subordinate to any other indebtedness unless such indebtedness is expressly subordinate to the notes and the guarantees, pay cash dividends or make other cash distributions on or repurchase or redeem for cash our capital stock, make certain investments, sell assets without using the net proceeds thereof as set forth in the indenture, grant and permit certain liens, enter into sale-leaseback transactions, enter into agreements affecting the ability of our restricted subsidiaries to pay dividends, enter into transactions with affiliates, merge, consolidate or sell all or substantially all of our assets, and grant security interests or liens on our assets. Borrowings under the new revolving credit facility will be secured by a first priority, perfected security interest in and lien on all of our U.S. tangible and intangible assets (other than the net proceeds from the sale of the new senior notes and certain additional funds while such funds are in the escrow account described under “Description of Indebtedness of Reogtanized Seitel—New Senior Notes”), and we will pledge to WFF all of the issued and outstanding capital stock of our U.S. subsidiaries. Any default in respect of these covenants could materially and adversely affect our ability to conduct our business in the ordinary course, enter into business transactions and impair our rights under our other commercial agreements.

Please refer to the section of this prospectus titled “Description of Indebtedness of Reorganized Seitel” for a description of our indebtedness after the effective date of the Plan.

Our business could be adversely affected by low exploration and development spending by oil and gas companies and by low oil and gas prices.

Our business depends upon exploration and development spending by oil and gas companies. Capital expenditures by oil and gas companies depend upon several factors, including actual and forecasted petroleum commodity prices and the companies’ own short term and strategic plans. These capital expenditures may also be affected by worldwide economic conditions. While we anticipate continued attractive commodity pricing, oil and gas prices may decline in the near future. Low oil and gas prices could result in decreased exploration and development spending by oil and gas companies, which could affect our seismic data business. Any future decline in oil and gas prices or sustained periods of reduced capital expenditures by oil and gas companies could result in an adverse effect on our results of operations and cash flow.

A downturn in the availability of private equity could have a negative impact on the ability of our customers to raise capital necessary to purchase our seismic data which, in turn, could have a material adverse effect on our business.

Many of our customers consist of independent oil and gas companies and private prospect-generating companies that rely primarily on private equity capital to fund their exploration, production, development and field management activities. A significant downturn in the availability of private equity capital could have a material adverse impact on the ability of such companies to obtain funding necessary to purchase our seismic data which, in turn, could have a material adverse effect on our business.

We invest significant amounts of money in acquiring and processing seismic data for our data library with only partial underwriting of the costs by customers.

We invest significant amounts of money in acquiring and processing new seismic data to add to our data library. A portion of these investments are funded by customer underwriters or sponsors, while the remainder is sought to be recovered through future data licensing fees. The amounts of underwriting and sponsorship and of these future data licensing fees are uncertain and depend on a variety of factors, including the market prices of oil and gas, customer demand for seismic data in our library, availability of similar data from competitors and governmental regulations affecting oil and gas exploration. We may not be able to recover all of the costs of or earn any return on such investments. In periods where sales do not meet original expectations, we may be required to record required amortization and/or impairment charges to reduce the carrying value of our data library, which charges may be material to operating results in any period. In addition, timing of the receipt of license fees can vary greatly from period to period. Technological or regulatory changes or other developments could also adversely affect the value of the data.

Because our business is concentrated in the U.S. Gulf Coast and Canada, it could be adversely affected by developments in the oil and gas business that affects these areas.

While we have seismic surveys in other areas, most of the seismic data in our library covers areas along the U.S. Gulf Coast, offshore in the U.S. Gulf of Mexico and in Canada. Because of this geographic concentration, our results of operations could be adversely affected by events relating primarily to one of these regions even if conditions in the oil and gas industry worldwide were favorable.

The amounts we amortize from our data library each period have fluctuated in the past, and these fluctuations may result in future impairment charges which under U.S. GAAP may be material to our results of operations.

We amortize the cost of our seismic data library based, in part, on our estimates of future cash sales of data, excluding non-monetary exchanges and deferred revenue. Changes in estimates of future sales could result in impairment charges. Substantial changes in amortization rates can have a significant effect on our reported results of operations. Additionally, our accounting policy requires that we record amortization of the data library based on the greater of the income forecast method or the straight-line method over the data’s useful life. In the fourth quarter of 2002, we revised the estimated useful life of the seismic data library from ten years to five years for offshore data and from ten years to seven years for onshore data, resulting in additional amortization charges of $45.7 million in the fourth quarter of 2002. We amortize our seismic data over a seven year period for onshore seismic data and five years for offshore seismic data, however, we believe that the seismic data will continue to generate licensing revenue after such time.

During 2003 and 2002, Seitel recorded impairment charges of $30.0 million and $83.0 million, respectively, related to several different components of our data library. Additional impairment charges may also be required in the future based on industry conditions and our results of operations.

Extensive governmental regulation of our business affects our daily operations.

Our operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Failure to timely obtain required permits may result in delays in acquiring new data for the data library or cause operating losses. Because these laws and our business may change from time to time, we cannot predict the future cost of complying with these laws, and expenditures to ensure our compliance could be material in the future. Modification of existing laws or regulations or adoption of new laws or regulations limiting exploration or production activities by oil and gas companies could adversely affect us by reducing the demand for our seismic data.

Our competitors may have certain advantages that could adversely affect our operating results.

Competition among geophysical service providers historically has been, and will continue to be, intense. Certain competitors have significantly greater financial and other resources than we do. These larger and better- financed operators could enjoy an advantage over us in a competitive environment for contract awards and data sales and in the development of new technologies.

Our operating results may vary due to circumstances beyond our control.

Our operating results may, in the future, vary in material respects from quarter to quarter. Factors that could cause variations include (1) timing of the receipt and commencement of contracts for data acquisition, (2) our customers’ budgetary cycles and their effect on the demand for geophysical activities, (3) seasonal factors and (4) the timing of sales and selections of significant geophysical data from our data library, which are not typically made in a linear or consistent pattern. Reduced actual or estimated future sales may result in a requirement to record impairment charges to reduce the carrying value of our data library. Such charges, if required, can be material to operating results in the periods in which they are recorded. For purposes of evaluating potential impairment losses, we estimate the future cash flows attributable to a library component by evaluating historical revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting our customer base, expected changes in technology and other factors that we deem relevant. The estimation of future cash flows is highly subjective, inherently imprecise and can change materially from period to period based on the factors described in the immediately preceding sentence, among others. Accordingly, if conditions change in the future, we may record further impairment losses relative to our seismic data library, which could be material to any particular reporting period.

We may face risks associated with our foreign revenue generating activities.

Portions of our revenues are derived from our Canadian activities and operations and, as a result, are denominated in Canadian dollars. We therefore will be subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions in currencies other than the U.S. dollar. Adverse effects from foreign currency fluctuations could negatively affect Reorganized Seitel’s results of operations.

We may be unable to attract and retain key employees, which could adversely affect our business.

Our success depends upon attracting and retaining highly skilled geophysical professionals and other technical personnel. A failure to continue to attract and retain such individuals could adversely affect our ability to compete in the geophysical services industry. We may confront significant and potentially adverse competition for key personnel, particularly during periods of increased demand for geophysical services. Our success will also depend to a significant extent upon the abilities and efforts of members of our senior management, the loss of whom could adversely affect our business. Moreover, certain of our senior executive officers have a very limited history of working together and may not be able to develop an effective working relationship. Our president and chief executive officer and our chief financial officer were recently appointed in February 2004 and May 2004, respectively. The failure of our executive officers and management personnel to develop an effective or sustained working relationship could require us to incur additional expenses and devote substantial senior management time and resources to identify qualified replacement personnel.

On the effective date of the Plan, none of our executive officers will have an employment or other retention agreement with us, with the exception of our president and chief executive officer. We cannot be certain that our senior executives will continue to be employed by us for an indefinite period of time after consummation of the Plan and, if they do, how long they will remain so employed. Our inability to attract and retain key personnel could have a material adverse effect on our ability to manage our business properly.

On the effective date of the Plan, our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes, with each class of directors serving a staggered term, the first term to expire at our 2005 annual meeting of stockholders.

On the effective date of the Plan, our board of directors will be composed of seven directors divided into three classes, with each class of directors serving a staggered, three-year term. The initial term of the three Class I directors will expire at the 2007 annual meeting of stockholders. The initial term of the three Class II directors will expire at the 2006 annual meeting of stockholders and the initial term of the one Class III director will expire at the 2005 annual meeting of stockholders. Accordingly, we will not hold an annual meeting of stockholders to elect a Class III director until 2005, when the term of the Class III director expires.

We have not independently verified or confirmed any market or industry data used in this prospectus.

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information or any of the data or analyses underlying such information and cannot guarantee its accuracy and completeness in any respect.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. Statements contained in this prospectus about Reorganized Seitel’s future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. The words “may,” “will,” “should,” “could,” “might,” “although there can be no assurance,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable and analogous or synonymous terminology are intended to identify forward-looking statements. Forward-looking statements represent our reasonable belief and are based on our current expectations and assumptions with respect to future events. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include:

•	our ability to abide by the terms of the SEC Injunction,

•	the impact on our results of operations of the significant amount of debt we will have after the Guaranty Performance Date,

•	the significant amount of debt service we will have going forward after the Guaranty Performance Date,

•	any delay or inability to complete the transactions contemplated by the Plan,

•	our ability to obtain and maintain normal terms with our vendors and service providers,

•	our ability to maintain contracts that are critical to our operations,

•	any significant change in the oil and gas industry or the economy generally,

•	changes in the exploration budgets of our seismic data and related services customers,

•	actual customer demand for our seismic data and related services,

•	the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward looking statements,

•	our ability to obtain alternate debt or equity financing on satisfactory terms if internally generated funds are insufficient to fund our capital needs, and

•	all of the factors in this prospectus appearing under the caption “Risk Factors—Risks Relating to Us and Our Businesses.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors,” beginning on page 12 of this prospectus. All forward-looking statements attributable to Reorganized Seitel or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

DESCRIPTION OF STOCKHOLDER WARRANTS

Under the Plan, in addition to our issuance of shares of reorganized common stock, we will issue to stockholders of record as of June [    ], 2004, Stockholder Warrants exercisable for 125,000,000 shares of reorganized common stock. We will issue the Stockholder Warrants under a warrant agent agreement dated as of the effective date of the Plan with American Stock Transfer & Trust Company, as Warrant Agent.

General. Each record holder of our common stock as of June [    ], 2004 will receive such number of Stockholder Warrants which, if exercised in full by such holder, will enable it to retain the same percentage equity ownership in our company immediately prior to the effective date of the Plan, subject to dilution resulting from the exercise of the Standby Purchaser Warrants, and the issuance of up to an additional 5% of our fully diluted shares of reorganized common stock reserved for issuance under our 2004 omnibus stock option plan. Each Stockholder Warrant, when issued, will represent the right to purchase 4.926 shares of reorganized common stock, at an exercise price of 60 cents per share. Each Stockholder Warrant will be exercisable at any time during the period commencing on the effective date of the Plan and ending at 5:00 p.m., New York City time, on July [    ], 2004. Each Stockholder Warrant that is not exercised before such time will become void and all rights of the holder in respect of such Stockholder Warrant will cease as of such date. Please note that if you do not exercise your Stockholder Warrants in full you will experience substantial dilution in your percentage equity ownership of Reorganized Seitel. Please see “Dilution” at page 48 for a detailed discussion.

The Stockholder Warrants will be issued in either global form or in definitive, certificated form representing individual warrants. The global warrant will represent such number of the outstanding Stockholder Warrants as specified in the global warrant and will provide that it will represent the aggregate amount of outstanding Stockholder Warrants from time to time endorsed on the global warrant and that the aggregate amount of outstanding Stockholder Warrants may from time to time be reduced or increased, as appropriate. Any such endorsement will be made by the Warrant Agent and The Depository Trust Company who will be acting as the depository. Upon request, a holder of Stockholder Warrants may receive from the depository and the Warrant Agent separate definitive warrants.

Delivery. On the effective date of the Plan, we will deliver, by first class mail, to the holders of the Stockholder Warrants either a certificate representing the Stockholder Warrants, or notice of such holder’s position in a global warrant representing the Stockholder Warrants in the case where such position is held by a broker, bank, depository or other nominee, which notice will include the material terms and conditions and exercise instructions of the Stockholder Warrant and a form of election to purchase.

Undeliverable Stockholder Warrants. If any distribution of a certificate representing the Stockholder Warrants or notice of Stockholder Warrants is returned to us as undeliverable, no further distributions will be made to the holder unless and until we are notified in writing of such holder’s then-current address. Generally, such undeliverable distributions will remain in our possession until they become deliverable. The right to exercise any Stockholder Warrant will terminate at 5:00 p.m., New York City time, on July [    ], 2004, regardless of whether the certificate representing, or notice of, the Stockholder Warrant has been delivered.

Exercise. The Stockholder Warrants will be exercisable by surrendering the following to the warrant agent: (1) the warrant certificate, if any; (2) the form of election to purchase, properly completed and signed, which signature must be guaranteed by an eligible guarantor institution pursuant to SEC rule 17Ad-15, and (3) payment to the warrant agent, by cash, certified check, official bank check or wire transfer, for our account of the aggregate warrant exercise price for the number of shares of reorganized common stock in respect of which such Stockholder Warrants are then exercised.

Upon exercise of any Stockholder Warrants in accordance with the warrant agreement, the warrant agent will deliver or cause to be delivered, in such name as the holder of such Stockholder Warrants may designate in writing, a certificate or certificates for the number of whole shares of reorganized common stock issuable upon exercise of the Stockholder Warrants delivered by such holder for exercise.

If a holder has a warrant certificate and it exercises fewer than all of its Stockholder Warrants evidenced by such warrant certificate, a new warrant certificate will be issued for the remaining number of Stockholder Warrants.

Fractional Shares. We will not issue any fractional shares of reorganized common stock upon the exercise of Stockholder Warrants. If more than one Stockholder Warrant is presented for exercise at the same time by the same holder, the number of full shares of reorganized common stock issuable upon the exercise of such Stockholder Warrants will be computed on the basis of the aggregate number of shares purchasable upon exercise of such Stockholder Warrants. If any fraction of a share of reorganized common stock would otherwise be issuable upon the exercise of any Stockholder Warrants, we will round down to the nearest whole number of shares of reorganized common stock to be issued, and all fractional shares will be cancelled without any payment or other consideration therefor.

Taxes. The holders of Stockholder Warrants will not pay service charges for any exercise, exchange or registration of a transfer of a warrant certificate, and we will pay all documentary stamp taxes attributable to the initial issuance of reorganized common stock upon the exercise of the Stockholder Warrants. However, we are not required to pay any taxes which may be payable upon the issuance of new certificates evidencing the Stockholder Warrants or shares of our reorganized common stock in a name other than that of the registered holder. We will not issue or deliver such new certificates evidencing the Stockholder Warrants or shares of our reorganized common stock unless and until the person requesting the issuance has paid us such tax or established that such tax has been paid.

HOW YOU MAY TRANSFER OR EXCHANGE YOUR STOCKHOLDER WARRANTS

When definitive, certificated Stockholder Warrants are presented to the Warrant Agent with a request to register the transfer of the definitive Stockholder Warrant or to exchange the definitive Stockholder Warrant for an equal number of definitive Stockholder Warrants of other denominations, the Warrant Agent will register the transfer or make the changes requested, provided that the definitive Stockholder Warrants presented or surrendered for registration or transfer or exchange are duly endorsed or accompanied by a written instruction of transfer form satisfactory to the Warrant Agent, duly executed by the holder.

The transfer and exchange of global Stockholder Warrants or beneficial positions in such warrants will be effected through the depository as follows:

•	Any person having a beneficial position in a global Stockholder Warrant may, upon written request to the Warrant Agent, exchange such beneficial position for a definitive, certificated Stockholder Warrant. Upon receipt by the Warrant Agent of a written instruction or such other form of instructions from the depository or its nominee on behalf of any person having a beneficial position in a global Stockholder Warrant, the Warrant Agent will cause the number of Stockholder Warrants represented by the global Stockholder Warrant to be reduced and, following such reduction, we will execute a definitive Stockholder Warrant.

•	Definitive Stockholder Warrants issued in exchange for a beneficial position in a global warrant will be registered in such names as the depository will instruct the Warrant Agent.

Upon receipt by the Warrant Agent of a definitive Stockholder Warrant that is not a restricted warrant duly endorsed or accompanied by appropriate instruments of transfer in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make or to direct the depositary to make an endorsement on the global Stockholder Warrant to reflect an increase in the number of Stockholder Warrants and shares of reorganized common stock represented by the global Stockholder Warrant, the Warrant Agent will cancel such definitive Stockholder Warrant and cause or direct the depositary to cause in accordance with the standing instructions and procedures existing between the depositary and the Warrant Agent, the number of Stockholder Warrants and shares of reorganized common stock represented by the global Stockholder Warrant to be increased correspondingly. If no global Stockholder Warrants are then outstanding, Reorganized Seitel will issue and the Warrant Agent will countersign a new global Stockholder Warrant representing the appropriate number of Stockholder Warrants and shares of reorganized common stock represented by the global Stockholder Warrant.

All requests for transfer and exchange of definitive or global Stockholder Warrants or the surrender and payment upon exercise of definitive warrants or global warrants, as the case may be, may be made as follows:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Telephone: (718) 921-8200

Attention: Exchange Department

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations that relate to the acquisition, ownership and disposition of Stockholder Warrants. It is intended to address only those U.S. federal income tax considerations that are generally relevant to all warrant holders, is not exhaustive of all possible tax considerations and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a warrant holder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding common stock, preferred stock or warrants as part of a hedging or conversion transaction or straddle, tax-exempt organizations, or foreign corporations and persons who are not citizens or residents of the United States.

The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), regulations of the Treasury Department in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. It is possible that future legislation, regulations, administrative interpretations and court decisions could significantly change, perhaps retroactively, the law on which the following discussion is based. Even if there is no change in applicable law, the statements set forth in this discussion could still be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

We urge you to consult your own tax advisors as to any federal, state, local, foreign or other tax consequences associated with the purchase, ownership and disposition of stockholder warrants, in light of your personal investment circumstances.

Tax Considerations for Holders of Stockholder Warrants

Basis Allocation and Holding Period. If the Stockholder Warrants are received as part of a nontaxable distribution, you will allocate your basis in our common stock between our reorganized common stock and the Stockholder Warrants in proportion to their fair market values on the date of the distribution. Your holding period for the Stockholder Warrants will include the holding period of the shares of common stock exchanged. If the Stockholder Warrants are received as part of a taxable distribution, your tax basis will be the fair market value of such Stockholder Warrants on the date of distribution, and your holding period for the Stockholder Warrants will begin on the date of the distribution.

Sale or Other Taxable Disposition. Upon the sale or other taxable disposition of a Stockholder Warrant, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of property received for the Stockholder Warrant and your tax basis in the Stockholder Warrant.

Exercise. The exercise of a Stockholder Warrant for cash will not be a taxable event to you. Upon such exercise, your tax basis in the shares of reorganized common stock obtained will be equal to the sum of your tax basis in the Stockholder Warrant and the exercise price of the Stockholder Warrant. Your holding period with respect to reorganized common stock will commence on the day the Stockholder Warrant is exercised.

Expiration/Lapse. In the case of a Stockholder Warrant received in a nontaxable recapitalization, if such Stockholder Warrant expires without being exercised, you would recognize a loss equal to your tax basis in the Stockholder Warrant. In the case of a Stockholder Warrant received in a nontaxable distribution under Section 305 of the Internal Revenue Code, if such Stockholder Warrant expires without being exercised, you would not recognize a loss. Furthermore, the basis that had been allocated to the Stockholder Warrant should revert to the shares of reorganized common stock in respect of which the Stockholder Warrant was issued. In the case of a Stockholder Warrant received in a taxable distribution under Section 305 of the Internal Revenue Code, if such Stockholder Warrant expires without being exercised, you would recognize a loss equal to your tax basis in the Stockholder Warrant.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to payments of dividends on Stockholder Warrants and to certain payments of proceeds on the sale, redemption or other taxable disposition of Stockholder Warrants. Such payments will be subject to backup withholding at a rate of 28% until December 31, 2010 unless the beneficial owner of such Stockholder Warrant furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. In addition, if the Stockholder Warrants are sold to or through a “broker,” the broker may be required to withhold such percentage of the entire sales price, unless either the broker determines that the seller is a corporation or other exempt recipient or the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the Internal Revenue Service, unless the broker determines that the seller is an exempt recipient. The term “broker” as defined by Treasury Department regulations includes all persons who, in the ordinary course of their business, stand ready to effect sales made by others.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax, which may entitle you to a refund, provided that you furnish the required information to the Internal Revenue Service. In addition, certain penalties may be imposed by the Internal Revenue Service on a holder who is required to supply information but does not do so in the proper manner.

OUR FINANCIAL ADVISOR

We have engaged Jefferies & Company, Inc. (“Jefferies”) to act as our financial advisor in connection with the transactions contemplated by the Plan and as exclusive dealer-manager in connection with this offering, under an engagement letter as amended and restated on February 3, 2004. The engagement letter has been approved by the bankruptcy court. In connection with its role as financial advisor, Jefferies has agreed to perform the following financial advisory services, among others, for us: (1) assist and advise us in implementing the Plan, (2) assist and advise us in evaluating and analyzing the value of our securities that may be issued under the Plan and (3) render such other financial advisory services as may from time to time be agreed upon by us including acting as dealer-manager in connection with this offering. As compensation for financial advisory services rendered by Jefferies, we have agreed to pay Jefferies: (1) $100,000 upon execution of the engagement letter for a fairness opinion previously delivered by Jefferies to us, (2) a monthly retainer commencing in November 2003 equal to $125,000 per month through the term of the engagement (which will be credited against the fees in the following clause (3)), (3) $2,500,000 upon entry of a final order of confirmation of the Plan and the occurrence of the Guaranty Performance Date, (4) not less than 30% of the aggregate fees paid in connection with new senior notes, (5) in exchange for acting as exclusive dealer-manager in connection with this offering, a fee equal to 1.375% of the gross proceeds of this offering (or $1,031,250), and (6) all fees, disbursements and reasonable out-of-pocket expenditures incurred by Jefferies in connection with its financial advisory services. We have agreed to indemnify Jefferies and its affiliates for certain losses, claims, damages and penalties incurred by Jefferies in connection with its financial advisory services, except for losses based solely upon the bad faith or gross negligence of Jefferies.

THE STANDBY PURCHASE GUARANTY

To ensure that we receive gross cash proceeds of $75 million if the Stockholder Warrants are not exercised in full prior to their expiration, the Standby Purchasers will purchase on the Guaranty Performance Date, at 60 cents per share, all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants. All of the securities of our company that the Standby Purchasers will receive under the terms of the Plan will be subject to restrictions on transfer under the Securities Act. Accordingly, such securities may only be transferred or sold by the Standby Purchasers pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. None of such securities can be resold by the Standby Purchasers by means or use of this prospectus. We have provided the Standby Purchasers with certain registration rights to enable the Standby Purchasers to transfer and sell their securities after the Guaranty Performance Date. See “—Registration Rights” below.

As compensation for their obligation to act as Standby Purchasers, we will issue to them on the Guaranty Performance Date Standby Purchaser Warrants to purchase 15,037,568 shares (or, on a fully diluted basis, 9.10%) of our reorganized common stock. The Standby Purchaser Warrants will be exercisable until the seventh anniversary of the Guaranty Performance Date at an initial exercise price of 72 cents per share, subject to adjustment upon the occurrence of certain events.

As further assurance that we will have available for disbursement to creditors on the Guaranty Performance Date as required under the Plan not less than $75 million of gross cash proceeds (before deducting the expenses of this offering payable by us, which presently are estimated to be approximately $2.9 million), Mellon HBV has agreed to obtain as account beneficiary, but at our expense, not later than the third business day after the effective date of the Plan, an irrevocable standby letter of credit to secure the Standby Purchasers’ obligations.

The following table sets forth the names of each Standby Purchaser, its percentage of the total standby purchase obligation, the maximum dollar amount of its individual obligation, the maximum number of shares of reorganized common stock it would be required to purchase thereunder (assuming none of the Stockholder Warrants are exercised) and the number of Standby Purchaser Warrants it will receive.

Standby Purchaser(1)	Percentage of Total Standby Purchase Obligation	Maximum Dollar Amount of Standby Purchase Obligation	Maximum Shares to be Purchased under Standby Purchase Agreement	Number of Standby Purchaser Warrants to be Received
Mellon HBV Master Multi-Strategy Fund L.P.	74.9589%	$56,219,219	93,698,698	11,272,004
Mellon HBV Master Rediscovered Opportunities Fund L.P.	7.8269%	5,870,172	9,783,620	1,176,975
Distressed Recovery Master Fund Ltd.	6.7059%	5,029,429	8,382,382	1,008,405
Mellon HBV Special Situations Fund L.P.	5.3053%	3,978,979	6,631,632	797,789
Mellon HBV Capital Partners L.P.	3.6076%	2,705,706	4,509,510	542,496
HFR DS Performance Master Trust	0.8929%	669,646	1,116,077	134,265
Axis-RDO Limited	0.7025%	526,849	878,081	105,634

Mellon HBV Alternative Strategies LLC	100.0000%	$75,000,000	125,000,000	15,037,568

(1)	Please see “Security Ownership of Certain Beneficial Owners and Management” for a description of the relationship among the Standby Purchasers.

Registration Rights

We will enter into a registration rights agreement with the Standby Purchasers on the effective date of the Plan granting two demand registration rights and unlimited piggy-back registration rights to enable them to resell without restriction under the Securities Act (1) all of the shares of reorganized common stock sold to them upon exercise of their Stockholder Warrants, and all shares of reorganized common stock issued to them under the Plan in their capacity as stockholders of our company as of June [    ], 2004, and (2) all shares of reorganized common stock purchased by them in their standby purchase capacity, if any, and all Standby Purchaser Warrants (and underlying shares of reorganized common stock) to be issued to them on the Guaranty Performance Date as compensation for their standby purchase obligation. A registration demand will not qualify as such unless made by the holders of at least 10% of the reorganized common stock constituting registrable securities and unless at least 10% of the registrable securities are included to be sold in each registration statement. Such registrations are subject to various conditions as well as customary and reasonable black-out periods, holdback, and cut-back provisions. We will pay all fees and expenses for any demand registration, including the cost of one firm of special counsel to the Standby Purchasers. The Standby Purchasers will pay for their respective costs and expenses related to any piggyback registration in which they participate.

Reimbursement of Expenses and Indemnification

We have agreed to reimburse the Standby Purchasers for reasonable fees and expenses incurred by or on behalf of the Standby Purchasers in connection with their standby purchase obligation. As of the date of this prospectus, we have advanced $500,000 to Mellon HBV to be used to pay such fees and expenses. We have been authorized to pay all fees and expenses due and payable to the Standby Purchasers as of the Guaranty Performance Date.

We have also agreed to indemnify the Standby Purchasers, and their respective affiliates, directors, officers, partners, members, employees, agents and assignees (including affiliates thereof) from and against any and all losses, claims, damages, liabilities or other expenses to which such persons may become subject arising out of or in any way relating to or resulting from their standby purchase obligation.

THE PLAN OF REORGANIZATION

Events Preceding Our Chapter 11 Cases

In February 2002, we re-evaluated the application of the SEC’s Staff Accounting Bulletin No. 101, to our core business of seismic data licensing and our revenue recognition policies under certain types of contracts for the creation of new seismic surveys. This process resulted in our determination that it was appropriate to change our revenue recognition policies for transactions for seismic data licensing and for certain data creation contracts. As a result of this decision, in our audited financial statements and public filings, we restated our results of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000. The restatement reduced our previously reported revenue by $42.7 million and our net income by $14.4 million for the nine months ended September 30, 2001, and reduced our previously reported revenue by $25.5 million and our net income by $22.9 million for the year ended December 31, 2000. See “Management Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The restatement had no effect on the amount or timing of cash received by us and our subsidiaries during those periods. The effect of the restatement was to defer revenue previously recognized under certain seismic data licensing agreements until selection of specific data was made by the customer. The restatement also resulted in adjustments to the amount and timing of revenue previously recognized under certain data acquisition contracts. In these cases, it was determined that revenue previously recognized for amounts funded by customers under certain data acquisition contracts should be used to reduce the recorded cost of creating the seismic data. The restatement resulted in the commencement against us and certain of our current and former senior executive officers and directors of securities class actions and stockholder derivative actions. The restatement, coupled with poor financial results in the first quarter of 2002, resulted in our covenant default in respect of $255 million in principal amount of our senior unsecured notes. These senior unsecured notes were issued by us between 1995 to 2001 to various institutions (principally national insurance companies) and were guaranteed by 16 of our direct and indirect subsidiaries.

After such default, we and substantially all of our U.S. subsidiaries (collectively, the “debtors”), negotiated a series of standstill agreements with the initial holders of the senior unsecured notes while the parties negotiated a restructuring. The standstill agreements provided for an increase of 25 basis points on the interest due under the senior unsecured notes from June 21, 2002 through and including June 2, 2003. Additionally, we paid all outstanding interest accrued as of August 2, 2002 under the old senior unsecured notes totaling $7.1 million. Through and including April 2003, the debtors made monthly interest payments to the initial holders of the senior unsecured notes totaling approximately $1.6 million per month.

While these negotiations were pending, we designed and implemented enhanced internal controls, procedures and processes. Our board of directors named a new, independent director in the second quarter of 2002. Subsequently, our then chief executive officer and chief financial officer were terminated for cause, and new senior executive management was appointed by our then-standing board. As part of this process, we retained financial advisors to assist in evaluating employee compensation, accounting and accounting practices, budgeting and fiduciary reporting and performing forensic accounting, restructuring and litigation support.

In December 2002, after allegations arose regarding the actions of certain of our former officers, we became the subject of a formal investigation by the SEC’s Division of Enforcement (the “Enforcement Division”). We were also notified by the Enforcement Division that it intended to recommend that the SEC initiate enforcement proceedings against us for alleged books and records and internal control violations. We cooperated fully with the SEC during the course of its investigation, and on May 16, 2003, we reached a consensual resolution of the SEC’s civil complaint, resulting in its consent to a final judgment of permanent injunction being entered against us on June 16, 2003 in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC Injunction was without admission or denial of the allegations in the SEC complaint, which had alleged violations of the reporting, books and records, internal controls and proxy statement sections and regulations of and under the Exchange Act. In determining to enter into the agreement, the SEC took into consideration the fact that we promptly had undertaken remedial action and fully cooperated with the SEC staff.

We and the initial holders of the senior unsecured notes, through their steering committee, engaged in months of negotiations over the terms of the financial restructuring of the senior unsecured notes. In late May 2003, various issues became the subject of disagreement, and negotiations with the initial noteholders reached an impasse. Also, in late May 2003, several of the initial holders of senior unsecured notes sold their senior unsecured notes at a substantial discount to Ranch Capital L.L.C.(“Ranch”). Following these transactions, the negotiations with the initial holders of the senior unsecured notes deteriorated, and we determined as of May 30, 2003 not to seek a further extension of the standstill agreement previously entered into with such holders.

On June 6, 2003, certain of the remaining initial holders of senior unsecured notes filed involuntary chapter 11 petitions against us and 16 of our direct and indirect subsidiaries that guaranteed the senior unsecured notes. After the involuntary cases were commenced, each of the petitioning creditors sold its senior unsecured notes to Ranch. As a result of the sales of the senior unsecured notes by the initial holders in May and June of 2003, Ranch owned all $255 million principal amount of senior unsecured notes, plus accrued interest, representing more than 99% in principal amount, as well as most of the unsecured claims in the involuntary cases. Ranch subsequently transferred these senior unsecured notes to Berkshire Hathaway Inc. (“Berkshire”). On July 21, 2003, we filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On July 25, 2003, the involuntary cases were dismissed.

Commencement of the Chapter 11 Cases

On July 21, 2003 (the “petition date”), the debtors filed voluntary petitions for relief under chapter 11 of the, United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Chapter 11 Case No. 03-12227 (PJW) (Jointly Administered)), and on July 22, 2003 filed their joint plan of reorganization. Since the petition date, the debtors have continued to operate their businesses and manage their properties as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code, and we have continued to timely file all periodic reports and other information prescribed by the Exchange Act. No trustee has been appointed in the chapter 11 cases.

As successor to the petitioning creditors, Berkshire and the debtors agreed that pursuit of a reorganization through the chapter 11 cases was preferable to continuing the involuntary cases, which involved only certain debtors and which was filed by the petitioning creditors who no longer had an interest in the debtors or their reorganization. In furtherance of the chapter 11 cases, the debtors and Berkshire filed a joint motion to dismiss the involuntary cases, which was granted by the bankruptcy court on July 25, 2003. On August 11, 2003, the United States trustee appointed the Official Equity Committee to represent and protect the economic and other interests of our common stockholders in connection with the negotiation and formulation of a chapter 11 plan of reorganization. The members of the Official Equity Committee are Tanaka Capital, Bruce Galloway IRA, Charles Mouquin and Weber Systems, Inc. Charles Mouquin has been designated by the Official Equity Committee as a director of Reorganized Seitel commencing on the effective date of the Plan. There are no other affiliations between us and the members of the Official Equity Committee.

On the petition date, the debtors sought, and thereafter obtained, authority to take a broad range of actions, including to honor and perform under their pre-petition customer data agreements and to promote a “business as usual” atmosphere with customers and employees. This relief was essential to minimize disruptions to the debtors’ businesses as a result of the commencement of the chapter 11 cases and to assure their customers that the data license agreements for selection of seismic data would be honored pending confirmation of a plan. Additionally, other first day orders were obtained, including authority to pay certain, limited pre-petition employee wages and benefits, providing adequate assurance of future payments to utility companies, continued use of cash management systems, payment of pre-petition sales and use taxes and appointment of a claims and balloting agent.

By order dated September 22, 2003, the bankruptcy court approved a $20 million debtor-in-possession loan facility from WFF, subject to certain conditions (the “DIP Facility”).

On October 6, 2003, the debtors filed their first amended joint plan of reorganization, which superseded the initial joint plan of reorganization. The disclosure statement relating to the first amended joint plan of reorganization was approved upon notice, and a hearing to consider confirmation of the first amended joint plan of reorganization was scheduled in the bankruptcy court for November 4, 2003. The first amended joint plan of reorganization provided, among other things, for the payment of $10.15 million in the aggregate (or 40 cents per share) to holders of our common stock in exchange for the cancellation of their interests in our common stock, and the issuance of 100% of our reorganized common stock in exchange for approximately $195 million in cash. Such cash was intended to pay all “allowed claims” (including claims evidenced by our senior unsecured notes) under the first amended joint plan of reorganization at the rate provided in the plan and to fund the $10.15 million payment to holders of our common stock in exchange for the cancellation of their stock. In October 2003, our stockholders voted to reject the first amended joint plan of reorganization.

On October 27, 2003, the Official Equity Committee moved to adjourn the bankruptcy court hearing to consider confirmation of the first amended joint plan of reorganization and to terminate the debtors’ statutory exclusivity period. Following a hearing, the bankruptcy court ordered the termination of the debtors’ exclusivity period, and on November 6, 2003 the Official Equity Committee filed with the bankruptcy court its own proposed, initial plan of reorganization (the “Committee Plan”) which, among other things, provided for (1) the issuance of 100% of reorganized common stock to the holders of our common stock, subject to dilution pursuant to a warrant subscription offering to be made to such holders, (2) an equity contribution of $40 million pursuant to a warrant offering, and (3) the reinstatement, in full, of all indebtedness evidenced by our senior unsecured notes, in each case on the effective date of the Committee Plan. The payment of all outstanding principal of and interest on the reinstated senior unsecured notes was to be funded from Reorganized Seitel’s future operating cash flows and the equity contribution resulting from the exercise of warrants in the warrant offering. The debtors and the holders of senior unsecured notes objected to the Committee Plan on the basis, among others, that the Committee Plan was not “feasible” within the meaning of Section 1129 of the Bankruptcy Code.

The Plan

The debtors continued to pursue confirmation of their first amended joint plan of reorganization and filed a motion in the bankruptcy court on December 4, 2003 to implement auction procedures in support of such confirmation. At or about that time, the debtors, the holders of the senior unsecured notes and the Official Equity Committee commenced discussions with respect to the formulation and implementation of an alternative, consensual chapter 11 plan of reorganization intended to result in a transaction that would satisfy and address the claims and equity interests of all the debtors’ creditors and stockholders.

On January 17, 2004, following months of negotiations among all relevant parties-in-interest and plan financing sources, the debtors filed with the bankruptcy court the Plan, which subsequently was amended on February 5, 2004. The Plan was agreed to by the Official Equity Committee, which furnished in writing to all holders of our common stock its recommendation to vote to accept the Plan. Similarly, Berkshire and Ranch, the holders of $255 million aggregate outstanding principal amount of our senior unsecured notes (and Seitel’s largest creditors), agreed to vote for, support, and not take any action inconsistent with, the Plan. In addition to Berkshire and Ranch, the Plan was accepted by the holders of more than 99.6% of the shares of Seitel’s common stock which voted on the Plan. On March 18, 2004, the bankruptcy court entered an order confirming the Plan.

The Plan provides for a sequence of interdependent corporate and securities transactions, including this offering. The Plan provides that as of the effective date thereof:

•	All 25,375,683 outstanding shares of our common stock will be cancelled and, without any action on the part of the holders of such shares, such shares automatically will be converted into the right to receive and be exchanged for:

•	25,375,683 shares of our reorganized common stock, representing all of our outstanding shares of reorganized common stock on the effective date of the Plan, and

•	Stockholder Warrants to purchase 125,000,000 shares of our reorganized common stock, representing approximately 83.13% of our outstanding shares of reorganized common stock on a fully diluted basis, without giving effect to (1) the exercise of the Standby Purchaser Warrants and (2) the issuance of shares of reorganized common stock reserved for issuance under our 2004 omnibus stock option plan.

•	Net proceeds from our private placement of new senior notes due 2014 will be placed in escrow, together with additional cash sufficient to effect the special mandatory redemption of the new senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of special mandatory redemption, pending the release from escrow of such funds on the Guaranty Performance Date.

•	A revolving loan commitment of $30 million, subject to borrowing base limitations, under our new revolving credit facility with WFF will be made available to us for borrowing.

•	We must have on hand cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan, to the extent necessary.

•	The registration statement, of which this prospectus is a part, must be declared effective by the SEC.

Treatment of Pre-Petition Claims

The Plan provides that on the Guaranty Performance Date, all of our outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest thereon. Total payments to creditors required, and administrative expenses anticipated, to be paid under the Plan on the Guaranty Performance Date are expected to aggregate approximately $305.1 million. Claims to be reinstated under the Plan in the amount of approximately $1.1 million (estimated as of July 27, 2004 and including intercompany claims) will not be paid under the Plan. The face amount of claims asserted in the chapter 11 cases and subject to objection (i.e., disputed claims) total approximately $25.0 million. These disputed claims, including claims filed without asserting a liquidated claim amount, will not be so paid under the Plan until an order of the bankruptcy court determines their allowance or disallowance, and if allowed, sets the amount and classification thereof. We are currently in the process of litigating certain disputed claims and attempting to resolve such disputed claims for amounts less than the face amount filed with the bankruptcy court.

The Plan provides that claims against Seitel will be treated as follows:

Class of Claim	Dollar Amount of Claim (estimated through July 27, 2004)	Treatment

Administrative Claims (Unclassified)	$15,531,000	Paid in full in cash on the effective date of the Plan.

Priority Tax Claims (Unclassified)	$520,000	Paid in full in cash on the effective date of the Plan.

Debtor-in-Possession Financing Claims (Unclassified)	—	Paid in full in cash including unpaid principal, accrued but unpaid interest and attorneys fees and costs, on the effective date of the Plan.

Class 1: Other Priority Claims (“Other Priority Claims” are priority claims other than priority tax or administrative expense claims.)	—	Paid in full in cash on the effective date of the Plan, together with interest at the contract rate and fees and costs as may be required by contract.

Class 2: Harney Secured Claim (“Harney Secured Claim” is defined to be the claim held by Harney Investment Trust, an affiliate of Berkshire, in the original principal amount of $10 million, and in the estimated allowed amount of $5.7 million.)	$5,669,000	Paid in full in cash on the effective date of the Plan, together with interest at the contract rate and fees and costs as may be required by contract. (See “Business—Legal Proceedings”)

Class 2A: Other Secured Claims (“Other Secured Claims” are all secured claims other than the Harney Secured Claim; none are known.)	—	Reinstated (if any)

Class 3: Unsecured Claims	$283,379,000	Paid in full in cash with interest at the (non-default) contract rate (or the federal judgment rate, if no contract exists) together with fees and expenses as may be required by contract, not later than the Guaranty Performance Date.

Class 4: Pearlman Claims (“Pearlman Claims” are those claims of Herbert Pearlman, former chairman of the board of Seitel.)	$430,000	Paid pursuant to prior agreement set forth in the Plan.(1)

Class 5: Securities Claims (“Securities Claims” are those claims arising in connection with the issuance, purchase, or sale of securities of Seitel.)	—	Treated pursuant to a previous court-approved settlement. (see “Business—Legal Proceedings”)

Class of Claim	Dollar Amount of Claim (estimated through July 27, 2004)	Treatment

Class 6: Seitel’s common stock	—	Holders of Seitel’s common stock as of June [ ], 2004 will retain 100% equity interest in Reorganized Seitel, subject to dilution. See “Dilution.”

Class 7: Subsidiary Equity Interests (“Subsidiary Equity Interests” are those interests in the debtors (other than those of Seitel) issued or outstanding immediately before the effective date of the Plan.)	—	Cancelled

Class 8: Pre-Petition Warrants (“Pre-Petition Warrants” are all authorized, unissued shares of Seitel’s common stock, including all warrants, options, and contract rights to purchase or acquire Seitel’s common stock at any time.)	—	Cancelled

Class 9: Inter-Company Claims (“Inter-Company Claims” are claims between the debtors and/or between any debtor and a non-debtor affiliate.)	$668,000	Reinstated

(1)	We instituted an action against Mr. Pearlman seeking a declaratory judgment with respect to his employment agreement. Mr. Pearlman asserted various counterclaims. On May 9, 2003, this litigation was settled. The settlement agreement provided for payment to Mr. Pearlman of $485,000 for certain out-of-pocket costs and expenses and an initial payment of $1 million, both of which have been paid, and a non-interest bearing note issued to Mr. Pearlman in the amount of $735,000 payable in equal installments over a period of 10 years. Under the Plan, the note will be assumed or re-issued by Reorganized Seitel.

The Plan by its terms provides that the treatment afforded to creditors and stockholders is in full satisfaction, settlement, release and discharge for and in exchange for such creditors’ claims and stockholders’ equity interests.

Payments to creditors under the Plan will be funded primarily utilizing the following:

•	net cash payments received by us upon exercise of the Stockholder Warrants prior to their expiration on July [ ], 2004,

•	to the extent the Stockholder Warrants are not exercised, in full, prior to their expiration, the net proceeds from the sale of shares of our reorganized common stock to the Standby Purchasers on the Guaranty Performance Date,

•	the net proceeds from our private placement of new senior notes, which, together with additional funds, will be deposited into escrow on the effective date of the Plan pending release and use thereof on the Guaranty Performance Date as described herein under “Description of Indebtedness of Reorganized Seitel—New Senior Notes,”

•	borrowings under our new revolving credit facility with WFF, and

•	cash and cash equivalents on hand.

Please see “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities” and “Description of Certain Other Indebtedness—The New Revolving Credit Facility.”

The net proceeds from our private placement of new senior notes, together with an additional amount of cash sufficient to effect the special mandatory redemption of the new senior notes described below, will be deposited with the indenture trustee, in its capacity as escrow agent, pursuant to an escrow agreement to be entered into on the original issue date of the notes (the “Issue Date”). The escrow agreement will provide that such escrowed funds will be released (the “Release”) on the Guaranty Performance Date to partially fund the payment of allowed creditors’ claims required under the Plan.

If certain conditions precedent to the Release from escrow of such funds (described under “Description of Indebtedness of Reorganized Seitel—New Senior Notes”) do not occur on or prior to             , 2004, the 75th day after the Issue Date, the escrowed funds will not be used to fund creditors’ payments required under the Plan, but instead will be used to fund the special mandatory redemption of all outstanding notes at a cash redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of special mandatory redemption.

For the limited escrow period described above, the notes will be secured by a first priority lien on and security interest in the escrowed funds, but the notes otherwise will constitute unsecured debt obligations. See “Description of the Indebtedness of Reorganized Seitel—New Senior Notes.”

Effectiveness of the Plan

The effective date of the Plan is anticipated to occur on June 17, 2004 or as soon as practicable thereafter. The Plan will not become effective unless and until the following conditions have occurred:

•	the net proceeds from our private placement of new senior notes, together with additional cash sufficient to effect the special mandatory redemption of the new senior notes, are deposited in the escrow account referred to above, pending the Release from escrow of such funds on the Guaranty Performance Date,

•	a revolving loan commitment of $30 million, subject to borrowing base limitations, under our new revolving credit facility with WFF is made available to us for borrowing,

•	the registration statement, of which this prospectus is a part, is declared effective by the SEC, and no stop order has been issued in respect thereof,

•	our initial board of directors, to be appointed on the effective date of the Plan, is appointed as set forth in the Plan and each director has agreed to serve as director of Reorganized Seitel,

•	we have on hand as of the effective date of the Plan cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan, to the extent necessary, and

•	the effective date of the Plan occurs on or prior to July 31, 2004.

Seitel, with the consent of the Official Equity Committee and the Standby Purchasers and in certain cases, Berkshire and Ranch (which consent will not unreasonably be withheld), may waive any of the conditions set forth above, at any time, without notice, without leave or order of the bankruptcy court, and without any formal action other than proceeding to consummate the Plan.

Implementation of the Plan

Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors

The reorganized debtors will continue their separate corporate existences on and after the effective date of the Plan, with all express, incidental and attendant powers granted to them under their respective organizational instruments and the laws of the respective states of their organization and without prejudice to any right thereafter to alter or terminate such existence (whether by contract, operation of law or otherwise) under such applicable state law. Some or all of the debtors with no assets, as may be designated in the plan supplement, may be dissolved as of the effective date of the Plan without further action and the confirmation order may serve as an order dissolving such debtors.

Revesting of Assets

The property of the estates of the debtors will vest in the reorganized debtors on the effective date of the Plan free and clear of all claims, liens, charges or other encumbrances and equity interests (other than the reorganized common stock and new subsidiary equity interests), provided, however, that the liens incurred as a result of debtor-in-possession financing will remain on the debtors’ assets until the debtor-in-possession financing claims have been indefeasibly paid in full as provided in the Plan and will thereupon be released. On and after the effective date of the Plan, the reorganized debtors may operate their businesses and may use, acquire, or dispose of property and compromise or settle any claims or equity interests, without supervision or approval by the bankruptcy court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the confirmation order.

Assumption or Rejection of Executory Contracts and Unexpired Leases

As of the effective date of the Plan, the customer data license agreements, the directors’ and officers’ insurance policies, various policies providing for insurance coverage of the debtors and the employment agreement with our chairman and our chief executive officer will have been deemed assumed by Reorganized Seitel in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, except any such customer data license agreements, directors’ and officers’ insurance policies and policies providing for insurance coverage that (1) have been rejected by order of the bankruptcy court, (2) are the subject of a motion to reject pending on the effective date of the Plan (which will thereafter be rejected, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list filed by the reorganized debtors on or before the confirmation date of the Plan as to be rejected or (4) are rejected pursuant to the terms of the Plan. Entry of the confirmation order by the bankruptcy court will constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

Claims Based on Rejection of Executory Contracts

All proofs of claim with respect to claims arising from the rejection of executory contracts or unexpired leases, if any must be filed within 30 days after the date of entry of an order of the bankruptcy court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the debtors.

Limited Indemnification of Directors, Officers and Employees

The obligations of the debtors to indemnify any person serving at any time on or prior to the effective date of the Plan as one of its directors, officers or employees by reason of such person’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in any debtor’s constituent documents or by a written agreement with the debtors or the Delaware General Corporation Law, will be deemed assumed by the reorganized debtors pursuant to the Plan and Section 365 of the Bankruptcy Code as of the effective date of the Plan to the limited extent of the obligation to defend against claims that are not securities claims. The debtors’ obligations, if any, to defend securities claims or to satisfy any judgment or liability of any such person on account of any securities claim will be a Class 5 securities claim. The debtors’ obligation, if any, to indemnify any such person with respect to any liability with respect to any claim or cause of action that arose prior to July 21, 2003 will not be assumed and will be deemed satisfied by the assumption of the obligation to defend, except as set forth in Section 10.4(a) of the Plan. The Debtors’ existing directors’ and officers’ insurance coverage will be assumed and maintained in effect (as set forth in Section 6.1(a) of the Plan). Accordingly, the limited indemnification obligations to defend described above as assumed will survive unimpaired and unaffected by entry of the confirmation order, irrespective of whether such indemnification is owed for an act or event occurring before or after the petition date, but all other indemnification obligations that arose before the petition date will be discharged. All indemnification obligations based on any fact or circumstance first arising after the petition date is part of the directors’, officers’ and employees’ administrative compensation claim and therefore, will be assumed and honored after the effective date of the Plan.

Releases and Exculpation

In consideration of the contributions of certain parties to the chapter 11 cases, including the restructuring of the debtors as provided in the Plan and the waiver by certain parties of rights they might otherwise seek to assert against the debtors, the Plan provides for certain waivers, exculpations, releases and injunctions by the debtors to the Standby Purchasers, the Official Equity Committee and officers, directors and employees, among others.

As of the effective date of the Plan, the debtors and the parties released from liability under the Plan, including their officers, directors and employees, and their respective advisors, attorneys, agents or any professionals retained by them will neither have nor incur any liability to, nor be subject to any right of action by, any person or entity for any action taken or omitted to be taken in conjunction with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or effectiveness of the Plan or the related disclosure statement.

Benefit Program

Except as otherwise expressly provided in the Plan or by separate motion, all programs of the debtors applicable to its current employees with respect to 401(k) plans, health care plans, disability insurance plans, life insurance plans, accidental death and dismemberment insurance plans, vacation allowances and educational reimbursement plans are treated as executory contracts under the Plan and on the effective date of the Plan will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code, provided, however, that any plan or program that requires the issuance of any equity interests or any reorganized common stock will not be assumed except as specifically may be provided in the Plan.

Issuance of Reorganized Common Stock on Effective Date of the Plan

On the effective date of the Plan, all 25,375,683 outstanding shares of our common stock will be cancelled, and holders of such shares will receive 25,375,683 shares of our reorganized common stock, representing all of the issued and outstanding shares of reorganized common stock on the effective date of the Plan, without giving effect to (1) the exercise of the Stockholder Warrants and, to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [    ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise, (2) the exercise of Standby Purchaser Warrants and (3) the issuance of up to 5% of our reorganized common stock, on a fully diluted basis, reserved for issuance under our 2004 omnibus stock option plan. On the effective date of the Plan, each holder of our common stock will receive one share of reorganized common stock for each share of common stock held by such holder on June [    ], 2004.

Issuance of Stockholder Warrants on Effective Date of the Plan

If our Plan becomes effective, in addition to the shares of our reorganized common stock issued to holders of our common stock as of June [    ], 2004, such holders will receive on the effective date of the Plan, Stockholder Warrants to purchase 125,000,000 shares of reorganized common stock, representing approximately 83.13% of the outstanding shares of reorganized common stock on a fully diluted basis, without giving effect to (1) the exercise of Standby Purchaser Warrants and (2) the issuance of up to 5% of our reorganized common stock, on a fully diluted basis, reserved for issuance under our 2004 omnibus stock option plan. On the effective date of the Plan, each holder of our common stock will receive such number of Stockholder Warrants that will enable such holder to retain the same percentage equity ownership it had in our company immediately prior to the effective date of the Plan, subject to reduction as set forth above. See “Description of Stockholder Warrants” for further information concerning the Stockholder Warrants, their issuance and the procedure for exercise, and “Dilution” for a discussion of the potential dilution that you may experience.

DESCRIPTION OF INDEBTEDNESS OF REORGANIZED SEITEL

The New Revolving Credit Facility

On April 16, 2004, we entered into a loan agreement with WFF, pursuant to which WFF will, subject to certain conditions, make available to us a new $30 million senior secured revolving credit facility on the effective date of the Plan. The maximum amount available to us from time to time under the new revolving credit facility will be the lesser of (1) $30 million or (2) the Borrowing Base, less any reserves established by WFF and undrawn amounts under issued and outstanding letters of credit, if any, issued for our account under the new revolving credit facility from time to time, the amount of which will not exceed the lesser of $10 million or the Borrowing Base.

The Borrowing Base under the new revolving credit facility will be an amount equal to the least of:

•	$30 million,

•	0.75 times our Cash Operating Income (defined as cash revenue, derived primarily from seismic data acquisition revenue, cash library licensing revenue and Solutions revenue, less cost of sales and SG&A, before depreciation and amortization expense for the trailing 12-month period), or

•	the sum of (1) 85% of eligible Short Term Accounts (defined as accounts that are not Long Term Accounts and within 90 days of invoice date), (2) 50% of eligible Long Term Accounts (defined as accounts with contracts for periods of performance from one month to 18 months, where the account debtor makes payments over the term of the contract), and (3) $20 million.

The proceeds of the new revolving credit facility will be used solely to fund our working capital needs and other general corporate purposes, provided that prior to either (1) our receipt of the net proceeds from the combination of (x) the exercise of the Stockholder Warrants and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [    ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise, or (2) delivery into escrow of an irrevocable standby letter of credit in the amount of $75 million (or such lesser amount as would reflect our receipt of the net proceeds referred to in clause (1) above on or before the third business day after the effective date of the Plan) naming Mellon HBV as account beneficiary, the proceeds of the new revolving credit facility will be available for working capital needs and payment of claims under the Plan, other than Class 3 unsecured claims.

Any and all outstanding borrowings under the new revolving credit facility will be due in full on the maturity date, which will be three years after the effective date of the Plan, and will accrue interest at our option at an applicable margin above either:

•	the Prime Rate, which is the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. at its principal office in San Francisco, California, as its reference rate, base rate or prime rate, whether or not such announced rate is the best rate available from such financial institution, or

•	LIBOR, which is the rate per annum, determined by WFF in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by WFF.

If the average principal amount of outstanding borrowings is less than $10 million in any month, the applicable margin will be 0% for Prime Rate-based loans and 2.75% for LIBOR-based loans; otherwise, the applicable margin will be 0.50% for Prime Rate-based loans and 3.25% for LIBOR-based loans.

During the existence of any event of default under the new revolving credit facility, amounts outstanding under the new revolving credit facility will bear interest at an annual rate equal to three percentage points above the rate of interest otherwise in effect.

The new revolving credit facility will be secured by a first priority, perfected security interest in all of our existing and future U.S. tangible and intangible assets (other than the net proceeds from the sale of the new senior notes and certain additional funds while such funds are in the escrow account described under “—New

Senior Notes” below), including accounts receivable, general intangibles, negotiable collateral, inventory, equipment, books and records, commercial tort claims, real property, deposit accounts and any proceeds thereof, and a pledge of all of the issued and outstanding capital stock of our U.S. subsidiaries (the “Collateral”). Each of our U.S. subsidiaries that is not a borrower under the new revolving credit facility will deliver an unlimited, unconditional guarantee of our obligations under the new revolving credit facility. The new revolving credit facility has been authorized and approved by the bankruptcy court by entry of the confirmation order on March 18, 2004.

The new revolving credit facility contains financial and other covenants including:

•	minimum Cash Operating Income of $60 million (subject to adjustment by mutual agreement) for every four consecutive fiscal quarters, and maximum capital expenditures (exclusive of non-monetary exchanges) of $71.5 million (subject to adjustment by mutual agreement) in each fiscal year,

•	restrictions on the payment of dividends, and

•	limitations on the incurrence of indebtedness, the terms of affiliate and related party transactions, the creation of liens, the making of particular types of investments or other restricted payments, and requirements with respect to capitalization events, asset sales, mergers and consolidations.

The new revolving credit facility includes events of default similar to those under the DIP Facility. Further, a default under the new senior notes and the indenture under which the new senior notes will be issued will be an event of default under the new revolving credit facility. Changes in our ownership or control that are effected pursuant to, and as expressly contemplated by and disclosed in, the Plan, and which would otherwise be an event of default under the DIP Facility, will not constitute an event of default under the new revolving credit facility.

We will have the option, at any time upon 30 days prior written notice to WFF, to terminate the new revolving credit facility by paying to WFF, in cash, all outstanding amounts under the new revolving credit facility on the date of termination, including either (1) providing cash Collateral in an amount equal to 105% of the undrawn amount of any outstanding letters of credit, or (2) causing any outstanding original letters of credit to be returned by WFF.

The loan agreement provides that funding of the new revolving credit facility is subject to satisfaction of certain conditions, including among others:

•	the terms and conditions of the Plan are in form and substance satisfactory to WFF and (1) the confirmation order has become a final order, (2) the net proceeds from the sale of the new senior notes have been placed in escrow, together with additional cash sufficient to effect the special mandatory redemption of the notes, pending the release from escrow of such funds on the Guaranty Performance Date, (3) the registration statement, of which this prospectus is a part, is declared effective by the SEC and no stop order in respect thereof has been issued, (4) the new board of directors of Reorganized Seitel is appointed and has agreed to serve, and (5) we have on hand cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan,

•	there has not occurred between September 30, 2003 and the effective date of the Plan (1) any material adverse change in our financial condition, (2) any law or regulation that prevents or prohibits WFF from funding or maintaining the new revolving credit facility or (3) any other matter that might have a material adverse effect on us, financial or otherwise,

•	WFF’s satisfaction that it has been granted a perfected, first priority lien on the Collateral and has received UCC, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other lien on the Collateral which is not a permitted lien under the terms of the loan agreement,

•	No default or event of default has occurred under the DIP Facility, and

•	WFF has received on or before the effective date of the Plan, payment in full of any and all amounts due and owing under the DIP Facility. As of May 17, 2004, there are no outstanding borrowings under the DIP Facility. On the effective date of the Plan, the DIP Facility will be terminated.

The foregoing does not purport to be a complete description of all of the terms, provisions, covenants, agreements and conditions contained in the new revolving credit facility and is qualified in its entirety by reference to the new revolving credit facility filed as an exhibit to the registration statement of which this prospectus is a part.

New Senior Notes

General

We intend to enter into a purchase agreement with certain financial institutions, under which they will agree to act as initial purchasers in connection with an institutional private placement of new senior unsecured notes pursuant to Section 4(2) of and Rule 144A and Regulation S under the Securities Act, intended to result in net cash proceeds to us of not less than $180 million, which net proceeds will be used to partially fund payments of allowed creditors’ claims required under the Plan. The new senior notes will be issued by Reorganized Seitel to the initial purchasers who, in turn, will resell the new senior notes pursuant to Rule 144A under the Securities Act to “qualified institutional buyers” (within the meaning of Rule 144A) and pursuant to Regulation S under the Securities Act to eligible purchasers outside the United States in offshore transactions.

Our new senior notes will mature in 2014. Interest will be payable in cash, semi-annually in arrears. The new senior notes will be unsecured and will be guaranteed by all of our domestic subsidiaries on a senior basis. Subject to compliance with the terms of our debt agreements, we will be able to issue additional notes after the Release of the escrowed net proceeds from the sale of new senior notes that are identical to the new senior notes (except as to issue price).

Escrow of Proceeds

The net proceeds from the sale of new senior notes will initially be deposited into an escrow account. Such proceeds will be Released from escrow upon our receipt of gross proceeds of $75 million from the combination of (x) the exercise of the Stockholder Warrants and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [    ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise (or all conditions thereto, other than the release of such escrowed funds, have been satisfied and receipt of the net proceeds therefrom will occur simultaneously with the release of such escrowed funds). The Release must occur on or before the 75th day following the Issue Date of the new senior notes, and the Release may only occur if on the date thereof, no default or event of default is occurring under the Indenture governing the new senior notes, after giving pro forma effect to the Release.

Special Mandatory Redemption

If the Release does not occur on or before the 75th day following the Issue Date (or such earlier date as we determine that it is unlikely that we will meet the conditions to the Release), we will redeem, within 10 business days, all of the new senior notes at a redemption price equal to 101% of their principal amount plus accrued interest.

Optional Redemption

We will have the right to redeem any or all of the new senior notes, upon one or more occasions, on and after the fifth anniversary of the Issue Date, at redemption prices equal to par plus a premium equal to one-half of the interest rate on the notes during the sixth year of the new senior notes, which premium will decline ratably to zero on the eighth anniversary of the Issue Date. In addition, during the first three years after the Issue Date, using the proceeds of certain qualified equity offerings, we may redeem, upon one or more occasions, up to an aggregate of 35% of the new senior notes issued under the Indenture at a redemption price equal to par plus a premium equal to the interest rate on the new senior notes. We will have to pay accrued and unpaid interest on the new senior notes upon each redemption.

Change of Control Offer

If we experience certain changes of control, we will have to make an offer to repurchase all of the new senior notes at 101% of their principal amount plus accrued and unpaid interest. The holders of the new senior notes will have the right, but not the obligation, to have their new senior notes repurchased by us in such offer.

Covenants

The Indenture will contain restrictive covenants which will limit our and our subsidiaries’ ability to, among other things:

(a)	incur additional indebtedness,

(b)	incur indebtedness that is subordinate to any other indebtedness unless such indebtedness is expressly subordinate to the new senior notes,

(c)	make restricted payments (including repurchases of our equity interests, the making of dividend payments and the repurchase of subordinated debt),

(d)	sell assets without using the net proceeds thereof as set forth in the Indenture,

(e)	make investments in (or loans to or other payments on behalf of) entities or persons that are not restricted subsidiaries of ours,

(f)	grant liens on assets,

(g)	engage in asset sales,

(h)	enter into mergers, consolidations and sales of all or substantially all of our assets,

(i)	enter into new lines of business,

(j)	engage in affiliate transactions, and

(k)	allow our subsidiaries to grant restrictions on their ability to make distributions and dividends to us.

The above restrictions are subject to customary exceptions as set forth in the Indenture.

Events of Default

The Indenture will contain customary events of default, including failure to pay interest, principal or, if applicable, premium on the notes, failure to comply with covenants, cross-acceleration to (or failure to pay at final maturity of) debt in excess of a certain threshold, bankruptcy events, invalidity of subsidiary guarantees, and judgments against us or our subsidiaries in excess of a certain threshold. These events of default will be subject to customary exceptions as set forth in the Indenture. If an event of default occurs under the Indenture, the trustee or holders of at least 25% aggregate principal amount of the new senior notes will be able to declare all amounts owning under the new senior notes to be due and payable immediately.

We will be required to deliver to the trustee annually a statement regarding compliance with the Indenture and, upon any of our officers becoming aware of any default, a statement specifying such default and what action we are taking or propose to take with respect thereto.

The Exchange Offer

In connection with the offering of new senior notes, we will enter into a registration rights agreement with the initial purchasers which will require us and the subsidiary guarantors to use our reasonable best efforts to: (1) file a registration statement with the SEC (on Form S-4 or other appropriate registration form) providing for Securities Act registration of an offer which will remain open for acceptance for a minimum 20 business days enabling holders to surrender to us their new senior notes in exchange for registered new senior notes having identical terms in all material respects to the new senior notes (other than the transfer restrictions applicable to the new senior notes), (2) cause the registration statement to be declared effective by the SEC under the Securities Act, (3) complete the exchange offer within 180 days after the Release, and (4) in certain limited circumstances, if required, file a “shelf” registration statement for the resale of the new senior notes, cause it to be declared effective by the SEC under the Securities Act and maintain the effectiveness thereof for a period of two years (or such shorter period ending when all the new senior notes registered thereby are sold thereunder), if we cannot complete the registered exchange offer within the time period referred to above. If we do not comply with these obligations, we will be required to pay additional interest to the holders of the new senior notes.

Pearlman Note

In connection with our settlement of litigation involving Seitel’s former chairman of the board of directors, Herbert Pearlman, in Seitel, Inc. v. Pearlman, C.A. No. H-02-1843, we reimbursed Mr. Pearlman for certain out of pocket costs and expenses totaling $485,000 and paid Mr. Pearlman $1 million plus issued a note payable in a series of approximately equal payments totaling an additional $735,000 without interest over a ten year period in respect of his former employment that was terminated in all respects. Olympic, our non-debtor, Canadian subsidiary, which is paying its debts as they become due and which does not intend to seek bankruptcy relief, is jointly liable for payments due under the Pearlman note. Under the Plan, the Pearlman note will be reaffirmed or reissued, Pearlman will be allowed to file claims, if any, that he seeks to assert and, except as amended by the Plan, with respect to certain indemnity obligations, Reorganized Seitel will perform its obligation under the settlement.

Canadian Line of Credit

On January 12, 2004, our wholly owned, Canadian, non-debtor subsidiary, Olympic Seismic Ltd., entered into a revolving credit facility with Royal Bank of Canada. The facility allows Olympic to borrow in the form of prime-based loans, bankers’ acceptances or letters of credit up to $5 million (Canadian), subject to a borrowing base formula. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by us. All intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to us, SEIC Partners Limited Partnership or to any of our U.S. subsidiaries has been subordinated to the repayment in full of the revolving credit facility. The $5 million (Canadian) maximum borrowing commitment is subject to a 75% of eligible accounts receivable borrowing base sublimit (as defined in the agreement) further reduced by prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand. A review of this demand facility is performed annually at the bank’s discretion. As of May 17, 2004, no amounts were outstanding under this revolving line of credit and there was approximately $4.0 million (Canadian) of borrowing availability on the line of credit. Olympic is not an obligor in respect of any of the notes, and is not a debtor under the Plan.

Other Significant Debt

During 2001 and 2002, Seitel, as lessee, entered into a lease with Winthrop Resources Corp., as lessor, for the purchase of computer and data technology center furniture and equipment. The lease had an initial term of approximately two years. On February 18, 2003, in settlement of certain non-bankruptcy litigation, Seitel and Winthrop entered into an amendment of the lease terms effective as of January 1, 2003. Under the amended obligations, on February 18, 2003, we made a one time payment of $1,580,000, plus applicable taxes, in consideration of past due lease payments and agreed to make 33 additional monthly payments of principal and interest of $165,000, plus applicable taxes. At the expiration of the lease term, there is an option to purchase the leased equipment, in whole but not in part, for $810,000, less a credit of $309,910 in respect of a cash deposit held by Winthrop. The outstanding balance on the lease as of May 17, 2004, was approximately $3.3 million. All payments due under the restructured lease have been timely made to date. We have assumed the Winthrop lease pursuant to an order of the bankruptcy court dated December 29, 2003. The lease has been treated for accounting and financial reporting purposes as a capital lease.

On April 30, 2002, Olympic entered into a sale-leaseback agreement on a building and property situated in Calgary, Alberta, Canada. Proceeds of the sale were $3.6 million (Canadian dollars). The proceeds were used to repay outstanding borrowings under Olympic’s revolving line of credit and for general corporate purposes. This capital lease has a 20-year term, with lease payments of: $336,000 (Canadian dollars) in years 1-5; $370,860 (Canadian dollars) in years 6-10; $409,500 (Canadian dollars) in years 11-15; and $452,340 (Canadian dollars) in years 16-20. The sale-leaseback arrangement is not affected by the Plan.

USE OF PROCEEDS

We will receive aggregate gross proceeds of $75 million, before deducting expenses of this offering payable by us, which are estimated to be approximately $2.9 million. The entire net proceeds from this offering will be used to partially fund on the Guaranty Performance Date payments of allowed creditors’ claims required under the Plan.

In addition, on the Guaranty Performance Date, we will fund all remaining payments of allowed creditors’ claims required under the Plan utilizing a combination of (1) the net proceeds from our private placement of new senior notes, (2) cash and cash equivalents on hand ($35 million of which will be segregated by us on the effective date of the Plan through the Guaranty Performance Date for such use, to the extent necessary), and (3) borrowings under our new revolving credit facility with WFF. Please see “Description of Indebtedness of Reorganized Seitel—The New Revolving Credit Facility” and “—New Senior Notes” for a discussion of the terms of the new revolving credit facility and new senior notes, as well as a discussion of the escrow of the net proceeds from our private placement of new senior notes and the conditions to the Release from escrow of such net proceeds.

Total payments to creditors required, and administrative expenses estimated, to be paid under the Plan on the Guaranty Performance Date are expected to aggregate $305.1 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities.”

Pending the uses described above, we will invest the net proceeds from the transactions and sources described in clauses (i) and (iii) above in direct or guaranteed obligations of the United States, interest-bearing, investment-grade investments, or certificates of deposit.

Summarized below are the estimated sources and uses of funds on the Guaranty Performance Date:

Sources and Uses of Funds at Guaranty Performance Date

($ in millions)
Sources			Uses
Cash Required(1)	$40.1		Outstanding Senior Unsecured Notes	$255.0
New Senior Notes	190.0		Accrued Interest on Senior Unsecured Notes(4)	22.9
This Offering(2)	75.0		Other Secured & Unsecured Claims(5)	11.6
			Administrative Costs(6)	6.7
			Fees & Other Expenses(7)	8.9

Total Sources	$305.1	(3)	Total Uses	$305.1

(1)	The Plan requires that we have on hand as of the effective date of the Plan cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan, to the extent necessary.
(2)	Includes gross proceeds from the combination of (x) the exercise of the Stockholder Warrants and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise.
(3)	The amount of our net cash flow during the period between April 1, 2004 and the Guaranty Performance Date will determine whether we will be required to draw down on our new revolving credit facility to partially fund payments of allowed creditors’ claims required under the Plan and, if so, how much we will be required to draw down.
(4)	Includes interest accrued on outstanding senior unsecured notes through July 27, 2004.
(5)	Includes $5.7 million of secured claims, $5.4 million of unsecured claims and $0.5 million of priority claims.
(6)	Includes administrative costs related to the Plan expected to be incurred from April 1, 2004 to July 27, 2004.
(7)	Includes issuance fees relating to this offering, fees related to the private placement of new senior notes, and legal and other fees expected to be incurred from April 1, 2004 to July 27, 2004.

We have retained Jefferies & Company, Inc. as our financial advisor in connection with the transactions contemplated by the Plan under the terms of an engagement letter as amended and restated on February 3, 2004, which has been approved by the bankruptcy court. Jefferies has agreed to act as exclusive dealer-manager in connection with this offering. We have agreed to pay Jefferies a fee of approximately $1.0 million for its services as financial advisor and dealer-manager in connection with this offering. See “Our Financial Advisor.”

DIVIDEND POLICY

Although we have declared and paid cash dividends on our common stock in the past, we have not declared or paid any cash dividends on our common stock during our two most recent fiscal years. We do not intend to declare or pay any cash dividends on our reorganized common stock in the foreseeable future. Covenants within our new revolving credit facility and our new senior notes will restrict our ability to pay cash dividends on our capital stock. Future declaration and payment of cash dividends, if any, on our reorganized common stock will be determined in light of factors deemed relevant by our board of directors, including our earnings, operations, capital requirements and financial condition and restrictions in our financing agreements.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Seitel Market Information

Our common stock has traded in the over-the-counter market on the OTC Bulletin Board, its primary trading market, under the symbol “SEIEQ”, and on the Toronto Stock Exchange under the symbol “OSL”. Prior to March 17, 2003, our common stock traded on the New York Stock Exchange under the symbol “SEI”. Following delisting of our common stock by the NYSE on March 17, 2003 due to our inability to meet the NYSE’s continued listing requirements relating to minimum share price and market capitalization, our common stock commenced trading on the OTC Bulletin Board. The following table sets forth the high and low sale prices as reported by the NYSE or the high and low bid prices as reported by the OTC Bulletin Board, as applicable, for the periods indicated. The OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
2002
1st Quarter	$14.08	$8.20
2nd Quarter	$11.00	$1.00
3rd Quarter	$1.01	$0.37
4th Quarter	$0.88	$0.49
2003
1st Quarter	$0.68	$0.20
2nd Quarter	$0.47	$0.16
3rd Quarter	$0.36	$0.22
4th Quarter	$2.08	$0.29
2004
1st Quarter	$4.85	$2.21
2nd Quarter (through May 17, 2004)	$4.20	$3.35

On May 17, 2004, the closing bid price of our common stock on the OTC Bulletin Board was $3.35

As of May 18, 2004, there were 812 stockholders of record and 25,375,683 shares of our common stock outstanding.

Reorganized Seitel Market Information

We do not intend at this time to make any application to list our reorganized common stock or the Stockholder Warrants for trading on any national securities exchange or U.S. inter-dealer quotation system. When they are issued, the Stockholder Warrants will be transferable until they expire on July [    ], 2004. Broker-dealers who currently make a market in our common stock will be required to apply to the OTC Bulletin Board to initiate quotations in our reorganized common stock. We have notified our current market makers to request the OTC Bulletin Board allow them to initiate quotations in our reorganized common stock as of the effective date of the Plan. We will cooperate with any registered broker-dealer who may seek to initiate price quotations for our reorganized common stock and/or the Stockholder Warrants on the OTC Bulletin Board. See “Risk Factors—We do not intend at this time to apply to list our reorganized common stock or the Stockholder Warrants on any national securities exchange or U.S. inter-dealer quotation system. Our reorganized common stock and the Stockholder Warrants may trade infrequently and at unpredictable levels in the over-the-counter market resulting in a potential lack of liquidity of your stock.”

CAPITALIZATION

The following table sets forth our historical and pro forma consolidated debt and capitalization at March 31, 2004, as adjusted to give effect to the transactions contemplated by the Plan, which provides for:

•	the payment in full in cash of approximately $283.4 million (as of March 31, 2004) of our outstanding allowed pre-petition claims, together with post-petition (non-default rate) interest thereon, except for disputed claims and claims that are reinstated under the Plan (see “The Plan of Reorganization—Treatment of Pre-Petition Claims”),

•	the cancellation of 25,375,683 outstanding shares of our common stock in exchange for 25,375,683 shares of our reorganized common stock and Stockholder Warrants to purchase an aggregate of 125,000,000 shares of reorganized common stock,

•	the sale of all shares of reorganized common stock not purchased upon the exercise of the Stockholder Warrants and the issuance of the Standby Purchaser Warrants, in each case to the Standby Purchasers on the Guaranty Performance Date,

•	our private placement of new senior notes and the application of the net proceeds therefrom to partially fund on the Guaranty Performance Date payments of allowed creditors’ claims required by the Plan (see “Description of Indebtedness of Reorganized Seitel—New Senior Notes”), and

•	the availability to us of a revolving loan commitment of $30 million, subject to borrowing base limitations, under our new revolving credit facility with WFF (see “Description of Indebtedness of Reorganized Seitel—The New Revolving Credit Facility”).

This information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”, as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

	March 31, 2004
	Historical	Pro Forma
	(in thousands)

Cash and cash equivalents	$48,588	$16,588	(1)

Debt, including lease obligations:
Debtor-in-possession loan facility	$—	$—
New revolving credit facility (2)	—	—
Former term loan	5,417	—
Other long-term debt	438	438
Old senior unsecured notes	255,000	—
New senior unsecured notes	—	190,000

Subtotal	260,855	190,438
Capital lease obligations	6,267	6,267

Total debt	267,122	196,705
Stockholders’ equity	2,622	70,186	(1)

Total capitalization	$269,744	$266,891

(1)	The amount of pro forma cash and cash equivalents and stockholders’ equity as of March 31, 2004 is presented herein solely for illustrative purposes and is not indicative of cash and cash equivalents, if any, or of the amount of stockholders’ equity which may exist immediately following and giving effect to payment on the Guaranty Performance Date of all allowed creditors’ claims required under the Plan, and such amounts necessarily are subject to material uncertainty and change depending on actual operating cash flows received and cash expenditures incurred between March 31, 2004 and the Guaranty Performance Date.
(2)	Revolving loan commitment of $30 million, subject to borrowing base limitations (see “Description of Indebtedness of Reorganized Seitel—The New Revolving Credit Facility”).

DILUTION

On the effective date of the Plan, all 25,375,683 outstanding shares of our common stock will be cancelled and, without any action on the part of the holders of these shares, such shares will be converted into the right to receive and be exchanged for:

•	25,375,683 shares of our reorganized common stock, representing all of the issued and outstanding shares of our reorganized common stock on the effective date of the Plan, without giving effect to (1) the exercise of the Stockholder Warrants and, to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise, (2) the exercise of Standby Purchaser Warrants and (3) the issuance of up to 5% of our reorganized common stock, on a fully diluted basis, reserved for issuance under our 2004 omnibus stock option plan, and

•	Stockholder Warrants to purchase 125,000,000 shares of reorganized common stock, representing approximately 83.13% of the outstanding shares of reorganized common stock on a fully diluted basis, without giving effect to (1) the exercise of Standby Purchaser Warrants and (2) the issuance of up to 5% of our reorganized common stock, on a fully diluted basis, reserved for issuance under our 2004 omnibus stock option plan.

On the effective date of the Plan, each holder of record of our common stock as of June [    ], 2004 will receive, in exchange for each share owned, one share of our reorganized common stock and one Stockholder Warrant to purchase 4.926 shares of reorganized common stock, at an exercise price of 60 cents per share. If exercised, in full, the number of Stockholder Warrants which each individual stockholder will receive will enable it to retain the same percentage equity ownership in our company it had immediately prior to the effective date of the Plan, subject to dilution as described above. Accordingly, for a holder of our reorganized common stock to retain the same percentage equity ownership it had immediately prior to the effective date of the Plan, it will need to exercise all of its Stockholder Warrants in full.

If you do not exercise your Stockholder Warrants in full, your relative percentage equity ownership in Reorganized Seitel will be diluted up to 83.13% as a result of the issuance by Reorganized Seitel of an additional 125,000,000 shares of reorganized common stock upon the combination of (x) the exercise of the Stockholder Warrants and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [    ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise. If you exercise some, but not all of your Stockholder Warrants, your relative percentage ownership of our reorganized common stock will be diluted directly in proportion to the extent you do not exercise your Stockholder Warrants in full. In addition, your percentage equity ownership may be diluted in excess of 84% if you do not exercise any of your Stockholder Warrants and the Standby Purchasers elect to exercise in full their Standby Purchaser Warrants, which entitle the Standby Purchasers to purchase over a seven-year period up to 15,037,568 additional shares of reorganized common stock, at an exercise price of 72 cents per share. Your relative percentage equity ownership will be even further diluted (i.e., in aggregate in excess of 85%) upon our issuance of up to an additional 8,270,662 shares of reorganized common stock, representing approximately 5% of our fully diluted shares of reorganized common stock, reserved for issuance under our 2004 omnibus stock option plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following sets forth our selected historical consolidated financial data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, and as of and for the three months ended March 31, 2003 and 2004.

Our consolidated balance sheets after March 31, 2004 and our consolidated statements of operations for the periods after March 31, 2004 will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. Among other things, our consolidated statement of operations for future periods will include numerous adjustments required by the Plan, including reductions in interest expense and substantially less professional expenses related to our reorganization proceedings.

The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2000, 2001, 2002 and 2003, and for each of the years in the four-year period ended December 31, 2003, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The auditors report issued by Ernst & Young LLP with respect to their audit of our financial statements for the years ended December 31, 2003 and 2002 included an explanatory paragraph relating to our ability to continue as a going concern. The consolidated balance sheet data and the consolidated statement of operations data presented below as of and for the year ended December 31, 1999 have been derived from our consolidated financial statements that were audited by Arthur Andersen LLP, independent public accountants. Those financial statements have since been restated to account for our oil and gas business as discontinued operations. As Arthur Andersen LLP has ceased operations, the adjustments necessary to apply discontinued operations treatment have not been audited. The consolidated balance sheet data and the consolidated statement of operations data presented below as of and for the three-month periods ended March 31, 2003 and 2004, respectively, are unaudited. However, we believe that this information contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly our consolidated financial position and results of operations for those periods. The consolidated balance sheet data as of March 31, 2004 and the consolidated statement of operations data for the three-month period ended March 31, 2004 presented below, are not necessarily indicative of the results that may be expected for the fiscal year. Certain reclassifications have been made to the amounts in the prior years’ financial statements to conform to the current year’s presentation.

All of the information presented below should be read in conjunction with the information in the sections in this prospectus titled “Unaudited Pro Forma Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Selected Historical Consolidated Financial Data

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Statement of Operations Data:
(In thousands)
Revenue	$109,671	$113,887	$115,238	$149,795	$131,465	$30,324	$41,264
Expenses and Costs:
Depreciation and amortization	49,929	51,927	49,448	129,856	82,638	18,075	24,083
Cost of sales	295	738	1,196	928	815	154	74
Selling, general and administrative	26,190	35,086	34,805	71,732	29,678	8,893	8,539
Impairment of seismic data library	—	—	—	82,964	29,959	—	—

	76,414	87,751	85,449	285,480	143,090	27,122	32,696

Income (loss) from operations	33,257	26,136	29,789	(135,685)	(11,625)	3,202	8,568
Interest expense and other, net	(11,504)	(12,389)	(13,461)	(20,856)	(19,950)	(5,078)	(4,948)
Loss on sale of marketable securities	—	—	—	(332)	—	—	—
Gain on extinguishment of liabilities	—	—	—	—	681	—	—
Reorganization items	—	—	—	—	(5,984)	—	(3,566)
Equity in earnings (loss) of affiliate	(91)	—	—	—	—	—	—
Impairment due to dividend distribution of affiliate stock	(7,794)	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	13,868	13,747	16,328	(156,873)	(36,878)	(1,876)	54
Provision (benefit) for income taxes	6,211	5,639	6,748	(18,304)	2,199	35	706

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	7,657	8,108	9,580	(138,569)	(39,077)	(1,911)	(652)
Income (loss) from discontinued operations, net of tax	1,723	3,602	(24,573)	(62,709)	1,139	(237)	35
Cumulative effect of changes in accounting principles, net of tax	—	(14,219)	—	(11,162)	—	—	—

Net income (loss) (1)	$9,380	$(2,509)	$(14,993)	$(212,440)	$(37,938)	$(2,148)	$(617)

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$.32	$.34	$.38	$(5.48)	$(1.54)	$(.07)	$(.02)
Income (loss) from discontinued operations	.07	.15	(.98)	(2.48)	.04	(.01)	—
Cumulative effect of accounting changes	—	(.59)	—	(.44)	—	—	—

Net income (loss)	$.39	$(.10)	$(.60)	$(8.40)	$(1.50)	$(.08)	$(.02)

Selected Historical Consolidated Financial Data

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Diluted:
Income (loss) from continuing operations	$.32	$.34	$.37	$(5.48)	$(1.54)	$(.07)	$(.02)
Income (loss) from discontinued operations	.07	.15	(.95)	(2.48)	.04	(.01)	—
Cumulative effect of accounting changes	—	(.59)	—	(.44)	—	—	—

Net income (loss)	$.39	$(.10)	$(.58)	$(8.40)	$(1.50)	$(.08)	$(.02)

Weighted average shares (in thousands):
Basic	23,863	23,909	24,986	25,300	25,376	25,376	25,376
Diluted	24,063	24,090	25,692	25,300	25,376	25,376	25,376

Other Financial Data (in thousands):
Cash operating income(2)(3)	$76,664	$86,808	$63,842	$19,968	$89,536	$18,909	$28,153
EBITDA(3)	75,301	78,063	79,237	76,803	95,669	21,277	29,085
Cash flows provided by operating activities of continuing operations	60,564	69,534	30,767	21,716	80,314	12,366	29,538
Cash flows used in investing activities of continuing operations(4)	(129,466)	(57,553)	(79,565)	(49,358)	(48,668)	(11,488)	(25,955)
Cash flows provided by (used in) financing activities of continuing operations	76,530	(12,207)	61,255	(2,630)	(5,646)	(2,166)	(708)

Financial Ratios:
Cash Operating Income(2)/Interest Expense, net	6.7	7.0	4.7	1.0	4.5	3.7	5.7
EBITDA(3)/Interest Expense, net	6.5	6.3	5.9	3.7	4.8	4.2	5.9
Net Debt(5)/Cash Operating Income(2)	2.9	2.3	3.8	12.5	2.5	na	na
Net Debt(5)/EBITDA(3)	2.9	2.5	3.1	3.3	2.3	na	na
Net Debt(5)/Total Net Book Capitalization	47.5%	43.6%	50.0%	87.1%	98.4%	87.4%	98.8%

In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the data’s useful life and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Pro forma net income (loss) for the years ended December 31, 1999, 2000 and 2001, assuming the new seismic data amortization policy had been applied retroactively in each period, was as follows (in thousands, except per share amounts):

	Year Ended December 31,
	1999	2000	2001
Income from continuing operations before cumulative effect of changes in accounting principles	$4,119	$3,765	$5,178
Income from continuing operations before cumulative effect of changes in accounting principles per share:
Basic	$.17	$.16	$.21
Diluted	.17	.16	.20

Net income (loss)	$5,842	$(6,852)	$(19,395)
Net income (loss) per share:
Basic	$.24	$(.29)	$(.78)
Diluted	.24	(.28)	(.75)

	As of December 31,					As of March 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Balance Sheet Data:
(in thousands, except per share amounts)
Cash and cash equivalents	$5,188	$10,216	$25,223	$21,517	$44,362	$18,769	$48,588
Seismic data library, net	329,885	362,603	455,845	284,396	247,541	286,552	253,874
Total assets	555,919	599,131	661,469	398,136	367,089	392,325	374,122
Total debt(6)	225,223	206,598	268,350	272,061	267,434	270,102	267,122
Stockholders’ equity	243,024	253,590	243,587	37,036	3,722	36,221	2,622
Book value per common share outstanding	$10.30	$10.28	$9.71	$1.46	$.15	$1.43	$.10
Common shares outstanding	23,605	24,671	25,075	25,376	25,376	25,376	25,376

(1)	In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and reduced the estimated useful life of offshore data from ten to five years and onshore data from ten to seven years. The effect from this change on reported results was a reduction in net income of $58.8 million or $2.32 per share for the year ended December 31, 2002.

(2)	Cash operating income is defined as cash revenue (derived primarily from seismic data acquisition revenue, cash library licensing revenue, and Solutions revenue) less cost of sales and SG&A. Cash operating income is a non-GAAP financial measure which should not be construed, however, as an alternative to operating income (loss) (as determined in accordance with GAAP) as an indication of our operating performance, or to cash flow from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Included in cash operating income are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. Cash operating income for the year ended December 31, 2000 included a restructuring charge of $4.4 million related to reduction of management incentive bonus compensation. Cash operating income for the year ended December 13, 2001 included $1.3 for charges related to former executives. Cash operating income for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. Cash operating income for the year ended December 31, 2003 included $5.5 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, not of reduction in litigation accruals. Cash operating income for the three months ended March 31, 2003 included $2.8 million of costs and expenses related to our restructuring efforts and various litigation. Cash operating income for the three months ended March 31, 2004 included $0.7 million of costs and expenses related to various litigation and severance costs. We believe that cash operating income is a useful measure in evaluating our performance because of our revenue recognition policies. We believe that, in addition to operating income (loss), cash flows from operating activities and EBITDA, cash operating income is a useful financial performance measurement reflecting our ability to incur and service debt and to fund capital expenditures.

(3)	EBITDA is defined as earnings from continuing operations before income taxes (benefit), interest expense, net, impairment of seismic data, and depreciation and amortization. EBITDA is a non-GAAP financial measure, which should not be construed as an alternative to operating income (loss) (as determined in accordance with GAAP) as an indicator of our operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our method of calculating EBITDA may differ from methods used by other companies and, as a result, EBITDA measures disclosed herein might not be comparable to other similarly titled measures used by other companies. Included in earnings (loss) and EBITDA are a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. EBITDA for the year ended December 31, 1999 included $7.8 million related to impairment due to dividend distribution of affiliate stock. EBITDA for the year ended December 31, 2000 included a restructuring charge of $4.4 million related to reduction of management incentive bonus compensation. EBITDA for the year ended December 31, 2001 included $1.3 million for charges related to former executives. EBITDA for the year ended December 31, 2002 included $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. EBITDA for the year ended December 31, 2003 included $11.4 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. EBITDA for the three months ended March 31, 2003 included $2.8 million of costs and expenses related to our restructuring efforts and various litigation. EBITDA for the three months ended March 31, 2004 included $4.3 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. We believe that, in addition to cash flows from operating activities and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. To evaluate EBITDA, the components of EBITDA such as revenue and SG&A and the variability of such components over time also should be considered.

The following table reconciles our cash operating income to EBITDA and EBITDA to income (loss) from continuing operations determined in accordance with GAAP (in thousands):

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)	(unaudited)
Cash operating income	$76,664	$86,808	$63,842	$19,968	$89,536	$18,909	$28,153

Add (subtract) other revenue components not included in cash operating income:
Acquisition underwriting from non-monetary exchanges	—	—	—	—	624	—	1,812
Non-monetary exchanges	6,522	12,435	57,045	13,551	10,630	3,109	3,080
Deferral of revenue	—	(44,324)	(89,764)	(38,366)	(51,421)	(12,372)	(14,355)
Selections of data	—	23,144	48,114	81,982	51,603	11,631	13,961

Less:
Equity in earnings (loss) of affiliate	(91)	—	—	—	—	—	—
Impairment due to dividend distribution of affiliate stock	(7,794)	—	—	—	—	—	—
Loss on sale of marketable securities	—	—	—	(332)	—	—	—
Gain on extinguishment of liabilities	—	—	—	—	681	—	—
Reorganization items	—	—	—	—	(5,984)	—	(3,566)

EBITDA	75,301	78,063	79,237	76,803	95,669	21,277	29,085

Less:
Interest expense, net	(11,504)	(12,389)	(13,461)	(20,856)	(19,950)	(5,078)	(4,948)
Taxes	(6,211)	(5,639)	(6,748)	18,304	(2,199)	(35)	(706)
Impairment of seismic data library	—	—	—	(82,964)	(29,959)	—	—
Depreciation and amortization	(49,929)	(51,927)	(49,448)	(129,856)	(82,638)	(18,075)	(24,083)

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	$7,657	$8,108	$9,580	$(138,569)	$(39,077)	$(1,911)	$(652)

(4)	Cash flows used in investing activities for the year ended December 31, 1999 included significant additions to our 3D offshore data library and purchase of a large seismic data library located in Canada. Cash flows used in investing activities for the year ended December 31, 2001 included $18.5 million related to the purchase of seismic data libraries located in the Gulf Coast Texas and Canada areas.

(5)	Net debt reflects total debt less cash and cash equivalents.

(6)	Total debt includes capital lease obligations.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data was prepared to illustrate the estimated effects of the Plan and related financings and the application of the proceeds thereof. The unaudited pro forma consolidated balance sheet assumes the Plan and the related financings and the application of the proceeds thereof took place on March 31, 2004, and the unaudited pro forma consolidated statements of income assume the Plan and related financings and the application of the proceeds thereof took place on January 1, 2003.

The unaudited pro forma consolidated financial data do not purport to be indicative of the financial position that would actually have been reported had such transactions in fact been consummated on such dates or of the financial position that may be reported by Reorganized Seitel in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial data do not include the effects of the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” because the criteria for fresh start reporting are not expected to be met. All of the information presented below should be read in conjunction with the information in the sections in this prospectus entitled “Selected Historical Consolidated Financial Data” including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2004

(In thousands)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Cash and equivalents	$48,588	$72,277	(A)	$16,588
		183,375	(B)
		(237	)(C)
		(4,000	)(D)
		(283,415	)(E)
Restricted cash	161	—		161
Receivables
Trade	36,399	—		36,399
Notes and other	11,308	—		11,308
Net seismic data library	253,874	—		253,874
Net property and equipment	14,091	—		14,091
Prepaid expenses, deferred charges and other assets	9,125	(871	)(A)	13,989
		6,625	(B)
		237	(C)
		(1,127	)(F)
Investment in marketable securities	32	—		32
Oil and gas operations held for sale	544	—		544

TOTAL ASSETS	$374,122	$(27,136)		$346,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities not subject to compromises:
Accounts payable and accrued liabilities	$20,679	$(660	)(A)	$18,692
		(625	)(D)
		(702	)(E)
Oil and gas operations held for sale	13	—		13
Notes payable	5,417	(5,417	)(E)	—
Obligations under capital leases	6,267	—		6,267
Notes offered hereby	—	190,000	(B)	190,000
Deferred income taxes	2,509	—		2,509
Deferred revenue	58,635	—		58,635
Liabilities subject to compromise	277,980	(277,296	)(E)	684

TOTAL LIABILITIES	371,500	(94,700)		276,800

STOCKHOLDERS’ EQUITY

Common stock	258	1,250	(A)	1,508
Additional paid in-capital	166,630	65,443	(A)	232,073
Retained deficit	(160,348)	(3,375	)(D)	(164,850)
		(1,127	)(F)
Treasury stock	(5,373)	5,373	(A)	—
Notes receivable from employees	(89)	—		(89)
Accumulated other comprehensive income	1,544	—		1,544

TOTAL STOCKHOLDERS’ EQUITY	2,622	67,564		70,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$374,122	$(27,136)		$346,986

Unaudited Pro Forma Consolidated Income Statement

For the Three Months Ended March 31, 2004

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$41,264	$—		$41,264
Costs and Expenses
Depreciation and amortization	24,083	—		24,083
Cost of sales	74	—		74
Selling, general and administrative expenses	8,539	—		8,539

	32,696	—		32,696

Income from operations	8,568	—		8,568
Interest expense, net	(4,948)	4,861	(AA)	(4,808)
		(4,679	)(BB)
		(42	)(CC)
Reorganization items	(3,566)	—		(3,566)

Income from continuing operations before income taxes	54	140		194
Provision for income taxes	706	—		706

Loss from continuing operations	$(652)	$140	(EE)	$(512)

Basic and diluted loss from continuing operations per share	$(.02)			$—

Weighted average number of common and common equivalent shares—basic and diluted	25,376	125,000	(DD)	150,376

Unaudited Pro Forma Consolidated Income Statement

For the Three Months Ended March 31, 2003

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$30,324	$—		$30,324
Costs and Expenses
Depreciation and amortization	18,075	—		18,075
Cost of sales	154	—		154
Selling, general and administrative expenses	8,893	—		8,893

	27,122	—		27,122

Income from operations	3,202	—		3,202
Interest expense, net	(5,078)	4,928	(AA)	(4,871)
		(4,679	)(BB)
		(42	)(CC)

Loss from continuing operations before income taxes	(1,876)	207		(1,669)
Provision for income taxes	35	—		35

Loss from continuing operations	$(1,911)	$207	(EE)	$(1,704)

Basic and diluted loss from continuing operations per share	$(.07)			$(.01)

Weighted average number of common and common equivalent shares—basic and diluted	25,376	125,000	(DD)	150,376

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2003

(In thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$131,465	$—		$131,465
Costs and Expenses
Depreciation and amortization	82,638	—		82,638
Cost of sales	815	—		815
Selling, general and administrative expenses	29,678	—		29,678
Impairment of seismic data library	29,959	—		29,959

	143,090	—		143,090

Loss from operations	(11,625)	—		(11,625)
Interest expense, net	(19,950)	19,512	(AA)	(19,318)
		(18,713	)(BB)
		(167	)(CC)
Gain on extinguishment of liabilities	681	—		681
Reorganization items	(5,984)	—		(5,984)

Loss from continuing operations before income taxes	(36,878)	632		(36,246)
Provision for income taxes	2,199	221	(DD)	2,420

Loss from continuing operations	$(39,077)	$411	(FF)	$(38,666)

Basic and diluted loss from continuing operations per share	$(1.54)			$(.26)

Weighted average number of common and common equivalent shares—basic and diluted	25,376	125,000	(EE)	150,376

Notes to Unaudited Pro Forma Consolidated Financial Data

Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements are based on adjustments to our historical consolidated financial statements to give effect to the Plan, the related financings and the application of the proceeds thereof. In our financial statements as of and for the three months ended March 31, 2004 and 2003 and for the year ended December 31, 2003, we reported our former oil and gas operations as a discontinued operation under SFAS No. 144. Pursuant to the SEC’s rules and regulations regarding the preparation of pro forma financial statements, the accompanying unaudited pro forma consolidated statements of income do not include the income (loss) from discontinued operations related to our former oil and gas operations.

Certain information and notes normally included in financial statements prepared in accordance with U.S. GAAP have been omitted or condensed pursuant to the rules and regulations of the SEC. All of the information presented below should be read in conjunction with the information in the sections in this prospectus entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

Pro Forma Adjustments

The following is a summary of pro forma adjustments:

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2004

(A)	Reflects the sale of 125,000,000 shares of our reorganized common stock, $.01 par value, from the combination of (x) the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise, net of estimated offering costs totaling $2.9 million to be paid by us. Of the estimated offering costs, $0.9 million had been incurred as of March 31, 2004, of which $0.2 million had been paid, and $2.2 million was estimated to be incurred after March 31, 2004. Also reflects retirement of treasury stock.

Under the terms of the Plan, the Standby Purchasers will receive on the Guaranty Performance Date Standby Purchaser Warrants to purchase up to 15,037,568 shares of reorganized common stock. The fair value of these Standby Purchaser Warrants would be reflected as an equal increase and decrease to additional paid-in capital.

(B)	Reflects private placement of new senior notes totaling $190 million in aggregate principal amount, net of estimated debt issuance costs of $6.6 million.

(C)	Reflects payment of $500,000 of estimated costs associated with obtaining our new revolving credit facility providing a revolving loan commitment of $30 million, subject to borrowing base limitations, with a 3-year term, of which costs $0.3 million had been paid at March 31, 2004 and an estimated $0.2 million remained to be paid at March 31, 2004.

(D)	Reflects payment of financial advisor fees totaling $4.0 million that are required to be paid upon completion of the Plan, of which $0.6 million had been expensed as of March 31, 2004. No tax benefit was recorded for this adjustment as a full valuation allowance was established at March 31, 2004.

(E)

Reflects payment of (a) the outstanding principal of Harney Secured Claim of $5.4 million and related interest of $181,000, (b) the outstanding principal of our existing senior unsecured notes of $255 million and related interest of $16.9 million, (c) priority tax claims of $521,000 and (d) all other allowed unsecured claims in accordance with the Plan of $5.4 million. Amounts remaining in liabilities subject to compromise consist of (a) a note payable to Mr. Pearlman of $438,000 which is reinstated in accordance with the Plan, and (b) amount due to former executive of $246,000 that is subject to resolution at a later time.

(F)	Reflects write-off of the remaining deferred issuance costs associated with (a) old senior unsecured notes of $1.0 million, (b) note payable to Harney Investment Trust of $4,000 and (c) DIP Facility with WFF of $116,000.

Unaudited Pro Forma Consolidated Income Statement for the Three Months Ended March 31, 2004

(AA)	Reflects elimination of interest expense and amortization of deferred issuance costs associated with (a) $255 million of our existing senior unsecured notes ($4.7 million), (b) $5.4 million note payable to Harney Investment Trust ($56,000), and (c) DIP Facility with WFF ($116,000).

(BB)	Reflects interest expense associated with $190 million aggregate principal amount of new senior notes assuming 10-year notes with a 9.5% interest rate and amortization of estimated deferred issuance costs of $6.6 million.

(CC)	Reflects amortization of estimated deferred issuance costs of $500,000 associated with our new revolving credit facility, with a 3-year term.

(DD)	Reflects the sale of 125,000,000 shares of reorganized common stock from the combination of (x) the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise. The Standby Purchaser Warrants to be issued to the Standby Purchasers on the Guaranty Performance Date are not considered in the diluted share calculation as the effect of the issuance would be antidilutive.

(EE)	Does not include adjustments related to the payment of financial advisor fees totaling $4.0 million that are required to be paid upon completion of the Plan.

Unaudited Pro Forma Consolidated Income Statement for the Three Months Ended March 31, 2003

(AA)	Reflects elimination of interest expense and amortization of deferred issuance costs associated with (a) $255 million of our existing senior unsecured notes ($4.9 million) and (b) $5.4 million note payable to Harney Investment Trust ($71,000).

(BB)	Reflects interest expense associated with $190 million aggregate principal amount of new senior notes assuming 10-year notes with a 9.5% interest rate and amortization of estimated deferred issuance costs of $6.6 million.

(CC)	Reflects amortization of estimated deferred issuance costs of $500,000 associated with our new revolving credit facility, with a 3-year term.

(DD)	Reflects the sale of 125,000,000 shares of reorganized common stock from the combination of (x) the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise. The Standby Purchaser Warrants to be issued to the Standby Purchasers on the Guaranty Performance Date are not considered in the diluted share calculation as the effect of the issuance would be antidilutive.

(EE)	Does not include adjustments related to the payment of financial advisor fees totaling $4.0 million that are required to be paid upon completion of the Plan.

Unaudited Pro Forma Consolidated Income Statement for the Year Ended December 31, 2003

(AA)	Reflects elimination of interest expense and amortization of deferred issuance costs associated with (a) $255 million of our existing senior unsecured notes ($19.1 million), (b) $5.4 million note payable to Harney Investment Trust ($251,000), and (c) DIP Facility with WFF ($200,000).

(BB)	Reflects interest expense associated with $190 million aggregate principal amount of new senior notes assuming 10-year notes with a 9.5% interest rate and amortization of estimated deferred issuance costs of $6.6 million.

(CC)	Reflects amortization of estimated deferred issuance costs of $500,000 associated with our new revolving credit facility, with a 3-year term.

(DD)	Reflects tax effect of pro forma adjustments at the effective tax rate of 35%.

(EE)	Reflects the sale of 125,000,000 shares of reorganized common stock from the combination of (x) the exercise of the Stockholder Warrants at an exercise price of 60 cents per share and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date, at 60 cents per share, of all shares of our reorganized common stock not sold upon such exercise. The Standby Purchaser Warrants to be issued to the Standby Purchasers on the Guaranty Performance Date are not considered in the diluted share calculation as the effect of the issuance would be antidilutive.

(FF)	Does not include adjustments related to the payment of financial advisor fees totaling $4.0 million that are required to be paid upon completion of the Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the “Selected Historical Consolidated Financial Data” and “Unaudited Pro Forma Consolidated Financial Data” sections of this prospectus, as well as our audited and unaudited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations has been prepared by our management in accordance with the rules and regulations of the SEC, as well as the SEC’s December 2003 interpretive guidance regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations in Release Nos. 33-8350, 34-48960 and FR-72.

Overview

We have ownership in an extensive library of onshore and offshore seismic data that we offer for license to oil and gas companies. We believe that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada. We also have ownership in a library of offshore data covering parts of the U.S. Gulf of Mexico shelf and certain deep water areas in the western and central U.S. Gulf of Mexico. We generate revenue primarily by licensing data from our data library and from new data acquisition substantially underwritten or paid for by clients. Our primary areas of focus are onshore U.S. and Canada and, to a lesser extent, offshore U.S. Gulf of Mexico.

Oil and gas companies consider seismic data an essential tool for finding hydrocarbons. Oil and gas companies use seismic data in oil and gas exploration and development efforts to increase the probability of drilling success. By utilizing seismic data, oil and gas companies can significantly increase drilling success rates and reduce the occurrence of dry holes. Further, seismic data analysis can increase recoveries of reserves from existing, mature oil fields by optimizing the drilling location of development wells and by revealing additional, or “step-out,” locations that would not otherwise be apparent. By participating in pre-funded, nonexclusive surveys or purchasing licenses to existing data, oil and gas companies can obtain access to expensive surveys that they may not otherwise be able to afford.

Demand for our products and services is cyclical due to the nature of the energy industry. In particular, demand for our seismic data services depends on the level of exploration and development activity within the markets we serve and is subject to significant volatility for a variety of reasons, including the price of oil and gas and the level of capital available to our primary clients for exploration and development activities.

The North American markets we serve continue to experience major changes. The major international oil companies are increasing their focus on exploration opportunities outside the U.S., with independent oil and gas companies responsible for the majority of current U.S. drilling activity. Production decline rates are accelerating worldwide and are the most pronounced in mature fields of North America. Commodity prices for oil and natural gas are at high levels and the demand for natural gas in the U.S. could exceed supply during the next two to three years unless new production is brought on line in the U.S. and Canada. Liquid natural gas imports, while growing, cannot make up the forecasted shortfall in the supply of natural gas in the U.S. in the near term.

While the industry is experiencing these market changes, we have taken steps to eliminate non-core business activities, improve our capital discipline, and reduce operating costs. As a result, our cost structure is now aligned with our current level of business and we believe we are well positioned for the future.

Since we filed bankruptcy in mid 2003, we have not experienced a material loss of customers or reduction in revenue. Despite the potential for volatility inherent in seismic data library sales, our cash resales have remained relatively consistent quarter-to-quarter ranging from $18.2 million to $22.2 million since the second quarter of 2002. Currently, barring unforeseen or unanticipated circumstances, we believe that cash resales will continue at these levels for the remainder of 2004. Although a few customers exhibited reluctance to execute long-term contracts for new data acquisition with us while in bankruptcy, we have been able to continue the growth of our library with attractive projects and under terms beneficial to us. We have found that this reluctance was short-lived, and the level of acquisition activity has strengthened during this period. The uncertainty surrounding our financial stability arising out of our chapter 11 filing caused certain customers to question whether their rights to select data might be compromised and resulted in such customers accelerating selections of data. This is evidenced by the increase of selections of data in the third quarter of 2003. This concern, too, was short-lived and the level of selections has returned to a more normal level in the last two quarters. The cost reduction measures implemented by us over the last 18 months have been successful in reducing our recurring/normal selling, general and administrative expenses. However, costs and expenses associated with our restructuring efforts and bankruptcy have been significant. Once we emerge from bankruptcy, such fees and expense will be substantially reduced. Additionally, once the Plan is implemented, our debt level will be reduced resulting in lower interest expense to be incurred in the future.

While there will likely be continued variability in revenues from one quarter to the next, due to seasonal factors as well as overall industry uncertainty, we are optimistic that our core businesses will see a modest improvement over 2003 and that margins will improve.

Principal Factors Affecting Our Business

Our business is dependent upon a variety of factors, many of which are beyond our control. The following are those that we consider to be principal factors affecting our business.

Demand for Seismic Data. Our seismic business depends upon exploration, production, development and field management spending by oil and gas companies. Capital expenditures by oil and gas companies depend upon several factors, including actual and forecasted petroleum commodity prices and the companies’ own short-term and strategic plans. These capital expenditures may also be affected by worldwide economic conditions. Demand for our seismic data is more likely to be influenced by natural gas prices rather than crude oil prices due to the geographic location of our seismic data.

Availability of Capital for Our Customers. Many of our customers consist of independent oil and gas companies and private prospect-generating companies that rely primarily on private equity capital to fund their exploration, production, development and field management activities. Significant changes in the private equity market and the availability of private equity capital could have a material impact on the ability of such companies to obtain funding necessary to purchase our seismic data.

Merger and Acquisition Activity. In recent years, there has been an increase in the level of merger and acquisition activity within our client base. This activity could have a negative impact on seismic companies that operate in markets with a limited number of participating clients. However, we believe that, over time, this activity could have a positive impact on our business, as it could generate a re-licensing fee, result in increased vitality in the trading of mineral interests and result in the creation of new independent customers through the rationalization of staff within those companies affected by this activity.

Natural Gas Reserve Replacement. Oil and gas reserves are currently being depleted at a rate estimated by industry analysts at 5% to 10% per year. As a result, there is an increasing need in the oil and gas industry to replace such reserves. The need for oil and gas companies to replace depleted reserves is expected to increase the demand for our seismic data.

Government Regulation. Our operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Existing laws or regulations and the adoption of new laws or regulations limiting or increasing exploration or production activities by oil and gas companies may have a material effect on our business operations.

Non-GAAP Key Performance Measures Considered by Management and Reconciliation to GAAP

Management considers a variety of performance measures in evaluating our financial condition and operating performance at various times and from time to time. Certain of these performance measures are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Management uses the non-GAAP measures presented to evaluate and manage our operations internally. These non-GAAP measures are intended to supplement our presentation of our financial results that are prepared in accordance with GAAP.

The following are the key performance measures considered by management.

Cash Resales. Cash resales result from invoicing customers for purchases of licenses to data from our library. We expect cash resales to generally follow a consistent trend from quarter to quarter while considering our normal seasonality. The volatility in this trend could indicate changing market conditions. Cash resales for the three months ended March 31, 2004 and 2003 were $18.2 million and $18.3 million, respectively, and for the years ended December 31, 2003, 2002 and 2001 were $79.8 million, $66.2 million and $72.0 million, respectively. The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, total revenue (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
Cash resales	$18,229	$18,295	$79,776	$66,231	$71,989
Other revenue components:
Acquisition revenue	19,173	8,491	36,201	23,549	25,778
Non-monetary exchanges	3,080	3,109	10,630	13,551	57,045
Deferral of revenue	(14,355)	(12,372)	(51,421)	(38,366)	(89,764)
Selections of data	13,961	11,631	51,603	81,982	48,114
Solutions and other	1,176	1,170	4,676	2,848	2,076

Total revenue, as reported	$41,264	$30,324	$131,465	$149,795	$115,238

Cash Operating Income. We define cash operating income as cash revenue (derived primarily from seismic data acquisitions, cash licensing resales and Solutions) less cost of sales and SG&A. We believe that this measure is helpful in determining the level of cash flow we have available for debt service, funding of capital expenditures and payment of taxes. Cash operating income for the three months ended March 31, 2004 and 2003 was $28.2 million and $18.9 million, respectively, and for the years ended December 31, 2003, 2002 and 2001 was $89.5 million, $20.0 million and $63.8 million, respectively. The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
Cash operating income	$28,153	$18,909	$89,536	$19,968	$63,842
Add (subtract) other revenue components not included in cash operating income:
Acquisition underwriting from non-monetary exchanges	1,812	—	624	—	—
Non-monetary exchanges	3,080	3,109	10,630	13,551	57,045
Deferral of revenue	(14,355)	(12,372)	(51,421)	(38,366)	(89,764)
Selections of data	13,961	11,631	51,603	81,982	48,114
Less:
Depreciation and amortization	(24,083)	(18,075)	(82,638)	(129,856)	(49,448)
Impairment of seismic data library	—	—	(29,959)	(82,964)	—

Operating income (loss), as reported	$8,568	$3,202	$(11,625)	$(135,685)	$29,789

Growth of Our Seismic Data Library. We regularly add to our seismic data library through four different methods: (1) recording new data; (2) creating new value-added products from existing data within our library; (3) buying ownership of existing data for cash; and (4) obtaining ownership of existing data sets through non-monetary exchanges. For the year-to-date period to May 17, 2004, and for the years ended December 31, 2003, 2002 and 2001, we completed the addition of approximately 1,200 square miles, 1,800 square miles, 3,700 square miles and 6,900 square miles, respectively, of seismic data to our library. The large number of additions to our seismic data library in 2001 resulted from the high level of non-monetary exchanges we completed during that year. As of May 17, 2004, we had approximately 300 square miles of seismic data in progress.

Income (Loss) from Continuing Operations Before Cumulative Effect of Change in Accounting Principle. Income (loss) from continuing operations before cumulative effect of change in accounting principle was $(0.7) million and $(1.9) million for the three months ended March 31, 2004 and 2003, respectively, and $(39.1) million, $(138.6) million and $9.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Our results for each of the periods have been affected by a number of special items that are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. The loss from continuing operations for the three months ended March 31, 2004 included $4.3 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings, various litigation and severance costs. The loss from continuing operations for the three months ended March 31, 2003 included $2.8 million of costs and expenses related to our restructuring efforts and various litigation. The loss from continuing operations in 2003 included $41.4 million in charges composed of (i) $30.0 million related to impairments of our seismic data library and (ii) $11.4 million of costs and expenses related to our restructuring efforts, bankruptcy proceedings and various litigation, net of reduction in litigation accruals. The loss from continuing operations before cumulative effect of change in accounting principle in 2002 included $157.2 million in charges composed of (i) $128.7 million related to impairments of our seismic data library and revisions to the estimated useful life of our seismic data library and (ii) $28.5 million of costs and expenses related to our restructuring efforts, various litigation, severance costs, the acceleration of certain lease obligations, allowances for doubtful accounts and certain other accruals. The income from continuing operations for 2001 included $1.3 million for charges related to former executives.

Critical Accounting Policies

We operate in one business segment, which is made up of seismic data acquisition, seismic data licensing, seismic data processing and seismic reproduction services.

Revenue Recognition

Revenue From Data Acquisition

Revenue from the creation of new seismic data is recognized using the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. Management believes that this method is the most reliable and representative measure of progress for its data creation projects. The duration of most data creation projects is generally less than one year. Under these projects, we create new seismic data designed in conjunction with our customers and specifically suited to the geology of the area using the most appropriate technology available. The contracts typically result in one or more customers underwriting a significant portion of the direct creation costs in exchange for a license or licenses to use the resulting data. Customers make periodic payments throughout the creation period, which generally correspond to costs incurred and work performed. These payments are non-refundable. We outsource the substantial majority of the work required to complete data acquisition projects to third-party contractors. Our payments to these third party contractors comprise the substantial majority of the total estimated costs of the project and are paid throughout the creation period. The creation process generally occurs in the following stages: permitting, surveying, drilling, recording and processing. The stages of this work often occur concurrently. Throughout the creation period, the customers receive legally enforceable rights and access to, and the benefits of, the results of all work performed. The customers also receive access to and use of the newly acquired and processed data. The customers may have exclusive access to the work performed and exclusive use of the newly acquired and processed data for a limited term, which is generally nine months or less, after final delivery of the processed data. The customers’ access to and use of the results of the work performed and of the newly acquired, processed data is governed by a license agreement, which is a separate agreement from the acquisition contract. Our acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. We maintain sole ownership of the newly acquired data, which is added to our library, and we are free to license the data to other customers when the original customers’ exclusivity period ends.

Revenue From Data Licenses

We license data from our seismic data library to customers to review for a limited period of time or to hold long-term.

The usage of all data delivered to the customer, whether for review only or to hold long-term, is governed by a license agreement, which is a separate agreement from the sales contract. Our contracts require the customer either to have a license agreement in place or to execute one at the time the contract is signed. The license agreement governs all data delivered to the customer during the term. Payment terms under the contracts vary from 30 days to 18 months depending on the size of the transaction. All payments due are non-cancelable and all payments made are non-refundable. The customer has access to all available data covered by the contracts on the date the contract is executed. If the contract allows licensing of data that is not currently available, revenue is deferred until such time that the data is available for licensing. The contracts permit selection of the data in its present form, and we are under no obligation to make any enhancements, modifications or additions to the data unless specific terms to the contrary are included, in which case revenue with respect to such data would be deferred until performance is accomplished. Copies of the data are available to the customer immediately upon request.

We recognize revenue from licensing of seismic data when we have contracted with the customer for a fixed sales price, a licensing agreement is in place, the customer has selected specific data under the terms of the contract or the contract has expired without full selection having occurred, and collectibility of the sales price is reasonably assured. We recognize revenue for the particular data selected as each specific selection of data is made by the customer. If selections are not completed by the expiration date of the contract, we then recognize any remaining revenue under that contract. In each case (selection or expiration), the earnings process is complete. We do not recognize revenue for amounts billed in advance of being earned until the aforementioned criteria are met. For revenue that is deferred, we defer the direct costs (primarily commissions) related to the revenues. Revenue from licensing of seismic data is presented net of revenue shared with other entities.

Our revenue recognition policies provide that certain types of licensing agreements result in the revenue being deferred until such time that our customer selects the specific data for license. As a result, our revenue may fluctuate depending on the size and amount of contracts requiring deferral of revenue, as well as on the timing of the selection of data by our customers.

Revenue From Non-Monetary Data Exchanges

In certain cases, we grant our customer a non-exclusive license to selected data from our library in exchange for ownership of seismic data from the customer. Occasionally, in connection with specific data acquisition contracts, we receive both cash and ownership of seismic data from the customer as consideration for the underwriting of new data acquisition. The data that we receive is distinct from the data that we are licensing to the customer. Because we receive ownership of distinct seismic data to be added to our library, and this data may be relicensed by us on a continuing basis, in exchange for a data license, the exchange is not a “like-kind” exchange, which would be accounted for at historical cost. Once data selection or creation is completed, the exchange represents the culmination of the earnings process with the customer and is not merely an exchange between two seismic companies. These exchanges are referred to as non-monetary data exchanges.

In non-monetary data exchange transactions, we record a data library asset for the seismic data acquired at the time the contract is entered into and recognize revenue on the transaction in accordance with our policy on revenue from data licenses, that is, when the data is selected by the customer, or revenue from data acquisition, as applicable. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable.

We determine fair value of data exchanged by first determining the value of the license granted to the customer. We do so by evaluating the range of our cash transactions for licenses of similar data during the prior six months for licenses in the United States and for the prior twelve months for licenses in Canada. In evaluating the range of cash transactions, we do not consider transactions that are disproportionately high or low. We then consider the value of the data received from the customer. In determining the value of the data received, we consider the age, quality, current demand and future marketability of the data, as well as the cost that would be required to create the data. In the United States, we apply a limitation on the value we assign per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, we assign the lower value to the exchange. In significant exchanges ($500,000 or more), we obtain concurrence from an independent third party in order to support our valuation of the data received. We obtain this concurrence on an annual basis, usually in connection with the preparation of our annual financial statements.

Revenue From Our Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd. Subsidiaries

Revenue from our Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd. subsidiaries (collectively, “Solutions”) are recognized as the services for reproduction and delivery of seismic data are provided to customers.

Seismic Data Library

Costs associated with creating, acquiring or purchasing the seismic data library are capitalized and such costs are amortized principally on the income forecast method subject to a straight-line amortization period of seven years for onshore data and five years for offshore data applied on a quarterly basis at the individual survey level.

Costs of Seismic Data Library

For purchased seismic data, we capitalize the purchase price of the acquired data.

For data acquired through a non-monetary data exchange, we capitalize an amount equal to the fair value of the data we received or the fair value of the license granted to the customer, whichever is more readily determinable. In the case of any single non-monetary exchange where the fair value recorded is in excess of $500,000, we also obtain concurrence from a third party to support our valuation.

For internally created data, the capitalized costs include costs paid to third parties for the acquisition of data and related permitting, surveying and other activities associated with the data creation activity. In addition, we capitalize certain internal costs related to processing the created data. Such costs include salaries and benefits of our processing personnel and certain other costs incurred for the benefit of the processing activity. We believe that the internal processing costs capitalized are not greater than, and generally are less than, those that would be incurred and capitalized if such activity were performed by a third party.

Data Library Amortization

Effective January 1, 2002 (see “Change in Accounting Principle” below) we amortize our seismic data library using the greater of the amortization that would result from the application of the income forecast method or a straight-line basis over the useful life of the data. Due to the subjectivity inherent in the income forecast amortization method, the revised amortization policy ensures a minimum level of amortization will be recorded if sales of the specific data do not occur as expected and ensures that costs are fully amortized at the end of the data’s useful life.

We apply the income forecast method by forecasting the ultimate revenue expected to be derived from a particular data library component over the estimated useful life of each survey comprising part of such component. This forecast is made by us annually and reviewed quarterly. If, during any such review, we determine that the ultimate revenue for a library component is expected to be significantly different than the original estimate of total revenue for such library component, we revise the amortization rate attributable to future revenue from each survey in such component. In addition, in connection with such reviews and updates, we evaluate the recoverability of our seismic data library, and if required under Statement of Financial Accounting Standard, or SFAS, No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” record an impairment charge with respect to such data. See discussion on “Seismic Data Library Impairment” below.

The actual rate of amortization depends on the specific seismic surveys licensed and selected by our customers during the year. The amortization rates vary by component and, effective January 1, 2004, range from a low of 47% to a high of 100% with a weighted average rate of 56% based on the net book value of each component compared with the net book value of the entire seismic data library as of such date. The actual rate of amortization recorded in any period varies from the weighted average rate due to the application of straight-line amortization on a survey-by-survey basis, as well as the mix of revenue recognized by component.

The greater of the income forecast or straight-line amortization policy is applied quarterly on a cumulative basis at the individual survey level. Under this policy, we first record amortization using the income forecast method. The cumulative amortization recorded for each survey is then compared with the cumulative straight-line amortization. If the cumulative straight-line amortization would be higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. This requirement is applied regardless of future-year revenue estimates for the library segment of which the survey is a part and does not consider the existence of deferred revenue with respect to the library segment or to any survey. As discussed below in “Revision of Useful Life of Data Library,” we revised our useful life estimate in the fourth quarter of 2002 from ten years to five years with respect to offshore data and from ten years to seven years with respect to onshore data.

Change in Accounting Principle

In the second quarter of 2002, we changed our accounting policy for amortizing our created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the useful life of the data and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. Accordingly, we recorded a pre-tax charge of $17.2 million (after-tax charge of $11.2 million) as of January 1, 2002.

Revision of Useful Life

In the fourth quarter of 2002, we reevaluated our estimate of the useful life of our seismic data library and revised the estimated useful life of our seismic data library to reduce the useful life of offshore data from ten to five years and onshore data from ten to seven years. In making this decision, we considered a number of factors, including, among others, the impairment charges we reported in 2002, the additional amortization charges we recorded during the first three quarters of 2002 pursuant to our amortization policy and seismic industry conditions. With respect to each survey in the data library, the useful life policy is applied from the time such survey is available for licensing to customers generally, since some data in the library may not be licensed until an exclusivity period (usually nine months or less) has lapsed.

As a result of the adoption of the new accounting principle described above and the revision of the estimates of the useful lives of the seismic data in the fourth quarter of 2002, all of our seismic data library is amortized on the greater of the income forecast method or straight-line amortization over five or seven years, as applicable.

Seismic Data Library Impairment

As events or conditions require, we evaluate the recoverability of our seismic data library in accordance with SFAS No. 144. We evaluate our seismic data library for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. We consider the level of sales performance in each component compared to projected sales, as well as industry conditions, among others, to be key factors in determining when our seismic data should be evaluated for impairment.

Prior to the fourth quarter of 2002, we evaluated our seismic data library in the following components: (a) Gulf of Mexico offshore data, (b) Gulf Coast onshore data, (c) Rocky Mountain region data (including U.S. areas outside the Gulf Coast), (d) Canadian data, and (e) international data outside of North America.

In the fourth quarter of 2002, we reevaluated the level which constitutes the lowest level of independently identifiable cash flows. In our reevaluation, we considered the results of the comprehensive forecasting process that had been undertaken by management in the fourth quarter of 2002, recent sales trends and management’s expectations relative to its ability to attribute revenues to lower survey aggregation levels. The results of management’s analysis indicated that we could reasonably forecast the future sales at levels lower than previously practicable. Accordingly, in the fourth quarter of 2002, we refined our impairment evaluation methodology to evaluate our seismic data library in components based on our operations and geological and geographical trends, and as a result, established the following data library groupings for purposes of evaluating impairments: (1) Gulf of Mexico offshore comprised of the following components: (a) multi-component data, (b) value-added products, (c) ocean bottom cable data, (d) shelf data, and (e) deep water data; (2) North America onshore comprised of the following components: (a) Texas Gulf Coast, (b) northern, eastern and western Texas, (c) southern Louisiana/Mississippi, (d) northern Louisiana, (e) Rocky Mountains, (f) North Dakota, (g) other United States, (h) Canada and (i) value-added products; and (3) international data outside North America. We believe that these library components constitute the lowest levels of independently identifiable cash flows.

In accordance with SFAS No. 144, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component’s remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component’s carrying amount. The difference between the library component’s carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge.

For purposes of evaluating potential impairment losses, we estimate the future cash flows attributable to a library component by evaluating, among other factors, historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting our customer base and expected changes in technology. The cash flow estimates exclude expected future revenues attributable to non-monetary data exchanges and future data creation projects.

In 2003 and 2002, we recorded impairment charges totaling $30.0 million and $83.0 million, respectively. These charges related to several different components of our seismic data library. The largest impairments were recorded in respect of offshore data, including deep water, ocean bottom cable and multi-component data. Since early 2002, we have eliminated our reinvestment in new offshore data acquisition and focused our efforts exclusively on onshore projects and on value-added reprocessing of selected existing onshore and offshore areas.

The estimation of future cash flows and fair value is highly subjective and inherently imprecise and can change materially from period to period based on the factors described in the preceding paragraph, among others. Accordingly, if conditions change in the future, we may record further impairment losses relative to our seismic data library, which could be material to any particular reporting period.

Use of Estimates and Assumptions

In preparing our financial statements, a number of estimates and assumptions are made by management that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of our financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not otherwise capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and we must exercise significant judgment.

The most difficult, subjective and complex estimates and assumptions that deal with the greatest amount of uncertainty are related to our accounting for our seismic data library. In addition, management adopted a new accounting principle and revised several of the key assumptions and estimates in accounting for our seismic data library in 2002.

Our accounting for our seismic data library requires us to make significant estimates and assumptions relative to future sales and cash flows from such library. These cash flows impact future amortization rates, as well as impairment charges, and the cash flows are highly subjective. We estimate future revenue primarily by analyzing the historical revenue trends generated by our existing seismic data library. Any changes in these estimates or underlying assumptions will impact our income from operations prospectively from the date changes are made. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, the carrying value of the seismic data library may be subject to higher prospective amortization rates, additional straight-line amortization or impairment losses. In addition, based on future events, we may make changes in the estimated useful life of the asset. Changes in the underlying assumptions regarding future sales and cash flows from the library or revisions to estimated useful life may cause our prospective amortization expense to decrease or increase materially and may also result in significant impairment losses being recognized. If such changes or revisions take place in the future, the effect on our reported results could be significant to any particular reporting period.

During 2003, we recorded $30.0 million in impairment charges related to certain components of our seismic data library. The key factors in determining the amount of impairment are the level of sales forecast for each seismic data component and the discount rate used. Future sales are primarily forecast based on the historical trend of resale performance and any changes to these estimates could have an impact on the amount of an impairment. Additionally, we use a risk adjusted rate of return to discount future cash flows to determine fair value. Changes to such discount rate can have an impact on the amount of an impairment. The following table shows the estimated impact on the impairments recorded in 2003 had the level of future sales or the discount rate been increased or decreased by the percentages shown, with all other factors remaining constant (in millions):

Increase (Decrease) in Amount of Impairment
Change in future revenue:
Increase by 10%	$(17.8)
Decrease by 10%	13.5

Change in discount rate:
Increase by 1%	2.8
Decrease by 1%	(2.9)

In a portion of our seismic data library activities, we engage in certain non-monetary exchanges and record a data library asset for the seismic data acquired and recognize revenue on the transaction in accordance with our policy on revenue from data licenses. These transactions are valued at the fair value of the data received by us or licenses granted by us, whichever is more readily determinable. In addition, in exchanges valued at $500,000 or more, we obtain third-party concurrence to support our estimate of the fair value of the transactions. Our estimate of the value of these transactions is highly subjective and based, in large part, on data sales transactions between us and a limited number of customers over a limited time period, and appraisals of the value of such transactions based on a relatively small market of private transactions over a limited period of time.

Actual results could differ materially from the estimates and assumptions that we use in the preparation of our financial statements. To the extent management’s estimates and assumptions change in the future, our future profitability may improve or decline significantly based on such changes.

Seasonality and Timing Factors

Our results of operations fluctuate from quarter to quarter due to a number of factors. Our results are influenced by oil and gas industry capital expenditure budgets and spending patterns. These budgets are not necessarily spent in equal or progressive increments during the year, with spending patterns affected by individual oil and gas company requirements as well as industry-wide conditions. In addition, under our revenue recognition policy, revenue recognition from data licensing contracts is dependent, among other things, upon when the customer selects the data. As a result, our seismic data revenue does not necessarily flow evenly or progressively during a year or from year to year. Although the majority of our data licensing transactions provide for fees to us of under $500,000 per transaction, occasionally a single data licensing transaction from our library, including those resulting from the merger and acquisition of our oil and gas company customers, may be substantially larger. Such large licensing transactions or an unusually large number of, or reduction in, data selections by customers can materially impact our results during a quarter, creating an impression of a revenue trend that may not be repeated in subsequent periods. In our data creation activities, weather-related or other events outside our control may impact or delay surveys during any given quarter.

Restatement of Financial Statements

In February 2002, we reevaluated the application of Staff Accounting Bulletin No. 101, or SAB 101, to our core business of seismic data licensing and our revenue recognition policies under certain types of contracts for the creation of new seismic surveys. This process resulted in a determination that it was appropriate to change our revenue recognition policies for transactions for seismic data licensing and for certain data creation activities. As a result of this decision, we restated our results for the nine months ended September 30, 2001, and for the year ended December 31, 2000. The restatement had the impact of reducing previously reported revenue by $42.7 million and net income by $14.4 million for the nine months ended September 30, 2001 and by $25.5 million and $22.9 million, respectively, for the year ended December 31, 2000. The restatement had no effect on the amount or timing of cash received by us during those periods.

Based upon SAB 101, effective January 1, 2000, we recognize revenue under seismic data licensing contracts when the customer has signed a contract, a licensing agreement is in place, specific data has been selected by and such data is available for delivery to the customer or the contract has expired without full selection having occurred and receipt of the license price is reasonably assured.

With respect to contracts for the creation of new data, in 2000 and 2001, we entered into certain acquisition contracts under which both we and the customer jointly participated in the acquisition process. Consequently, we did not assume the sole risk of service throughout the acquisition process. We recognized revenue under these contracts consistent with our revenue recognition policies for acquisition contracts generally. Following a review, we determined that revenue previously recognized for amounts funded by customers should be used to reduce our recorded cost of creating the seismic data. We continue to have sole ownership of the newly created data. See Note A of our consolidated financial statements and the accompanying notes for a complete description of our revenue recognition accounting policies.

Results of Operations

The accompanying financial information and related discussions of financial condition and results of operations are based on the assumption that we will continue as a “going concern” which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. On January 17, 2004, we filed the Plan with the bankruptcy court, which subsequently was amended on February 5, 2004. On March 18, 2004, the bankruptcy court entered an order confirming the Plan. The Plan provides that on the Guaranty Performance Date, all of our outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest thereon, except for disputed claims and claims that are reinstated under the Plan. The Plan further provides for a sequence of interdependent corporate and securities transactions, which are described elsewhere in this prospectus. Payments of allowed creditors’ claims required under the Plan will be funded primarily utilizing the net proceeds from a combination of transactions. See “Use of Proceeds” and “—Liquidity and Capital Resources.” Certain conditions, as fully described in “The Plan of Reorganization—Effectiveness of the Plan”, are required for the Plan to become effective. The consolidated financial statements reflect the amounts as of March 31, 2004, which we believe will ultimately be paid to settle liabilities and contingencies that may be allowed in bankruptcy.

Three Months Ended March 31, 2004 and 2003

The following table summarizes the components of our revenue for the three months ended March 31, 2004 and 2003 (in thousands):

	Three Months Ended March 31,
	2004	2003
Acquisition revenue:
Cash underwriting	$17,361	$8,491
Underwriting from non-monetary exchanges	1,812	—
Licensing revenue:
New resales for cash	18,229	18,295
Non-monetary exchanges	3,080	3,109
Deferral of revenue	(14,355)	(12,372)
Selections of data	13,961	11,631
Solutions and other	1,176	1,170

Total revenue	$41,264	$30,324

The increase in total revenue was primarily due to an increase in acquisition revenue. We planned a more active program to add new data to our library in 2004, the majority of which was concentrated in the first quarter. We do not anticipate our acquisition revenue to continue at this level in the subsequent quarters of 2004. The majority of the first quarter increase was for programs located in Canada, a growth area for us. Operational considerations render the winter months the optimal time to acquire new data in Canada. Revenue recognized from resales of data in the first quarter of 2004 maintained a consistent level as compared to the first quarter of 2003.

At March 31, 2004, we had a deferred revenue balance of $58,635,000, of which $15,269,000 resulted from non-monetary exchanges. The deferred revenue will be recognized when selection of the data is made by the customer or upon expiration of the selection period, whichever occurs first.

Seismic data library amortization amounted to $22,621,000 in the first quarter of 2004 compared to $16,436,000 in the first quarter of 2003. The amount of seismic data library amortization fluctuates based on the level and location of specific seismic surveys licensed (including licensing resulting from new data acquisition) and selected by our customers during any period as well as the amount of straight-line amortization required under our accounting policy. As a percentage of revenue from licensing seismic data, seismic data library amortization was 56% for the first quarters of 2004 and 2003.

Selling, general and administrative (“SG&A”) expenses were $8,539,000 in the first quarter of 2004 compared to $8,893,000 in the first quarter of 2003. First quarter 2004 SG&A expenses included $321,000 of legal fees and other costs associated with litigation with several parties, $478,000 of severance costs paid to our former chief executive officer pursuant to his retention and change of control agreement, and $85,000 related to foreign currency transaction losses related to our Canadian operations. First quarter 2003 SG&A expenses include $3.1 million of legal and professional fees related to our ongoing restructuring efforts and costs associated with litigation with several parties, including certain of our former officers and directors. Offsetting a portion of these expenses in the first quarter of 2003 were foreign currency transaction gains (reducing SG&A expense) totaling $1.4 million related to the strengthening of the Canadian dollar for U.S. denominated transactions of our Canadian subsidiaries. Taking into consideration these items, first quarter 2004 SG&A was approximately 6% higher than first quarter 2003 SG&A primarily due to variable expenses (i.e., commissions) tied to revenue. As a percentage of revenue, SG&A was 21% for the first quarter of 2004 and 29% for the first quarter of 2003.

During the three months ended March 31, 2004, we incurred expenses associated with reorganization totaling $3,566,000. Reorganization items are expense or income items that are incurred or realized by debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the chapter 11 cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by debtors because they are not paying their pre-petition liabilities. For the three months ended March 31, 2004, reorganization items were as follows (in thousands):

Professional Fees	$3,324
Interest Income	(31)
Other	273

Total	$3,566

As a result of our recording a loss for the first three months of 2004, along with the chapter 11 filing and the fact that there exists substantial doubt about our ability to continue to recover assets and satisfy liabilities in the normal course of business, our U.S. income tax benefit was offset by a valuation allowance since such benefit is not assured of realization. Tax expense of $706,000 and $35,000 was recorded in the first quarters of 2004 and 2003, respectively, and related to earnings on certain Canadian subsidiaries.

Years Ended December 31, 2003, 2002 and 2001

The following table summarizes the components of our revenue for the three years ended December 31, 2003 (in thousands):

	2003	2002	2001
Acquisition revenue:
Cash underwriting	$35,577	$23,549	$25,778
Underwriting from non-monetary exchanges	624	—	—
Licensing revenue:
New resales for cash	79,776	66,231	71,989
Non-monetary exchanges	10,630	13,551	57,045
Deferral of revenue	(51,421)	(38,366)	(89,764)
Selections of data	51,603	81,982	48,114
Solutions and other	4,676	2,848	2,076

Total revenue	$131,465	$149,795	$115,238

Revenues decreased by $18.3 million or about 12% between 2002 and 2003 due principally to (1) reduced selections of data from contracts whose revenue was initially deferred, (2) lower revenues from non-monetary exchanges, and (3) higher deferrals relating to current cash sales and non-monetary exchanges. Partially offsetting these decreases were increased revenues from data acquisition due to a more active program to add new onshore data to the library, increased cash resales from our data library and increased Solutions revenue reflecting the capture of reproduction and delivery activity previously outsourced to third parties. The increase in cash resales is directly attributable to a significant decrease in first quarter 2002 cash licensing sales which were negatively impacted by lower than expected energy commodity prices, which in turn, led to an overall slowdown in spending on certain oil and gas activities, including seismic data.

The increase in revenue in 2002 as compared with 2001 is due primarily to (1) increased selections of data related to contracts on which revenue was initially deferred and (2) decreased deferrals in 2002 compared with the prior period. The net increase in reported revenues from year to year as a result of the change in selections and deferrals was $85.3 million. This was partially offset by a $43.5 million decrease in the amount of non-

monetary exchanges completed in 2002 compared with the prior year. The increased selections in 2002 reflect the high rate of deferrals in the preceding year and the subsequent selection by clients in 2002 of the specific data to license. Additionally, we believe our clients accelerated selections during 2002 as a result of our financial condition in 2002. The decrease in deferrals corresponds to a reduction in non-monetary exchanges completed during 2002 compared with 2001. The reduction in non-monetary exchanges compared with 2001 is principally related to a reduction in both the number and size of transactions during 2002 compared with the prior year. In 2002, 13 exchanges were completed compared with 38 such transactions in the prior year. In 2002, the three largest exchanges accounted for $9.1 million of revenue whereas in 2001 the three largest exchanges accounted for $20.6 million. Cash transactions related to data acquisition and cash licensing sales declined by a total of $8.0 million in 2002 compared with 2001. This decline was related to the first quarter of 2002, when cash licensing sales were $4.2 million and were lower than in any quarterly period since 1993. Cash licensing rebounded in the second, third and fourth quarters of 2002 and averaged approximately $20 million per quarter during that period.

At December 31, 2003, we had a deferred revenue balance of $58,876,000, of which $17,719,000 resulted from non-monetary exchanges through which we received ownership of seismic data in lieu of cash. The total deferred revenue at December 31, 2003 consists of $29,704,000 deferred revenue on contracts entered into prior to 2003 and $29,172,000 on contracts entered into during 2003. The deferred revenue will be recognized when selection of specific data is made by the customer or upon expiration of the data licensing contracts, whichever occurs first. Deferred revenue will be recognized no later than the following, based on the expiration of the selection period, although some revenue may be recognized earlier if selection occurs earlier (in thousands):

2004	$39,343,000
2005	15,240,000
2006	2,743,000
2007	120,000

The remaining approximately $1,430,000 does not have contractual expiration dates and is expected to be spread throughout the above periods depending upon the customers’ needs.

Data bank amortization amounted to $76,594,000, $123,984,000 and $48,216,000 for 2003, 2002 and 2001, respectively. As a percentage of revenue from licensing seismic data, seismic data library amortization was 60%, 84% and 43% for 2003, 2002 and 2001, respectively. The decrease in the percentage amortization rate in 2003 was primarily due to less straight-line amortization in 2003 as compared to 2002. In 2003, straight-line amortization totaled $19.8 million or 16% of licensing revenue and was lower than that recorded in 2002 primarily as a result of the straight-line amortization recorded on the revision in the useful life that occurred in 2002. The increase in the percentage amortization rate in 2002 compared with prior periods was primarily due to the adoption of the greater of income forecast or straight-line amortization policy effective January 1, 2002. The amount of straight-line amortization recorded in 2002 totaled $63.0 million or 43% of licensing revenue, of which $45.7 million was a result of the revision in the estimated useful life of the data used in the straight-line calculation effective October 1, 2002. The actual rate of amortization, as a percentage of seismic revenue, fluctuates and depends on the location of specific seismic surveys licensed and selected by our customers during any period. We assign a specific amortization rate to each separately identified component of our seismic data library based on our estimate of future sales from such component. The amortization rates vary by component and, effective January 1, 2004, range from a low of 47% to a high of 100% with a weighted average rate of 56% based on the net book value of each component compared with the net book value of the entire seismic data library as of such date. The rate of amortization with respect to each component is decreased or increased if our estimate of future cash sales from such component is materially increased or decreased.

Depreciation expense was $6,044,000, $5,872,000 and $1,232,000 during 2003, 2002 and 2001, respectively. The increase between 2001 and 2002 was primarily due to the opening of the warehouse facilities in Houston and Calgary in early 2002.

During 2003, we recorded $30.0 million in non-cash impairment charges with respect to certain of our seismic data library components. Based on industry conditions and the recent level of cash sales for certain of our library components, we revised our estimate of future cash flows for such components. As a result, we determined that the revised estimate of future cash flows would not be sufficient to recover the carrying value of such components, and accordingly, recorded impairments based on the fair value of such library components by discounting their estimated future cash flows. Declining industry conditions or decreases in cash resales could result in additional impairment charges in future periods.

During 2002, we recorded non-cash impairment charges totaling $83.0 million. These impairment charges related to certain of our data in the offshore Gulf of Mexico, North America and international areas outside North America. Based on our most recent estimate of future cash flows from such areas, we determined that such future cash flows would not be sufficient to recover the carrying value of such data. As a result, we estimated the fair value of such components by discounting the estimated future net cash flows of the data. The resulting difference between the estimated fair value and the carrying value was recorded as impairment losses during the second and fourth quarters of 2002.

SG&A expenses were $29,678,000 in 2003, $71,732,000 in 2002 and $34,805,000 in 2001. The lower SG&A expenses in 2003 compared with 2002 reflects a decrease in personnel and other costs resulting from cost reduction measures implemented in the last half of 2002, including reductions in work force, relocation of our headquarters, reduction of space in our Calgary operations, overhaul of our compensation structure and the imposition of strict controls on spending of all types. As a percentage of total revenue, SG&A expenses were 23% in 2003, 48% in 2002 and 30% in 2001.

The 2003 SG&A expenses include (1) $6.4 million of legal and professional fees related to restructuring efforts incurred prior to the chapter 11 filing and legal fees associated with various parties, which include former executive officers, (2) $1.1 million related to settlement of certain litigation, primarily the class action lawsuit, (3) $1.0 million related to pre-petition claims management believes are probable of settlement in connection with the Plan and (4) $0.7 million related to acceleration of the lease of a jet aircraft. These amounts are offset partially by $4.1 million of foreign currency gains related to the strengthening of the Canadian dollar for U.S. denominated transactions of our Canadian subsidiaries. Additionally, in 2003, we recorded a reduction of $2.8 million in liabilities as a result of certain litigation being settled for amounts less than that previously estimated and recorded.

The increase of $36.9 million in 2002 compared with 2001 is composed principally of the following: (1) $9.9 million of legal and professional fees for ongoing financial restructuring efforts and litigation with various parties, which include former executive officers; (2) $8.9 million related to allowances for collection of advances and notes receivable from former executive officers; (3) $5.8 million related to litigation accruals with former executives; (4) $1.3 million in bonus and severance compensation paid to one of our former executive officers; (5) $1.5 million related to the acceleration of the lease of a jet aircraft; (6) $1.4 million in allowances for doubtful accounts, more than half of which is related to notes receivable from former executive officers; (7) $2.5 million for increased commissions related to the higher level of revenue; (8) $1.7 million due to expensing certain internal costs of new data acquisition in 2002 whereas such costs were capitalized in 2001; (9) $1.1 million of consulting fees, primarily associated with Solutions’ business; (10) $0.8 million of costs incurred in connection with the restatement of our financial statements; and (11) $0.8 million of increased premiums for casualty, property, health and other insurance coverage.

Interest expense was $20,526,000 in 2003, $21,248,000 in 2002 and $14,245,000 in 2001. The increase in interest expense from 2001 to 2002 was primarily due to an increase in interest expense related to the senior unsecured notes issued in October and December 2001, a decrease in the amount of interest capitalized as a result of the sale of our oil and gas assets and an increase resulting from new capital leases entered into during 2002. Such increases were partially offset by a decrease in interest expense related to our revolving line of credit, as no balances were outstanding during 2002.

During the second quarter of 2003, we negotiated the settlement of certain liabilities for less than the amounts previously recorded in the financial statements, resulting in a gain of $681,000 for 2003.

During 2002, we sold certain marketable securities for cash proceeds of $2,490,000. As a result, a loss on the sale of these marketable securities of $332,000 is reflected in the consolidated statement of operations for the year ended December 31, 2002.

During 2003, we incurred expenses associated with reorganization totaling $5,984,000. Reorganization items are expense or income items that are incurred or realized by debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the chapter 11 cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by debtors because they are not paying their pre-petition liabilities. For the year ended December 31, 2003, reorganization items were as follows (in thousands):

Professional Fees	$5,074
Interest Income	(32)
Provision for rejected executory contract	250
Other	692

Total	$5,984

In 2003, we recorded income tax expense totaling $2,199,000, of which $711,000 related to U.S. income tax expense and $1,488,000 related to Canadian tax expense. As a result of our recording a loss for 2003, along with the chapter 11 filing and the fact that there exists substantial doubt about our ability to continue to recover assets and satisfy liabilities in the normal course of business, our income tax benefit is limited to the amount of tax that can be carried back to prior years. The remaining U.S. tax benefit was offset by a valuation allowance since such benefit is not assured of realization. We anticipate filing our U.S. tax return for 2003 and claiming a refund of approximately $9.9 million as a result of the carryback. The Canadian tax expense relates to earnings on certain Canadian subsidiaries. Our effective income tax rate from continuing operations was 6.0%, 11.7% (benefit) and 41.3% for 2003, 2002 and 2001, respectively. Our effective tax rate for these years differed from the amounts that result from applying the U.S. Federal income tax rate of 35% due principally to the effect of foreign taxes, non-deductible expenses and, in 2003 and 2002, valuation allowances.

Discontinued Operations

In June 2002, our board of directors unanimously adopted a plan to dispose of our oil and gas operations by sale. In 2002, we sold substantially all of our oil and gas assets and recorded charges totaling $58.9 million to reduce the carrying value of such assets to their estimated fair value. During 2003, we revised our estimate of the fair value of our remaining oil and gas properties and increased our estimate of fair value by $985,000. In January 2004, we sold a portion of our remaining oil and gas assets for approximately $1,287,000, of which $1 million was paid in cash and the balance is due in four equal quarterly installments beginning April 30, 2004 pursuant to a promissory note. Our remaining oil and gas assets are not material and we continue to seek buyers.

Revenue from the discontinued operations was $72,000 and $81,000 for the three months ended March 31, 2004 and 2003, respectively. Pre-tax income (loss) from discontinued operations was $35,000 and $(237,000) for the three months ended March 31, 2004 and 2003, respectively. The increase in the pre-tax income from the discontinued operations between the first quarter of 2004 and 2003 was primarily a result of the first quarter of 2003 including a charge of $277,000 to reduce the carrying value of such properties to their estimated fair value.

Revenue from the discontinued operations was $328,000, $7,768,000 and $21,091,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Pre-tax income (loss) from discontinued operations was $1,139,000, $(62,709,000) and $(37,805,000) for the years ended December 31, 2003, 2002 and 2001, respectively. The decrease in revenue between 2003 and 2002 was primarily due to lower production volumes as a result of the sale of the majority of the producing wells. The decrease in the pre-tax income (loss) from discontinued operations between 2003 and 2002 was primarily due to the loss on the sale of the assets recorded in the 2002 periods. The decrease in revenue between 2002 and 2001 was primarily due to lower production volumes as a result of the sale of the majority of the producing wells. The decrease in the pre-tax loss from discontinued operations between 2002 and 2001 was primarily due to impairments of oil and gas properties of $58,947,000 recorded in 2002 compared to impairments of $40,433,000 in 2001.

Liquidity and Capital Resources

As of May 17, 2004, we had approximately $50.1 million in consolidated cash, cash equivalents and short-term investments. In addition, we have in place and approved by the bankruptcy court the DIP Facility for up to $20 million. Advances under the DIP Facility are available pursuant to a formula based on the carrying value of certain accounts receivable and components of the seismic data library. If an advance is made under the DIP Facility, the first such advance must be in an amount not less than, and must be used to retire our term loan presently outstanding in the amount of, $5.4 million and secured by certain seismic data. The DIP Facility is secured by a first priority, perfected security interest in substantially all of our U.S. assets and a pledge of all of the issued and outstanding capital stock of our U.S. subsidiaries. At May 17, 2004, there was no outstanding balance under the DIP Facility and there was $20.0 million of availability. On the effective date of the Plan, the DIP Facility will be terminated and replaced with our new revolving credit facility. For a discussion of a number of factors that may impact our liquidity and the sufficiency of our capital resources, see “Overview” above.

Operating Activities. Cash flows provided by operating activities from continuing operations were $29,538,000 and $12,366,000 for the three months ended March 31, 2004 and 2003, respectively, and $80,314,000, $21,716,000 and $30,767,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The significant increase from first quarter 2003 to first quarter 2004 was primarily due to an increase in collection on licensing invoices and non-payment of interest expense on the debtors’ debt due to the bankruptcy proceedings. The significant increase from 2002 to 2003 was primarily due to the receipt of a Federal income tax refund of $17.4 million, non-payment of interest expense on the debtors’ debt due to the bankruptcy proceedings and increased cash license sales during 2003. The decrease from 2001 to 2002 was primarily due to an increase in amounts paid for interest expense and legal and professional fees partially offset by a decrease in Federal income taxes paid. Absent any adverse factors outside our control such as a significant decrease in oil and gas prices or a decline in availability of capital for our customers, we believe that our liquidity and access to cash will be sufficient to fund our current operations through 2004 if we are successful in completing all of the financing transactions contemplated by the Plan. See “Financing Activities” below.

Investing Activities. Cash flows used by investing activities from continuing operations were $25,955,000 and $11,488,000 for the three months ended March 31, 2004 and 2003, respectively, and $48,668,000, $49,358,000 and $79,565,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Cash expenditures for seismic data were $25,696,000 and $15,811,000 for the three months ended March 31, 2004 and 2003, respectively, reflecting the increase in new seismic data acquisition programs in 2004, and $52,106,000, $40,986,000 and $71,922,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Our capital budget for the remainder of 2004 is presently estimated to be $55.6 million, substantially all of which is allocated for additions to our seismic data library. Of the amount budgeted, approximately $31.7 million of these additions will come from data acquisition projects for which we anticipate receiving approximately $20.9 million in cash underwriting. In addition, the budget anticipates potential cash data purchases of approximately $11.7 million, and the execution of approximately $10.9 million in non-monetary exchanges. In addition to the above described seismic data library additions, we plan to spend approximately $1.3 million on other property and equipment. Assuming the capital budget is executed as planned, it would require approximately $23.8 million to be funded from operating cash flow. As of May 17, 2004, we had capital expenditure commitments related to data acquisition projects of approximately $20.8 million of which approximately $15.3 million of cash underwriting has been obtained.

We also have operating lease and facility rental obligations. Payments due for the remainder of the year ending December 31, 2004 are approximately $0.8 million.

Financing Activities. Cash flows provided by (used in) financing activities were $(708,000) and $(2,166,000) for the three months ended March 31, 2004 and 2003, respectively, and $(5,646,000), $(2,630,000) and $61,255,000 for the years ended December 31, 2003, 2002 and 2001, respectively. During the three months ended March 31, 2004 payments on term loans and capital leases equaled $274,000 and payments related to professional fees incurred in connection with our debt and equity transactions were $474,000. During the year ended December 31, 2003 payments on term loans and capital leases equaled $5.8 million and were offset by payments received on notes receivable from officers and employees of approximately $1.1 million.

As of March 31, 2004, we had approximately $271.8 million of outstanding debt and lease obligations, with aggregate contractual cash obligations summarized as follows (in thousands):

	Payments due by period
Contractual cash obligations	Total	2004	2005	2006	2007 and thereafter
Debt obligations(1)	$260,855	$260,440	$37	$38	$340
Capital lease obligations	6,267	1,209	2,434	34	2,590
Operating lease obligations	4,669	751	960	677	2,281

Total contractual cash obligations	$271,791	$262,400	$3,431	$749	$5,211

(1)	These debt obligations have contractual maturities ranging from 2003 to 2011. We are not in compliance with certain of the covenants related to this debt and the holders of $255 million of such debt have accelerated the maturity thereof. Pursuant to our Plan, $260.4 million of this debt will be paid in full in 2004; therefore, the maturities have been reflected as due in 2004. This table does not give effect to the issuance of the new senior notes due 2014 or the consummation of the Plan.

Under the Plan, the rights of, and ultimate payments related to, certain of these contractual obligations may be substantially altered.

We have outstanding $255 million principal amount of senior unsecured notes that were issued in various series from December 1995 through December 2001. The senior unsecured notes bear interest at rates ranging from 7.04% to 7.48% and have maturity dates ranging from June 2003 to October 2011. As a result of the non-payment of interest thereon, our chapter 11 filing and the restatement of our financial statements prior to January 1, 2002, among other factors, we are currently in default on the senior unsecured notes. No principal or interest payments have been made on the senior unsecured notes since May 2, 2003.

On August 28, 2001, our wholly owned subsidiary Seitel Data, Ltd. obtained a term loan for the purchase of certain seismic data, some of which data secures the debt. We are not in compliance with payment terms or covenants of this term loan. At May 17, 2004, $5.4 million principal amount was outstanding under this term loan, which principal is due on October 1, 2004, when a balloon payment of $2.5 million is due. No principal or interest payments have been made on this loan since we filed voluntary petitions under chapter 11 on July 21, 2003.

On March 18, 2004, the bankruptcy court confirmed the Plan, under which all of our allowed pre-petition claims, including the senior unsecured notes and term loan discussed above, will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any claims that are reinstated under the Plan. Total payments to creditors required, and administrative expenses anticipated, to be paid under the Plan on the Guaranty Performance Date are expected to aggregate $305.1 million. Please see “The Plan of Reorganization—The Plan” and “—Treatment of Pre-Petition Claims” for a discussion of the treatment of our pre-petition creditors.

Payments to creditors under the Plan will be funded primarily utilizing the following:

•	net cash payments received by us upon exercise of the Stockholder Warrants prior to their expiration on July [ ], 2004,

•	to the extent the Stockholder Warrants are not exercised, in full, prior to their expiration, the net proceeds from the sale of shares of our reorganized common stock to the Standby Purchasers on the Guaranty Performance Date,

•	the net proceeds from the private placement of new senior notes, which, together with additional funds, will be deposited into escrow on the effective date of the Plan pending release and use thereof on the Guaranty Performance Date as described herein under “ Description of Indebtedness of Reorganized Seitel—New Senior Notes,”

•	borrowings under our new revolving credit facility with WFF and

•	cash and cash equivalents on hand.

Please see “Use of Proceeds.”

Summarized below are the estimated sources and uses of funds on the Guaranty Performance Date:

Sources and Uses of Funds at Guaranty Performance Date

($ in millions)
Sources			Uses
Cash Required(1)	$40.1		Outstanding Senior Unsecured Notes	$255.0
New Senior Notes	190.0		Accrued Interest on Senior Unsecured Notes(4)	22.9
This Offering(2)	75.0		Other Secured & Unsecured Claims(5)	11.6
			Administrative Costs(6)	6.7
			Fees & Other Expenses(7)	8.9

Total Sources	$305.1	(3)	Total Uses	$305.1

(1)	The Plan requires that we have on hand as of the effective date of the Plan cash and cash equivalents of not less than $35 million available to pay allowed creditors’ claims required under the Plan, to the extent necessary.
(2)	Includes gross proceeds from the combination of (x) the exercise of the Stockholder Warrants and (y) to the extent the Stockholder Warrants are not exercised, in full, before they expire on July [ ], 2004, our sale to the Standby Purchasers on the Guaranty Performance Date of all shares of our reorganized common stock not sold upon such exercise.
(3)	The amount of our net cash flow during the period between April 1, 2004 and the Guaranty Performance Date will determine whether we will be required to draw down on our new revolving credit facility to partially fund payments of allowed creditors’ claims required under the Plan and, if so, how much we will be required to draw down.
(4)	Includes interest accrued on outstanding senior unsecured notes through July 27, 2004.
(5)	Includes $5.7 million of secured claims, $5.4 million of unsecured claims and $0.5 million of priority claims.
(6)	Includes administrative costs related to the Plan expected to be incurred from April 1, 2004 to July 27, 2004.
(7)	Includes issuance fees relating to this offering, fees related to the private placement of new senior notes, and legal and other fees expected to be incurred from April 1, 2004 to July 27, 2004.

Our principal sources of funds in 2004 after the consummation and effectiveness of the Plan are expected to be operating revenues, cash and cash equivalents on hand, and funds available for borrowing under our new revolving credit facility. Our principal uses of funds are expected to be the payment of operating expenses, debt service requirements as a result of the implementation of the Plan, and capital expenditures as described above in “Investing Activities.”

After giving effect to consummation of the transactions contemplated by the Plan, including the completion of this offering, the private placement of new senior notes and the proceeds from borrowings to the extent available under our new revolving credit facility, we expect that operating revenues, cash and cash equivalents on hand, and borrowings under our new revolving credit facility will be sufficient in the aggregate to satisfy our operating expenses, debt service requirements and the cash requirements of expected acquisitions of seismic data for the 12-month period following the effective date of the Plan.

Please see “Business—Our Current Strategies” and “—Refocused Operations” for a discussion of the material measures we undertook to reorganize our business operations as part of our reorganization.

Other Debt

On January 12, 2004, our wholly owned subsidiary Olympic Seismic Ltd. entered into a new revolving credit facility. The facility allows it to borrow up to $5 million (Canadian), subject to an availability formula, by way of prime-based loans, bankers’ acceptances or letters of credit. The rate applicable to borrowings is the bank’s prime rate plus 0.35% per annum and to bankers’ acceptances is 1.50% per annum. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by us or any of our other U.S. subsidiaries. However, all intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to us, SEIC Partners Limited Partnership or to any of our U.S. subsidiaries (approximately $60,768,000 (Canadian) at March 31, 2004) has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian), subject to a requirement that such borrowings may not exceed 75% of good accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand and is available from time to time at the bank’s sole discretion. A review of this demand facility is performed annually at the bank’s discretion. As of May 17, 2004, no amounts were outstanding on this revolving line of credit and $4.0 million (Canadian) was available on the line of credit. Olympic is not a party to any of the debt issued by us other than the note payable to a former executive.

During 2001 and 2002, we entered into capital leases for the purchase of computer and data center furniture and equipment. The lease agreement originally was for a term of approximately two years. On February 18, 2003, we and the lessor entered into a restructuring of this lease effective as of January 1, 2003. Under the restructured obligation, on February 18, 2003, we made a one-time payment of $1,580,000, plus applicable taxes, in consideration of past due lease payments and agreed to make 33 additional monthly payments of principal and interest of $165,000, plus applicable taxes. At the conclusion of the lease, we may purchase the leased equipment, in whole but not in part, for $810,000, less a credit of $309,910 in respect of a cash deposit held by the lessor. The outstanding balance on the capital lease as of May 17, 2004 was $3,322,000. We assumed the lease pursuant to an order of the bankruptcy court dated December 29, 2003.

On April 30, 2002, Olympic entered into a sale-leaseback agreement on a building and land located in Calgary, Alberta, Canada. Proceeds of the sale were $3.6 million (Canadian). The proceeds were used to pay off Olympic’s revolving line of credit and for general corporate purposes. The term of the lease is a 20-year capital lease with lease payments of: $336,000 (Canadian) in years 1-5; $370,860 (Canadian) in years 6-10; $409,500 (Canadian) in years 11-15; and $452,340 (Canadian) in years 16-20. The transaction resulted in a gain on the sale of $737,000, which has been deferred and is being recognized into income over the term of the lease.

In connection with the settlement of certain litigation, we entered into a note payable to a former executive consisting of payments of $6,417 per month for 36 months commencing June 2003 and payments of $6,000 per month for 84 months commencing June 2006. The note is non-interest bearing. The note is guaranteed by Olympic Seismic, Ltd. The outstanding balance on this note as of May 17, 2004 was $435,000. Since the date we filed our voluntary chapter 11 petition with the bankruptcy court, Olympic Seismic, Ltd. has made the monthly payments on this note. Under the Plan, the note will be assumed by Reorganized Seitel.

Under the terms of a separation agreement with one of our former officers, we have guaranteed a bank loan with an outstanding balance of $193,000 as of May 17, 2004. The balance is due in annual installments of $60,000 with a maturity date of November 13, 2006.

Deferred Taxes. We have not paid Federal income taxes in the last two years. As of March 31, 2004, in Canada we had a net deferred tax liability of approximately $2.5 million, net of a valuation allowance of

$0.5 million. In the U.S., we had a net deferred tax asset of $65.8 million, all of which was fully offset by a valuation allowance. We anticipate receiving a refund of Federal income tax of approximately $9.9 million related to the carryback of our expected taxable loss for the year ended December 31, 2003. Following the implementation of the Plan, any of our remaining net operating loss and tax credit carryforwards and certain other tax attributes applicable to periods prior to the effective date of the Plan (collectively, “pre-change losses”) may be limited under Section 382 of the Internal Revenue Code of 1986, as amended, as a result of a change in ownership of Reorganized Seitel. Under Section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for or elects not to be subject to treatment under Section 382(l)(5)(H), the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. The amount of the annual limitation is generally based on the value of the company immediately before the ownership change multiplied by a percentage rate published by the Internal Revenue Service. Such limitation also may apply to certain losses or deductions that are economically accrued but not recognized as of the date of the ownership change and that are subsequently recognized during the five-year period beginning with the date of the ownership change. We anticipate that we will have such losses or deductions that may be subject to the limitation.

Off-Balance Sheet Transactions. Other than operating leases, we do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenue or expense, results of operations, liquidity, capital expenditures or capital resources.

Capital Expenditures

During 2003, capital expenditures for seismic data and other property and equipment amounted to $60.1 million and $1.1 million, respectively. Of the $60.1 million of seismic data additions in 2003, $45.3 million were cash additions, $13.0 million were for non-monetary exchanges and $1.8 million were other non-cash additions. These capital expenditures, as well as taxes, interest expense, cost of sales and general and administrative expenses, were funded by operations and current cash balances.

During the first three months of 2004, capital expenditures for seismic data and other property and equipment amounted to $29.6 million and $0.3 million, respectively. Of the $29.6 million of seismic data additions, $26.4 million were cash additions, $3.1 million were for non-monetary exchanges and $0.1 million were other non-cash additions. These capital expenditures, as well as taxes, interest expense, cost of sales and general and administrative expenses, were funded by operations and current cash balances.

Our capital budget for the remainder of 2004 is presently estimated to be $55.6 million, substantially all of which is allocated for additions to our seismic data library. Of the amount budgeted, approximately $31.7 million of these additions will come from data acquisition projects for which we anticipate receiving approximately $20.9 million in cash underwriting. In addition, the budget anticipates potential cash data purchases of approximately $11.7 million, and the execution of approximately $10.9 million in non-monetary exchanges. In addition to the above described seismic data library additions, we plan to spend approximately $1.3 million on other property and equipment. Assuming the capital budget is executed as planned, it would require approximately $23.8 million to be funded from operating cash flow. As of May 17, 2004, we had capital expenditure commitments related to data acquisition projects of approximately $20.8 million, of which approximately $15.3 million of cash underwriting has been obtained.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) released its Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires a company to consolidate a variable interest entity (VIE) if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. These provisions apply immediately to variable interests in VIEs created after January 31, 2003, and to variable interest in special purpose entities for periods ending after December 15, 2003. The provisions apply to all other types of variable interests in VIEs for periods ending after March 15, 2004. We do not expect to own any interest in a VIE or special purpose entity; therefore, FIN 46 does not have any effect on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk, including adverse changes in commodity prices, interest rates and foreign currency exchange rates as discussed below.

Interest Rate Risk

We may enter into various financial instruments, such as interest rate swaps, to manage the impact of changes in interest rates. Currently, we have no open interest rate swap or interest rate lock agreements. Therefore, our exposure to changes in interest rates primarily results from our short-term and long-term debt with both fixed and floating interest rates. The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for our debt obligations and their indicated fair market value at December 31, 2003:

	2004	2005	2006	2007	2008	There- after	Total	Fair Value
Debt:
Variable Rate	$5,417	$—	$—	$—	$—	$—	$5,417	$5,417
Average Interest Rate	4.02%	—	—	—	—	—	4.02%	—
Fixed Rate	$42,531	$12,537	$32,538	$12,540	$62,544	$92,756	$255,446	$223,590
Average Interest Rate	7.17%	7.29%	7.14%	7.29%	7.21%	7.38%	7.26%	—

The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for our debt obligations and their indicated fair market value at December 31, 2002:

	2003	2004	2005	2006	2007	There- after	Total	Fair Value
Debt:
Variable Rate	$3,750	$4,497	$—	$—	$—	$—	$8,247	$8,247
Average Interest Rate	4.55%	4.35%	—	—	—	—	4.44%	—
Fixed Rate	$10,375	$32,500	$12,500	$32,500	$12,500	$155,000	$255,375	$172,994
Average Interest Rate	7.23%	7.13%	7.28%	7.13%	7.28%	7.31%	7.25%	—

Under the Plan, most of our debt will be paid in 2004 and thus, the above tables are not indicative of our actual interest rate risk.

Foreign Currency Exchange Rate Risk

Our Canadian subsidiaries conduct business in the Canadian dollar and are therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions in currencies other than the U.S. dollar. As of March 31, 2004, we did not have any open forward exchange contracts.

BUSINESS

General

We are a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Our products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. We have ownership in an extensive library of proprietary onshore and offshore seismic data that we have accumulated since 1982 and that we offer for license to a wide range of oil and gas companies. Our customers utilize this data, in part, to assist them in the identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields, and to optimize development and production of oil and gas reserves.

We believe that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada. We also have ownership in a library of offshore data covering parts of the U.S. Gulf of Mexico shelf and certain deep water areas in the western and central U.S. Gulf of Mexico. We regularly add to the size of our seismic data library by conducting new seismic data creation programs funded (or “underwritten”) substantially by our customers in exchange for a license granting exclusive access to newly acquired data for a limited period of time. We also acquire entire seismic libraries from oil and gas companies which have discontinued their exploration and production focus in a particular geographical area and no longer require ownership of the library or which have determined to sell their library for financial purposes. These acquisitions are sometimes funded with cash, but typically are structured as non-monetary exchanges of seismic data, whereby we acquire ownership of existing data from customers in exchange for an assignment of a non-exclusive license to use data from our library. We also create new value-added products by applying advanced seismic data processing or other quantitative analytical techniques to selected portions of our library.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 10811 South Westview Circle Drive, Suite 100, Building C, Houston, Texas 77043, and our telephone number at that address is (713) 881-8900.

Industry Conditions

The overall demand for seismic data and related geophysical services is dependent upon spending by oil and gas companies for exploration, production, development and field management activities which, in turn, is driven largely by present and expected future prices for crude oil and natural gas. This is impacted by global events and economic, tax, and environmental considerations. Weak global economic conditions combined with an oversupply of oil and gas led to a weak commodity price environment in the latter half of 2001, which led to a decrease in capital spending by our customers on seismic data and geophysical services in late 2001 and the first half of 2002. Since then, however, the relative strengthening of economic conditions, the global political environment and colder weather in the United States have resulted in dramatic price increases. As of May 5, 2004, oil and gas prices were $39.57 per barrel and $6.10 per mcf, respectively, or 49% and 57% above their five-year average.

In addition to commodity prices, the U.S. and Canadian onshore rig counts have also increased significantly since 2002, reaching an average onshore rig count of 1,545 rigs for the three months ended March 31, 2004, well above the five-year average onshore rig count of 1,097 rigs.

The attractive commodity price environment over the last few years has been a catalyst for the increase in exploration and production spending in both the U.S. and Canada. Since the end of 1999, U.S. exploration and production annual spending increased from $22.0 billion to $50.5 billion, and Canadian exploration and production annual spending increased from $9.2 billion to $14.2 billion, representing average annual increases of 23% and 11%, respectively.

Another factor which we believe is an indication of the improved condition of the oil and gas industry is the equity performance of publicly traded exploration and production companies. Over the past five years, the S&P small-cap and mid-cap exploration and production indices have increased an average of 19% and 21% per year, respectively. This performance is a result of increased commodity prices as well as the companies’ abilities to gain attractive returns on their increased capital spending. To maintain their success, these companies will have to continue to find new and exploit existing oil and gas reserves, which will require significant amounts of capital spending. Many of these companies are our clients and are representative of the types of clients we target for our products and services.

As attractive commodity pricing, rig counts and the strong performance of oil and gas companies is expected to continue, barring unforeseen world events and economic conditions, we anticipate improved seismic industry market conditions. We believe this improvement, as well as the need to replace oil and gas reserves, which according to industry analysts are currently being depleted at a rate of 5% to 10% per year, should result in attractive spending levels.

	Years Ended December 31,					Three Months Ended March 31,
($ in billions, unless stated otherwise)	1999	2000	2001	2002	2003	2003	2004
Average Oil Price ($/bbl)	19.30	30.37	25.96	26.17	31.06	33.96	35.33
Average Natural Gas ($/mcf)	2.27	4.30	3.96	3.37	5.49	6.38	5.62
Average Rig Count:(a)
U.S. Onshore	519	778	1,003	717	924	788	1,021
Canada Onshore	240	340	336	257	368	489	524

Total North American Onshore	759	1,118	1,339	975	1,292	1,278	1,545
Offshore Gulf of Mexico	105	136	148	109	103	104	95

Total North America, excluding Canada offshore	864	1,254	1,487	1,083	1,395	1,381	1,640
Exploration-Production Spending:(b)
United States:
Drilling-exploration	18.3	24.3	39.9	33.9	42.1	na	na
Production	3.5	4.6	7.6	6.4	8.0	na	na
OCS lease bonus	0.2	0.4	1.0	0.5	0.5	na	na

U.S. Subtotal	22.0	29.4	48.5	40.9	50.5	na	na
Canada:
Drilling-exploration	5.8	8.6	9.7	8.0	9.9	na	na
Production	3.4	3.5	4.0	3.4	4.2	na	na

Canada Subtotal	9.2	12.0	13.7	11.4	14.2	na	na
Total North America	31.3	41.5	62.2	52.3	64.7	na	na

Average S&P Small Capitalization E&P Index(c)	133.4	191.0	231.5	229.9	268.1	238.0	348.1
Average S&P Mid Capitalization E&P Index(d)	75.6	102.4	133.6	145.8	161.1	149.6	198.7
Average S&P Large Capitalization E&P Index(e)	110.9	131.1	141.7	130.5	136.1	128.9	161.1

Source:
(a)	Baker Hughes Rig Count. Offshore Gulf of Mexico statistics include: AL, MS, TX, LA
(b)	Oil & Gas Journal
(c)	Bloomberg. Includes: Cabot Oil and Gas, Cimarex Energy, Evergreen Resources, Nuevo Energy, Patina Oil and Gas, Prima Energy, Remington Oil, Southwestern Energy, Spinnaker Exploration, St. Mary's Land and Exploration, Stone Energy, Swift Energy, Tom Brown, Vintage Petroleum
(d)	Bloomberg. Includes: Forest Oil, Newfield Exploration, Noble Energy, Pioneer Natural Resources, Pogo Producing, XTO Energy
(e)	Bloomberg. Includes: Anadarko Petroleum, Apache, Burlington Resources, Devon Energy, EOG Resources, Kerr-McGee, Unocal

The oil and gas industry has over time increasingly relied on the use of 3D seismic data that has fueled the growth and demand for geophysical services. The greater precision and improved subsurface resolution obtainable from 3D seismic data, combined with advanced processing techniques, have assisted oil and gas companies in finding new fields and more accurately delineating existing fields. According to the Independent Petroleum Association of America, these improved technologies have been key factors in improving drilling success ratios and lowering finding and field extension costs. These improved technologies, coupled with advances in drilling and completion techniques, are significantly enhancing the ability of oil and gas companies to explore for, develop and manage oil and gas reserves cost-effectively.

Dry Wells as a % of Total Exploratory Wells (in US)

Seismic Data

Oil and gas companies consider seismic data an essential tool in finding hydrocarbons. Oil and gas companies use seismic data in oil and gas exploration and development efforts to increase the probability of drilling success. 3D seismic data provides a graphic depiction of the earth’s subsurface from two horizontal dimensions and one vertical dimension, rendering a more detailed picture than 2D data, which presents a cross-sectional view from one vertical and one horizontal dimension. The more comprehensive geophysical information provided by 3D surveys significantly enhances an interpreter’s ability to evaluate the probability of the existence and location of oil and gas deposits. The use of 3D surveys has been demonstrated to increase drilling success rates and, correspondingly, lower exploration and development costs. However, the cost to create 3D seismic data is significantly more than the cost to create 2D seismic data. As a result, 2D data continues to be used by clients for preliminary, broad-scale exploration evaluation, as well as in determining the location and design of 3D surveys. 3D surveys can then be used for more site-specific analysis to maximize actual drilling potential and success.

Our offshore data library includes limited amounts of multi-component data. In a standard 3D seismic survey, only pressure waves are measured and recorded, whereas in a multi-component survey not only pressure waves but also shear waves are measured and recorded. Pressure waves are affected by the fluids in rock formation, whereas shear waves are not. By measuring and recording both pressure waves and shear waves, a multi-component survey can improve analysis of rock formations.

We believe seismic data is a long lived asset. We amortize our seismic data over a seven-year period for onshore seismic data and five years for offshore seismic data. However, we believe that our seismic data will continue to generate licensing revenue after such time. Assuming the data is sampled and gathered adequately in the field recording phase, it is amenable to re-evaluation and re-presentation, multiple times, using new or alternate processing techniques or updated knowledge of the earth model.

Seismic Data Library

Our seismic data library includes both onshore and offshore 3D and 2D data and offshore multi-component data. We have ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. The majority of our seismic data library covers onshore regions within North America, with a geographic concentration on the onshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, western Canada, Mississippi, eastern Texas, the Rocky Mountain region and northern Louisiana. Most of our remaining seismic data library covers the offshore Gulf of Mexico and eastern Canada. Our seismic data concentration is primarily in the 3D market. The following table described our 3D seismic data library as of May 17, 2004.

3D Data Library at May 5, 2004	Square Miles	Percentage of Subtotal
Gulf Coast Texas	5,464	40.9%
Southern Louisiana/Mississippi	5,636	42.1%
Rockies	816	6.1%
Northern Louisiana	371	2.8%
Other	1,088	8.1%
Total U.S. Onshore	13,375	100.0%

Canada	8,629	100.0%

Conventional	9,096	90.1%
Multi-Component	996	9.9%
Total U.S. Offshore	10,092	100.0%

Worldwide Total	32,096	100.0%

U.S. Onshore. The U.S. onshore 3D sector of our seismic data library is comprised principally of our Gulf Coast Texas and southern Louisiana/Mississippi components. We began accumulating this data in 1993 and 1994. Until recent years, the southern Louisiana/Mississippi component of our U.S. onshore seismic data library grew significantly faster than our Gulf Coast Texas component. More recently, our Gulf Coast Texas component has experienced significant growth and now represents approximately the same percentage of our total U.S. onshore seismic data library as our southern Louisiana/Mississippi component. These areas form the core of our U.S. onshore database and currently represent the areas of highest demand from our U.S. clients.

The Rocky Mountain region and northern Louisiana sectors, although currently small contributors, are believed to be areas of strong potential growth in the future. We own relatively small amounts of seismic data in other areas, such as Alabama, Michigan and North Dakota, and we do not intend to focus on these areas in the near future because we have determined that such areas do not have sufficient revenue producing potential.

Canada. The Canadian market is less mature than the U.S. Gulf Coast and includes areas still considered Frontier, or underexplored. Accordingly, there is still significant demand for 2D data, with 3D data representing an increasing part of the market in recent years. In 2003, demand for our 3D seismic data was almost equivalent to the demand for our 2D seismic data, and we anticipate that demand for our 3D seismic data will surpass that for our 2D seismic data in 2004 and the future. The accumulation of 3D data in our seismic library began in 1998 and has grown at an average rate in excess of 1,000 square miles per year.

Offshore U.S. Gulf of Mexico. We have accumulated 9,096 square miles of conventional U.S. Gulf of Mexico offshore 3D data since 1993, with the volume of data growing steadily through 2000. In 2001 and 2002, we also acquired 996 square miles of multi-component data under an alliance agreement with WesternGeco (formerly known as Schumberger-Geco). The offshore Gulf of Mexico was a high growth area for us in the 1990’s; however, this market has become dominated by competitors who deploy their own marine vessels and field equipment to service their own data libraries. To compete in this market requires significant capital expenditures, which we do not believe is cost-effective for us and does not fit our business model. As a result, we discontinued making cash investments for new data in the offshore Gulf of Mexico, and do not believe the market will provide favorable growth opportunities for us in the future.

Data Library Creation

We regularly add to our library of seismic data by: (1) recording new data, (2) buying ownership of existing data for cash, (3) acquiring ownership of existing data from customers in exchange for an assignment of a non-exclusive license to data from our library, or “non-monetary exchange,” or (4) creating new value-added products from data existing within our library.

Data Acquisitions. We create new seismic data designed in conjunction with our customers and specifically suited to the geology of the area using the most appropriate technology available. Typically one or more customers will underwrite a significant portion of the direct cost in exchange for a license or licenses to use the resulting data. Under such licenses, the customers usually have exclusive access to use the newly acquired data for a limited term, which is usually nine months or less, at which time the data is added to our library for licensing to the industry on a non-exclusive basis. Data acquisition activity during 2003 occurred in: the Texas Gulf Coast, southern Louisiana, Wyoming and western Canada. All field work on these projects is outsourced to subcontractors, as is the data processing for those projects in Canada and the Rocky Mountain region; a significant percentage of the data processing for Gulf Coast projects is processed by our wholly owned subsidiary Matrix Geophysical. We employ experienced geoscientists who design seismic programs and oversee field acquisition and data processing to ensure the quality and longevity of the data created.

Cash Purchases. We generally pursue acquisitions of data for cash less frequently than we do other methods of adding to our seismic data library. Typically when we purchase data for cash, such purchases will include entire libraries of data or significant subsets of libraries, rather than individual surveys, as is common in the other library creation methods. In these transactions, we usually purchase data from companies that lack sufficient economic and other resources to continue focusing on certain geographical areas or those that have made a strategic decision to divest their seismic data.

Non-Monetary Exchanges. We grant our customers a non-exclusive license to selected data from our library in exchange for ownership of seismic data from the customer. The data that we receive is distinct from the data that is licensed to the customer. These transactions, which have been an essential tool in the growth of our seismic data library, are typically for individual surveys or groups of surveys, rather than whole libraries. Occasionally, we use non-monetary exchanges in conjunction with data acquisitions and cash purchases.

Value-Added Products. We create new, additional products from existing seismic surveys in our library by extracting a variety of additional information from surveys that are not readily apparent in initial products. Opportunities to create such additional products may result from alternate or more complex processing algorithms applied to initial products, information with respect to the Earth model from secondary sources and alternative conclusions derived from initial products, or a combination thereof. Additional products may include Pre-Stack Time Migration volumes, Amplitude Versus Offset volumes, Complex Attribute volumes, Rock Property volumes and Pre-Stack Depth Migration volumes. Typically, one or more customers will underwrite a portion of the direct cost in exchange for a license or licenses to use the resulting data. Under such licenses, the customers usually have exclusive access to the newly acquired data for a limited term, which is usually three months or less, after which time the data is added to our library for licensing to the industry on a non-exclusive basis. Work on these projects may be performed by our wholly owned subsidiary Matrix Geophysical, outsourced to specialists in the arena or conducted under an alliance with a particular specialist. We employ experienced geoscientists who design these value-added products and oversee the processing to ensure the quality and longevity of the data created.

Licenses and Marketing

We actively market data from our library to customers under non-exclusive license agreements using an aggressive marketing strategy combined with strong geophysical expertise. Our licenses are generally non-assignable. Our licenses typically provide that in the event of a change of control of a customer-licensee, the surviving entity generally must pay a fee to maintain a license for any data it seeks to continue to use and for which such entity previously did not have a license. We employ an experienced sales force and operating philosophy to actively market our seismic library. Our team of dedicated marketing specialists seek to maximize license sale opportunities and create innovative methods of contracting opportunities by monitoring petroleum industry exploration and development activities through close interaction with oil and gas companies on a daily basis.

Licenses generally are granted for cash payable within 30 days of invoice, although we sometimes permit a customer to make an initial payment upon inception of the license followed by periodic payments over time, usually not more than 12 to 18 months. Some licenses provide for additional payments to us, as and if the licensee acquires additional mineral leases, drills wells or achieves oil or gas production in the areas covered by the licensed data.

Fundamental to our business model is the concept that once seismic data is created it is owned by us and added to our library for licensing to customers in the oil and gas industry on a non-exclusive basis. Since the data is a long lived asset, such data can be licensed repeatedly and over an extended period of time to different customers at the same time.

Seitel Solutions

To support our seismic data licensing business, we maintain warehouse and electronic storage facilities at our Houston, Texas headquarters and our Calgary, Alberta location. Through our wholly owned subsidiaries, Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd. (together, “Solutions”), we offer the ability to access and interact with the seismic data we own and market via a standard web browser and the Internet. Using proprietary technology, we store, manage, access and deliver data, tapes and graphic cross-sections to our licensees. In addition, Solutions offers use of its proprietary display and inventory software to certain customers, and the use of its proprietary quality control software to the seismic brokerage community principally in Calgary, Alberta, Canada. In the future, we may decide to offer data management services to clients generally.

Our Current Strategies

During the past 18 months, we have implemented a plan to refocus our activities, both functionally and geographically, on areas in which we have historically experienced meaningful success or in which we believe we can achieve significant growth in the future. As a result, we have made some permanent changes to our operating philosophy, including:

•	We have discontinued our oil and gas exploration and production activities and have disposed of almost all of our properties. Our remaining oil and gas assets are not material.

•	We have discontinued making cash investments for recording new data in the offshore U.S. seismic market, which is dominated by competitors who deploy their own marine vessels and field equipment to service their own data libraries.

•	We have discontinued making additional capital investments in seismic data in geographical areas such as Alabama, Michigan and North Dakota because we do not believe these areas have sufficient revenue producing potential.

•	We have significantly narrowed and reduced the mission for our Solutions division to focus on internal requirements with a very limited participation in the external market in the near term.

To complement the fundamental changes made to our operating philosophy, management implemented cost reduction measures in the second half of 2002, including reductions in our work force, the consolidation of our Houston office location (resulting in the relocation of our headquarters), the reduction of office space used in our Calgary operations, an overhaul of our compensation structure, and the imposition of strict controls on all spending.

In addition to the significant operating changes we have made, we are guided by operating philosophies that are fundamental to the success of our business and that we believe make us unique compared to our largest competitors:

•	We intend to continue to grow our seismic data library using a combination of recording new data, cash purchases, non-monetary exchanges and creating new value-added products from data existing within our library.

•	We do not own or intend to purchase seismic data gathering or field equipment. As a result, we outsource these services, which gives us the flexibility to respond appropriately to changing market conditions, rendering our cash flows less susceptible to volatility. This also enables us to select vendors with the best price, equipment and skill sets appropriate to a particular environment, geographical location or geophysical objective, and provides us with access to state-of-the-art equipment and emerging technologies.

•	We leverage our strong geophysical, technical and field operating management with our third-party outsourcing to align our interests with those of our underwriting customers. We believe this has allowed us to become a leading provider in certain core areas where local expertise is important. We believe we have developed expertise in certain areas of southern Louisiana, Gulf Coast Texas, Alberta and northeast British Columbia, and that there are opportunities to continue expansion in these areas and to repeat these experiences in the U.S. Rocky Mountain region, northern Louisiana and certain selected areas of the market outside North America.

•	We will not participate in speculative seismic data shoots. Instead, we seek significant underwriting levels before undertaking new acquisition projects, which is crucial to our success. Our goal is to attain 70% underwriting levels for our new seismic acquisition projects.

•	We will only pursue new acquisition projects if we are reasonably confident that conditions exist for repeated licensing of the same data over an extended period. Inherent in our rationale for creating new 3D survey additions to our library, is the idea of proximity to 3D surveys already in the library. We believe that there is greater value in contiguous data, or reasonably close concentrations of surveys in a single area.

•	We pursue an aggressive marketing strategy to licensing our seismic data library.

•	We intend to maintain an extremely disciplined approach to making operating and capital expenditures.

Our Competitive Strengths

We believe that we have the following competitive strengths:

Leading Market Position. Within our industry, we are considered to be one of the leading providers of seismic data in North America. We believe our library of onshore 3D seismic data is one of the largest available for licensing in the U.S. and Canada. We have ownership in approximately 32,000 square miles of 3D seismic data, the majority of which is concentrated primarily in the onshore Gulf coast of Texas, Louisiana and Mississippi, western Canada and the offshore Gulf of Mexico. In addition, we have ownership in 1.1 million linear miles of 2D seismic data, which we believe makes us one of the largest providers of 2D data in North America.

Data Ownership Provides the Opportunity to Realize Long-Term Revenue Streams. We own our seismic data and are able to license the data an unlimited number of times, allowing for a lengthened life of our seismic data library. The ability to license the seismic data multiple times, as well as the commercial longevity of our seismic data, is a result of many factors, including multiple interpretations of the same data set, changes in ownership of mineral interests, new discoveries of hydrocarbons, advances in drilling and production technology, creation of oil and gas distribution infrastructures, and the advent of new seismic processing techniques. As a result, we believe there is minimal obsolescence risk regarding our seismic library. Most of our data is expected to generate revenues for 10 years or more. In some instances, samples of our older 2D data are still being licensed after 25 years. The current weighted average of our 3D onshore data library is 3.3 years.

Low Cost Business Model. In order to remain profitable in volatile business cycles, we believe it is essential to have a low cost operating structure. As a result, we strive to maintain an efficient base of assets and employees with which to conduct our operations. We do not own seismic acquisition equipment or employ seismic acquisition crews, but rather, engage third-party contractors with qualified equipment on an as required basis to shoot new data. We believe our decision to engage third-party contractors on an as required basis results in substantially less volatility in our cash flows by allowing us to respond more quickly to changes in the demand for our products and services and minimizing our ongoing capital requirements. We do not participate in speculative seismic shoots and impose strict capital investment thresholds with targeted underwriting levels.

Leading Provider in Dominant Areas. Onshore seismic data collection requires a high degree of technical expertise, extensive permitting and geographical knowledge and over the past 20 years, our personnel have developed a strong reputation for having these necessary skills. Our vast experience, combined with our large and contiguous database, encourages customers looking to acquire data in our area of operations to select us as their provider. We also believe that our experience and relationships with the relevant permitting agencies give us an advantage over our competitors.

Diversified Customer Base. We market our seismic data to over 1,300 customers in the oil and gas industry, and we have license arrangements with in excess of 1,000 customers. In 2003, four of our top ten customers were rated investment grade by Standard & Poor’s. None of our customers accounted for more than 10% of total revenues, and our top ten customers accounted for approximately 40% of total revenues. We have been providing seismic data to several of our largest customers for over 10 years.

Refocused Operations

Because our historical success was built around our seismic expertise and the quality of our library, we have completely refocused our operations on our core competency of seismic data licensing. In 2002, we sold substantially all of our assets which engaged in the exploration for and development, production and sale of natural gas and oil, and we are currently in the process of selling what little amount remains of such assets. By exiting the exploration and production sector, we believe we have refocused our operations and are well-positioned to achieve success in the future.

Customers

We market our seismic data to a varied customer base. Our customers range from small, independent oil and gas companies and private prospect generating individuals to several of the largest companies in the oil and gas industry. During the three-year period ended December 31, 2003, no one customer accounted for more than 10% of our revenue. We do not believe that the loss of any single customer would have a material adverse impact on our seismic business, cash flows or results of operations.

Competition

The creation and licensing of seismic data is highly competitive. There are a number of geophysical companies that create, market and license seismic data and maintain their own seismic data libraries. Rather than outsourcing their seismic data activities, some oil and gas companies create their own seismic data libraries, which they license to users. Our largest competitors, most of whom are engaged in acquiring seismic data, as well as maintaining a data library, are Compagnie Generale de Geophysique, Petroleum Geo-Services, Seismic Exchange, Inc. (a private company based in New Orleans, Louisiana), TGS Nopec, Veritas DGC, Inc. and WesternGeco (a joint venture of Schlumberger and Baker Hughes). Many of our competitors have substantially larger revenues and resources than we do.

We believe that we have positioned ourselves to take advantage of the continued trend by exploration and production companies to outsource their seismic data needs. In addition, we believe we can compete favorably due to: the breadth of our data library, the expertise of our marketing staff, the technical proficiency of our geoscientists and the employment of a business model that does not require capital investment in, or the ownership of, field crews.

Seasonality and Timing Factors

Our results of operations fluctuate from quarter to quarter due to a number of factors. Our results are influenced by oil and gas industry capital expenditure budgets and spending patterns. These budgets are not necessarily spent in equal or progressive increments during the year, with spending patterns affected by individual oil and gas company requirements as well as industry-wide conditions. In addition, under our revenue recognition policy, revenue recognition from data licensing contracts is dependent, among other things, upon when the customer selects the data. As a result, our seismic data revenue does not necessarily flow evenly or progressively during a year or from year to year. Although the majority of our data licensing transactions provide for fees to us of under $500,000 per transaction, occasionally a single data licensing transaction from our library, including those resulting from the merger and acquisition of our oil and gas company customers, may be substantially larger. Such large licensing transactions or an unusually large number of, or reduction in, data selections by customers can materially impact our results during a quarter, creating an impression of a revenue trend that may not be repeated in subsequent periods. In our data creation activities, weather-related or other events outside our control may impact or delay surveys during any given quarter.

Employees

As of May 17, 2004, we and our subsidiaries had 145 full-time employees, including 6 executive officers, 18 marketing staff and 29 geotechnical staff. None of our employees are covered by a collective bargaining agreement, and we consider our relationships with our employees to be good.

Raw Materials and Proprietary Information

We are not dependent on any particular raw materials, patents, trademarks or copyrights for our business operations. Our seismic data library is proprietary confidential information, which is not generally available to the public and is subject to confidentiality agreements with our employees and customers. The seismic data within our library is a trade secret, which we protect through confidentiality agreements with our employees and licensees. We believe that our seismic data library is also protected by common law copyright.

Properties

Our corporate headquarters are located at 10811 South Westview Circle Drive, Suite 100, Building C, Houston, Texas 77043, which also serves as administrative and financial offices and warehouse space and storage. We maintain domestic marketing offices located in Denver, Colorado and New Orleans, Louisiana. We also lease office and warehouse space in Calgary, Alberta in two separate locations where our Canadian operations are headquartered. We consider our business facilities adequate and suitable for our present and anticipated future needs, but may seek to expand our facilities from time to time. See “—Our Current Strategies” above for a discussion of our consolidation of certain of our office and warehouse facilities.

The following table sets forth the locations of our offices and warehouses, the approximate square footage of space we maintain at such locations, our use of such space and whether it is owned or leased by us.

Location	Approximate Square Footage	Use	Owned/Leased
Houston, Texas	72,400	Administrative; Financial; Marketing; Operations; Warehouse	Leased

Denver, Colorado	1,529	Marketing	Leased

New Orleans, Louisiana	540	Marketing	Leased

Calgary, Alberta, Canada	11,400	Administrative; Financial; Marketing; Operations	Leased

Calgary, Alberta, Canada	42,000	Warehouse	Leased

Legal Proceedings

See “The Plan of Reorganization” for a detailed discussion of our chapter 11 reorganization and the Plan.

Seitel was the subject of a formal investigation by the SEC’s Division of Enforcement. In December 2002, the SEC issued an “Order Directing Private Investigation and Designating Officers To Take Testimony,” commonly called a formal order of investigation. We were also notified by the Enforcement Division of the SEC that it intended to recommend that the SEC initiate an administrative proceeding against Seitel for alleged books and records and internal control violations. We cooperated fully with the SEC during the course of its investigation, and on June 16, 2003, we reached a consensual resolution of the SEC’s civil complaint alleging violations of the reporting, books and records, internal controls and proxy statement provisions of the Exchange Act. In connection with the settlement and without admitting or denying the allegations, we agreed to the entry of a final judgment permanently enjoining us from violating such provisions.

On February 3, 2003, the former holders of Seitel’s senior unsecured notes accelerated the senior unsecured notes and made demand upon Seitel and certain of its former and current officers and directors for money damages arising from certain alleged negligent actions and/or misrepresentations of those officers and directors. The holders alleged that money damages arising from the foregoing claims were not fully quantified, but exceeded $20 million and included, without limitation, the lost value of such holders’ investment in the senior unsecured notes. Notice of the demand has been provided by us to our insurance carriers. The holders of the senior unsecured notes did not commence suit. As of June 26, 2003, all of the former holders of senior unsecured notes had sold their senior unsecured notes to Ranch, which subsequently sold the senior unsecured notes to Berkshire. Under the Plan, if confirmed, all of the foregoing claims will be released and discharged.

On July 18, 2002, Seitel’s former chief executive officer sued Seitel in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleges a breach of his employment contract by virtue of his termination and also alleges defamation. He also seeks a declaratory judgment that certain funds he received from us were proper and do not have to be repaid. We have answered and asserted various defenses. We also filed a counter-suit to recover approximately $4,200,000 in corporate funds that Seitel believes Mr. Frame inappropriately caused Seitel to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, Seitel also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One N.A. (“Bank One”) and guaranteed by Seitel. Seitel intends to seek dismissal of the complaint against it, and to pursue its causes of action. Seitel also intends to pursue enforcement of its judgment against Mr. Frame. Mr. Frame has filed claims totaling $20.2 million against Seitel and the other debtors in the chapter 11 cases. The debtors have filed objections to such claims.

Seitel and its subsidiaries, Energy Venture Holdings LLC, Endeavor Exploration LLC, and DDD Energy, Inc., were sued by a former employee, Mark Stover, in Harris County District Court, 269th Judicial District,

Cause No. 2002-52120 on October 8, 2002. Mr. Stover alleged breach of his employment contract and wrongful termination. We answered and generally denied the complaint on November 8, 2002. The matter was automatically stayed upon the chapter 11 filing. On October 9, 2003, Mr. Stover filed a proof of claim in the bankruptcy court in the amount of $374,500. We have filed an objection to the claim, but are currently in settlement discussions with Mr. Stover. If a settlement is reached, it will require bankruptcy court approval.

Seitel and its subsidiary, Seitel Data, Ltd., are parties to a class action lawsuit for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas that was initiated on April 1, 2002. The plaintiffs have sued a number of defendants, including Seitel and Seitel Data, Ltd. The plaintiffs allege that certain defendants conducted unauthorized 3D seismic exploration of the mineral interests, and sold the information obtained to other defendants. The plaintiffs seek an unspecified amount of damages. All of the defendants have obtained summary judgments dismissing the plaintiffs’ claims, and the case is now on appeal before the San Antonio Court of Appeals under Cause No. 04-02-00674-CV. On July 22, 2003, the Texas Court of Appeals granted appellant motion to proceed against the other appellees. The appeal against Seitel remains stayed. We intend to vigorously represent our interests in this appeal.

Seitel sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell & Jones, P.C., Cause No. 2003-09151 in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against the former chief executive officer and other aspects of representation. Seitel seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003. Discovery has not yet commenced.

On March 27, 2003, Seitel was served with a complaint filed by the General Electric Credit Corporation of Tennessee (“GE”) in the District Court No. 333rd of Harris County, Texas, styled General Electric Credit Corporation of Tennessee, v. N360X, LLC and Seitel. The complaint alleged that Seitel, as guarantor, and its wholly owned subsidiary N360X, LLC, as lessee, defaulted on an agreement for the lease of a jet aircraft. GE accelerated the obligation, took possession of the aircraft and demanded payment of amounts GE claims are due pursuant to the termination of the lease. The claim was subsequently reduced to $2.055 million plus interest at 9% from November 18, 2003 and purchased by Berkshire and the amount thereof has been agreed to by the parties.

MANAGEMENT

Executive Officers and Directors of Seitel

The executive officers and directors of Seitel, and their ages and positions with Seitel, as of May 17, 2004, are as follows:

Name	Age	Position(s) with Seitel	Director Since	Committee Membership
Fred S. Zeidman	57	Chairman of the Board of Directors	1997	(2)
Randall D. Stilley	50	President and Chief Executive Officer	N/A
Kevin P. Callaghan	51	Chief Operating Officer and Executive Vice President	N/A
Robert D. Monson	49	Chief Financial Officer	N/A
Leonard M. Goldstein	57	General Counsel and Corporate Secretary	N/A
Marcia H. Kendrick	43	Senior Vice President, Chief Accounting Officer and Assistant Secretary	N/A
Robert J. Simon	48	President—Seitel Data, Ltd.	N/A
Walter M. Craig, Jr.	50	Director and Assistant Corporate Secretary	1987	(2	)(3)
Robert L. Knauss	73	Director	2002	(1	)(4)
William Lerner	70	Director	1985	(1	)(2)(3)
John E. Stieglitz	73	Director	1989	(1	)(3)

(1)	Member of Audit Committee
(2)	Member of Corporate Governance and Nominating Committee
(3)	Member of Compensation and Stock Option Committee
(4)	Member of Special Litigation Committee

With the exception of Mr. Fred S. Zeidman, none of the above identified directors will continue as a director of Reorganized Seitel, and those individuals identified under “Executive Officers and Directors of Reorganized Seitel” will constitute the board of directors.

Fred S. Zeidman, a director since 1997, was named chairman of our board of directors on June 3, 2002. He served as acting chief executive officer from November 6, 2002 to December 6, 2002. He is a member of Seitel’s Corporate Governance and Nominating Committee. Mr. Zeidman was a director of EquiFin, Inc., (“EquiFin”) (formerly known as InterSystems, Inc.) from July 1993 through October 2000. EquiFin provided structured capital to small and mid-size business enterprises. He served as president and chief executive officer of EquiFin from July 1993 until December 1999. He also served as president of Interpak Terminals, Inc., a wholly owned subsidiary of Helm Capital Group, Inc. (“Helm”), engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman also currently serves as a director of First Prosperity Bank and as Chairman of the United States Holocaust Memorial Council in Washington, D.C.

Randall D. Stilley was named president and chief executive officer of Seitel on February 17, 2004. Mr. Stilley has over 28 years of experience in the oil and gas industry. He has been an investor and consultant to private equity funds since 2000. Prior to that time, he was president of the Oilfield Services Division at Weatherford International, Inc., a New York Stock Exchange, Inc.-listed company, from 1998 to 2000, where he was instrumental in the growth of Weatherford. Prior to his employment at Weatherford, Mr. Stilley spent 22 years at Halliburton Company, a New York Stock Exchange, Inc.-listed company, holding various management and engineering roles, including vice president of the Production Enhancement Group and vice president, Asia Pacific. He is a registered professional engineer in the State of Texas.

Kevin P. Callaghan has been chief operating officer and executive vice president of Seitel and president of Olympic Seismic Ltd. since June 2002. Prior to this date, Mr. Callaghan had been senior vice president of Seitel

Data, Ltd. since January 1998. He was interim president of Olympic Seismic Ltd. from July 2001 until June 2002 and vice president of Olympic Seismic Ltd. from January 2001 until July 2001. Mr. Callaghan joined Seitel in August 1995 as vice president of Onshore Operations of Seitel Data, Ltd. He has also served as an outside director of Aeroscan International Inc., a privately held Canadian company engaged in digital imaging services, from June 2000 until December 2002.

Robert D. Monson was named chief financial officer effective May 10, 2004. Mr. Monson has over 19 years of experience in the oil and gas industry, including over four years in the international seismic industry. He has served in various financial capacities with Schlumberger Limited, a New York Stock Exchange, Inc.-listed company, since 1985. Most recently, Mr. Monson has served as business segment chief financial officer for Schlumberger Well Services and the worldwide controller for Oilfield Technology Centers. Prior to this he served as worldwide director of human resources for financial personnel of Schlumberger Limited. From 1998 to 2000 he served as CFO of Schlumberger Oilfield Services-UK. From 1985 to 1998 he served as either treasurer or controller to other Schlumberger entities, including assignments in the New York headquarters and various international locations.

Leonard M. Goldstein joined Seitel in October 2002 and was named general counsel and corporate secretary in February 2003. Mr. Goldstein has over 30 years experience as a corporate general counsel, and as a practitioner in the private and public practice of law. From 1996 to 2001, Mr. Goldstein was general counsel, senior vice president, chief administrative officer and secretary for New Era of Networks, Inc., or NEON, a publicly traded software company. He was a partner with the law firm of Feder, Morris, Tamblyn and Goldstein, PC in Denver, Colorado from 1978 to 1996. In addition, Mr. Goldstein has played a strategic role in consulting and corporate development to many software development companies.

Marcia H. Kendrick, CPA was named senior vice president in September 2001. Ms. Kendrick has been chief accounting officer and assistant secretary since August 1993. She also served as our acting chief financial officer from June 2002 to May 2004. Prior to joining Seitel in 1993, she was employed by Arthur Andersen LLP, where her last position was director of finance and administration.

Robert J. Simon was named president of Seitel Data, Ltd. in June 2002. He joined Seitel in September 1984 as a marketing representative. In August 1985, he was promoted to regional sales manager. In 1987, Mr. Simon was promoted to vice president of marketing and in 1992, to senior vice president. In 1996, Mr. Simon was promoted to executive vice president where he served until becoming president of Seitel Data, Ltd.

Walter M. Craig, Jr. is chairman of Seitel’s Corporate Governance and Nominating Committee and a member of Seitel’s Compensation and Stock Option Committee. Mr. Craig became assistant secretary of Seitel in June 2000. Mr. Craig has been president and chief executive officer of EquiFin since August 2000. He has been a director of EquiFin since April 1993 and in April 2001, he was named chairman of the board of directors of EquiFin. Prior to his employment at EquiFin, Mr. Craig was, from 1993 to 2000, president and a director of PLB Management Corp, the general partner of The Mezzanine Financial Fund, L.P., a private limited partnership which made collateralized loans to companies. From 1993 until November 1999, he served as executive vice president and chief operating officer of Helm, a publicly held company involved in merchant banking activities from 1981 to 2000.

Robert L. Knauss was elected as a director of Seitel in June 2002. He is the sole member of Seitel’s Special Litigation Committee and a member of Seitel’s Audit Committee. Mr. Knauss was chairman of the board of directors of Philip Services Corporation, or PSC, an industrial and metals services company, from April 2002 through December 2003 and principal executive officer from May 2002 through December 2003. He also served as chairman of the board of PSC from April 2000 to May 2001. In June 1999, the predecessor company of PSC filed a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code. Mr. Knauss has been chairman and chief executive officer of Baltic International USA, Inc., an investment company, since January 1994. He is a director of Equus II Inc. and a director of The Mexico Fund, Inc., both of which are investment funds. Mr. Knauss is the former Dean of the schools of law at both the University of Houston and Vanderbilt

University and served as a Visiting Professor at the Amos Tuck School of Business Administration at Dartmouth College.

William Lerner is chairman of Seitel’s Audit Committee, a member of Seitel’s Compensation and Stock Option Committee and a member of Seitel’s Corporate Governance and Nominating Committee. Mr. Lerner has been engaged in the private practice of corporate and securities law in New York since 1960 and Pennsylvania since 1991. His career includes service with the U.S. Securities and Exchange Commission, the American Stock Exchange, and as counsel to a major investment banking/securities brokerage firm. Mr. Lerner is a director of Rent-Way, Inc., a New York Stock Exchange listed company that is the second largest in the rental-purchase industry; Micros-to-Mainframes, Inc., a Nasdaq listed company that provides comprehensive high-technology computer and communication services primarily in the New York Tri-State area; and The Cortland Trust, Inc., a money market mutual fund that is marketed primarily through brokerage firms and regional commercial banks.

John E. Stieglitz has been a director of Seitel since 1989. He is chairman of Seitel’s Compensation and Stock Option Committee and a member of Seitel’s Audit Committee. He is Chairman Emeritus of Conspectus, Inc., a privately held company formed in 1976 to provide services in the area of executive recruitment. He served as President of Conspectus, Inc. from 1976 to 1996. Mr. Stieglitz is also a director of EquiFin. He was a director of Helm from 1987 to 2001.

All of Seitel’s directors and executive officers, except for Mr. Stilley and Mr. Monson, served in their current positions with Seitel before commencement of our bankruptcy cases on July 21, 2003. Executive officers serve at the discretion of Seitel’s board of directors. There is no family relationship between any director or executive officer of Seitel.

Executive Officers and Directors of Reorganized Seitel

On the effective date of the Plan, we will amend and restate our certificate of incorporation to provide, among other things, for a classified board of directors consisting of three classes. Class I will consist of three directors who will serve for an initial term of three years expiring in 2007, Class II will consist of three directors who will serve for an initial term of two years expiring in 2006, and Class III will consist of one director who will serve for an initial term of one year expiring in 2005. Accordingly, we will not hold an annual meeting of stockholders to elect a Class III director until 2005. Each class of directors standing for election upon the expiration of its initial term will be elected for successive terms of three years. Directors hold office until their successors have been elected and qualified. The Plan reflects a negotiated agreement with Mellon HBV and the Official Equity Committee, and provides that the initial members of Reorganized Seitel’s board of directors be composed of seven directors selected as follows:

•	Two directors (one in Class I and one in Class II) selected by Mellon HBV, one of whom must satisfy applicable rules and regulations of independence for audit committees. Mellon HBV has selected Robert Kelly and J. D. Williams to serve as initial directors of Reorganized Seitel.

•	Two directors (one in Class I and one in Class II) selected by a majority vote of the Official Equity Committee, one of whom must satisfy applicable rules and regulations of independence and financial literacy qualifications for audit committees. The Official Equity Committee has selected Charles H. Mouquin and C. Robert Black to serve as initial directors of Reorganized Seitel. Mr. Mouquin is a member of the Official Equity Committee.

•	Two directors (one in Class I and one in Class II) selected by Fred S. Zeidman, Seitel’s chairman of the board, one of whom must satisfy applicable rules and regulations of independence and financial literacy qualifications for audit committees. Mr. Zeidman has selected himself and Ned S. Holmes to serve as initial directors of Reorganized Seitel.

•	One director (Class III) selected by mutual agreement of Mellon HBV, the Official Equity Committee and Seitel’s chairman of the board. Randall D. Stilley has been selected to serve as an initial director of Reorganized Seitel by mutual agreement of Mellon HBV, the Official Equity Committee and Mr. Zeidman.

On the effective date of the plan: (i) our amended and restated certificate of incorporation providing for a classified board of directors will be filed and become effective, (ii) all members of our current board of directors will resign except for Mr. Zeidman and (iii) our new classified board will be formed and each director designee will assume office in his respective class.

The following table sets forth the individuals who will continue in their positions as executive officers and directors and those individuals who are anticipated to become directors of Reorganized Seitel, and their ages (as of May 17, 2004) and positions with Reorganized Seitel on the effective date of the Plan:

Name	Age	Position(s) with Reorganized Seitel	Director Class	Committee Membership
Fred S. Zeidman	57	Chairman of the Board and Director Designee**	Class I

Randall D. Stilley	50	President, Chief Executive Officer and Director Designee*	Class III

Kevin P. Callaghan	51	Chief Operating Officer and Executive Vice President	N/A	N/A

Robert D. Monson	49	Chief Financial Officer	N/A	N/A

Leonard M. Goldstein	57	General Counsel and Corporate Secretary	N/A	N/A

Marcia H. Kendrick	43	Senior Vice President, Acting Chief Financial Officer, Chief Accounting Officer and Assistant Secretary	N/A	N/A

Robert J. Simon	48	President—Seitel Data, Ltd.	N/A	N/A

Robert Kelley	58	Director Designee*	Class II

J.D. Williams	66	Director Designee*	Class I

Charles H. Mouquin	67	Director Designee*	Class II

C. Robert Black	68	Director Designee*	Class I

Ned S. Holmes	59	Director Designee*	Class II

*	Individual anticipated to become a director on the effective date of the Plan.
**	Individual anticipated to continue as a director on the effective date of the Plan.
(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating/Corporate Governance Committee

For biographies of Messrs. Zeidman, Stilley, Callaghan, Monson, Goldstein and Simon and Ms. Kendrick, please see “—Executive Officers and Directors of Seitel” above. Randall D. Stilley, our chief executive officer and president, has entered into an employment agreement with us which has been approved by the bankruptcy court in our chapter 11 proceedings. For a discussion concerning this agreement, please see “—Employment Agreement with Mr. Stilley” below.

Robert Kelley, who is one of Mellon HBV’s designees, is currently president of Kellco Investments Inc., a private investment company located in Ardmore, Oklahoma. Mr. Kelley has more than 30 years experience in the oil and gas industry. He retired in April 2001 as chairman of the board of Noble Affiliates, Inc. (now Noble Energy, Inc.), an independent energy company with exploration and production operations throughout the United States, including the Gulf of Mexico, and international operations in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Vietnam. Prior to October 2, 2000, he also served as president and chief executive officer of Noble Affiliates, Inc. and its three subsidiaries, Samedan Oil Corporation, Noble Gas Marketing, Inc. and Noble Trading, Inc. Mr. Kelley is also a director of OG&E Energy Corporation (NYSE), a public utility headquartered in Oklahoma City, Oklahoma; Lone Star Technologies, Inc., a leading manufacturer of oilfield tubular goods located in Dallas, Texas and Cabot Oil & Gas Corporation, an independent oil and gas company engaged in the exploration and development of oil and gas properties located in Houston, Texas. Mr. Kelley has a B.B.A. from the University of Oklahoma and is a certified public accountant.

J.D. Williams, who is one of Mellon HBV’s designees, is an attorney with the firm of Williams & Jensen, P.C., a premier Washington, D.C. law and lobbying firm. Mr. Williams has more than 40 years of experience representing clients, including many Fortune 500 companies, major financial institutions, and energy companies, before Congress, congressional committees, and federal agencies. Mr. Williams has a B.B.A. (Accounting) from the University of Oklahoma, a J.D. from George Washington University, and an L.L.M. in Taxation from Georgetown University and has been the subject of numerous feature articles in, among other publications, The Wall Street Journal, The New York Times, Forbes, and Fortune. He is also a director of OG&E Energy Corp. (NYSE).

Charles H. Mouquin, who is one of the Official Equity Committee’s designees, currently acts as manager for the stock accounts of a few select clients. Mr. Mouquin has more that 40 years experience as a securities analyst. In 1962, he served as a security analyst for Parrish Securities. In 1971, he joined Central National Gottesman, and in 1976 was appointed senior vice president. From 1976 to 1987, he was senior vice president and director of research for Fiduciary Trust Company International. He has served as consultant to Hamershlag Kempner and Company as well as the Norman Shethar Company. Mr. Mouquin has a B. S. degree in Economics from the University of California at Berkley.

C. Robert Black, who is one of the Official Equity Committee’s designees, is the current chairman of the board of Texas Tech University System Board of Regents. Mr. Black had over 40 years of service with Texaco Inc. Serving in various executive positions culminating in his appointment in 1998 as senior vice president in the office of the chairman where he had responsibilities for developing and managing Texaco’s relationship with industry on a worldwide basis as well as building relationships in regions where Texaco is active. In addition he had oversight responsibility for Texaco’s Technology Division along with Corporate Reserves Audit Group and served as corporate compliance officer. Mr. Black received a B. S. degree in petroleum engineering in 1958 from Texas Tech University. Texas Tech awarded him the Distinguished Alumni Award in 1980.

Ned S. Holmes, who is one of Fred S. Zeidman’s designees, is currently the president and chief executive officer of Laing Properties Inc. Mr. Holmes currently serves as chairman of the board of Prosperity Bancshares Inc., which is traded on the NASDAQ. Mr. Holmes is chairman emeritus of the Port of Houston Authority, director and former chairman of the Greater Houston Partnership, and trustee of the publicly traded (NYSE) Archstone Trust. Mr. Holmes received his B.B.A from the University of Texas, and his J.D. from the University of Texas School of Law.

The amended and restated bylaws of Reorganized Seitel will provide that its Nominating/Corporate Governance Committee consist entirely of “independent directors” within the meaning of the applicable requirements of the Nasdaq Stock Market or any national securities exchange on which our securities are listed for trading. Upon the expiration of the respective initial terms of the members of Reorganized Seitel’s board of directors, and subject to all applicable laws, rules, regulations and listing requirements, any holder of our reorganized common stock, irrespective of their ownership interest in Seitel, will have the right to recommend to the Nominating/Corporate Governance Committee persons for election to Reorganized Seitel’s board of directors, provided that such holder has complied with the advance notice procedures for stockholders to make nominations of candidates for election as directors as set forth in the amended and restated bylaws and applicable proxy rules of the SEC. Please see “Description of Capital Stock of Reorganized Seitel—Anti-Takeover Provisions Contained in the Amended and Restated Certificate of Incorporation and Bylaws” for a detailed description of such stockholder advance notice provisions and other provisions relating to the rights of stockholders to recommend persons for election to Reorganized Seitel’s board of directors.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance. Accordingly, we have constructed a comprehensive set of corporate governance initiatives that we believe serve the long-term interests of our company. As more fully discussed below, we believe these initiatives comply with the provisions of the Sarbanes-Oxley Act of 2002 (“SOXA”), the rules and regulations of the SEC adopted under SOXA, and the listing standards of the Nasdaq National Market as if we were a Nasdaq-listed company.

Our amended and restated certificate of incorporation and bylaws will provide that so long as Reorganized Seitel has any class of equity securities (regardless of class) or debt securities registered under Section 12 of the Exchange Act, we will comply with the corporate governance requirements of the Nasdaq Stock Market for the initial and continued listing of securities of any national securities exchange on which any of our securities are then listed for trading, and if not so listed for trading, of the Nasdaq Stock Market, without regard to any “controlled company” exemptions, as that term is defined in the applicable listing requirements.

In addition, and in furtherance of the settlement and termination of certain derivative actions instituted against Seitel, enhanced internal controls, procedures and approval processes have been designed and maintained. We have established Audit, Nominating/Corporate Governance and Compensation Committees of the board of directors. We have designed their respective charters to implement compliance with mandated corporate governance initiatives and best practices and to enable performance of our ongoing obligations under the consent judgment of permanent injunction in connection with Seitel’s resolution of an SEC enforcement proceeding. See “The Plan of Reorganization—Events Precipitating Our Chapter 11 Filing” and “Business—Legal Proceedings”.

As required by SOXA and by the Nasdaq listing standards, our Audit Committee is composed of three “independent directors”, as that term is defined in SOXA and the Nasdaq listing standards. All members of the Audit Committee will meet the qualifications for audit committee service and one member will qualify as the “audit committee financial expert.” Our Nominating/Corporate Governance Committee and our Compensation Committee will likewise be composed of three independent directors and will be compliant with Nasdaq listing standards.

Although we do not intend to apply to list our reorganized common stock or the Stockholder Warrants on any national securities exchange or U.S. inter-dealer quotation system, we have elected to comply with the Nasdaq listing standards, without regard to any otherwise applicable “controlled company” exemptions, as that term is defined in the applicable listing requirements. All companies listed or applying to be listed on Nasdaq must comply with the following corporate governance requirements:

•	A majority of the company’s board of directors must be “independent” as defined in Nasdaq’s listing standards.

•	The independent members of the board must hold regularly scheduled executive sessions at least twice annually at which only independent directors are present.

•	The audit committee members must (1) meet the specified independence criteria provided for by rules adopted by the SEC under the Exchange Act, (2) receive no compensation other than compensation for board or committee service, (3) have at least one member qualify as the “audit committee financial expert” as defined by rules adopted by the SEC and (4) be “financially sophisticated,” as defined.

•	The audit committee must (1) be solely vested with the authority to engage and discharge the company’s independent auditors and to engage advisors and counsel, (2) be funded by the company, and (3) provide and implement procedures for anonymous complaints relating to accounting, internal control or auditing matters (commonly referred to as “whistleblower procedures”), all pursuant to a written charter designed to achieve the audit committee’s purpose of overseeing the accounting and financial reporting processes, and the annual audits and quarterly reviews of the company’s financial statements.

•	Listed companies must provide Nasdaq with prompt notification after an executive officer becomes aware of any material noncompliance by the company with the Nasdaq governance listing requirements.

•	Directors must be selected or recommended for the board’s selection by either a nominating committee consisting solely of independent directors, or by a majority of independent directors. The nominating process must be addressed by formal written charter in the case of a company that has a nominating committee, and by board resolution, in the case of a company that does not have a nominating committee.

•	The compensation of executive officers must be determined or recommended to the board for determination by either a compensation committee consisting solely of independent directors or by a majority of the independent directors.

•	A publicly available code of conduct applicable to all directors, officers and employees must be adopted and comply with the definitions of “Code of Ethics” provided in SOXA and the rules of the SEC adopted under SOXA.

Our Committees, Code and Policies

Audit Committee. Our Audit Committee has been established pursuant to a written charter which we believe is compliant with SOXA and the rules of the SEC adopted thereunder, and the Nasdaq listing standards. Our Audit Committee assists the board of directors in its oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee’s role includes discussing with management our process to manage financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent auditor engaged to prepare or issue audit reports on our financial statements or to perform other audit, review or attest services for us, and for reviewing the scope of the audit plan and the results of each audit with management and our independent auditors. The Audit Committee will receive reports from management and the internal auditor, and will meet with representatives of our independent auditor in carrying out the committee’s oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the Audit Committee charter, which will be posted on Reorganized Seitel’s website. All members of our Audit Committee are and will be “independent” as such term is defined in the listing standards of the Nasdaq Stock Market as applicable to audit committee members, and one of its members will be an “audit committee financial expert” as such term is defined in the applicable rules of the SEC.

Our audit committee is also responsible for approving all proposed transactions between our company and any of our officers, directors and significant employees, any immediate family members of such persons, and any entity in which any of such persons, directly or indirectly, have more than a 5% voting or economic interest or in which any such persons otherwise is a partner, director, officer, managing member or trustee (or are affiliates or associates).

Compensation Committee. Our Compensation Committee will operate pursuant to a written charter, and will be responsible for establishing, reviewing and approving the compensation and benefits of executive officers and administering our 2004 omnibus stock option plan when adopted under the Plan. A copy of the committee’s charter will be available on Reorganized Seitel’s website. All of the members of the Compensation Committee will be independent as such term is defined in the listing standards of the Nasdaq Stock Market.

Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee will operate pursuant to a written charter and will have the exclusive right to recommend candidates for election to Reorganized Seitel’s board of directors. A copy of the committee’s charter will be available on Reorganized Seitel’s website. The Nominating/Corporate Governance Committee will consider any director candidate recommended by a stockholder of Reorganized Seitel when such recommendation is submitted in accordance with our amended and restated bylaws, the procedures described in this prospectus under “Description of Capital

Stock of Reorganized Seitel—Anti-Takeover Provisions Contained in the Amended and Restated Certificate of Incorporation and Bylaws” and the applicable rules of the SEC. The Nominating/Corporate Governance Committee charter will set forth certain guidelines and criteria for determining the qualifications that a director nominee must possess before it recommends a nominee for a position on Reorganized Seitel’s board of directors. The charter will provide that director nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders of Reorganized Seitel. The Nominating/Corporate Governance Committee will be responsible for and will determine the qualifications of director nominees by considering Reorganized Seitel’s needs for business and other experience relevant to the issues impacting Reorganized Seitel. The committee’s process for identifying and evaluating nominees will be as follows:

•	In the case of incumbent directors whose terms of office are scheduled to expire, the Nominating/Corporate Governance Committee will review such directors’ overall service to Reorganized Seitel during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Reorganized Seitel during their term.

•	In the case of new director candidates, the Nominating/Corporate Governance Committee will first determine whether the nominee is independent under the listing standards of the Nasdaq Stock Market. The committee may then compile a list of other potential candidates using its network of contacts, and may also engage, if it deems appropriate, an outside professional search firm. The committee will then meet to discuss and consider such candidates’ qualifications and then will choose a candidate by majority vote.

The Nominating/Corporate Governance Committee will also ensure that the composition of the board of directors of Reorganized Seitel at all times adheres to the independence requirements of the Nasdaq Stock Market and reflects a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of management, leadership and corporate governance, the seismic data industry and related industries sufficient to provide sound and prudent guidance with respect to the operations and interests of Reorganized Seitel.

Director Independence Standards

We have established standards to be satisfied for the purpose of determining director independence. These standards generally provide that no director or any immediate family member shall have received from us any direct or indirect compensation or other remuneration within the preceding five years as an advisor or consultant and shall not have received any compensatory fees or personal benefits other than standard compensation applicable to all directors, nor have had a personal services contract with us within the preceding five years.

Payments by us, if any, to a director’s primary business affiliation or any business of an immediate family member must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons pursuant to arm’s-length negotiation, and the aggregate of such payments must not exceed 1% of the gross revenues of the company receiving the payment. The same is applicable with payments made to us by a director’s primary business affiliation or that of an immediate family member.

No director or immediate family member of a director can be an officer, director or trustee of a charity, foundation, university or foundation to which we make contributions.

Our policy is not to have interlocking directorates. Therefore, no inside director or executive officer may serve as a director where one of our directors is an executive officer.

No director or immediate family member may receive an IPO allocation from a broker/dealer acting or in the past three years has acted as an underwriter or placement agent of our securities, or has acted as a financial advisor to us.

Audit Committee Complaint Procedures

Our Audit Committee has adopted a procedure for our employees to submit good faith complaints, on a confidential basis, without fear of reprisals, regarding our accounting, internal accounting controls or auditing matters. These procedures provide for the receipt, retention and treatment of such complaints. Complaints may relate, without limitation, to fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or in the recording and maintenance of our financial records; deficiencies or non-compliance with our internal accounting controls; or misrepresentations or false statements to or by a senior officer or accountant regarding our financial records or financial reports.

The Audit Committee will acknowledge the receipt of any complaint, direct the review of the complaint and direct prompt and appropriate action when and as warranted in the judgment of the Audit Committee.

Code of Ethics and Business Conduct

We are committed to a high standard of business conduct. This means conducting business in accordance with the spirit and letter of all applicable laws, regulations and public policies, and in accordance with the best standard of ethical business practices. Our Code of Ethics and Business Conduct (the “Code”), which is available on our website, essentially codifies the business and ethical principles that have always been a part of our business practice, is intended to help in this endeavor by providing a clear statement of the fundamental principles that govern our business, and is intended to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	avoidance of conflicts of interest, including disclosure to an appropriate person identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict,

•	full, fair, accurate, timely, and understandable public disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us,

•	compliance with applicable governmental laws, rules and regulations, not only of the U.S., but also applicable governmental laws, including provincial laws, rules and regulations of Canada and any other foreign jurisdiction in which we or any of our direct or indirect subsidiaries operate,

•	prompt internal reporting of Code violations to the appropriate person identified in the Code, and

•	accountability for adherence to the Code.

Our Code, which covers a wide range of business practices and procedures, applies to all our officers, directors and employees. This Code does not and cannot address every issue that may arise, but it establishes basic principles to guide all employees of Seitel. Some of the basic principles espoused in our Code include the compliance by all of our officers, directors and employees of the laws of countries and jurisdictions in addition to the U.S. federal securities laws, including laws which relate to conduct in the workplace, tax matters, wages, working conditions and laws which directly relate to our principal business activities. Our Code, among other things:

•	requires compliance with internal and disclosure controls and dealings with our independent auditors, all in furtherance of the honest and accurate recording and reporting of financial information,

•	requires directors, officers and employees to disclose and report violations and waivers of our Code,

•	prohibits an officer, director or employee taking for themselves a corporate opportunity belonging to us or in which we have a reasonable expectancy,

•	requires accurate maintenance of our books and records, and compliance with our document retention policies,

•	prohibits disclosure of our proprietary or confidential information, including material non-public information, and

•	requires accountability for violations of our Code through oversight by our Nominating/Corporate Governance Committee.

Communications with Stockholders of Reorganized Seitel

Reorganized Seitel will not have a formal process by which stockholders of Reorganized Seitel may send communications to Reorganized Seitel’s board of directors. We do not believe that it is appropriate to have such a process because stockholders of Reorganized Seitel will have the opportunity to communicate with members of the board of directors at the annual meeting of Reorganized Seitel’s stockholders.

Director Compensation

Effective as of the effective date of the Plan, directors who are not employees of Reorganized Seitel will receive fees of $[            ] annually plus fees of $[            ] for each board meeting attended in person, $[            ] for each board meeting attended by conference telephone and $[            ] for each committee meeting attended, whether in person or by teleconference. Directors who are also employees of Reorganized Seitel will receive no fees for their service as directors.

All directors will be entitled to reimbursement for their reasonable out-of-pocket expenditures.

Director Liability and Indemnification of Directors and Executive Officers

The Delaware General Corporation Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, in respect of certain unlawful dividend payments or stock redemptions or repurchases and for any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation will provide for the elimination and limitation of the personal liability of Reorganized Seitel’s directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of Reorganized Seitel’s directors will be eliminated or limited to the fullest extent permitted by the amended law. The effect of this provision is to eliminate the rights of Reorganized Seitel and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in a situation described above where director liability may not be limited under Delaware law. The provision does not limit or eliminate the rights of Reorganized Seitel or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. We believe this provision will assist Reorganized Seitel in securing and maintaining the services of qualified individuals who are not employees of Reorganized Seitel.

The amended and restated bylaws provide that Reorganized Seitel will, to the full extent permitted by the Delaware General Corporation Law, indemnify and may advance expenses to Reorganized Seitel’s directors and officers. Reorganized Seitel may also maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

We may also enter into indemnification agreements with our officers and directors from time to time in the future.

Executive Compensation

The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the chief executive officer of Seitel in 2003, and each of the four most highly compensated executive officers of Seitel other than the chief executive officer serving at the end of 2003 (collectively, the “Named Executive Officers”) for the years indicated.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation (2)		Long-Term Compensation Awards Stock Options/SARs (#)	Other Compensation ($)
Larry E. Lenig, Jr. (1) Former Chief Executive Officer and President	2003 2002	$ $	300,000 51,559		$290,000 —		— —	— —	$ $	3,500 375	(3)

Kevin P. Callaghan Chief Operating Officer and Executive Vice President	2003 2002	$ $	82,200 75,000		— —	$ $	1,099,139 951,289	— —	$ $	3,500 12,678	(3)

Robert J. Simon President—Seitel Data, Ltd.	2003 2002	$ $	158,400 112,500		— —	$ $	1,189,848 1,327,288	— —	$ $	3,000 131,581	(3)

Leonard M. Goldstein General Counsel and Corporate Secretary	2003		$300,000		—		—	—		$3,500	(3)

Marcia H. Kendrick Chief Accounting Officer, Acting Chief Financial Officer, Senior Vice President and Assistant Corporate Secretary	2003 2002 2001	$ $ $	242,200 235,000 211,667	$ $	25,000 — 250,000	$ $	— 8,389 8,115	— — —	$ $ $	3,000 69,663 53,903	(3)

(1)	Mr. Lenig left the employ of Seitel on February 17, 2004, as anticipated, after completion of the structuring and negotiation of the Plan.
(2)	Includes commissions based on sales for Messrs. Callaghan and Simon and commission based on property sales for Ms. Kendrick.
(3)	Includes amounts contributed by Seitel to its 401(k) Savings Plan (the “401(k) Plan”) on behalf of such named executive officers as discretionary and matching contributions.

Stock Option Grants in Fiscal 2003

No options to purchase common stock were granted during the year ended December 31, 2003, to any of the executive officers named in the summary compensation table above. Under the Plan, all options outstanding as of the effective date of the Plan will be cancelled in their entirety, and the holders of such options will no longer be able to exercise such options after such time.

2004 Omnibus Stock Option Plan

Under the Plan, each of our existing equity compensation plans will be terminated as of the effective date of the Plan and all other options, warrants and rights outstanding will be terminated. In connection with our reorganization, our board of directors will adopt the Seitel, Inc. 2004 Omnibus Stock Option Plan (the “Stock Option Plan”) as provided in the Plan, which will become authorized on the effective date of the Plan. Under the Stock Option Plan, Reorganized Seitel may issue up to 8,270,662 shares of reorganized common stock representing 5% of our reorganized common stock on a fully diluted basis, all of which shares may be issued pursuant to the exercise of options or other stock purchase rights.

The Stock Option Plan is intended to attract, retain, and reward high-quality executives, employees, directors and other persons who provide services to Reorganized Seitel and/or its subsidiaries, enabling such persons to acquire or increase a proprietary interest in Reorganized Seitel to strengthen the mutuality of interests between such persons and stockholders of Reorganized Seitel, and providing such persons with annual and long-

term performance incentives to expend their maximum efforts in the creation of shareholder value. The Stock Option Plan is also intended to qualify certain compensation awarded thereunder for tax deductibility under Section 162(m) of the Internal Revenue Code to the extent deemed appropriate by our Compensation Committee. It is contemplated that each executive officer (generally the chairman of the board, vice-chairman, chief executive officer, chief operating officer, president and vice presidents of Reorganized Seitel), other officers, employees and other persons who perform services of special importance to Reorganized Seitel, including directors of Reorganized Seitel, will be eligible to participate under the Stock Option Plan.

Subject to the specific provisions of the Stock Option Plan, our newly constituted Compensation Committee, which will administer the plan, will have the discretion to determine the recipients of the awards, the nature of the awards to be granted, the dates such awards will be granted, the terms and conditions of awards and the interpretation of the Stock Option Plan.

Generally, the Stock Option Plan may be amended by action of the board of directors, except that any amendment or alteration is subject to the approval of Reorganized Seitel’s stockholders not later than the annual meeting next following such board action if such stockholder approval is required by any federal or state law or regulation or the rules of Nasdaq or any national stock exchange on which any securities of Reorganized Seitel may then be listed for trading. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the Stock Option Plan.

As more particularly set forth in the Stock Option Plan, at any time, awards granted thereunder may, in the discretion of the Compensation Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other award granted thereunder or any award granted under another plan of Reorganized Seitel, any subsidiary, or any business entity to be acquired by Reorganized Seitel or a subsidiary, or any other right of a holder to receive payment from Reorganized Seitel. If an award is granted in substitution or exchange for another award, the Compensation Committee will require the surrender of such other award in consideration for the grant of the new award. In addition, awards may be granted in lieu of cash compensation. The term of each award will be for such period as may be determined by the Compensation Committee; provided that in no event will the term of any option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Section 422 of the Internal Revenue Code).

Subject to the terms of the Stock Option Plan and any applicable award agreement, payments to be made by Reorganized Seitel or a subsidiary upon the exercise of an option or other award or settlement of an award may be made in such forms as our Compensation Committee shall determine, including, without limitation, cash, reorganized common stock, other awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any award may be accelerated, and cash paid in lieu of reorganized common stock in connection with such settlement, in the discretion of our Compensation Committee or upon occurrence of one or more specified events (in addition to a change of control). Installment or deferred payments may be required by our Compensation Committee or permitted at the election of the holder on terms and conditions established by our Compensation Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of “Dividend Equivalents” (as defined below) or other amounts in respect of installment or deferred payments denominated in reorganized common stock.

The Stock Option Plan generally provides that, unless our Compensation Committee determines otherwise, each option or right granted thereunder will become exercisable in full upon certain “change of control” events as described therein. If any change is made in the stock subject to the Stock Option Plan, or subject to any right or option granted thereunder (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), our Compensation Committee will make appropriate adjustments to the classes, number of shares and price per share of stock subject to outstanding rights or options.

In general, our Compensation Committee may impose on any award (subject to the provisions of the Stock Option Plan), such additional terms and conditions not inconsistent with the provisions of the Stock Option Plan as our Compensation Committee will determine, including terms requiring forfeiture of awards in the event of termination of employment of the holder and terms permitting a holder to make elections relating to his or her award. Our Compensation Committee will retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an award that is not mandatory under the Stock Option Plan; provided, however, that our Compensation Committee will not have any discretion to accelerate, waive or modify any term or condition of an award that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code if such discretion would cause the award not to so qualify. Except in cases in which our Compensation Committee is authorized to require other forms of consideration under the Stock Option Plan, or to the extent other forms of consideration must by paid to satisfy the requirements of state law, no consideration other than services may be required for the grant (but not the exercise) of any award. The Stock Option Plan provides several types of awards: stock options, stock appreciation rights (including limited stock appreciation rights), restricted stock, restricted stock units or RSUs, bonus stock and awards in lieu of obligations, dividend equivalents, annual incentive and performance awards, and other stock-based awards, as further described below.

Stock Options. Options granted under the Stock Option Plan may be either incentive stock options (“ISOs”) or options which do not qualify as ISOs. Our Compensation Committee will determine the exercise price of stock purchasable under an option, provided that such exercise price will be not less than the fair market value of a share of stock on the date of grant of such option except as otherwise provided in the Stock Option Plan. Our Compensation Committee will determine the times at or circumstances under which an option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, stock, other awards or awards granted under other plans of Reorganized Seitel or any subsidiary, or other property (including notes or other contractual obligations of holders to make payment on a deferred basis), and the methods by or forms in which stock will be delivered or deemed to be delivered to holders. In no event may an option remain exercisable more than ten years following the date of grant.

The terms of any ISO granted under the Stock Option Plan will comply in all respects with the provisions of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights. SARs may be granted to recipients of options under the Stock Option Plan. An SAR will confer a right to receive, upon exercise thereof, the excess of (A) the fair market value of one share of reorganized common stock on the date of exercise (or, in the case of a “Limited SAR,” the fair market value determined by reference to the Change in Control Price, as defined in the Stock Option Plan) over (B) the grant price of the SAR as determined by our Compensation Committee provided that such grant price shall not be less than the fair market value of a share of reorganized common stock on the date of grant of such SAR except as provided under the Stock Option Plan. Our Compensation Committee will determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which reorganized common stock will be delivered or deemed to be delivered to holders, whether or not an SAR will be in tandem or in combination with any other award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised in connection with a change of control or other event as specified by our Compensation Committee may be granted on such terms as the committee may determine. SARs and Limited SARs may be either freestanding or in tandem with other awards.

Restricted Stock. Restricted shares awarded under the Stock Option Plan will be subject to such restrictions on transferability, risk of forfeiture and other restrictions as are imposed by our Compensation Committee, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as our

Compensation Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Stock Option Plan and any award agreement relating to the restricted stock, a holder granted restricted stock will have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by our Compensation Committee). During the restricted period applicable to the restricted stock, subject to provisions of the Stock Option Plan, the restricted stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the holder.

Restricted stock granted under the Stock Option Plan will be evidenced in the manner determined by our Compensation Committee. Our Compensation Committee may require that certificates representing restricted stock, if any, registered in the name of a holder bear a legend, that Reorganized Seitel retain physical possession of the certificates, and that the holder deliver a stock power to Reorganized Seitel, endorsed in blank, relating to the restricted stock. As a condition to the grant of an award of restricted stock, our Compensation Committee may require or permit a holder to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under the Stock Option Plan. Unless otherwise determined by our Compensation Committee, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed. Except as otherwise determined by our Compensation Committee, upon termination of employment during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited and reacquired by Reorganized Seitel.

Restricted Stock Units. The Stock Option Plan also provides for the award of Restricted Stock Units (“RSUs”). These are rights to receive reorganized common stock, cash or a combination thereof at the end of a specified deferral period. The satisfaction of an RSU award occurs on the expiration of the deferral period specified for such RSU by our Compensation Committee. RSUs may be satisfied by the delivery of stock, cash equal to the fair market value of the specified number of shares of reorganized common stock covered by the RSUs, or a combination thereof, as determined by our Compensation Committee. Except as otherwise determined by our Compensation Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the award agreement evidencing the RSUs), all RSUs that are at that time subject to deferral (other than a deferral at the election of the Holder) shall be forfeited; provided that our Compensation Committee may waive such restriction or forfeiture condition in whole or in part in the event of terminations resulting from specified causes, and our Compensation Committee may in other cases waive in whole or in part the forfeiture of RSUs. Unless otherwise determined by our Compensation Committee at the date of grant, Dividend Equivalents on the specified number of shares of reorganized common stock covered by an award of RSUs will be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted reorganized common stock having a fair market value equal to the amount of such dividends, or (B) deferred with respect to such RSUs and the amount or value thereof automatically deemed reinvested in additional RSUs, other awards or other investment vehicles, as the Compensation Committee will determine or permit the holder to elect.

Bonus Stock and Awards in Lieu of Obligations. Our Compensation Committee is also authorized to grant reorganized common stock as a bonus, or to grant reorganized common stock or other awards in lieu of obligations to pay cash or deliver other property under the Stock Option Plan, provided that, in the case of holders subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of our Compensation Committee to the extent necessary to ensure that acquisitions of reorganized common stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. Reorganized common stock or awards granted thereunder will be subject to such other terms as determined by our Compensation Committee.

Dividend Equivalents. The Stock Option Plan also authorizes our Compensation Committee to grant Dividend Equivalents to a Holder, entitling the holder to receive cash, reorganized common stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of reorganized common stock, or other periodic payments. Dividend Equivalents may be awarded on a freestanding basis or in connection with another award. Our Compensation Committee may provide that Dividend Equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional reorganized common stock, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as our Compensation Committee may specify.

Annual Incentive and Performance Awards. Under the Stock Option Plan, our Compensation Committee is authorized to make Annual Incentive Awards and Performance Awards payable in cash, shares of reorganized common stock, or other awards, on terms and conditions established by the Compensation Committee, subject to certain conditions. The right of a holder to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by our Compensation Committee. It is our intent that Performance Awards and Annual Incentive Awards granted to persons who are designated by our Compensation Committee as likely to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) will, if so designated by our Compensation Committee, constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and regulations thereunder.

Performance Awards. In determining a Performance Award, our Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited in the case of a Performance Award or Annual Incentive Award intended to qualify under Section 162(m) of the Internal Revenue Code. If our Compensation Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the grant, exercise and/or settlement of such Performance Award will be contingent upon achievement of pre-established performance goals and other terms set forth in the Stock Option Plan. Our Compensation Committee may establish a Performance Award pool, which will be an unfunded pool, for purposes of measuring performance of Reorganized Seitel in connection with Performance Awards. The amount of such Performance Award pool will be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in the Stock Option Plan during the given performance period, as specified by our Compensation Committee in accordance with the Stock Option Plan. Our Compensation Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Annual Incentive Awards. Our Compensation Committee may establish an Annual Incentive Award pool, which will be an unfunded pool, for purposes of measuring performance of Reorganized Seitel in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool will be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in the Stock Option Plan during the given performance period, as specified by our Compensation Committee in accordance therewith. Our Compensation Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

Our Compensation Committee will determine potential recipients of Annual Incentive Awards, and the amounts potentially payable thereunder, for each fiscal year, not later than the end of the 90th day of each such fiscal year, or at such other date as may be required or permitted in the case of awards intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code. In the case of individual Annual Incentive Awards intended to qualify under Section 162(m) of the Internal Revenue Code, the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria in the given performance year, as specified by our Compensation Committee; in other cases, such amounts will be based on such criteria as shall be established by the Compensation Committee. In all cases, the maximum Annual Incentive Award of any holder will be subject to the limitations set forth in the Stock Option Plan.

After the end of each fiscal year, our Compensation Committee will determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each holder in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each holder. Our Compensation Committee may, in its discretion, determine that the amount payable to any holder as a final Annual Incentive Award will be increased or reduced from the amount of his or her potential Annual Incentive Award, except in the case of an Annual Incentive Award intended to qualify under Section 162(m) of the Internal Revenue Code. Our Compensation Committee will specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the holder prior to the end of a fiscal year or settlement of such Annual Incentive Award.

Other Stock-Based Awards. The Stock Option Plan also authorizes our Compensation Committee, subject to limitations under applicable law, to grant to holders such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, reorganized common stock, as deemed by our Compensation Committee to be consistent with the purposes of the Stock Option Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into reorganized common stock, purchase rights for reorganized common stock, awards with value and payment contingent upon performance of Reorganized Seitel or any other factors designated by our Compensation Committee, and awards valued by reference to the book value of reorganized common stock or the value of securities of or the performance of specified subsidiaries. Our Compensation Committee will determine the terms and conditions of such awards. Reorganized common stock delivered pursuant to an award in the nature of a purchase right granted will be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, reorganized common stock, other awards, or other property, as our Compensation Committee will determine. Cash awards, as an element of or supplement to any other award under the Stock Option Plan, may also be granted.

Reorganized Seitel intends that the grant of any awards to or other transaction by a holder who is subject to Section 16 of the Exchange Act will be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such holder). Accordingly, if any provision of the Stock Option Plan or any award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such, provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such holder will avoid liability under Section 16(b).

No award or other right or interest granted under the Stock Option Plan will be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the holder thereof to any party (other than Reorganized Seitel or a subsidiary), or assigned or transferred by such holder otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a holder, and such awards or rights that may be exercisable will be exercised during the lifetime of the holder only by the holder or his or her guardian or legal representative, except that awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more beneficiaries or other transferees during the lifetime of the holder, and may be exercised by such transferees in accordance with the terms of such award, but only if and to the extent such transfers are permitted by our Compensation Committee pursuant to the express terms of an award agreement (subject to any terms and conditions which the Compensation Committee may impose thereon). A beneficiary, transferee, or other person claiming any rights under the Stock Option Plan from or through any holder will be subject to all terms and conditions of the Stock Option Plan and any award agreement applicable to such holder, except as otherwise determined by our Compensation Committee, and to any additional terms and conditions deemed necessary or appropriate by the committee.

The foregoing is a summary description of the Stock Option Plan, and does not purport to describe all of its terms and provisions. Reference is made to the full Stock Option Plan filed as an exhibit to the registration statement of which this prospectus is a part report for all of its terms and provisions.

Employment Agreement with Mr. Stilley

Effective February 17, 2004, we entered into an employment agreement with Randall D. Stilley in which Mr. Stilley agreed to act as president and chief executive officer for an initial term of one year. The agreement has been approved by the bankruptcy court. Under the agreement, we will provide Mr. Stilley the following compensation and employee benefits: (1) a base salary of $350,000 per annum, (2) participation in our 2004 omnibus stock option plan, (3) for calendar year 2004, Mr. Stilley is entitled to receive an annual cash incentive award of up to 60% of his base salary, (4) other employee benefits generally available to our employees, and (5) voluntary termination or termination not-for-cause benefits of: (A) any unpaid bonus earned, (B) 24 monthly payments, equal to one-twelfth of his base salary upon termination, (C) a pro-rata bonus, (D) immediate vesting of all options outstanding upon termination, and (E) continued participation for 6 months in medical and dental plans. We have also agreed to indemnify Mr. Stilley for any claim made against him or an employee or officer, except for claims resulting from Mr. Stilley’s willful misconduct and gross negligence.

We do not have any other employment contracts with any of our other executive officers or directors.

Compensation Committee Interlocks and Insider Participation

Seitel’s Compensation and Stock Option Committee is composed of John E. Stieglitz, Chairman, Walter M. Craig, Jr. and William Lerner.

No member of the Compensation and Stock Option Committee of Seitel’s board of directors was, during 2003, an officer or employee of Seitel or any of its subsidiaries, or was formerly an officer of Seitel or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the SEC. During 2003, no executive officer of Seitel served as (i) a member of the Compensation and Stock Option Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on Seitel’s Compensation and Stock Option Committee, (ii) a director of another entity, one of whose executive officers served on Seitel’s Compensation and Stock Option Committee, or (iii) a member of the Compensation and Stock Option Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Seitel.

TRANSACTIONS INVOLVING RELATED PARTIES

The following is a summary of our transactions from January 1, 2003 through the date of this prospectus among our company and its directors, executive officers, beneficial owners of more than 5% of any class of its current or former voting securities, and certain entities with which the foregoing persons are affiliated or associated.

Transactions with Helm Capital Group, Inc.

Seitel entered into a number of transactions with Helm Capital Group, Inc. and its subsidiaries when Herbert Pearlman, a Helm executive officer, was a director of Seitel. As of February 2002, Herbert Pearlman is no longer a director of Seitel. Seitel owed Helm $16,000 as of December 31, 2002 for sales of seismic data and for general and administrative expenses paid by Helm on behalf of Seitel. No amounts were owed at December 31, 2003. Seitel incurred charges of $88,000 and $175,000, for these general and administrative expenses during 2002 and 2001, respectively. No such costs were incurred in 2003. It is not anticipated that Reorganized Seitel will incur any general and administrative expenses paid by Helm on behalf of Reorganized Seitel in future years. Fred S. Zeidman, our Chairman of the Board, served as president of a subsidiary of Helm from July 1993 to July 1997, Walter M. Craig, Jr., a director of our company, served as executive vice president and chief operating officer of Helm from 1993 to November 1999, and John E. Stieglitz, a director of our company, served as a director of Helm from 1987 to 2001.

Loans to Employees

All of the following loans were made prior to the adoption of the Sarbanes-Oxley Act of 2002.

On October 2, 1998, Seitel granted five-year loans at an interest rate of 4% to many of its employees for the purchase of an aggregate of 794,300 shares of common stock at the then market price of $10.3125 per share and options to purchase a like number of shares of common stock at an exercise price of $11.75 per share. Payment of 60% of the loan amount plus accrued interest was made in equal monthly, quarterly or annual payments, as applicable, and a balloon payment of the remaining 40% was due on October 2, 2003. Loans were made to

Mr. Simon, the president of Seitel Data, Ltd., amounting to $515,625, to Mr. Callaghan, our chief operating officer, amounting to $192,031 and to Ms. Kendrick, our senior vice president, chief accounting officer and assistant secretary, amounting to $257,813. The largest aggregate amounts of principal and interest outstanding on such loans since January 1, 2003, were approximately $262,000 for Mr. Simon, $52,000 for Mr. Callaghan and $131,000 for Ms. Kendrick. As of October 2003, the aggregate amounts of principal and interest outstanding on such loans to Messrs. Simon and Callaghan and Ms. Kendrick had been paid in full.

In October 2001, Seitel guaranteed an institutional loan totaling $600,000 to Kevin Fiur, its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of Mr. Fiur’s separation agreement, a portion of the amount outstanding was paid and he is required to make annual installments of $60,000 with a maturity date of November 13, 2006. The outstanding and unpaid principal balance on the loan was $193,000 on May 17, 2004. We believe the loan is presently current and is not otherwise in default.

During 2001, Mr. Frame and Ms. Debra Valice, two former executive officers of Seitel, received advances against bonus and commission payments that were contingent upon achieving pre-tax profits goals during 2001. The pre-tax profits goals were not met in 2001. Seitel initially determined that advances previously paid but not earned or awarded would be repaid pursuant to promissory notes; however, the repayment of the note from Mr. Frame and certain other matters are the subject of pending litigation proceedings between Seitel and Mr. Frame. The repayment of the note from Ms. Valice and certain other matters were the subject of litigation proceedings between Ms. Valice and Seitel which proceedings have been settled, resulting in the forgiveness of such debt by Seitel. The SEC has informed Seitel that it has issued a formal order of investigation relating to the events surrounding the advances and other matters concerning Mr. Frame. The U.S. Attorney’s Office for the Southern District of Texas was also investigating these events. For additional information concerning the pending matter involving Seitel and Mr. Frame, please see “Business—Legal Proceedings.”

Seitel instituted an action against Mr. Pearlman, Seitel’s former chairman of the board, seeking a declaratory judgment with respect to his employment agreement. Mr. Pearlman asserted various counterclaims. On May 9, 2003, this litigation was settled under an agreement that provided Mr. Pearlman $485,000 for certain out-of-pocket costs and expenses, payment to him of $1 million and issuance of a note to him in the amount of $735,000 payable in equal installments over a period of 10 years. Under the Plan, the Pearlman note will be reaffirmed or reissued, Pearlman was allowed to file claims, if any, that he sought to assert and, except as amended by the Plan, with respect to certain indemnity obligations, Reorganized Seitel will perform its obligations under the settlement.

Transactions with the Standby Purchasers

Please see “The Standby Purchase Guaranty” and “Management—Executive Officers and Directors of Reorganized Seitel” for information concerning the transactions contemplated with the Standby Purchasers, the Standby Purchaser Warrants and Mellon HBV’s right to designate initial directors of Reorganized Seitel.

Right of Seitel’s Chairman of the Board to Appoint Initial Directors of Reorganized Seitel

Please see “Management—Executive Officers and Directors of Reorganized Seitel” for a discussion relating to the right of Fred S. Zeidman, Seitel’s chairman of the board, to appoint initial directors of Reorganized Seitel.

Retention and Change of Control Agreement with Former Executive

Effective January 1, 2004, we entered into a retention and change of control agreement with Larry E. Lenig, Jr., Seitel’s former chief executive officer and president, relating to his service in those capacities. The agreement was approved by the bankruptcy court by order dated January 30, 2004. Mr. Lenig was paid a $200,000 bonus at that time. Mr. Lenig left the employ of Seitel on February 17, 2004, as anticipated, following completion of the structuring and negotiation of the Plan, and he was paid $477,500 in accordance with the terms of his retention agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information presented below regarding beneficial ownership of our common stock and reorganized common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of capital stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. As of May 17, 2004, there were 25,375,683 shares of our common stock outstanding.

The following table sets forth, as to each current director and executive officer named in the summary compensation table above, each beneficial owner of 5% or more of our common stock, and all officers and directors as a group, the number of shares of common stock and the percent of such class beneficially owned as of May 17, 2004 and, the number of shares of reorganized common stock and the percent of such class that would be beneficially owned as of the effective date of the Plan.

	Common Stock Beneficially Owned as of May 17, 2004			Reorganized Common Stock Beneficially Owned as of the Effective Date of the Plan of Reorganization
Name and Address of Beneficial Owner (1)	Amount (2)		Percent of Class	Amount (2)(3)		Percent of Class
Contrarian Capital Management, L.L.C. (4) 411 West Putnam Avenue, Ste. 225 Greenwich, CT 06830	2,512,150		9.9%	14,887,000		9.9%

Mellon HBV Alternative Strategies LLC 200 Park Avenue, Ste. 3300 New York, NY 10166	2,356,132	(5)	9.3%	142,393,700	(6)	86.1%

Robert J. Simon 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	281,574	(7)	1.1%	592,048		*

Kevin P. Callaghan 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	211,455	(8)	*	146,893		*

Marcia H. Kendrick 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	154,027	(9)	*	221,395		*

Fred S. Zeidman** 4265 San Felipe, Ste. 600 Houston, TX 77027	141,450	(10)	*	54,519		*

William Lerner 423 East Beau Street Washington, PA 15301	71,420	(11)	*	54,341		*

John E. Stieglitz Conspectus, Inc. 222 Purchase Street Rye, NY 10580	64,335	(12)	*	71,615		*

	Common Stock Beneficially Owned as of May 17, 2004			Reorganized Common Stock Beneficially Owned as of the Effective Date of the Plan of Reorganization
Name and Address of Beneficial Owner (1)	Amount (2)		Percent of Class	Amount (2)(3)	Percent of Class

Walter M. Craig, Jr. 1011 HWY 71 Spring Lake, NJ 07762	34,008	(13)	*	10,417	*

Robert Knauss 5151 San Felipe, Ste. 1662 Houston, Texas 77056	10,000	(14)	*	—	*

Randall D. Stilley** 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

Robert D. Monson 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

Leonard M. Goldstein 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

Robert Kelley** 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

J.D. Williams** 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

Charles H. Mouquin** 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	187,500	(15)	*	1,111,125	*

C. Robert Black** 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

Ned S. Holmes** 10811 S. Westview Circle Drive Building C, Ste. 100 Houston, Texas 77043	—		—	—	—

All executive officers and directors as a group (11 persons)	968,269	(16)	3.7%	1,151,228	*

*	Less than 1%
**	Individual anticipated to become a director on the effective date of the Plan.

(1)	Except as otherwise noted, each named holder has, to the best of our knowledge, sole voting and investment power with respect to the shares indicated.

(2)

Includes shares that may be acquired from us within 60 days by any of the named persons upon exercise of any right. Under the Plan, any options or warrants to acquire shares of common stock outstanding on the effective date of the Plan will be cancelled, and the holders of such options and warrants will no longer be able to exercise such options and warrants after that time. Information with respect to beneficial ownership of reorganized common stock assumes that such options or warrants were not exercised prior to the effective date of the Plan.

(3)	Assumes the exercise in full of all Stockholder Warrants to be received by such stockholder on the effective date of the Plan.

(4)	Information with respect to the beneficial ownership of Contrarian Capital Management, L.L.C. is derived from its Schedule 13G dated February 12, 2004. According to its Schedule 13G, Contrarian Capital Management, L.L.C. has shared voting and dispositive power with respect to 2,512,150 shares of common stock, representing 9.9% of the shares outstanding, and Contrarian Equity Fund, L.P. has shared voting and investment power with respect to 1,437,150 shares of common stock, representing 5.66% of the shares outstanding. Contrarian Capital Management, L.L.C. is the general partner of Contrarian Equity Fund, L.P. Jon R. Bauer is the managing member of Contrarian Capital Management, L.L.C.

(5)	Includes: (1) 1,766,132 shares of common stock held of record by Mellon HBV Master Multi-Strategy Fund L.P., representing 6.96% of the shares outstanding; (2) 184,412 shares of common stock held of record by Mellon HBV Master Rediscovered Opportunities Fund LP, representing less than 1% of the shares outstanding; (3) 158,000 shares of common stock held of record by Distressed Recovery Master Fund Ltd., representing less than 1% of the shares outstanding; (4) 125,000 shares of common stock held of record by Mellon HBV Special Situations Fund L.P., representing less than 1% of the shares outstanding; (5) 85,000 shares of common stock held of record by Mellon HBV Capital Partners, representing less than 1% of the shares outstanding; (6) 21,037 shares of common stock held of record by HFR DS Performance Master Trust, representing less than 1% of the shares outstanding; and (7) 16,551 shares of common stock held of record by Axis-RDO Limited, representing less than 1% of the shares outstanding (collectively, the “Mellon Funds”).

Mellon HBV, which is an indirect wholly-owned subsidiary of Mellon Financial Corporation, has entered into investment advisory, manager and/or sub-manager agreements that grant Mellon HBV full and complete charge of the management of all securities investment, re-investment and trading activities of each of the entities set forth above. More specifically (1) as to Mellon HBV Master Multi-Strategy Fund L.P., (a) Mellon HBV serves as investment advisor pursuant to an Investment Advisory Agreement, dated March 1, 2002 and (b) Mellon HBV Company, Ltd. (“HBV Limited”), an affiliate of Mellon HBV, serves as sole general partner; (2) as to Mellon HBV Master Rediscovered Opportunities Fund LP, (a) Mellon HBV serves as investment advisor pursuant to an Investment Advisory Agreement, dated March 1, 2002 and (b) HBV Limited serves as sole general partner; (3) as to Mellon HBV Capital Partners LP, (a) Mellon HBV serves as an investment manager pursuant to an Investment Management Agreement dated June 1, 2003 and (b) Mellon HBV Advisors LLC, an affiliate of Mellon HBV, serves as sole general partner; (4) as to Mellon HBV Special Situations Fund LP, (a) Mellon HBV serves as an investment manager pursuant to an Investment Management Agreement dated June 1, 2003, (b) Mellon HBV II, LLC, an affiliate of Mellon HBV, serves as sole general partner with full responsibility for investment decisions except to the extent it delegates power to Mellon HBV and (c) Mellon HBV serves as administrator pursuant to an Administrative Services Agreement dated August 1, 2002; (5) as to Distressed Recovery Master Fund, Ltd., Mellon HBV serves as investment advisor pursuant to an Advisory Agreement dated October 1, 2003; (6) as to HFR DS Performance Master Trust, Mellon HBV serves as trading manager pursuant to a Trading Management Agreement dated February 6, 2002; and (7) as to Axis-RDO Limited, Mellon HBV serves as sub-manager pursuant to a Sub-Management Agreement dated March 1, 2002. Accordingly, Mellon HBV has sole voting and dispositive power with respect to 2,356,132 shares of common stock.

(6)	Represents (1) 2,356,132 shares of reorganized common stock which will be beneficially owned by Mellon HBV on the effective date of the Plan and 11,606,306 shares of reorganized common stock issuable to the Mellon Funds upon exercise of Stockholder Warrants to be beneficially owned by Mellon HBV on the effective date of the Plan; (2) 113,393,694 shares of reorganized common stock Mellon HBV would be required to purchase from us on the Guaranty Performance Date pursuant to its standby purchase obligation, assuming none of the Stockholder Warrants (other than those beneficially held by the Mellon Funds) are exercised before they expire; and (3) 15,037,568 shares of reorganized common stock issuable to Mellon HBV upon exercise of the Standby Purchaser Warrants.

Includes: (1) 1,766,132 of Stockholder Warrants issued to Mellon HBV Master Multi-Strategy Fund L.P. on the effective date of the Plan; (2) 184,412 of Stockholder Warrants issued to Mellon HBV Master Rediscovered Opportunities Fund L.P. on the effective date of the Plan; (3) 158,000 of Stockholder Warrants issued to Distressed Recovery Master Fund, Ltd. on the effective date of the Plan; (4) 125,000 of Stockholder Warrants issued to Mellon HBV Special Situations Fund L.P. on the effective date of the Plan; (5) 85,000 of Stockholder Warrants issued to Mellon HBV Capital Partners LP on the effective date of the Plan; (6) 21,037 of Stockholder Warrants issued to HFR DS Performance Master Trust on the effective date of the Plan; and (7) 16,551 of Stockholder Warrants issued to Axis-RDO Limited.

(7)	Includes 181,667 shares which may be acquired from us within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.00 to $13.73 per share.

(8)	Includes 186,667 shares which may be acquired from us within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.00 to $13.73 per share.

(9)	Includes 116,667 shares which may be acquired from us within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.00 to $13.73 per share.

(10)	Includes 132,250 shares which may be acquired from us within 60 days upon exercise of options. The exercise prices of the options range from $2.23 to $18.26 per share. Does not include 5,928.895 shares of common stock issuable to Mr. Zeidman under Seitel’s non-employee director deferred compensation plan.

(11)	Includes 62,250 shares which may be acquired from us within 60 days upon exercise of options. The exercise prices of the options range from $11.00 to $18.26 per share. Does not include 5,928.895 shares of common stock issuable to Mr. Lerner under Seitel’s non-employee director deferred compensation plan.

(12)	Includes 52,250 shares which may be acquired from us within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options range from $11.00 to $18.26 per share. Does not include 5,928.895 shares of common stock issuable to Mr. Stieglitz under Seitel’s non-employee director deferred compensation plan.

(13)	Includes 32,250 shares which may be acquired from us within 60 days upon exercise of options. The exercise prices of the options range from $11.00 to $18.26 per share. Does not include 5,928.895 shares of common stock issuable to Mr. Craig under Seitel’s non-employee director deferred compensation plan.

(14)	Includes 10,000 shares which may be acquired from us within 60 days upon exercise of options at an exercise price of $2.09 per share.

(15)	Includes 37,500 shares in which Mr. Mouquin has shared investment power to dispose of those shares.

(16)	Includes an aggregate of 774,001 shares which may be acquired from us within 60 days upon exercise of options, by the group of ten persons which comprises all executive officers and directors. The exercise prices of the options and warrants range from $2.09 to $18.26 per share.

DESCRIPTION OF CAPITAL STOCK OF REORGANIZED SEITEL

The following description sets forth the general terms of the reorganized common stock and the Stockholder Warrants. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the amended and restated certificate of incorporation and amended and restated bylaws and the warrant agent agreement under which we issued the Stockholder Warrants. We have filed the amended and restated certificate of incorporation, amended and restated bylaws and the warrant agent agreement as exhibits to the registration statement of which this prospectus forms a part and reference is made to the respective documents for their complete provisions. See “Where You Can Find Additional Information” for information about how you can obtain copies of these documents.

Authorized and Outstanding Capital Stock

The amended and restated certificate of incorporation provides that Reorganized Seitel has authority to issue 400,000,000 shares of reorganized common stock, $0.01 par value. As of the effective date of the Plan, a total of 25,375,683 shares of reorganized common stock will be issued and outstanding, all of which will have been issued pursuant to the Plan.

The amended and restated certificate of incorporation authorizes Reorganized Seitel’s board of directors from time to time and without further stockholder action to provide for the issuance of up to 5,000,000 shares of voting preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including dividend rights, liquidation preferences, conversion privileges, redemption rights and voting powers. As of the date of this prospectus, Reorganized Seitel’s board of directors has not provided for the issuance of any series of preferred stock, and there are no agreements or understanding for the issuance of any series of preferred stock.

Accordingly, the rights, preferences and privileges of holders of the reorganized common stock may be adversely affected by the holders of shares of any series of preferred stock that Reorganized Seitel may designate and issue from time to time. Among other things, by authorizing the issuance of shares of preferred stock with particular conversion, redemption, voting or other rights, the board of directors could adversely affect the voting power of the holders of the reorganized common stock and could discourage any attempt to effect a change-in-control of Reorganized Seitel even if such a transaction would be beneficial to the interests of Reorganized Seitel’s stockholders.

Rights of Reorganized Common Stock

Voting Rights. Each record holder of reorganized common stock is entitled to notice of and to attend and vote at all special and annual meetings of Reorganized Seitel’s stockholders. In addition, each holder is entitled, together with the holders of all other outstanding classes of stock entitled to attend the special and annual meetings of Reorganized Seitel’s stockholders, to cast for each outstanding share of reorganized common stock one cumulative vote for the election of directors, and one non-cumulative vote on all other matters acted upon by the stockholders. See “Certain Other Provisions of the Amended and Restated Certificate of Incorporation and Bylaws” below.

Liquidation Rights. The holders of reorganized common stock and the holders of any class or series of stock entitled to participate with the holders of reorganized common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of Reorganized Seitel, whether voluntary or involuntary, will be entitled to participate in the distribution of any of Reorganized Seitel’s assets remaining after it has paid, or provided for the payment of, all of its debts and liabilities and after it has paid, or set aside for payment, to the holders of any class or series of stock having preference over the reorganized common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends. Dividends may be paid on the reorganized common stock and on any class or series of stock entitled to participate with the reorganized common stock as to dividends on an equal per-share basis, but only when, as and if declared by the board of directors.

Other Rights. Holders of the reorganized common stock will not have any preemptive, subscription, conversion, redemption or sinking fund rights.

Description of Stockholder Warrants

See “Description of Stockholder Warrants” and “How You May Transfer or Exchange Your Stockholder Warrants” for a general description of the Stockholder Warrants.

Anti-Takeover Provisions Contained in the Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that could have the effect of delaying or making less likely to occur a change-in-control of Reorganized Seitel.

Number of Directors; Classified Board; Removal. Our amended and restated certificate of incorporation will provide that Reorganized Seitel’s board of directors initially will be composed of seven directors divided into three classes, with each class of directors serving a staggered, three-year term. The initial term of the three Class I directors will expire at the 2007 annual meeting of Reorganized Seitel stockholders, the initial term of the three Class II directors will expire at the 2006 annual meeting of Reorganized Seitel stockholders, and the initial term of the one Class III director will expire at the 2005 annual meeting of Reorganized Seitel stockholders. After the expiration of the initial term of each class, each class of directors will be elected to a three-year term. Directors will hold office until their successors have been elected and qualified.

In accordance with the provisions of Section 141(k) of the Delaware General Corporation Law, so long as our board of directors remains divided into classes, stockholders can only remove directors for cause.

Special Meeting of Stockholders. Our amended and restated bylaws will provide that special meetings of stockholders may only be called by our president or chairman of the board, or by a majority of the entire board of directors pursuant to a formal resolution, or upon the written request of stockholders holding at least 10% of all votes entitled to be cast on the matter to be considered at the special meeting.

Stockholder Advance Notice Procedure. Our amended and restated bylaws will establish advance notice procedures for stockholders to submit nominations of candidates for election as directors or to present any other business for consideration at any of our annual or special stockholder meetings. These procedures will require stockholders to submit in writing any nomination of a candidate for election to the nominating/corporate governance committee or any other proposal for consideration at any special meeting not less than 10 nor more than 60 days before the date of the meeting and, in the case of any annual meeting not later than the date that in the current year corresponds to the 120th day prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must include the following information:

•	the name and address of the stockholder who intends to submit the nominations, propose the business, and, as the case may be, the name and address of the person (or persons) to be nominated and the nature of the business to be proposed,

•

a representation that the stockholder is a holder of record of stock entitled to vote at the meeting, the class and number of shares of stock that are held of record, beneficially owned and represented by the stockholder on the date of the stockholder notice and on the record date of the meeting and, if applicable, that the stockholder intends to appear in person or by proxy at the meeting to nominate the person (or persons) specified in the notice and introduce the business specified in the notice,

•	if applicable, a description of all arrangements or understandings between the stockholder and each director nominee and any other person (or persons), which includes the names of such person (or persons), pursuant to which the nominations are to be made by the stockholder,

•	such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC if the nominee had been nominated, or intended to be nominated, or if the matter had been proposed, or intended to be proposed, by our board of directors, and

•	if applicable, the consent of each nominee to serve as director of Reorganized Seitel if so elected.

Our amended and restated bylaws will provide that the nominating committee of Reorganized Seitel’s board of directors will consist entirely of “independent directors” within the meaning of the applicable requirements of the Nasdaq Stock Market or any national securities exchange on which the reorganized common stock is then listed for trading. Upon the expiration of the respective initial terms of the members of Reorganized Seitel’s board of directors and subject to all applicable laws, rules, regulations and listing requirements, any holder of reorganized common stock, irrespective of their ownership interest in Reorganized Seitel, will have the right to recommend to the nominating committee persons for election to Reorganized Seitel’s board of directors, provided that such holder has complied with the advance notice procedures set forth above. If a stockholder has fully complied with the advance notice procedures, the nominating committee (subject to its fiduciary duties and the criteria for director-nominees specified in the nominating committee charter of Reorganized Seitel then in effect) will recommend to the full board of Reorganized Seitel such designees proposed for election, as follows:

•	if any holder of reorganized common stock holds more than 30% of the outstanding common stock of Reorganized Seitel, it will be entitled to recommend for nomination as set forth above at any annual meeting of Reorganized Seitel’s stockholders up to three designees, subject to reduction to reflect the members of the Reorganized Seitel board, if any, designated by such holder and still serving on the Reorganized Seitel board,

•	if any holder of reorganized common stock holds less than 30%, but more than 20%, of the outstanding common stock of Reorganized Seitel, it will be entitled to recommend for nomination as set forth above at any annual meeting of Reorganized Seitel’s stockholders up to two designees, subject to reduction to reflect the members of the Reorganized Seitel board, if any, designated by such holder and still serving on the Reorganized Seitel board, and

•	if any holder of reorganized common stock holds less than 20%, but more than 10%, of the outstanding common stock of Reorganized Seitel, it will be entitled to recommend for nomination as set forth above at any annual meeting of Reorganized Seitel’s stockholders one designee, subject to reduction to reflect the members of the Reorganized Seitel board, if any, designated by such holder and still serving on the Reorganized Seitel board.

Amendment of Bylaws. Our board of directors of Reorganized Seitel is authorized and empowered to adopt, amend and repeal the amended and restated bylaws, subject to the power of the stockholders of Reorganized Seitel to alter or repeal any bylaw whether adopted by them or otherwise; provided, however, that no bylaw adopted by stockholders of Reorganized Seitel may be altered, amended or repealed by the board of directors of Reorganized Seitel.

Certain Other Provisions of the Amended and Restated Certificate of Incorporation and Bylaws

Prohibition Against Issuance of Non-Voting Capital Stock. In accordance with Section 1123(a)(6) of the Bankruptcy Code, our amended and restated certificate of incorporation will prohibit the issuance of any shares of non-voting equity securities.

Section 203 of the Delaware General Corporation Law. Our amended and restated certificate of incorporation will expressly “opt out” of the business combination statute contained in Section 203 of the Delaware General Corporation Law. Section 203, which essentially is an “anti-takeover” statute, provides that a person who acquires 15% or more of the outstanding voting stock of a Delaware corporation becomes an “interested stockholder” and, as such, is prohibited from engaging in mergers or certain other “business combinations” with the subject company in which it is an interested stockholder for a period of three years following the time that such interested stockholder becomes such stockholder, unless certain conditions are satisfied.

The Delaware General Corporation Law defines a “business combination” broadly to include, among other things, any merger or consolidation with the interested stockholder, any merger or consolidation caused by the interested stockholder in which the surviving company will not be subject to Delaware law, or the sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested stockholder of any assets of the company having a market value equal to at least 10% of the aggregate market value of the assets of Reorganized Seitel.

Although we will “opt out” of Section 203, such election will have a delayed effect and we will continue to be subject to Section 203 for a period of 12 months after the effective date of the Plan. Thereafter, we may engage in “business combinations” with “interested stockholders” without complying with the provisions of the statute.

Cumulative Voting. Our amended and restated certificate of incorporation will provide that at all elections of directors of Reorganized Seitel, each holder of stock or of any class or classes or series of stock will be entitled to the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock, multiplied by the number of directors to be elected by such holder, and that such holder can cast all of such votes for a single director or may allocate them among the total number of directors nominated for election, or for any two or more of such nominees as such holder may determine.

Corporate Governance. Our amended and restated certificate of incorporation and bylaws will provide that so long as Reorganized Seitel has any class of equity securities (regardless of class) or debt securities registered under Section 12 of the Exchange Act, it will comply with the corporate governance requirements for the initial and continued listing of the Nasdaq Stock Market or any national securities exchange on which any of its securities are then listed for trading, and if not so listed for trading, of the Nasdaq Stock Market, without regard to any “controlled company” exemptions, as that term is defined in the applicable listing requirements.

Limitation of Liability. The Delaware General Corporation Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for (1) liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (4) for any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation will provide for the elimination and limitation of the personal liability of Reorganized Seitel’s directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. The effect of this provision is to eliminate the rights of Reorganized Seitel and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from grossly negligent behavior, except in situations described in clauses (1) through (4) above. The provision does not limit or eliminate the rights of Reorganized Seitel or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of director’s duty of care. This provision is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

Our amended and restated bylaws will provide that we will, to the full extent permitted by the Delaware General Corporation Law, indemnify and may advance expenses to Reorganized Seitel’s directors and officers. Reorganized Seitel will also maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for the reorganized common stock and the warrant agent for the Stockholder Warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the common stock and the Stockholder Warrants offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seitel, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the company’s ability to continue as a going concern as described in Notes A and B to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-1 that was filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. Some items may have been omitted from the prospectus as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its accompanying exhibits for further information with respect to us and the Plan. Statements made in this prospectus as to the provisions of any contract, agreement or other documents are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Our reports and other information we file can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Section. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

YOU MAY REQUEST A COPY OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, AT NO COST, OR AT WWW.SEC.GOV, OR BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

Seitel, Inc.

10811 South Westview Circle Drive

Suite 100, Building C

Houston, Texas 77043

Attention: Corporate Secretary

(713) 881-8900

www.seitel.com

You should rely only on the information contained in this prospectus or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Seitel, Inc.:

We have audited the accompanying consolidated balance sheets of Seitel, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seitel, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes A and B in the accompanying consolidated financial statements, on July 21, 2003, the Company and its wholly-owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. Management’s reorganization plans are also described in Note B. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts of liabilities that may result from the outcome of this uncertainty.

As discussed in Note C in the consolidated financial statements, effective January 1, 2002, the Company changed its method of recording amortization expense relative to its seismic data library.

/s/ ERNST & YOUNG LLP

Houston, Texas

March 26, 2004

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2003	2002
ASSETS
Cash and equivalents	$44,362	$21,517
Restricted cash	202	4,469
Receivables
Trade, less allowance for doubtful accounts of $799 and $834 at December 31, 2003 and 2002, respectively	37,461	34,536
Notes and other	12,047	14,372
Seismic data library (Note C)	858,027	809,168
Less: Accumulated amortization	(610,486)	(524,772)

Net seismic data library	247,541	284,396
Property and equipment, at cost	32,901	30,399
Less: Accumulated depreciation and amortization	(17,470)	(10,610)

Net property and equipment	15,431	19,789
Oil and gas operations held for sale (Note D)	1,552	656
Investment in marketable securities	99	5
Deferred income taxes (Note E)	—	11,322
Prepaid expenses, deferred charges and other	8,394	7,074

TOTAL ASSETS	$367,089	$398,136

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—Continued

(In thousands, except share and per share amounts)

	December 31,
	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities not subject to compromise:
Accounts payable	$6,330	$13,604
Accrued liabilities	8,820	15,451
Employee compensation payable	2,264	2,336
Income taxes payable	—	916
Oil and gas operations held for sale (Note D)	17	94
Debt (Note F)
Senior Notes	—	255,000
Term loans	5,417	8,622
Obligations under capital leases (Note G)	6,571	8,439
Financial guaranty	—	554
Deferred income taxes (Note E)	1,953	—
Deferred revenue (Note A)	58,876	56,084
Liabilities subject to compromise	273,119	—

TOTAL LIABILITIES	363,367	361,100

COMMITMENTS AND CONTINGENCIES (Note H)

STOCKHOLDERS’ EQUITY

Preferred stock, par value $.01 per share; authorized 5,000,000 shares; none issued	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued and outstanding 25,811,601 at December 31, 2003 and 2002	258	258
Additional paid-in capital	166,630	166,630
Retained deficit	(159,731)	(121,793)
Treasury stock, 435,918 shares at cost at December 31, 2003 and 2002	(5,373)	(5,373)
Notes receivable from officers and employees for stock purchases	(124)	(1,178)
Accumulated other comprehensive income (loss)	2,062	(1,508)

TOTAL STOCKHOLDERS’ EQUITY	3,722	37,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$367,089	$398,136

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
REVENUE	$131,465	$149,795	$115,238
EXPENSES:
Depreciation and amortization	82,638	129,856	49,448
Cost of sales	815	928	1,196
Selling, general and administrative	29,678	71,732	34,805
Impairment of seismic data library	29,959	82,964	—

	143,090	285,480	85,449

INCOME (LOSS) FROM OPERATIONS	(11,625)	(135,685)	29,789
Interest expense	(20,526)	(21,248)	(14,245)
Interest and other income	576	392	784
Gain on extinguishment of liabilities	681	—	—
Reorganization items (Note B)	(5,984)	—	—
Loss on sale of marketable securities	—	(332)	—

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(36,878)	(156,873)	16,328
Provision (benefit) for income taxes	2,199	(18,304)	6,748

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(39,077)	(138,569)	9,580
Discontinued operations:
Income (loss) from operations (including gain (loss) from disposal of $985 and $(60,172) in 2003 and 2002, respectively) before income taxes	1,139	(62,709)	(37,805)
Income tax benefit	—	—	(13,232)

Income (loss) from discontinued operations	1,139	(62,709)	(24,573)

Cumulative effect of change in accounting principle, net of tax benefit of $5,994 in 2002	—	(11,162)	—

NET LOSS	$(37,938)	$(212,440)	$(14,993)

Earnings (loss) per share:(1)
Basic:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.38
Income (loss) from discontinued operations	.04	(2.48)	(.98)
Cumulative effect of change in accounting principle	—	(.44)	—

Net income (loss)	$(1.50)	$(8.40)	$(.60)

Diluted:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.37
Income (loss) from discontinued operations	.04	(2.48)	(.95)
Cumulative effect of change in accounting principle	—	(.44)	—

Net income (loss)	$(1.50)	$(8.40)	$(.58)

Weighted average number of common and common equivalent shares:
Basic	25,376	25,300	24,986

Diluted	25,376	25,300	25,692

(1)	For pro forma disclosure of earnings and earnings per share information related to the 2002 change in accounting principle for seismic data library amortization as if it had been in effect in 2001, see Note C.

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Compre- hensive Income	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Notes Receivable from Officers & Employees	Accumulated Other Compre- hensive Income (Loss)
		Shares	Amount			Shares	Amount
Balance, December 31, 2000		25,306,517	$253	$159,543	$106,617	(635,918)	$(7,667)	$(4,965)	$(191)
Net proceeds from issuance of common stock upon exercise of options		504,086	5	6,398	—	—	—	—	—
Tax reduction from exercise of stock options		—	—	515	—	—	—	—	—
Treasury stock purchased		—	—	—	—	(100,000)	(1,405)	—	—
Payments received on notes receivable from officers and employees		—	—	—	—	—	—	1,189	—
Net loss	$(14,993)	—	—	—	(14,993)	—	—	—	—
Foreign currency translation adjustments	(1,733)	—	—	—	—	—	—	—	(1,733)
Unrealized gain on marketable securities net of income tax expense of $14	21	—	—	—	—	—	—	—	21

Comprehensive loss	$(16,705)

Balance, December 31, 2001		25,810,603	258	166,456	91,624	(735,918)	(9,072)	(3,776)	(1,903)
Net proceeds from issuance of common stock upon exercise of options		998	—	9	—	—	—	—	—
Tax reduction from exercise of stock options		—	—	165	—	—	—	—	—
Issuance of common stock in connection with employee agreements		—	—	—	(977)	300,000	3,699	—	—
Payments received on notes receivable from officers and employees		—	—	—	—	—	—	751	—
Allowance for notes receivable		—	—	—	—	—	—	1,847	—
Net loss	$(212,440)	—	—	—	(212,440)	—	—	—	—
Foreign currency translation adjustments	89	—	—	—	—	—	—	—	89
Unrealized gain on marketable securities	1	—	—	—	—	—	—	—	1
Reclassification adjustment for losses included in income, net of tax benefit of $75	305	—	—	—	—	—	—	—	305

Comprehensive loss	$(212,045)

Balance, December 31, 2002		25,811,601	258	166,630	(121,793)	(435,918)	(5,373)	(1,178)	(1,508)
Payments received on notes receivable from officers and employees		—	—	—	—	—	—	1,054	—
Net loss	$(37,938)	—	—	—	(37,938)	—	—	—	—
Foreign currency translation adjustments	3,499	—	—	—	—	—	—	—	3,499
Unrealized gain on marketable securities	71	—	—	—	—	—	—	—	71

Comprehensive loss	$(34,368)

Balance, December 31, 2003		25,811,601	$258	$166,630	$(159,731)	(435,918)	$(5,373)	$(124)	$2,062

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Reconciliation of net loss to net cash provided by operating activities of continuing operations:
Net loss	$(37,938)	$(212,440)	$(14,993)
Loss (income) from discontinued operations, net of tax	(1,139)	62,709	24,573
Cumulative effect of change in accounting principle, net of tax	—	11,162	—
Depreciation and amortization	82,638	130,343	49,461
Impairment of seismic data library	29,959	82,964	—
Allowance for collection of trade receivables	252	650	30
Allowance for collection of notes and other receivables	—	9,512	—
Deferred income tax provision (benefit)	13,275	(5,679)	(5,142)
Non-cash sales	(16,540)	(52,525)	(18,219)
Loss on sale of marketable securities	—	332	—
Amortization of deferred financing costs	482	514	398
Write off of deferred financing costs	—	321	—
Gain on extinguishment of debt	(681)	—	—
Loss (gain) on sale of property and equipment	12	(80)	—
Common stock issued as compensation	—	444	—
(Increase) decrease in receivables	(1,702)	208	5,499
(Increase) decrease in other assets	(1,129)	2,190	(3,136)
Increase (decrease) in deferred revenue	1,362	(9,832)	(4,134)
Increase (decrease) in accounts payable and other liabilities	11,463	923	(3,570)

Net cash provided by operating activities of continuing operations	80,314	21,716	30,767

Cash flows from investing activities:
Cash invested in seismic data	(52,106)	(40,986)	(71,922)
Cash paid to acquire property and equipment	(844)	(8,933)	(7,643)
Cash received from disposal of property and equipment	15	2,540	—
Net proceeds from sale of marketable securities	—	2,490	—
Decrease (increase) in restricted cash	4,267	(4,469)	—

Net cash used in investing activities of continuing operations	(48,668)	(49,358)	(79,565)

Cash flows from financing activities:
Borrowings under line of credit	—	20,274	112,771
Principal payments under line of credit	—	(21,579)	(151,440)
Borrowings on term loans	—	3,104	10,000
Principal payments on term loans	(3,421)	(3,885)	(625)
Principal payments on capital lease obligations	(2,372)	(1,264)	(110)
Proceeds from issuance of senior notes	—	—	107,000
Principal payments under senior notes	—	—	(18,333)
Proceeds from issuance of common stock	—	9	6,437
Costs of debt and equity transactions	(431)	—	(1,148)
Repurchase of common stock	—	—	(1,405)
Buyout of financial guaranty	(325)	—	—
Loans to officers, employee and director	(161)	(65)	(3,194)
Payments on notes receivable from officers, employees and director	1,064	776	1,302

Net cash provided by (used in) financing activities of continuing operations	(5,646)	(2,630)	61,255
Effect of exchange rate changes	(3,376)	138	(1,804)
Net cash provided by discontinued operations	221	26,428	4,354

Net increase (decrease) in cash and equivalents	22,845	(3,706)	15,007
Cash and equivalents at beginning of period	21,517	25,223	10,216

Cash and equivalents at end of period	$44,362	$21,517	$25,223

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003

NOTE A—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Seitel, Inc. (the “Company”) has ownership in an extensive library of proprietary onshore and offshore seismic data that it offers for license to oil and gas companies. The main geographic regions of the Company’s focus include the onshore, offshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, northern Louisiana, Mississippi, eastern Texas, the Rocky Mountain region and western Canada. The majority of the Company’s seismic data covers onshore regions within North America with the remainder covering offshore United States. To support its seismic data licensing business, the Company maintains warehouse and electronic storage facilities in Houston, Texas and Calgary, Alberta, Canada and offers, through its wholly owned subsidiaries, Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd. (collectively, “Solutions”), the ability to access and interact, via a standard web browser and the Internet, with the seismic data library owned and marketed by the Company.

Basis of Presentation: The accompanying consolidated financial statements include the accounts of Seitel, Inc. and the accounts of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the amounts in the prior years’ financial statements to conform to the current year’s presentation.

The Company presents its consolidated balance sheets on an unclassified basis. The portion of seismic data library costs to be amortized during the next year cannot be classified as a current asset due to Securities and Exchange Commission (“SEC”) guidance. Classification of all of these costs as noncurrent would be misleading to the reader because it would not indicate the level of assets expected to be converted into cash in the next year.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern: The Company’s financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. On July 21, 2003, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (see “Note B-Reorganization Proceedings”). Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern, including recovering assets and satisfying liabilities in the normal course of business. On January 17, 2004, the Debtors filed with the Bankruptcy Court the third amended joint plan of reorganization (the “Plan”), which subsequently was amended on February 5, 2004. On March 18, 2004, the Bankruptcy Court confirmed the Plan. Under the Plan, all of the Company’s outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any secured claims that are reinstated under the Plan. The Plan further provides that the Company will receive $75 million of new equity as a result of the exercise of the reorganized common stock purchase warrants and/or the sale of shares under the standby purchase agreement. Payments to creditors under the Plan will be funded utilizing (i) the net proceeds from the new equity, (ii) net proceeds of not less than $180 million from the Company’s anticipated institutional offering of new senior unsecured notes, and (iii) available cash and equivalents of not less than $35 million. Certain conditions, as fully described in “Note B—Reorganization Proceedings”, are required for the Plan to become effective. The consolidated financial statements reflect the amounts as of December 31, 2003, which the Company believes will ultimately be paid to settle liabilities and contingencies that may be allowed in bankruptcy, including interest. There can be no assurance that the transactions will be consummated in the way contemplated under the Plan, or that the Company will emerge from its reorganization proceedings as contemplated under the Plan.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Contractual Obligations: As of December 31, 2003, the Company had approximately $272.3 million of outstanding debt and lease obligations, with aggregate contractual cash obligations summarized as follows (in thousands):

		Payments due by period
Contractual cash obligations	Total	2004	2005	2006	2007 and thereafter
Debt obligations (Note F)(1)	$260,863	$260,448	$37	$38	$340
Capital lease obligations (Note G)	6,571	1,476	2,434	34	2,627
Operating lease obligations (Note G)	4,910	1,001	963	679	2,267

Total contractual cash obligations	$272,344	$262,925	$3,434	$751	$5,234

(1)	As described in Note F, these debt obligations have contractual maturities ranging from 2003 to 2011. The Company is not in compliance with certain of the covenants related to this debt and the holders of $255 million of such debt have accelerated the maturity thereof. Pursuant to the Company’s Plan of Reorganization, $260.4 million of this debt will be paid in full in 2004; therefore, the maturities have been reflected as due in 2004.

As a result of the bankruptcy filing discussed in Note B below, the rights of and ultimate payments related to certain of these contractual obligations may be substantially altered.

Gain on Extinguishment of Liabilities: In 2003, the Company negotiated settlement of certain liabilities for less than the amounts previously recorded in the financial statements. The resulting gain of $681,000 has been reflected as a gain on extinguishment of liabilities in the accompanying consolidated statements of income for the year ended December 31, 2003.

Use of Estimates and Assumptions: In preparing the Company’s financial statements, a number of estimates and assumptions are made by management that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of the Company’s financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not otherwise capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and the Company must exercise significant judgment.

The most difficult, subjective and complex estimates and assumptions that deal with the greatest amount of uncertainty are related to the Company’s accounting for its seismic data library. In addition, management adopted a new accounting principle and revised several of the key assumptions and estimates in the accounting for the Company’s seismic data library in 2002 and recorded significant impairment charges in 2003 and 2002 (see Note C).

The Company’s accounting for its seismic data library requires it to make significant estimates and assumptions relative to future sales and cash flows from such library. These cash flows impact future amortization rates, as well as impairment charges, and the cash flows are highly subjective. The Company estimates future revenue primarily by analyzing the historical revenue trends generated by its existing seismic data library. Any changes in the Company’s estimates or underlying assumptions will impact the Company’s income from operations prospectively from the date changes are made. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, the carrying value of the seismic data library may be subject to higher prospective amortization rates, additional straight-line amortization or impairment losses. In addition, based on future events, the Company may make changes in the

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

estimated useful life of the asset. Changes in the underlying assumptions regarding future sales and cash flows from the library or revisions to its estimated useful life may cause the Company’s prospective amortization expense to decrease or increase materially and may also result in significant impairment losses being recognized. If such changes or revisions take place in the future, the effect on the Company’s reported results could be significant to any particular reporting period.

In a portion of its seismic data library activities, the Company engages in certain non-monetary exchanges and records a data library asset for the seismic data acquired and recognizes revenue on the transaction in accordance with its policy on revenue from data licenses. These transactions are valued at the fair value of the data received by the Company or licenses granted by the Company, whichever is more readily determinable. In addition, in exchanges valued at $500,000 or more, the Company obtains third-party concurrence to support its estimate of the fair value of the transactions. The Company’s estimate of the value of these transactions is highly subjective and based, in large part, on data sales transactions between the Company and a limited number of customers over a limited time period, and appraisals of the value of such transactions based on a relatively small market of private transactions over a limited period of time.

Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of its financial statements. To the extent management’s estimates and assumptions change in the future, the Company’s future profitability may improve or decline significantly based on such changes.

Revenue Recognition:

Revenue from Data Acquisition

Revenue from the creation of new seismic data is recognized using the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. Management believes that this method is the most reliable and representative measure of progress for its data creation projects. The duration of most data creation projects is generally less than one year. Under these contracts, the Company creates new seismic data designed in conjunction with its customers and specifically suited to the geology of the area using the most appropriate technology available. The contracts typically result in one or more customers underwriting a significant portion of the direct creation costs in exchange for a license or licenses to use the resulting data. Customers make periodic payments throughout the creation period, which generally correspond to costs incurred and work performed. These payments are non-refundable. The Company outsources the substantial majority of the work required to complete data acquisition projects to third party contractors. The Company’s payments to these third party contractors comprise the substantial majority of the total estimated costs of the project and are paid throughout the creation period. The creation process generally occurs in the following stages: permitting, surveying, drilling, recording and processing. The stages of this work often occur concurrently. Throughout the creation period, the customers receive legally enforceable rights and access to, and the benefits of, the results of all work performed. The customers also receive access to and use of the newly acquired and processed data. The customers may have exclusive access to the work performed and exclusive use of the newly acquired and processed data for a limited term, which is generally less than nine months, after final delivery of the processed data. The customers’ access to and use of the results of the work performed and of the newly acquired, processed data is governed by a license agreement which is a separate agreement from the acquisition contract. The Company’s acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. The Company maintains sole ownership of the newly acquired data, which is added to its library, and is free to license the data to other customers when the original customers’ exclusivity period ends.

Revenue from Data Licenses

The Company licenses data from its seismic data library to customers to review for a limited period of time or to hold long-term under four basic forms of contracts.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Under the first form of contract, the customer licenses and selects data from the data library at the time the contract is entered into.

Under the second form of contract, referred to as a “review and possession” contract, the customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. Any data not selected for long-term licensing must be returned to the Company at the end of the review period.

Under the third form of contract, referred to as a “library card” contract, the customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods under the library card contracts vary.

Under the fourth form of contract, referred to as a “review only” contract, the customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long-term.

The usage of all data delivered to the customer, whether for review only or to hold long-term, is governed by a license agreement, which is a separate agreement from the sales contracts that are described above. The Company’s contracts require the customer either to have a license agreement in place or to execute one at the time the contract is signed. The license agreement governs all data delivered to the customer during the term. Payment terms under the contracts vary from 30 days to 18 months depending on the size of the transaction. All payments due are non cancelable and all payments made are non-refundable. The customer has access to all available data covered by the contracts on the date the contract is executed. If the contract allows licensing of data that is not currently available, revenue is deferred until such time that the data is available for licensing. The contracts permit selection of the data in its present form, and the Company is under no obligation to make any enhancements, modifications or additions to the data unless specific terms to the contrary are included, in which case revenue with respect to such data would be deferred until performance is met. Copies of the data are available to the customer immediately upon request.

The Company recognizes revenue from licensing of seismic data when the Company has contracted with the customer for a fixed sales price; a licensing agreement is in place; the customer has selected specific data under the terms of the contract or the contract has expired without full selection having occurred; and collectibility of the sales price is reasonably assured. The Company recognizes revenue for the particular data selected as each specific selection of data is made by the customer. If selections are not completed by the expiration date of the contract, the Company recognizes any remaining revenue under that contract. In each case (selection or expiration), the earnings process is complete. The Company does not recognize revenue for amounts billed in advance of being earned until the aforementioned criteria are met. For revenue that is deferred, the Company defers the direct costs (primarily commissions) related to the revenues. Revenue from licensing of seismic data is presented net of revenue shared with other entities.

Revenue from Non-Monetary Data Licenses

In certain cases, the Company grants its customer a non-exclusive license to selected data from its library in exchange for ownership of seismic data from the customer. Occasionally, in connection with specific data acquisition contracts, the Company receives both cash and ownership of seismic data from the customer as consideration for the underwriting of new data acquisition. The data that the Company receives is distinct from the data that it is licensing to the customer. Because the Company receives ownership of distinct seismic data to be added to its library, and this data may be relicensed by the Company on a continuing basis, in exchange for a

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

data license, the exchange is not a “like-kind” exchange, which would be accounted for at historical cost. Once data selection or creation is completed, the exchange represents the culmination of the earnings process with the customer and is not merely an exchange between two seismic companies. These exchanges are referred to as non-monetary data exchanges.

In non-monetary exchange transactions, the Company records a data library asset for the seismic data acquired at the time the contract is entered into and recognizes revenue on the transaction in accordance with its policy on revenue from data licenses, that is, when the data is selected by the customer, or revenue from data acquisition, as applicable. The data license to the customer is in the form of one of the four basic forms of contracts discussed above. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable.

The Company determines fair value of data exchanged by first determining the value of the license granted to the customer. It does so by evaluating the range of cash transactions by the Company for licenses of similar data during the prior six months for licenses in the United States and for the prior twelve months for licenses in Canada. In evaluating the range of cash transactions, the Company does not consider transactions that are disproportionately high or low. The Company then also considers the value of the data received from the customer. In determining the value of the data received, the Company considers the age, quality, current demand and future marketability of the data as well as the cost that would be required to create the data. In the United States, the Company applies a limitation on the value it assigns per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, the Company assigns the lower value to the exchange. In significant exchanges, the Company obtains concurrence from an independent third party in order to support the Company’s valuation of the data received. In 2001, the Company obtained third party concurrence on all non-monetary exchanges valued at $800,000 or more. Effective January 1, 2002, the Company obtains third party concurrence on all non-monetary exchanges of $500,000 or more. The Company obtains this concurrence on an annual basis, usually in connection with the preparation of its annual financial statements. The independent third party evaluators concurred with the Company’s valuations of all significant exchange transactions during 2003, 2002 and 2001.

In 2003, 2002 and 2001, the Company recorded seismic data library assets of $13,033,000, $13,551,000 and $57,045,000, respectively, from non-monetary exchanges of seismic data, including exchanges in which the Company and the customer simultaneously issued equivalent cash payments to each other. Revenue on a significant portion of the non-monetary exchange transactions was initially deferred in accordance with the Company’s accounting policy. Because of data selections by customers and underwriting from non-monetary exchanges, the Company recognized revenue of $14,668,000, $44,965,000 and $14,875,000 in 2003, 2002 and 2001, respectively, from this activity.

Revenue from Solutions

Revenue from Solutions is recognized as the services for reproduction and delivery of seismic data are provided to customers.

Trade Receivables: The Company determines the adequacy of its allowance for doubtful accounts based on a periodic review of specific receivables for which revenue has been recognized.

In certain transactions, the Company may permit a customer to make payments on receivables over a period of time. If such payments extend beyond one year from the transaction date, the Company discounts such receivable and recognizes interest income over the term of the payments.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Property and Equipment: Property and equipment consists primarily of computer equipment, leasehold improvements and furniture and fixtures. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets of three to five years.

Marketable Equity Securities: The Company accounts for its marketable equity securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company’s marketable securities are categorized as available-for-sale and are carried at fair value, with unrealized holding gains and losses, net of taxes, reflected in accumulated other comprehensive income (loss) included in stockholders’ equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

At December 31, 2003 and 2002, total unrealized gains on marketable securities were $38,000 and $7,000, respectively, and total unrealized losses on marketable securities were $19,000 and $66,000, respectively. The deferred tax expense (benefit) on the net gains/losses were $4,000 and $(3,000) at December 31, 2003 and 2002, respectively.

Debt Issue Costs: Debt issue costs related to the Company’s Senior Notes and debtor-in-possession loan facility are included in prepaid expenses, deferred charges and other assets in the consolidated balance sheet. Such costs are amortized over the scheduled maturities of the debt. As of December 31, 2003 and 2002, unamortized debt issue costs were $1,300,000 and $1,350,000, respectively. As discussed in Note B, pursuant to the Company’s confirmed Plan of Reorganization, its senior notes are expected to be paid and debtor-in-possession facility will be cancelled upon the Company’s emergence from bankruptcy. Accordingly, the remaining portion of the debt issue costs will be expensed at that time.

Income Taxes: The Company follows the asset and liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income tax assets and liabilities are recorded for the future income consequences of temporary differences between the financial reporting and income tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

The Company regularly evaluates valuation allowances established for deferred tax assets for which future realization is uncertain. In assessing the realizability of deferred tax assets at December 31, 2003, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The Company considers the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment.

The Company and all of its U.S. subsidiaries file a consolidated federal income tax return. The Company does not provide U.S. taxes on the undistributed earnings of its foreign subsidiaries whose earnings are intended to be permanently reinvested in foreign operations. At December 31, 2003, accumulated net earnings of non-U.S. subsidiaries for which no U.S. federal taxes have been provided were $7.9 million.

Foreign Currency Translation: For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, asset and liability accounts are translated at period-end exchange rates and revenue and expenses are translated at the current exchange rates as of the dates on which they are recognized. Resulting translation adjustments are included in accumulated other comprehensive income (loss) in stockholders’ equity. Accumulated translation gains (losses) were $2,047,000 and $(1,452,000) at December 31, 2003 and 2002, respectively. Any gains or losses realized on transactions or monetary assets or liabilities in currencies other than

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

the functional currency are included in net income in the current period. Transaction gains (losses) totaling $4,136,000, $125,000 and $(315,000) for 2003, 2002 and 2001, respectively, are included in selling, general and administrative expenses in the consolidated statements of operations.

Use of Derivatives: The Company may enter into various derivative instruments to manage foreign exchange risks. Derivatives are limited in use and are entered into for purposes of hedging cash flows and not for speculative purposes. The Company may enter into foreign exchange contracts to hedge certain foreign currency denominated assets or liabilities and currency commitments. As of December 31, 2003 and 2002, the Company did not have any derivative contracts.

Earnings per Share: In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share is computed based on the weighted average shares of common stock outstanding during the periods. Diluted earnings per share is computed based on the weighted average shares of common stock plus the assumed issuance of common stock for all potentially dilutive securities. The computations for basic and diluted net income (loss) per share for 2003, 2002 and 2001 consist of the following (in thousands, except per share amounts):

	Year Ended December 31,
	2003	2002	2001
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$(39,077)	$(138,569)	$9,580
Income (loss) from discontinued operations, net of tax	1,139	(62,709)	(24,573)
Cumulative effect of change in accounting principle, net of tax	—	(11,162)	—

Net loss	$(37,938)	$(212,440)	$(14,993)

Basic weighted average shares	25,376	25,300	24,986
Effect of dilutive securities:(1)
Options and warrants	—	—	706

Diluted weighted average shares	25,376	25,300	25,692

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.38
Income (loss) from discontinued operations	.04	(2.48)	(.98)
Cumulative effect of change in accounting principle	—	(.44)	—

Net loss	$(1.50)	$(8.40)	$(.60)

Diluted:
Income (loss) from continuing operations	$(1.54)	$(5.48)	$.37
Income (loss) from discontinued operations	.04	(2.48)	(.95)
Cumulative effect of change in accounting principle	—	(.44)	—

Net loss	$(1.50)	$(8.40)	$(.58)

(1)	A weighted average year-to-date number of options and warrants to purchase 4,272,000, 7,710,000, 1,974,000 shares of common stock were outstanding during 2003, 2002 and 2001, respectively, but were not included in the computation of diluted per share net income because they were anti-dilutive.

Material dilution may occur upon consummation of the Plan; see “Note B—Reorganization Proceedings.”

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Stock-Based Compensation: The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” APB Opinion No. 25 generally does not require compensation costs to be recorded on options which have exercise prices at least equal to the market price of the stock on the date of grant. Accordingly, no compensation cost has been recognized for the Company’s stock-based plans. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the optional accounting method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” and expensed pro-rata over the vesting period of the awards, the Company’s net loss and loss per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	2003	2002	2001
Net loss
As reported	$(37,938)	$(212,440)	$(14,993)
Less: Total stock-based employee expense determined under SFAS No. 123, net of tax	(3,244)	(3,816)	(9,346)

Pro forma	$(41,182)	$(216,256)	$(24,339)

Basic loss per share
As reported	$(1.50)	$(8.40)	$(.60)
Pro forma	$(1.62)	$(8.55)	$(.97)
Diluted loss per share
As reported	$(1.50)	$(8.40)	$(.58)
Pro forma	$(1.62)	$(8.55)	$(.95)

Fair Value of Financial Instruments: SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The estimated fair value amounts have been determined by the Company using available market data and valuation methodologies. The book values of cash and equivalents, receivables and accounts payable approximate their fair values as of December 31, 2003 and 2002, due to the short-term maturity of these instruments. Based upon the rates available to the Company, the fair value of the Senior Notes and note payable to former executive approximates $223,590,000 and $172,994,000 as of December 31, 2003 and 2002, respectively, compared to the book value of $255,446,000 and $255,000,000 at December 31, 2003 and 2002, respectively. The book value of the Company’s term loan approximates fair value due to the variable interest rates under the agreement.

Comprehensive Income: In accordance with SFAS No. 130, “Reporting Comprehensive Income,” the Company has reported comprehensive income in the consolidated statements of stockholders’ equity for the three years ended December 31, 2003. Accumulated other comprehensive income for the Company consists of foreign currency translation adjustments and unrealized gains (losses) on marketable securities. Cumulative translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

Recent Accounting Pronouncements: In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The Company adopted this standard on January 1, 2003. The adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Disposal or Exit Activities.” This Statement requires that liabilities for the costs associated with exit or disposal activities be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. The new rules changed the timing of liability and expense recognition related to exit or disposal activities, but not the ultimate amount of such expenses. The Company adopted SFAS No. 146 on January 1, 2003. The adoption of this standard did not have a material effect on the Company’s financial statements.

In November 2002, the FASB issued Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for 2002 and are provided in Note H. The adoption of FIN 45 on January 1, 2003 did not have a material effect on the results of operations or balance sheet of the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, along with the requirement of disclosure in both annual and interim financial statements about the method used and effect on reported results.

In January 2003, the FASB released its Interpretation No. 46, (Revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires a company to consolidate a variable interest entity (VIE) if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. These provisions apply immediately to variable interests in VIEs created after January 31, 2003, and to variable interests in special purpose entities for periods ending after December 15, 2003. The provisions apply for all other types of variable interests in VIEs for periods ending after March 15, 2004. The Company does not and is not expected to own any interest in a VIE or special purpose entity; therefore, the release of FIN 46 does not have any effect on its financial position or results of operations.

NOTE B—REORGANIZATION PROCEEDINGS

On July 21, 2003, (the “Petition Date”), Seitel, Inc., and its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Chapter 11 Case No. 03-12227 (PJW)). Seitel, Inc. and its 30 U.S. subsidiaries that have filed petitions are collectively referred to herein as the “Debtors” and the Chapter 11 cases of these entities are collectively referred to herein as the “Cases.” By order of the Bankruptcy Court dated July 25, 2003, the Cases are being jointly administered. On July 22, 2003, the Debtors filed their joint plan of reorganization. Since the Petition Date, the Debtors have continued to operate their business and manage their properties as “debtors-in-possession” pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in the Cases.

None of the Company’s direct or indirect subsidiaries or affiliates incorporated in Canada or other non-U.S. jurisdictions have filed Chapter 11, and none are expected to file for reorganization or protection from creditors under any insolvency or similar law in the U.S. or elsewhere. Such non-filing, non-U.S. based subsidiaries and affiliates are called “non-Debtors”.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The previously filed involuntary bankruptcy petitions which were pending against the Company were dismissed on July 25, 2003 by order of the Bankruptcy Court pursuant to a joint request for such dismissal filed by the Company and Ranch Capital L.L.C. (“Ranch”). Ranch previously purchased all of the senior unsecured notes (the “Notes”) held by the entities which filed the involuntary bankruptcy petitions. Ranch subsequently sold the Notes to Berkshire Hathaway Inc. (“Berkshire”). An official equity committee (the “Official Equity Committee”) was appointed on August 11, 2003.

On the Petition Date, the Debtors sought, and thereafter obtained, authority to take a broad range of actions, including to honor and perform under their pre-petition customer data agreements and to promote a “business as usual” atmosphere with customers and employees. This relief was essential to minimize disruptions to the Debtors’ businesses as a result of the commencement of the Cases and to assure their customers that the data license agreements for selection of seismic data would be honored pending confirmation of a plan. Additionally, other first day orders were obtained, including authority to pay certain, limited pre-petition employee wages and benefits, providing adequate assurance of future payments to utility companies, continued use of cash management systems, payment of pre-petition sales and use taxes and appointment of a claims and balloting agent.

By order dated September 22, 2003, the Bankruptcy Court approved a $20 million debtor-in-possession loan facility (the “DIP Facility”) from Wells Fargo Foothill, Inc. (“Foothill”), subject to certain conditions.

On October 6, 2003, the Debtors filed their first amended joint plan of reorganization, which superseded the joint plan of reorganization. The disclosure statement relating to the first amended joint plan of reorganization was approved upon notice, and a hearing to consider confirmation of the first amended joint plan of reorganization was scheduled in the Bankruptcy Court for November 4, 2003. In October 2003, the Company’s stockholders voted to reject the first amended joint plan of reorganization.

On October 27, 2003, the Official Equity Committee moved to adjourn the Bankruptcy Court hearing to consider confirmation of the first amended joint plan of reorganization and to terminate the Debtors’ statutory exclusivity period. Following a hearing, the Bankruptcy Court ordered the termination of the Debtors’ exclusivity period, and on November 6, 2003 the Official Equity Committee filed with the Bankruptcy Court its own proposed, initial plan of reorganization (the “Committee Plan”). The Debtors and the holders of senior unsecured notes objected to the Committee Plan on the basis, among others, that the Committee Plan was not “feasible” within the meaning of Section 1129 of the Bankruptcy Code.

The Debtors continued to pursue confirmation of their first amended joint plan of reorganization and filed a motion in the Bankruptcy Court on December 4, 2003 to implement auction procedures in support of such confirmation. At or about that time, the Debtors, the holders of senior unsecured notes and the Official Equity Committee commenced discussions with respect to the formulation and implementation of an alternative, consensual Chapter 11 plan of reorganization intended to result in a transaction that would satisfy and address the claims and equity interests of all the Debtors’ creditors and stockholders.

On January 17, 2004, the Debtors filed with the Bankruptcy Court the Plan, which subsequently was amended on February 5, 2004. The Plan was supported and accepted by the Official Equity Committee, as well as Berkshire and Ranch, and was accepted by the holders of more than 99.6% of the shares of the Company’s common stock who voted on the Plan. On March 18, 2004, the Bankruptcy Court confirmed the Plan.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Under the Plan:

•	All of the Company’s outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any secured claims that are reinstated under the Plan.

•	All 25,375,683 outstanding shares of the Company’s common stock will be cancelled and such shares will be converted into the right to receive and be exchanged for:

•	an aggregate of 25,375,683 shares of reorganized common stock, representing all of the issued and outstanding shares of reorganized common stock on the effective date of the Plan, and

•	warrants to purchase an aggregate of 125,000,000 shares of reorganized common stock (“Stockholder Warrants”) at an exercise price of $.60 per share.

•	The Standby Purchasers, as defined in the Plan, will purchase up to $75 million worth of reorganized common stock (representing the maximum number of shares subject to the Stockholder Warrants) not purchased by stockholders upon the exercise of their warrants.

•	The Standby Purchasers will receive additional warrants to purchase up to 15,037,568 shares of reorganized common stock, representing 9.10% of the issued and outstanding shares of reorganized common stock on a fully diluted basis. Such warrants will expire seven years after their issuance and have an exercise price of $.72 per share.

Payments to creditors under the Plan will be funded utilizing (i) the net proceeds from the exercise of the reorganized common stock purchase warrants and/or the sale of shares under the standby purchase agreement, (ii) net proceeds of not less than $180 million from our anticipated institutional offering of new senior unsecured notes, and (iii) available cash and equivalents of not less than $35 million.

The effective date of the Plan is anticipated to occur in May 2004. The Plan will not become effective unless and until the following conditions have occurred:

•	the contemplated institutional private placement of new senior notes is consummated and the net proceeds thereof deposited in the escrow account,

•	the contemplated new revolving credit facility is closed and is in full force and effect,

•	the Registration Statement is declared effective by the SEC, and no stop order has been issued in respect thereof,

•	the Company’s initial board of directors is appointed as set forth in the Plan and has agreed to serve as a director of the Company,

•	the Company has cash or cash equivalents in hand as of the effective date of the Plan and available to satisfy claims under the Plan of not less than $35 million, and

•	the effective date of the Plan has occurred on or prior to July 31, 2004.

The Company, with the consent of the Official Equity Committee and the Standby Purchasers and in certain cases, Berkshire and Ranch (which consent will not unreasonably be withheld), may waive any of the conditions set forth above, at any time, without notice, without leave or order of the bankruptcy court, and without any formal action other than proceeding to consummate the Plan.

In addition to the conditions precedent under the Plan, Mellon HBV Alternate Strategies LLC (“Mellon HBV”) has required the Company to satisfy separate conditions under the standby funding commitment entered

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

into between the Company and Mellon HBV on January 5, 2004. Mellon HBV has the right to terminate its standby funding commitment if any of the conditions precedent under the standby commitment letter are not met. Mellon HBV also retains the right to terminate the standby funding commitment upon the occurrence and non-occurrence of certain events. Mellon HBV may, at its option, waive any of the conditions or termination events.

There can be no assurance that the transactions will be consummated in the way contemplated under the Plan, that the Company will consummate the Plan by July 31, 2004, or that the Company will emerge from its reorganization proceedings as contemplated under the Plan.

Generally, pre-Petition Date claims against the Debtors fall into two categories: secured and unsecured, including certain contingent or unliquidated claims. Under the Bankruptcy Code, a creditor’s claim is treated as secured only to the extent of the value of the collateral securing such claim, with the balance of such claim being treated as unsecured. The amount and validity of pre-Petition Date contingent or unliquidated claims ultimately may be established by the Bankruptcy Court or by agreement of the parties. As a result of the Cases, additional pre-Petition Date claims and liabilities have been asserted, some of which are significant. The Debtors have objected to many of the asserted claims which the Debtors believe are improper or overstated. No provision has been included in the accompanying financial statements for such contingent or unliquidated claims that have been filed with the Bankruptcy Court except to the extent the Company believes such claims to be probable and estimable.

The accompanying consolidated financial statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Cases, such realization of assets and liquidation of liabilities is subject to a significant number of uncertainties.

The following tables set forth certain financial information for the Debtors and non-Debtors (in thousands):

Condensed Consolidating Balance Sheets

December 31, 2003

	Debtors	Non- Debtors	Consolidation/ Elimination Entries	Consolidated
Cash and equivalents	$41,133	$3,229	$—	$44,362
Receivables	41,410	8,098	—	49,508
Investment in subsidiaries	294,848	22,955	(317,803)	—
Intercompany receivables (payables)	16,657	(16,657)	—	—
Net seismic data library	193,826	53,715	—	247,541
Net property and equipment	8,013	7,418	—	15,431
Other assets	8,904	1,343	—	10,247

	$604,791	$80,101	$(317,803)	$367,089

Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$11,522	$5,892	$—	$17,414
Debt, including capital leases	9,232	2,756	—	11,988
Other liabilities	40,729	20,117	—	60,846
Liabilities subject to compromise	273,119	—	—	273,119
Stockholders’ equity	270,189	51,336	(317,803)	3,722

	$604,791	$80,101	$(317,803)	$367,089

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2003

	Debtors	Non- Debtors	Consolidation/ Elimination Entries	Consolidated
Revenue	$112,584	$22,319	$(3,438)	$131,465
Expenses:
Depreciation and amortization	68,664	13,974	—	82,638
Cost of sales	753	75	(13)	815
Selling, general and administrative expenses	26,624	6,479	(3,425)	29,678
Impairment of seismic data library	29,959	—	—	29,959

Loss from operations	(13,416)	1,791	—	(11,625)
Interest expense, net	(18,859)	(1,091)	—	(19,950)
Gain on extinguishment of liabilities	681	—	—	681
Reorganization items	(5,984)	—	—	(5,984)
Provision for income taxes	(728)	(1,471)	—	(2,199)
Income from discontinued operations	1,139	—	—	1,139

Net loss	$(37,167)	$(771)	$—	$(37,938)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2003

	Debtors	Non- Debtors	Consolidation/ Elimination Entries	Consolidated
Net cash provided (used) by:
Operating activities	$67,468	$12,846	$—	$80,314
Investing activities	(43,603)	(5,065)	—	(48,668)
Financing activities	(4,005)	(1,641)	—	(5,646)
Effect of exchange rate changes	—	(3,376)	—	(3,376)
Net cash provided by discontinued operations	221	—	—	221

Net increase in cash and equivalents	20,081	2,764	—	22,845
Cash and equivalents at beginning of period	21,052	465	—	21,517

Cash and equivalents at end of period	$41,133	$3,229	$—	$44,362

Classification of Liabilities as “Liabilities Not Subject to Compromise” Versus “Liabilities Subject to Compromise.” Liabilities not subject to compromise include: (1) liabilities incurred after the Petition Date of the Cases; (2) pre-Petition Date liabilities that the Debtors expect to pay in full including priority tax and employee claims, even though these amounts may not be paid until a plan of reorganization is approved; and (3) deferred revenue in connection with customer data agreements.

Liabilities subject to compromise refer to all other pre-Petition Date liabilities of the Debtors. The amounts of the various liabilities that are subject to compromise are set forth below. These amounts represent the Company’s estimates of known or probable pre-Petition Date claims that are likely to be resolved in connection with the Cases. Such claims remain subject to future adjustments.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The amounts subject to compromise at December 31, 2003 consisted of the following items (in thousands):

Accounts payable	$734
Accrued interest	12,323
Other accrued liabilities	4,616
Debt	255,446

Total	$273,119

The classification of liabilities “not subject to compromise” versus liabilities “subject to compromise” is based on currently available information and analysis. As the Cases proceed and additional information and analysis is completed or, as the Court rules on relevant matters, the absolute amount of and the classification of amounts between these two categories may change. The amount of any such changes could be material.

Reorganization Items. Reorganization items under the Cases are expense or income items that are incurred or realized by the Debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the Cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors because they are not paying their pre-petition liabilities. For the year ended December 31, 2003, reorganization items were as follows (in thousands):

Professional fees	$5,074
Interest Income	(32)
Provision for rejected executory contract	250
Other	692

Total	$5,984

NOTE C—SEISMIC DATA LIBRARY

The seismic data library consists of seismic surveys that are offered for license to customers on a non-exclusive basis. Costs associated with creating, acquiring or purchasing the seismic data library are capitalized and amortized principally on the income forecast method subject to a straight-line amortization period of seven years for onshore data and five years for offshore data, applied on a quarterly basis at the individual survey level.

The following table sets forth a summary of the net book value of the Company’s seismic data library (in thousands):

	As of December 31,
	2003	2002
US Onshore:
Gulf Coast Texas 3D	$75,551	$81,294
Southern Louisiana/Mississippi 3D	93,966	117,282
Rocky Mountain 3D	5,895	5,197
Northern Louisiana 3D	2,175	3,882
Other US 2D and 3D	3,085	6,365
Canada 2D and 3D	58,317	45,565
US Offshore	8,552	24,811

Total	$247,541	$284,396

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

At December 31, 2003 and 2002, 5.2% and 2.4%, respectively, of the net book value of the seismic data library were projects in progress.

Costs of Seismic Data Library

For purchased seismic data, the Company capitalizes the purchase price of the acquired data.

For data acquired through a non-monetary data exchange, the Company capitalizes an amount equal to the fair value of the data received by the Company or the fair value of the license granted to the customer, whichever is more readily determinable. In the case of any single non-monetary exchange where the fair value recorded is in excess of a specified amount ($500,000 in 2003 and 2002 and $800,000 in 2001), the Company also obtains concurrence from a third party to support the Company’s valuation.

For internally created data, the capitalized costs include costs paid to third parties for the acquisition of data and related permitting, surveying and other activities associated with the data creation activity. In addition, the Company capitalizes certain internal costs related to processing the created data. Such costs include salaries and benefits of the Company’s processing personnel and certain other costs incurred for the benefit of the processing activity. The Company believes that the internal processing costs capitalized are not greater than, and generally are less than, those that would be incurred and capitalized if such activity were performed by a third party. Capitalized costs for internal data processing were $1,925,000 in 2003, $1,716,000 in 2002 and $1,785,000 in 2001.

In addition, prior to 2002, the Company capitalized an allocated portion of certain other internal costs, such as salaries, benefits and other costs incurred for seismic data project design and management. In 2002, the Company limited such other capitalized costs to salaries and benefits for a small group of employees. Capitalized costs related to this project design and management activity were $428,000 in 2002 and $4,018,000 in 2001. Effective January 1, 2003, the Company no longer capitalizes any portion of these project design and management costs.

Data Library Amortization

Prior to 2002, the Company’s created seismic data was amortized on the income forecast method, purchased data constituting more than 5% of the seismic data library was amortized on the greater of the income forecast method or a ten year straight-line schedule and other purchased data was amortized generally on a ten year straight-line schedule.

Effective January 1, 2002 (see “Change in Accounting Principle” below), the Company amortizes its seismic data library using the greater of the amortization that would result from the application of the income forecast method or a straight-line basis over the useful life of the data.

The Company applies the income forecast method by forecasting the ultimate revenue expected to be derived from a particular data library component over the estimated useful life of each survey comprising part of such component. This forecast is made by the Company annually and reviewed quarterly. If, during any such review, the Company determines that the ultimate revenue for a library component is expected to be significantly different than the original estimate of total revenue for such library component, the Company revises the amortization rate attributable to future revenue from each survey in such component. In addition, in connection with such reviews and updates, the Company evaluates the recoverability of its seismic data library, and if required under “SFAS” No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” records an impairment charge with respect to such data. See discussion on “Seismic Data Library Impairment” below.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The actual rate of amortization as a percentage of seismic revenue for the past three years was 60%, 84% and 43% for 2003, 2002 and 2001, respectively. The actual rate of amortization in future years will depend on the specific seismic surveys licensed and selected by the Company’s customers during the year. The amortization rates vary by component and, effective January 1, 2004, range from a low of 47% to a high of 100% with a weighted average rate of 56% based on the net book value of each component compared with the net book value of the entire seismic data library as of such date.

The greater of the income forecast or straight-line amortization policy is applied quarterly on a cumulative basis at the individual survey level. Under this policy, the Company first records amortization using the income forecast method. The cumulative amortization recorded for each survey is then compared with the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. This requirement is applied regardless of future-year revenue estimates for the library component of which the survey is a part and does not consider the existence of deferred revenue with respect to the library component or to any survey. As discussed below in “Revision of Useful Life of Data Library,” the Company revised its useful life estimate in the fourth quarter of 2002 from ten years to five years with respect to offshore data and from ten years to seven years with respect to onshore data.

Change in Accounting Principle

In the second quarter of 2002, the Company changed its accounting policy for amortizing its created seismic data library from the income forecast method to the greater of the income forecast method or the straight-line method over the useful life of the data and reported the adoption of the new method as a cumulative effect of a change in accounting principle retroactive to January 1, 2002. The Company changed its accounting policy in an effort to increase the transparency of its methodology and to be more consistent with other industry competitors. Accordingly, the Company recorded a pre-tax charge of $17.2 million (after-tax charge of $11.2 million) as of January 1, 2002. Pro forma net income for the year ended December 31, 2001, assuming the revised amortization policy had been applied retroactively, was as follows (in thousands, except per share amounts):

Description	Year Ended December 31, 2001
Income from continuing operations:
As reported	$9,580
Pro forma	5,178
Income from continuing operations per share:
As reported, basic	$.38
Pro forma, basic	.21
As reported, diluted	.37
Pro forma, diluted	.20
Net loss:
As reported	$(14,993)
Pro forma	(19,395)
Net loss per share:
As reported, basic	$(.60)
Pro forma, basic	(.78)
As reported, diluted	(.58)
Pro forma, diluted	(.75)

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Revision of Useful Life

In the fourth quarter of 2002, the Company reevaluated its estimate of the useful life of its seismic data library. The Company considered a number of factors, including, among others, the impairment charges it recorded in 2002, the additional amortization charges the Company recorded during the first three quarters of 2002 pursuant to its amortization policy and seismic industry conditions. As a result, in the fourth quarter of 2002, the Company revised the estimated useful life of its seismic data library to reduce the useful life of offshore data from ten to five years and onshore data from ten to seven years. With respect to each survey in the data library, the useful life policy is applied from the time such survey is available for licensing to customers generally, since some data in the library may not be licensed until an exclusivity period (usually nine months or less) has lapsed.

Since certain surveys within the seismic data library were older than the revised estimate of useful life, the Company recorded additional amortization expense of $45.7 million on the date the revision became effective, October 1, 2002. In addition, the Company recorded minimum amortization charges of $8.7 million in the fourth quarter of 2002, pursuant to the revised estimates of useful lives. The effect from this change on reported results was a reduction in net income of $58.8 million or $2.32 per share for the year ended December 31, 2002.

As a result of the adoption of the new accounting principle described above and the revision of the estimates of the useful lives of the seismic data in the fourth quarter of 2002, all of the Company’s seismic data library is amortized on the greater of the income forecast method or straight-line amortization over five or seven years, as applicable.

Seismic Data Library Impairment

As events or conditions require, the Company evaluates the recoverability of its seismic data library in accordance with SFAS No. 144. The Company evaluates its seismic data library for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company considers the level of sales performance in each component compared to projected sales, as well as industry conditions, among others, to be key factors in determining when its seismic data should be evaluated for impairment.

Prior to the fourth quarter of 2002, the Company evaluated its seismic data library in the following components: (a) Gulf of Mexico offshore data, (b) Gulf Coast onshore data, (c) Rocky Mountain region data (including U.S. areas outside the Gulf Coast), (d) Canadian data, and (e) international data outside of North America.

In the fourth quarter of 2002, the Company reevaluated the level which constitutes the lowest level of independently identifiable cash flows. In its reevaluation, the Company considered the results of the comprehensive forecasting process that had been undertaken by management in the fourth quarter of 2002, recent sales trends and management’s expectations relative to its ability to attribute revenues to lower survey aggregation levels. The results of management’s analysis indicated that the Company could reasonably forecast the future sales at levels lower than previously practicable. Accordingly, in the fourth quarter of 2002, the Company refined its impairment evaluation methodology to evaluate its seismic data library in components based on the Company’s operations and geological and geographical trends, and as a result, established the following data library segments for purposes of evaluating impairments: (I) Gulf of Mexico offshore comprised of the following components: (a) multi-component data, (b) value-added products, (c) ocean bottom cable data, (d) shelf data, and (e) deep water data; (II) North America onshore comprised of the following components: (a) Texas Gulf Coast, (b) northern, eastern and western Texas, (c) southern Louisiana/Mississippi, (d) northern

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Louisiana, (e) Rocky Mountains, (f) North Dakota, (g) other United States, (h) Canada and (i) value-added products, and (III) international data outside North America. The Company believes that these library components constitute the lowest levels of independently identifiable cash flows.

In accordance with SFAS No. 144, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component’s remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component’s carrying amount. The difference is recorded as an impairment loss equal to the difference between the library component’s carrying amount and the discounted future value of the expected revenue stream.

For purposes of evaluating potential impairment losses, the Company estimates the future cash flows attributable to a library component by evaluating, among other factors, historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting its customer base and expected changes in technology. The cash flow estimates exclude expected future revenues attributable to non-monetary data exchanges and future data creation projects.

The estimation of future cash flows and fair value is highly subjective, inherently imprecise and can change materially from period to period based on the factors described in the preceding paragraph, among others. Accordingly, if conditions change in the future, the Company may record further impairment losses relative to its seismic data library, which could be material to any particular reporting period.

In 2003 and 2002, the Company recorded impairment charges totaling $30.0 million and $83.0 million, respectively. These charges related to several different components of our seismic data library. Based on industry conditions and the recent level of cash sales for certain of its library components, the Company revised its estimate of future cash flows for those library components. As a result, the Company determined that the revised estimate of future cash flows would not be sufficient to recover the carrying value of such certain components, and accordingly, recorded impairments based on the fair value of such library components by discounting their estimated cash flows using a risk adjusted rate of return.

NOTE D—DISCONTINUED OPERATIONS

In June 2002, the Company’s Board of Directors unanimously adopted a plan to dispose of the Company’s oil and gas operations by sale. Accordingly, the Company’s consolidated financial statements report the oil and gas operations as discontinued operations. During 2002, the Company sold a majority of its oil and gas assets and reflected such assets at their fair value at December 31, 2002. During 2003, the Company revised its estimate of the fair value of its remaining oil and gas properties and increased its estimate of fair value by $985,000. In January 2004, the Company sold a portion of its remaining oil and gas assets for approximately $1,287,000. The Company continues to market its remaining oil and gas assets for sale.

Revenue from the discontinued operations was $328,000, $7,768,000 and $21,091,000 for 2003, 2002 and 2001, respectively. Pre-tax income (losses) from the discontinued operations were $1,139,000, $(62,709,000) and $(37,805,000) for 2003, 2002 and 2001, respectively.

The Company uses the full-cost method of accounting for its oil and gas operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

NOTE E—INCOME TAXES

The discussion of income taxes herein does not include the income tax effects of discontinued operations as explained in Note D or the cumulative effect of the change in accounting principle explained in Note C of these consolidated financial statements.

Income (loss) from continuing operations before provision for income taxes for each of the three years ended December 31, 2003 is comprised of the following (in thousands):

	2003	2002	2001
U.S.	$(37,441)	$(147,196)	$15,112
Foreign	563	(9,677)	1,216

	$(36,878)	$(156,873)	$16,328

The provision (benefit) for income taxes for each of the three years ended December 31, 2003, is comprised of the following (in thousands):

	2003	2002	2001
Current:
Federal	$(11,014)	$(13,563)	$11,147
State	(54)	664	202
Foreign	(8)	274	541

	(11,076)	(12,625)	11,890

Deferred:
Federal	11,779	(4,457)	(5,129)
Foreign	1,496	(1,222)	(13)

	13,275	(5,679)	(5,142)

Tax provision:
Federal	765	(18,020)	6,018
State	(54)	664	202
Foreign	1,488	(948)	528

	$2,199	$(18,304)	$6,748

The differences between the U.S. Federal income taxes computed at the statutory rate (35%) and the Company’s income taxes for financial reporting purposes are as follows (in thousands):

	2003	2002	2001
Statutory Federal income tax	$(12,907)	$(54,906)	$5,715
State income tax, less Federal benefit	(35)	432	131
Tax difference on foreign earnings	1,334	2,046	525
Reduction in foreign tax rates	(125)	—	(422)
Change in valuation allowance	7,254	36,566	—
Non-deductible expenses and other, net	6,678	(2,442)	799

Income tax expense (benefit)	$2,199	$(18,304)	$6,748

The change in valuation allowance in 2002 in the above table does not include the valuation allowance attributable to discontinued operations of $21,948,000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The components of the net deferred income tax asset (liability) reflected in the Company’s consolidated balance sheets at December 31, 2003 and 2002 were as follows (in thousands):

	Deferred Tax Assets (Liabilities) at December 31,
	2003	2002
Deferred revenue	$21,989	$21,490
Depreciation, depletion and amortization	29,919	30,727
Alternative minimum tax credit carryforward	—	5,099
Canadian net operating loss carryforward	9,760	6,141
Foreign tax credits	191	191
Accrued expenses and other	4,880	8,881

Total deferred tax assets	66,739	72,529
Less: Valuation allowance	(66,003)	(58,749)

Deferred tax assets, net of valuation allowance	736	13,780

Deferred expenses and other	(2,689)	(2,458)

Total deferred tax liabilities	(2,689)	(2,458)

Net deferred tax asset (liability)	$(1,953)	$11,322

The Company considered (i) the losses recorded in 2002 and 2003, and (ii) the fact that there is substantial doubt about the Company’s ability to continue to recover assets and satisfy liabilities in the normal course of business, as negative evidence relative to the realization of its deferred tax assets. Accordingly, the Company has recorded a valuation allowance for its deferred tax assets that are not assured of realization by either offsetting existing taxable differences or carryback to open tax years. Any deferred tax assets the Company generates in the near future will also be subject to valuation allowances.

The Company anticipates filing its tax return for 2003 and claiming a refund of approximately $9.9 million as a result of carrying back the expected taxable loss for year ended December 31, 2003. This expected refund is recorded in other receivables. As of December 31, 2003, the Company has Canadian net operating loss (NOL) carryforwards of approximately $37.6 million which can be used to offset Canadian income taxes payable in future years. These Canadian NOL carryforwards will expire in periods beginning in 2007 through 2010.

In connection with the exercise of non-qualified stock options and common stock purchase warrants by employees during 2002 and 2001, the Company received $165,000 and $515,000, respectively, in Federal income tax savings which has been reflected as a credit to additional paid-in capital.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

NOTE F—DEBT

The following is a summary of the Company’s debt (in thousands):

	December 31,
	2003	2002
Notes	$255,000	$255,000
Debtor-in-Possession Loan Facility	—	—
Subsidiary revolving line of credit	—	—
Term loan	5,417	6,875
Demand reducing credit facility	—	1,372
Short-term borrowings	—	375
Note payable to former executive	446	—

	$260,863	$263,622

Notes: The Company has outstanding Notes totaling $255 million at December 31, 2003 that were issued in various series from December 1995 through December 2001. The Notes bear interest at rates ranging from 7.04% to 7.48% and have maturity dates ranging from June 2003 to October 2011. The financial covenants in the Notes include, among other restrictions, maintenance of minimum net worth and limitations on total debt, interest coverage, liens, debt issuance, dividends and disposition of assets. As a result of the non-payment of interest thereon, the Company’s Chapter 11 filing and the restatement of its financial statements prior to January 1, 2002, among other factors, the Company is in default on the Notes.

On June 6, 2003, certain of the holders of the Notes filed involuntary Chapter 11 petitions against the Company and 16 of its subsidiaries that guaranteed the Notes. On June 26, 2003, the Company announced that Ranch had purchased all $255 million of the Notes. Subsequently, the Company and Ranch reached agreements extending the time by which the Company must respond to the involuntary bankruptcy petitions. On July 21, 2003, the Debtors filed voluntary petitions in bankruptcy and the Company and Ranch filed motions to dismiss the involuntary petitions (see Note B). In addition, on or before July 21, 2003, Ranch sold all of the Notes to Berkshire.

Under the terms of the Plan, the Notes will be paid in full, along with accrued interest. As of December 31, 2003, accrued interest totaled $12.3 million and was included in liabilities subject to compromise in the Consolidated Balance Sheet.

Debtor-in-Possession Loan Facility: The Bankruptcy Court approved a $20 million debtor-in-possession loan and security agreement with Wells Fargo Foothill, Inc., as lender, to support the Debtor’s operations during the course of the Cases (the “DIP Facility”). The DIP Facility will terminate upon, among other events, the earlier of June 30, 2004 or the effective date of a plan of reorganization. Advances under the DIP Facility are available pursuant to a formula based on outstanding accounts receivable and the carrying value of the seismic library of the Debtors, subject to certain limitations. If any advance is made under the DIP Facility, the first such advance must be at least in an amount equal to and the proceeds must be used to retire the balance of the term loan payable by Seitel Data Ltd. that is described below. The DIP Facility is secured by a first priority, perfected security on substantially all of the Company’s U.S. assets and a pledge of all of the issued and outstanding capital stock of the Company’s U.S. subsidiaries. The Debtors have not drawn on the DIP Facility. In connection with the application and approval by the lender of the DIP Facility, the Company paid commitment fees of $200,000 plus certain expenses. In addition, the terms of the DIP Facility include the payment of an unused line fee of .50% per annum payable in arrears.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Subsidiary Revolving Line of Credit: The Company’s wholly owned subsidiary, Olympic Seismic Ltd. (“Olympic”), has a revolving credit facility, which allows it to borrow up to $5 million (Canadian dollars) subject to an availability formula by way of prime-based loans, bankers’ acceptances or letters of credit. The rate applicable to borrowings is the bank’s prime rate plus 0.35% per annum and the bankers’ acceptances is 1.50% per annum. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by Seitel, Inc. or any of its other United States subsidiaries. However, all intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to Seitel, SEIC Partners’ Limited Partnership or to any Seitel U.S. subsidiary (approximately $54,195,000 (Canadian dollars) at December 31, 2003) has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian dollars), subject to a requirement that such borrowings may not exceed 75% of good accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand and is available from time to time at the Bank’s sole discretion. A review of this demand facility is performed annually at the Bank’s discretion.

Term Loans: On August 28, 2001, the Company’s wholly owned subsidiary, Seitel Data, Ltd., obtained a term loan totaling $10 million for the purchase of certain seismic data, some of which secures the debt. The loan matures on October 1, 2004, and bears interest at the rate of LIBOR plus 2.9% (4.02% at December 31, 2003). Monthly principal payments total $208,000. The Company is not in compliance with the payment terms or covenants of this term loan. Under the terms of the Plan, this term loan will be paid in full, along with accrued interest. As of December 31, 2003, accrued interest totaled $111,000.

On December 9, 2002, the Company’s wholly owned subsidiary, SEIC Business Trust (the “Trust”), entered into a demand reducing credit facility to borrow $2.67 million (Canadian dollars) by way of prime-based loans. Monthly payments total $166,670 (Canadian dollars) plus interest. The facility was paid in full in 2003.

In 2002, the Company entered into short-term financing arrangements in order to finance certain of its insurance premiums. The loans matured and were paid off in February 2003 and June 2003.

Note Payable to Former Executive: In connection with the settlement of certain litigation, the Company entered into a note payable to a former executive consisting of payments of $6,417 per month for 36 months commencing June 2003 and payments of $6,000 per month for 84 months commencing June 2006. The note is non-interest bearing. The note is guaranteed by Olympic Seismic, Ltd., a wholly owned Canadian subsidiary of the Company and a non-Debtor. Under the terms of the Plan, this note payable will be reinstated pursuant to its original terms.

Based on the terms of the Plan and the terms of debt not subject to the Plan, the aggregate maturities of the Company’s debt over the next five years and thereafter are as follows: $260,448,000 in 2004, $37,000 in 2005, $38,000 in 2006, $40,000 in 2007, $44,000 in 2008 and $256,000 thereafter.

NOTE G—LEASE OBLIGATIONS

Assets recorded under capital lease obligations of $10,096,000 and $9,828,000 at December 31, 2003 and 2002, respectively, are included in property and equipment. Accumulated depreciation related to such assets was $5,087,000 and $3,063,000 at December 31, 2003 and 2002, respectively. Depreciation on the assets recorded under capital leases is included in depreciation expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Company leases office space under operating leases, some of which include renewal options. Rental expense for 2003, 2002 and 2001 was approximately $901,000, $1,413,000 and $1,170,000, respectively.

Future minimum lease payments for the five years subsequent to December 31, 2003 and in the aggregate are as follows (in thousands):

	Capital Leases	Operating Leases
2004	$2,110	$1,001
2005	2,885	963
2006	260	679
2007	278	458
2008	287	444
Thereafter	4,290	1,365

Total minimum lease payments	10,110	$4,910

Less amount representing interest	3,539

Present value of net minimum lease payments	$6,571

The Company subleases certain of its office space. Future minimum lease payment receivables under the sublease as of December 31, 2003 are as follows: $113,000 in 2004; $113,000 in 2005 and $47,000 in 2006.

On April 30, 2002, Olympic entered into a sale leaseback agreement on a building and land located in Calgary, Alberta, Canada. Proceeds of the sale were $3.6 million (Canadian dollars). The term of the lease is a 20-year capital lease with lease payments of: $336,000 (Canadian dollars) in years 1-5; $370,860 (Canadian dollars) in years 6-10; $409,500 (Canadian dollars) in years 11-15; and $452,340 (Canadian dollars) in years 16-20. The transaction resulted in a gain on the sale of $737,000, which has been deferred and is being recognized into income over the term of the lease.

NOTE H—COMMITMENTS AND CONTINGENCIES

In October 2001, the Company guaranteed an institutional loan totaling $600,000 to its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of his separation agreement, a portion of the amount outstanding was paid and the former employee is required to make annual installments of $60,000 with a maturity date of November 13, 2006. The loan is presently current and not in default.

Internal and Securities and Exchange Commission Investigations

In December 2002, after allegations arose regarding the actions of certain of the Company’s former officers, the Company became the subject of a formal investigation by the SEC’s Division of Enforcement (the “Enforcement Division”). The Company was also notified by the Enforcement Division that it intended to recommend that the SEC initiate enforcement proceedings against Seitel for alleged books and records and internal control violations. The Company cooperated fully with the SEC during the course of its investigation, and on May 16, 2003, Seitel reached a consensual resolution of the SEC’s civil complaint resulting in its consent to a final judgment of permanent injunction being entered against the Company on June 16, 2003 in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC Injunction was without admission or denial of the allegations in the SEC complaint which had alleged

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

violations of the reporting, books and records, internal controls and proxy statement sections and regulations of the Exchange Act. In determining to enter into the agreement, the SEC took into consideration the fact that Seitel had promptly undertaken remedial action and fully cooperated with the SEC staff.

Litigation

See “Note B—Reorganization Proceedings” for a detailed discussion of our Chapter 11 reorganization and the Plan.

On February 3, 2003, the former holders of Seitel’s senior unsecured notes accelerated the senior unsecured notes and made demand upon the Company and certain of its former and current officers and directors for money damages arising from certain alleged negligent actions and/or misrepresentations of those officers and directors. The holders alleged that money damages arising from the foregoing claims were not fully quantified, but exceeded $20 million and included, without limitation, the lost value of such holders’ investment in the senior unsecured notes. Notice of the demand has been provided by the Company to our insurance carriers. The holders of the senior unsecured notes did not commence suit. As of June 26, 2003, all of the former holders of senior unsecured notes had sold their senior unsecured notes to Ranch, who subsequently sold the senior unsecured notes to Berkshire. Under the Plan, all of the foregoing claims will be released and discharged.

The Company and certain of its former and current officers and directors have been named as defendants in eleven lawsuits brought as class actions alleging violations of the federal securities laws, all of which were consolidated by an Order entered August 7, 2002, under Cause No. 02-1566, styled In re Seitel, Inc. Securities Litigation, in the United States District Court for the Southern District of Texas. The Court appointed a lead plaintiff and lead counsel for plaintiffs, who subsequently filed a consolidated amended complaint, which added the Company’s auditors, Ernst & Young LLP, as a defendant. The consolidated amended complaint alleges that during a proposed class period of May 5, 2000 through April 1, 2002, the defendants violated sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by overstating revenues in violation of generally accepted accounting principles. The plaintiffs seek an unspecified amount of actual and exemplary damages, costs of court, pre- and post-judgment interest and attorneys’ and experts’ fees. During the Chapter 11 cases, the Debtors and the representatives of the class negotiated and participated in discovery with respect to the class claim filed with the Bankruptcy Court and in connection with the class’ objection to confirmation of the initial plan. In the course thereof, the class representatives and the Debtors reached certain agreements. These agreements included the allowance of a “class claim” to assert the rights of the class in the Chapter 11 cases and, as well, an ultimate settlement for cash to be funded out of the Debtors’ cash and directors’ and officers’ insurance policies. The settlement was approved upon notice and a hearing by order of the Bankruptcy Court dated December 10, 2003. Thus, the claims of the plaintiffs in the class action against the Debtors as well as their officers and directors, and the class claim, have been settled. The treatment of the class claim pursuant to the Plan is consistent with the settlement approved by the Bankruptcy Court. Certain monetary obligations remain, including continuing disclosures and additional documentation.

The Company has been named as a nominal defendant in seven stockholder derivative actions filed in various courts: Almekinder v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. H-02-2960, In the United States District Court for the Southern District of Texas; Basser v. Frame, Valice, Kendrick, Pearlman, Fiur, Zeidman, Stieglitz, Craig, Lerner, and Seitel, Inc., No. H-02-1874, In the United States District Court for the Southern District of Texas; Berger v. Frame, Pearlman, Valice, Craig, Stieglitz, Lerner, Zeidman, Fiur, and Seitel, Inc., No. 19534-NC, In the Court of Chancery, State of Delaware, Castle County; Chemical Valley & North Central West Virginia Carpenters Pension Plan v. Frame, Valice, Hoffman, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Fiur, and Seitel, Inc., No. 02-CV-3343, In the United

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

States District Court for the Southern District of Texas; Couture v. Frame, Valice, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. 20002-37065, In the 80th Judicial District Court, Harris County, Texas; Talley v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., In the 151st Judicial District Court, Harris County, Texas; and Zambie v. Frame, Pearlman, Valice, Craig, Zeidman, Lerner, Stieglitz, Fiur, Ernst & Young LLP, and Seitel, Inc., In the 333rd Judicial District Court, Harris County, Texas. The plaintiffs generally allege that the defendants breached and conspired to breach fiduciary duties to the Company’s shareholders by failing to maintain adequate accounting controls and by using improper accounting and auditing practices and procedures. Certain of the plaintiffs also assert causes of action for mismanagement, waste of corporate assets and unjust enrichment. The Zambie case also alleges professional negligence against Ernst & Young LLP. The plaintiffs seek judgments for unspecified amounts of compensatory damages, including return of salaries and other payments to the defendants, exemplary damages, attorneys’ fees, experts’ fees and costs. The Seitel’s Board of Directors appointed a special litigation committee to conduct an independent investigation of the allegations asserted in the derivative lawsuits. The special litigation committee completed its investigation and its report has been delivered to the Company. The Company filed its motion to dismiss in Delaware Chancery court on March 20, 2003. The parties previously agreed to stay the Texas state court cases pending the outcome of the Texas federal court derivative cases. The federal court derivative cases have been consolidated, and the Company has moved to stay the cases pending resolution by the Delaware court. Presently, all cases are stayed as a result of the Debtors’ Chapter 11 filing. In October 2003, a settlement of all issues in each derivative suit was reached among the parties and a stipulation and motion to approve the terms of such settlement was filed with the Bankruptcy Court. The settlement stipulation provides for payment of $600,000, all of which is covered by insurance, and resolution of all claims against all parties to the litigation. The settlement stipulation was approved by the Bankruptcy Court upon notice and a hearing by order dated November 17, 2003. Pursuant to the settlement, (i) all of the Derivative Claims have been or will be dismissed, (ii) the Debtors will continue certain and from time to time implement new corporate governance policies and procedures, and (iii) the plaintiffs recovered certain costs incurred in prosecuting the Derivative Claims. The cost recovery was paid solely by the Debtors’ insurance carrier.

On July 18, 2002, the Company’s former chief executive officer sued the Company in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleges a breach of his employment contract by virtue of his termination and also alleges defamation. He also seeks a declaratory judgment that certain funds he received from the Company were proper and do not have to be repaid. The Company has answered and asserted various defenses. The Company also filed a counter suit to recover approximately $4,200,000 in corporate funds that the Company believes Mr. Frame inappropriately caused the Company to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, the Company also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One N.A. (“Bank One”) and guaranteed by the Company. The Company intends to seek dismissal of the complaint against it, and to pursue its causes of action. The Company also intends to pursue enforcement of its judgment against Mr. Frame. Mr. Frame has filed claims totaling $20.2 million against the Company and the other debtors in the Chapter 11 cases. The Debtors have filed objections to such claims.

The Company is a party to a suit for geophysical trespass entitled Joy Resources, Inc. v. Seitel Data, Ltd., Cause No. 01-02-00828-CV, in the 1st Court of Appeals, Houston, Texas. The plaintiff is appealing a final judgment by the trial court holding that the plaintiff is not entitled to recover an injunction or to recover damages against the Company. The plaintiffs assert that the Company obtained seismic data about mineral interests leased by the plaintiff by placing seismic equipment on property adjacent to the property leased by the plaintiff. The trial court held that no cause of action exists where the seismic equipment is not located on the property leased by the plaintiff. The briefing has been completed in this matter, and oral argument in the 1st Court of Appeals in Houston, Texas was on May 6, 2003. The parties have reached a settlement in the matter and have executed a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

settlement stipulation which is pending before the Bankruptcy Court for approval. The settlement stipulation provides that Joy Resources, Inc. (“Joy”) will be granted an agreed, allowed claim in the amount of $73,000 in the Cases, and further provides that Seitel Data, Ltd. may use certain data upon the payment of additional costs and may acquire certain data owned by Joy on a right of first refusal basis.

The Company and its subsidiary, Seitel Data, Ltd., are parties to a class action lawsuit for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas that was initiated on April 1, 2002. The plaintiffs have sued a number of defendants, including Seitel and Seitel Data, Ltd. The plaintiffs allege that certain defendants conducted unauthorized 3-D seismic exploration of the mineral interests, and sold the information obtained to other defendants. The plaintiffs seek an unspecified amount of damages. All of the defendants have obtained summary judgments dismissing the plaintiffs’ claims, and the case is now on appeal before the San Antonio Court of Appeals under Cause No. 04-02-00674-CV. On July 22, 2003, the Texas Court of Appeals granted appellant motion to proceed against the other appellees. The appeal against Seitel remains stayed. The Company intends to vigorously represent its interests in this appeal. No amounts have been accrued in connection with this litigation.

The Company sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell & Jones, P.C., Cause No. 2003-09151 in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against the former chief executive officer and other aspects of representation. The Company seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003. Discovery has not yet commenced.

On March 27, 2003, Seitel was served with a complaint filed by the General Electric Credit Corporation of Tennessee (“GE”) in the District Court No. 333rd of Harris County, Texas, styled General Electric Credit Corporation of Tennessee, v. N360X, LLC and Seitel. The complaint alleged that Seitel, as guarantor, and its wholly owned subsidiary N360X, LLC, as lessee, defaulted on an agreement for the lease of a jet aircraft. GE accelerated the obligation, took possession of the aircraft and demanded payment of amounts GE claims are due pursuant to the termination of the lease. The claim was subsequently reduced to $2.055 million plus interest at 9% from November 18, 2003 and purchased by Berkshire and the amount thereof has been agreed to by the parties. Such amount, including interest, has been accrued at December 31, 2003.

On September 22, 2003, Bass Enterprises Production Co. (“Bass”) filed a motion with the Bankruptcy Court seeking relief from the automatic stay applicable to the Debtors and requesting permission of the Bankruptcy Court to initiate litigation against the Debtors in a Texas State Court with respect to an alleged breach of certain provisions of a contract entered into in 2001. The Debtors have objected to the motion and a hearing on the motion was scheduled for December 3, 2003. No discovery has been conducted in the matter. On February 23, 2004 the parties entered into a settlement agreement to resolve disputes which involve licensing of certain data and field tapes at a fixed rate.

The Company and its subsidiaries, Energy Venture Holdings LLC, Endeavor Exploration LLC, and DDD Energy, were sued by a former employee, Mark Stover, in Harris County District Court, 269th Judicial District, Cause No. 2002-52120 on October 8, 2002. Mr. Stover alleged breach of his employment contract and wrongful termination. The Company answered and generally denied the complaint on November 8, 2002. The matter was automatically stayed upon the Chapter 11 filing. On October 9, 2003, Mr. Stover filed a proof of claim in the bankruptcy court in the amount of $374,500. The Company has filed an objection to the claim and intends to vigorously seek its disallowance. No amounts have been accrued in connection with this litigation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

In addition to the lawsuits described above, the Company is involved from time to time in ordinary, routine claims and lawsuits incidental to its business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolutions of these matters should not be material to the Company’s financial position or results of operation.

It is not possible to predict or determine the outcomes of the legal actions brought against it or by it, or to provide an estimate of all additional losses, if any, that may arise. At December 31, 2003, the Company had accrued its best estimate of the amounts that are probable of being paid relative to all of the litigation and claims set forth above. However, if one or more of the parties were to prevail against the Company in one or more of the cases described above that have not been settled, the amounts of any judgments against the Company or settlements that the Company may enter into, in addition to liabilities recorded by the Company at December 31, 2003, could be material to the Company’s financial statements for any particular reporting period.

NOTE I—COMMON STOCK

In December 1997, the Company’s Board of Directors approved the expenditure of up to $25 million to repurchase the Company’s common stock. As of December 31, 2003, the Company has repurchased 1,110,100 shares of common stock at a cost of $12,529,000 under this plan. The Company has not repurchased any shares of its common stock since June 2001.

On July 21, 1992, the Company granted ten-year loans at an interest rate of 4% to most of its employees for the purchase of an aggregate of 800,000 shares of the Company’s common stock at the then market price of $2.69 per share. Payment of 5% of the original principal balance plus accrued interest were due annually August 1, with a balloon payment of the remaining principal and interest due August 1, 2002. All loans were paid in full with the exception of three former employees. The Company provided an allowance for collection of these notes totaling $398,000. On October 2, 1998, the Company granted five-year loans at an interest rate of 4% to most of its employees for the purchase of an aggregate of 794,300 shares of the Company’s common stock at the then market price of $10.31 per share. Under the original terms of the loans, payment of 60% of the loan amount plus accrued interest was made in equal monthly, quarterly or annual payments, as applicable, and a balloon payment of the remaining 40% was due on October 2, 2003. The Company provided an allowance for collection on the notes due from certain former employees totaling $1,449,000. Remaining officers of the Company paid their loans in full in accordance with the original terms. The non-officers of the Company who had loans entered into new loan agreements whereby the unpaid balance is being paid in equal monthly payments over 3 years at an interest rate of 1.67% (the then applicable Federal rate). The Company recorded related compensation expense due to the below market interest rate on these loans of $4,000, $59,000, and $65,000 for 2003, 2002 and 2001, respectively. During 2003, 2002 and 2001, the Company received $1,054,000, $751,000, and $1,189,000, respectively, as principal payments on these recourse notes. The stock certificates are held by the Company as collateral until payment is received.

NOTE J—PREFERRED STOCK

The Company is authorized by its Amended Certificate of Incorporation to issue 5,000,000 shares of preferred stock, the terms and conditions to be determined by the Board of Directors in creating any particular series. As of December 31, 2003, no preferred stock had been issued.

NOTE K—STOCK OPTIONS AND WARRANTS

The Company maintains various stock option plans under which the Company’s officers, directors and employees may be granted options or warrants to purchase the Company’s common stock. The exercise price,

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

term and other conditions applicable to each option or warrant granted under the Company’s plans are generally determined by the Compensation and Stock Option Committee or Board of Directors at the time of grant and may vary with each option or warrant granted. All options and warrants issued under the Company’s plans are issued at or above the market price of the Company’s common stock as of the date of issuance, have a term of no more than ten years and vest under varying schedules in accordance with the terms of the respective option or warrant agreements. Under the terms of the Plan, any outstanding options will be cancelled on the effective date.

The following summarizes information with regard to the stock option and warrant plans for 2003, 2002 and 2001 (shares in thousands):

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	5,634	$13.28	8,843	$13.55	7,226	$13.43
Granted	—	—	312	4.59	2,437	13.75
Exercised	—	—	—	—	(504)	9.74
Cancelled	(3,500)	13.85	(3,521)	13.36	(316)	12.96

Outstanding at end of year	2,134	12.36	5,634	13.28	8,843	13.55

Options exercisable at end of year	1,910		4,774		5,919

Available for grant at end of year	1,619		2,849		1,274

The following table summarizes information for the options and warrants outstanding at December 31, 2003 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at 12/31/03	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number of Options Exercisable at 12/31/03	Weighted Average Exercise Price
$ 2.09 – $ 9.97	238	5.90	$4.55	224	$4.43
$11.00 – $11.00	614	6.93	11.00	446	11.00
$11.38 – $13.73	713	4.38	12.55	710	12.56
$14.75 – $17.11	430	2.42	16.33	427	16.33
$17.40 – $21.52	139	6.02	18.50	103	18.61

$ 2.09 – $21.52	2,134	4.99	12.36	1,910	12.41

The Company applies APB Opinion No. 25 in accounting for its stock-based compensation plans. Pro forma information regarding net income and earnings per share disclosed in Note A has been determined as if we had accounted for our employee stock options and purchase rights under the fair value method of SFAS 123. No options were granted in 2003. The fair value of each option grant in 2002 and 2001 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001
Range of risk-free interest rates	4.31%– 5.32%	2.77%– 5.35%
Dividend yields	0%	0%
Range of expected stock price volatility	237.66%–331.8%	234.55%–399.84%
Range of expected life of options (years)	4.42–10	1.15–10
Weighted-average fair value of options granted	$3.83	$13.51

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

NOTE L—NON-EMPLOYEE DIRECTORS’ PLANS

The Company has a Non-Employee Directors’ Deferred Compensation Plan which permits each non-employee director to elect to receive annual director fees in the form of stock options and to defer receipt of any director fees in a deferred cash account or as deferred shares. As of December 31, 2003, 60,000 shares have been reserved for issuance under this plan and directors have accumulated 25,359 deferred shares in their accounts of which 1,643 shares have been distributed and 23,716 may be distributed in future years in accordance with the terms of the Deferred Compensation Plan and each director’s election thereunder. No shares will be issued to a director until he has resigned, retired or his services as a director have otherwise been terminated. On March 18, 2004, the Bankruptcy Court approved the conversion of these deferred shares to an unsecured claim in the Chapter 11 Cases. As a result, the Company will fund this deferred compensation in cash totaling approximately $71,000 in connection with the payment of other pre-petition unsecured claims.

In 1999, the Company’s Board of Directors adopted the Non-Employee Directors’ Retirement Plan which provides that each non-employee director with 10 or more years of continuous service is eligible to receive a retirement benefit based on a formula defined in the plan. The retirement benefit consists of a fixed amount based on years of service and a portion that fluctuates based on the fair market value of the Company’s stock. In October 2002, the Company’s Board of Directors terminated this plan. In accordance with the plan, each director became fully vested in his account. In accordance with the terms of the plan, benefits are paid when a director ceases to serve as a director of the Company on or after reaching retirement age. The Company expensed $57,000 related to this plan in 2002. In 2001, the Company recorded a reduction of $32,000 in the retirement benefit related to this plan.

NOTE M—RELATED PARTY TRANSACTIONS

The Company paid approximately $764,000 in 2002 and $31,000 in 2001 to Aeroscan International Inc. (“Aeroscan”) for certain acquisition data services. No amounts were paid to Aeroscan in 2003. Approximately 4% of the equity of Aeroscan is owned by each of Robert Simon, President of Seitel Data, Ltd., a wholly owned subsidiary of the Company, and Kevin Callaghan, Chief Operating Officer of the Company, and an additional approximately 4% of the equity of Aeroscan is owned by other officers and employees of the Company. Mr. Callaghan served as a director of Aeroscan until his resignation in December 2002.

The Company entered into a number of transactions with Helm Capital Group, Inc. and its subsidiaries (“Helm”), when a Helm executive officer was a director of the Company. As of February 2002, the Helm executive officer ceased being a director of the Company. The Company owed Helm $16,000 as of December 31, 2002, for sales of seismic data and for general and administrative expenses paid by Helm on behalf of the Company. No amounts were owed at December 31, 2003. The Company incurred charges of $88,000 and $175,000, for these general and administrative expenses during 2002 and 2001, respectively. No such costs were incurred in 2003. It is not anticipated that the Company will incur any general and administrative expenses paid by Helm on behalf of the Company in future years.

During 2001, two former executive officers received advances against bonus and commission payments that were contingent upon achieving pre-tax profits goals during 2001. The pre-tax profits goals were not met in 2001. The Company initially determined that advances previously paid but not earned or awarded would be repaid pursuant to promissory notes; however, the repayment of the note from the former chief executive officer and certain other matters are the subject of pending litigation. The repayment of the note from the former chief financial officer and certain other matters were the subject of litigation proceedings which have been settled, resulting in the forgiveness of such debt by the Company. The SEC has informed the Company that it has issued a formal order of investigation relating to the events surrounding the advances and other matters concerning the

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

former chief executive officer. The U.S. Attorney’s Office for the Southern District of Texas was also investigating these events. For additional information concerning the pending matter involving Seitel and Mr. Frame, please see “Note H—Commitments and Contingencies.”

In October 2001, the Company guaranteed an institutional loan totaling $600,000 to its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of his separation agreement, a portion of the amount outstanding was paid and the former employee is required to make annual installments of $60,000 with a maturity date of November 13, 2006. The loan is presently current and is not otherwise in default.

NOTE N—MAJOR CUSTOMERS

No single customer accounted for 10% or more of revenue during 2003, 2002 or 2001.

The Company extends credit to various companies in the oil and gas industry for the purchase of their seismic data, which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in economic or other conditions and may accordingly impact the Company’s overall credit risk. However, management believes that the risk is mitigated by the number, size, reputation and diversified nature of the companies to which they extend credit. Historical credit losses incurred on receivables by the Company have not been significant relative to sales.

NOTE O—STATEMENT OF CASH FLOW INFORMATION

The Company had restricted cash at December 31, 2003 and 2002 of $202,000 and $4.5 million, respectively.

For purposes of the statement of cash flows, the Company considers all highly liquid investments or debt instruments with an original maturity of three months or less to be cash equivalents.

Income taxes paid during 2003, 2002 and 2001 were $1,405,000, $2,166,000 and $13,404,000, respectively. In 2003, the Company received a Federal tax refund of $17,360,000. Interest paid, net of amounts capitalized, during 2003, 2002 and 2001 was $9,598,000, $23,578,000 and $11,975,000, respectively.

Significant non-cash investing and financing activities are as follows:

1.	During 2003, 2002 and 2001, the Company had non-cash additions to its seismic data library totaling $14,845,000, $21,111,000 and $60,389,000, respectively. Of these amounts, $13,033,000, $13,551,000, and $57,045,000 resulted from non-monetary exchanges during 2003, 2002 and 2001, respectively. Additionally, in 2002, $6,659,000 resulted from offset of amounts owed to the Company for revenue on jointly owned data against amounts owed to the contractor for data acquisition costs. The balance of $1,812,000, $901,000 and $3,344,000 for 2003, 2002 and 2001, respectively, resulted from certain data creation costs which were offset against amounts due from the customer for data license fees. The offset amounts are also included in non-cash sales in the Consolidated Statements of Cash Flows.

2.	During 2002 and 2001, capital lease obligations totaling $7,064,000 and $2,501,000, respectively, were incurred when the Company entered into leases for property and equipment.

3.	During 2003, the Company received marketable securities valued at $60,000 in exchange for a license to certain seismic data. This amount is also included in non-cash sales in the Consolidated Statements of Cash Flows.

4.	During 2003, the Company issued a note payable in the amount of $469,000 for partial consideration of the settlement of certain litigation with a former executive.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Operating cash flows resulting from reorganization items for the year ended December 31, 2003 include the following (in thousands):

Interest received on cash accumulated because of the Chapter 11 proceeding	$(32)
Professional and other fees paid for services rendered in connection with the Chapter 11 proceeding	3,327

$3,295

NOTE P—INDUSTRY SEGMENTS

Segment information has been prepared in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company operates in one business segment, which is made up of seismic data acquisition, seismic data licensing, seismic data processing and seismic reproduction service.

Geographic information for the three years ended December 31, 2003 is as follows (in thousands):

	United States	Canada	Other Foreign Countries	Total
2003
Revenue	$109,729	$21,736	$—	$131,465
Assets	293,489	73,552	48	367,089
2002
Revenue	$113,732	$36,063	$—	$149,795
Assets	338,827	59,223	86	398,136
2001
Revenue	$91,250	$23,988	$—	$115,238
Assets	584,366	75,746	1,357	661,469

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

NOTE Q—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2003 and 2002.

	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except per share amounts)
2003
Revenue	$30,324	$31,773	$39,199	$30,169
Operating income (loss)	3,202	5,939	(4,428)	(16,338)
Income (loss) from continuing operations	(1,911)	864	(10,927)	(27,103)
Income (loss) from discontinued operations	(237)	39	19	1,318
Net income (loss)	(2,148)	903	(10,908)	(25,785)
Earnings (loss) per share:(1)
Basic:
Income (loss) from continuing operations	$(.07)	$.04	$(.43)	$(1.07)
Income (loss) from discontinued operations	(.01)	—	—	.05

Net income (loss)	$(.08)	$.04	$(.43)	$(1.02)

Diluted:
Income (loss) from continuing operations	$(.07)	$.04	$(.43)	$(1.07)
Income (loss) from discontinued operations	(.01)	—	—	.05

Net income (loss)	$(.08)	$.04	$(.43)	$(1.02)

2002
Revenue	$22,513	$47,102	$50,604	$29,576
Operating income (loss)	(5,701)	(23,186)	12,002	(118,800)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	(6,230)	(21,086)	4,669	(115,922)
Loss from discontinued operations	(876)	(57,835)	(1,490)	(2,508)
Net income (loss)	(18,268)	(78,921)	3,179	(118,430)
Earnings (loss) per share:(1)
Basic:
Income (loss) from continuing operations	$(.25)	$(.83)	$.19	$(4.57)
Loss from discontinued operations	(.03)	(2.28)	(.06)	(.10)
Cumulative effect of change in accounting principle	(.45)	—	—	—

Net income (loss)	$(.73)	$(3.11)	$.13	$(4.67)

Diluted:
Income (loss) from continuing operations	$(.25)	$(.83)	$.19	$(4.57)
Loss from discontinued operations	(.03)	(2.28)	(.06)	(.10)
Cumulative effect of change in accounting principle	(.45)	—	—	—

Net income (loss)	$(.73)	$(3.11)	$.13	$(4.67)

(1)	The sum of the individual quarterly earnings per share may not agree with the year to date earnings per share as each period’s computation is based on the weighted average number of common shares outstanding during the period.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

In the fourth quarter of 2002, the Company recorded (i) $103 million of adjustments in the carrying value and revisions to the estimated useful life of its seismic data library (see Note C); and (ii) $8.2 million of costs and expenses related to litigation accruals, acceleration of certain lease obligations and allowances for collection of notes receivables.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) March 31, 2004	December 31, 2003
ASSETS
Cash and equivalents	$48,588	$44,362
Restricted cash	161	202
Receivables
Trade (net)	36,399	37,461
Notes and other	11,308	12,047
Net seismic data library	253,874	247,541
Net property and equipment	14,091	15,431
Oil and gas operations held for sale	544	1,552
Investment in marketable securities	32	99
Prepaid expenses, deferred charges and other	9,125	8,394

Total Assets	$374,122	$367,089

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$20,679	$17,414
Oil and gas operations held for sale	13	17
Term Loans	5,417	5,417
Obligations under capital leases	6,267	6,571
Deferred income taxes	2,509	1,953
Deferred revenue	58,635	58,876
Liabilities subject to compromise	277,980	273,119

Total Liabilities	371,500	363,367

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred stock, par value $.01 per share; authorized 5,000,000 shares; none issued	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued and outstanding 25,811,601 at March 31, 2004 and December 31, 2003	258	258
Additional paid-in capital	166,630	166,630
Retained deficit	(160,348)	(159,731)
Treasury stock, 435,918 shares at cost at March 31, 2004 and December 31, 2003	(5,373)	(5,373)
Notes receivable from officers and employees for stock purchases	(89)	(124)
Accumulated other comprehensive income	1,544	2,062

Total Stockholders’ Equity	2,622	3,722

Total Liabilities and stockholders’ Equity	$374,122	$367,089

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue	$41,264	$30,324
Expenses
Depreciation and amortization	24,083	18,075
Cost of sales	74	154
Selling, general and administrative	8,539	8,893

	32,696	27,122

Income from operations	8,568	3,202
Interest expense and other, net	(4,948)	(5,078)
Reorganization items	(3,566)	—

Income (loss) from continuing operations before income taxes	54	(1,876)
Provision for income taxes	706	35

Loss from continuing operations	(652)	(1,911)
Income (loss) from discontinued operations, net of tax	35	(237)

Net loss	$(617)	$(2,148)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(.02)	$(.07)
Income (loss) from discontinued operations	—	(.01)

Net loss	$(.02)	$(.08)

Weighted average number of common and common equivalent shares—basic and diluted	25,376	25,376

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2004	2003
Net loss	$(617)	$(2,148)
Unrealized losses on securities held as available for sale	(65)	—
Foreign currency translation adjustments	(453)	1,278

Comprehensive loss	$(1,135)	$(870)

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Retained Deficit	Treasury Stock		Notes Receivable from Officers & Employees	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount			Shares	Amount
Balance, December 31, 2002	25,811,601	$258	$166,630	$(121,793)	(435,918)	$(5,373)	$(1,178)	$(1,508)
Payments received on notes receivable from officers and employees	—	—	—	—	—	—	1,054	—
Net loss	—	—	—	(37,938)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	3,499
Unrealized gain on marketable securities	—	—	—	—	—	—	—	71

Balance, December 31, 2003	25,811,601	258	166,630	(159,731)	(435,918)	(5,373)	(124)	2,062
Payments received on notes receivable from officers and employees	—	—	—	—	—	—	35	—
Net loss	—	—	—	(617)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	(453)
Unrealized losses on marketable securities	—	—	—	—	—	—	—	(65)

Balance, March 31, 2004 (unaudited)	25,811,601	$258	$166,630	$(160,348)	(435,918)	$(5,373)	$(89)	$1,544

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Reconciliation of net loss to net cash provided by operating activities of continuing operations:
Net loss	$(617)	$(2,148)
Loss (income) from discontinued operations, net of tax	(35)	237
Depreciation and amortization	24,083	18,075
Deferred income tax provision	584	2,835
Amortization of deferred financing costs	177	71
Allowance for collection of trade receivables	75	75
Non-cash sales	(5,384)	(3,682)
Decrease (increase) in receivables	871	(2,764)
Decrease (increase) in other assets	217	(604)
Decrease in deferred revenue	2,507	1,415
Increase (decrease) in accounts payable and other liabilities	7,060	(1,144)

Net cash provided by operating activities of continuing operations	29,538	12,366

Cash flows from investing activities:
Cash invested in seismic data	(25,696)	(15,811)
Cash paid to acquire property and equipment	(300)	(101)
Cash received from disposal of property and equipment	—	5
Decrease in restricted cash	41	4,419

Net cash used in investing activities of continuing operations	(25,955)	(11,488)

Cash flows from financing activities:
Principal payments on term loans	(8)	(1,113)
Principal payments on capital lease obligations	(266)	(1,110)
Costs of debt and equity transactions	(474)	—
Payments on notes receivable from officers and employees	40	57

Net cash used in financing activities of continuing operations	(708)	(2,166)

Effect of exchange rate changes	312	(1,519)
Net cash provided by discontinued operations	1,039	59

Net increase (decrease) in cash and equivalents	4,226	(2,748)
Cash and cash equivalents at beginning of period	44,362	21,517

Cash and equivalents at end of period	$48,588	$18,769

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$310	$5,533
Income taxes	$—	$868
Supplemental schedule of non-cash investing activities:
Additions to seismic data library	$3,161	$3,159

The accompanying notes are an integral part of these consolidated financial statements.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

March 31, 2004

NOTE A—BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the amounts in the prior year’s financial statements to conform to the current year’s presentation. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2003 contained in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”).

Substantial Doubt About the Company’s Ability to Continue as a Going Concern: The Company’s financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. On July 21, 2003, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (see “Note B—Reorganization Proceedings”). Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern, including recovering assets and satisfying liabilities in the normal course of business. On January 17, 2004, the Company filed with the Bankruptcy Court the third amended joint plan of reorganization (the “Plan”), which subsequently was amended on February 5, 2004. On March 18, 2004, the Bankruptcy Court confirmed the Plan. Under the Plan, all of the Company’s outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any claims that are reinstated under the Plan. The Plan further provides that the Company will receive $75 million of new equity as a result of the exercise of the reorganized common stock purchase warrants and/or the private sale of shares under a standby purchase agreement. Payments to creditors under the Plan will be funded utilizing (i) the net proceeds from the new equity, (ii) net proceeds of not less than $180 million from the Company’s anticipated institutional offering of new senior unsecured notes, (iii) available cash and equivalents of not less than $35 million, and, if necessary, (iv) available borrowings under the Company’s new revolving credit facility provided on the effective date of the Plan. Certain conditions, as fully described in “Note B—Reorganization Proceedings”, are required for the Plan to become effective. The consolidated financial statements reflect the amounts as of March 31, 2004, which the Company believes will ultimately be paid to settle liabilities and contingencies that may be allowed in bankruptcy, including interest. There can be no assurance that the transactions will be consummated in the way contemplated under the Plan, or that the Company will emerge from its reorganization proceedings as contemplated under the Plan.

SEITEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

March 31, 2004

Contractual Obligations: As of March 31, 2004, the Company had approximately $271.8 million of outstanding debt and lease obligations, with aggregate contractual cash obligations summarized as follows (in thousands):

		Payments due by period
Contractual cash obligations	Total	2004	2005	2006	2007 and thereafter
Debt obligations(1)	$260,855	$260,440	$37	$38	$340
Capital lease obligations	6,267	1,209	2,434	34	2,590
Operating lease obligations	4,669	751	960	677	2,281

Total contractual cash obligations	$271,791	$262,400	$3,431	$749	$5,211

(1)	These debt obligations have contractual maturities ranging from 2003 to 2011. The Company is not in compliance with certain of the covenants related to this debt and the holders of $255 million of such debt have accelerated the maturity thereof. Pursuant to the Company’s Plan of Reorganization $260.4 million of this debt will be paid in full in 2004; therefore, the maturities have been reflected as due in 2004.

As a result of the bankruptcy filing discussed in Note B below, the rights of and ultimate payments related to certain of these contractual obligations may be substantially altered.

NOTE B—REORGANIZATION PROCEEDINGS

On July 21, 2003, (the “Petition Date”), Seitel, Inc., and its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Chapter 11 Case No. 03-12227 (PJW)). Seitel, Inc. and its 30 U.S. subsidiaries that have filed petitions are collectively referred to herein as the “Debtors” and the Chapter 11 cases of these entities are collectively referred to herein as the “Cases.” By order of the Bankruptcy Court dated July 25, 2003, the Cases are being jointly administered. On July 22, 2003, the Debtors filed their joint plan of reorganization. Since the Petition Date, the Debtors have continued to operate their business and manage their properties as “debtors-in-possession” pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in the Cases.

None of the Company’s direct or indirect subsidiaries or affiliates incorporated in Canada or other non-U.S. jurisdictions have filed Chapter 11, and none are expected to file for reorganization or protection from creditors under any insolvency or similar law in the U.S. or elsewhere. Such non-filing, non-U.S. based subsidiaries and affiliates are called “non-Debtors”.

The previously filed involuntary bankruptcy petitions which were pending against the Company were dismissed on July 25, 2003 by order of the Bankruptcy Court pursuant to a joint request for such dismissal filed by the Company and Ranch Capital L.L.C. (“Ranch”). Ranch previously purchased all of the senior unsecured notes (the “Notes”) held by the entities which filed the involuntary bankruptcy petitions. Ranch subsequently sold the Notes to Berkshire Hathaway Inc. (“Berkshire”). An official equity committee (the “Official Equity Committee”) was appointed on August 11, 2003.

On the Petition Date, the Debtors sought, and thereafter obtained, authority to take a broad range of actions, including to honor and perform under their pre-petition customer data agreements and to promote a “business as usual” atmosphere with customers and employees. This relief was essential to minimize disruptions to the

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March 31, 2004

Debtors’ businesses as a result of the commencement of the Cases and to assure their customers that the data license agreements for selection of seismic data would be honored pending confirmation of a plan. Additionally, other first day orders were obtained, including authority to pay certain, limited pre-petition employee wages and benefits, providing adequate assurance of future payments to utility companies, continued use of cash management systems, payment of pre-petition sales and use taxes and appointment of a claims and balloting agent.

By order dated September 22, 2003, the Bankruptcy Court approved a $20 million debtor-in-possession loan facility (the “DIP Facility”) from Wells Fargo Foothill, Inc. (“Foothill”), subject to certain conditions.

On October 6, 2003, the Debtors filed their first amended joint plan of reorganization, which superseded the joint plan of reorganization. The disclosure statement relating to the first amended joint plan of reorganization was approved upon notice, and a hearing to consider confirmation of the first amended joint plan of reorganization was scheduled in the Bankruptcy Court for November 4, 2003. In October 2003, the Company’s stockholders voted to reject the first amended joint plan of reorganization.

On October 27, 2003, the Official Equity Committee moved to adjourn the Bankruptcy Court hearing to consider confirmation of the first amended joint plan of reorganization and to terminate the Debtors’ statutory exclusivity period. Following a hearing, the Bankruptcy Court ordered the termination of the Debtors’ exclusivity period, and on November 6, 2003 the Official Equity Committee filed with the Bankruptcy Court its own proposed, initial plan of reorganization (the “Committee Plan”). The Debtors and the holders of the Notes objected to the Committee Plan on the basis, among others, that the Committee Plan was not “feasible” within the meaning of Section 1129 of the Bankruptcy Code.

The Debtors continued to pursue confirmation of their first amended joint plan of reorganization and filed a motion in the Bankruptcy Court on December 4, 2003 to implement auction procedures in support of such confirmation. At or about that time, the Debtors, the holders of the Notes and the Official Equity Committee commenced discussions with respect to the formulation and implementation of an alternative, consensual Chapter 11 plan of reorganization intended to result in a transaction that would satisfy and address the claims and equity interests of all the Debtors’ creditors and stockholders.

On January 17, 2004, the Debtors filed with the Bankruptcy Court the Plan, which subsequently was amended on February 5, 2004. The Plan was agreed to by the Official Equity Committee, as well as Berkshire and Ranch, and was accepted by the holders of more than 99.6% of the shares of the Company’s common stock who voted on the Plan. On March 18, 2004, the Bankruptcy Court confirmed the Plan.

Under the Plan:

•	All of the Company’s outstanding allowed pre-petition claims will be fully paid, in cash, together with post-petition (non-default rate) interest, except with respect to any disputed claims and any claims that are reinstated under the Plan.

•	All 25,375,683 outstanding shares of the Company’s common stock will be cancelled and such shares will be converted into the right to receive and be exchanged for:

•	25,375,683 shares of reorganized common stock, representing all of the issued and outstanding shares of reorganized common stock on the effective date of the Plan, and

•	warrants to purchase an aggregate of 125,000,000 shares of reorganized common stock (“Stockholder Warrants”) at an exercise price of $.60 per share.

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March 31, 2004

•	The Standby Purchasers, as defined in the Plan, will, following the expiration of the Stockholder Warrants, purchase in a private transaction up to $75 million worth of reorganized common stock (representing the maximum number of shares subject to the Stockholder Warrants) not purchased upon the exercise of the Stockholder Warrants.

•	The Standby Purchasers will receive, as compensation for their standby purchase agreement, separate warrants (the “Guarantor Warrants) to purchase up to 15,037,568 shares of reorganized common stock, representing 9.10% of the issued and outstanding shares of reorganized common stock on a fully diluted basis. The Guarantor Warrants will expire seven years after their issuance and have an exercise price of $.72 per share.

Payments to creditors under the Plan will be funded utilizing (i) the net proceeds from the exercise of the Stockholder Warrants and/or the sale of shares under the standby purchase agreement, (ii) net proceeds of not less than $180 million from the Company’s anticipated institutional offering of new senior unsecured notes, (iii) available cash and equivalents of not less than $35 million and, if necessary, (iv) available borrowings under the Company’s new revolving credit facility.

The effective date of the Plan is anticipated to occur in May 2004 or as soon as practicable thereafter. The Plan will not become effective unless and until the following conditions have occurred:

•	the contemplated institutional private placement of new senior notes is consummated resulting in net proceeds to the Company of not less than $180 million,

•	the new revolving credit facility providing for a revolving loan commitment, subject to borrowing base, of not less than $25 million, is closed and is in full force and effect,

•	the registration statement is declared effective by the SEC, and no stop order has been issued in respect thereof,

•	the Company’s initial board of directors is appointed as set forth in the Plan and each director has agreed to serve as a director of the Company,

•	the Company has cash or cash equivalents in hand as of the effective date of the Plan and available to satisfy claims under the Plan of not less than $35 million, and

•	the effective date of the Plan has occurred on or prior to July 31, 2004.

The Company, with the consent of the Official Equity Committee and the Standby Purchasers and in certain cases, Berkshire and Ranch (which consent will not unreasonably be withheld), may waive any of the conditions set forth above, at any time, without notice, without leave or order of the bankruptcy court, and without any formal action other than proceeding to consummate the Plan.

In addition to the conditions precedent under the Plan, Mellon HBV Alternative Strategies LLC (“Mellon HBV”) has required the Company to satisfy separate conditions under the standby funding commitment entered into between the Company and Mellon HBV on January 5, 2004. Mellon HBV has the right to terminate its standby funding commitment if any of the conditions precedent under the standby commitment letter are not met. Mellon HBV also retains the right to terminate the standby funding commitment upon the occurrence and non-occurrence of certain events. Mellon HBV may, at its option, waive any of the conditions or termination events.

There can be no assurance that the transactions will be consummated in the way contemplated under the Plan, that the Company will consummate the Plan by July 31, 2004, or that the Company will emerge from its reorganization proceedings as contemplated under the Plan.

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March 31, 2004

Generally, pre-Petition Date claims against the Debtors fall into two categories: secured and unsecured, including certain contingent or unliquidated claims. Under the Bankruptcy Code, a creditor’s claim is treated as secured only to the extent of the value of the collateral securing such claim, with the balance of such claim being treated as unsecured. The amount and validity of pre-Petition Date contingent or unliquidated claims ultimately may be established by the Bankruptcy Court or by agreement of the parties. As a result of the Cases, additional pre-Petition Date claims and liabilities have been asserted, some of which are significant. The Debtors have objected to many of the asserted claims which the Debtors believe are improper or overstated. No provision has been included in the accompanying financial statements for such contingent or unliquidated claims that have been filed with the Bankruptcy Court except to the extent the Company believes such claims to be probable and estimable.

The accompanying consolidated financial statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Cases, such realization of assets and liquidation of liabilities is subject to a significant number of uncertainties.

The following tables set forth certain financial information for the Debtors and non-Debtors (in thousands):

Condensed Consolidating Balance Sheets

March 31, 2004

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Cash and equivalents	$47,981	$607	$—	$48,588
Receivables	37,778	9,929	—	47,707
Investment in subsidiaries	294,708	22,734	(317,442)	—
Intercompany receivables (payables)	21,455	(21,455)	—	—
Net seismic data library	193,559	60,315	—	253,874
Net property and equipment	7,385	6,706	—	14,091
Other assets	8,685	1,177	—	9,862

	$611,551	$80,013	$(317,442)	$374,122

Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$13,147	$7,532	$—	$20,679
Debt, including capital leases	8,988	2,696	—	11,684
Other liabilities	43,050	18,107	—	61,157
Liabilities subject to compromise	277,980	—	—	277,980
Stockholders’ equity	268,386	51,678	(317,442)	2,622

	$611,551	$80,013	$(317,442)	$374,122

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Condensed Consolidating Balance Sheets

December 31, 2003

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Cash and equivalents	$41,133	$3,229	$—	$44,362
Receivables	41,410	8,098	—	49,508
Investment in subsidiaries	294,848	22,955	(317,803)	—
Intercompany receivables (payables)	16,657	(16,657)	—	—
Net seismic data library	193,826	53,715	—	247,541
Net property and equipment	8,013	7,418	—	15,431
Other assets	8,904	1,343	—	10,247

	$604,791	$80,101	$(317,803)	$367,089

Liabilities not subject to compromise:
Accounts payable and accrued liabilities	$11,522	$5,892	—	$17,414
Debt, including capital leases	9,232	2,756	—	11,988
Other liabilities	40,729	20,117	—	60,846
Liabilities subject to compromise	273,119	—	—	273,119
Stockholders’ equity	270,189	51,336	(317,803)	3,722

	$604,791	$80,101	$(317,803)	$367,089

Condensed Consolidating Statements of Income

For the Three Months Ended March 31, 2004

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Revenue	$27,342	$16,448	$(2,526)	$41,264
Expenses:
Depreciation and amortization	14,724	9,359	—	24,083
Cost of sales	47	27	—	74
Selling, general and administrative expenses	6,143	4,922	(2,526)	8,539

Income from operations	6,428	2,140	—	8,568
Interest expense, net	(4,734)	(214)	—	(4,948)
Reorganization items	(3,566)	—	—	(3,566)
Provision for income taxes	—	(706)	—	(706)
Income from discontinued operations	35	—	—	35

Net income (loss)	$(1,837)	$1,220	$—	$(617)

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March 31, 2004

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2004

	Debtors	Non-Debtors	Consolidation/ Elimination Entries	Consolidated
Net cash provided (used) by:
Operating activities	$17,107	$12,431	$—	$29,538
Investing activities	(10,620)	(15,335)	—	(25,955)
Financing activities	(678)	(30)	—	(708)
Effect of exchange rate changes	—	312	—	312
Net cash provided by discontinued operations	1,039	—	—	1,039

Net increase (decrease) in cash and equivalents	6,848	(2,622)	—	4,226
Cash and equivalents at beginning of period	41,133	3,229	—	44,362

Cash and equivalents at end of period	$47,981	$607	$—	$48,588

Classification of Liabilities as “Liabilities Not Subject to Compromise” Versus “Liabilities Subject to Compromise.” Liabilities not subject to compromise include: (1) liabilities incurred after the Petition Date of the Cases; (2) pre-Petition Date liabilities that the Debtors expect to pay in full including priority tax and employee claims, even though these amounts may not be paid until a plan of reorganization is approved; and (3) deferred revenue in connection with customer data agreements.

Liabilities subject to compromise refer to all other pre-Petition Date liabilities of the Debtors. The amounts of the various liabilities that are subject to compromise are set forth below. These amounts represent the Company's estimates of known or probable pre-Petition Date claims that are likely to be resolved in connection with the Cases. Such claims remain subject to future adjustments.

The amounts subject to compromise at March 31, 2004 and December 31, 2003 consisted of the following items (in thousands):

	March 31, 2004	December 31, 2003
Accounts payable	$734	$734
Accrued interest	17,002	12,323
Other accrued liabilities	4,806	4,616
Debt	255,438	255,446

Total	$277,980	$273,119

The classification of liabilities “not subject to compromise” versus liabilities “subject to compromise” is based on currently available information and analysis. As the Cases proceed and additional information and analysis is completed or, as the Court rules on relevant matters, the absolute amount of and the classification of amounts between these two categories may change. The amount of any such changes could be material.

Reorganization Items. Reorganization items under the Cases are expense or income items that are incurred or realized by the Debtors because they are in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the Cases, loss accruals or gains or

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March 31, 2004

losses resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors because they are not paying their pre-petition liabilities. For the three months ended March 31, 2004, reorganization items were as follows (in thousands):

Professional fees	$3,324
Interest Income	(31)
Other	273

Total	$3,566

NOTE C—REVENUE RECOGNITION

Revenue from Data Acquisition

Revenue from the creation of new seismic data is recognized using the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. Management believes that this method is the most reliable and representative measure of progress for its data creation projects. The duration of most data creation projects is generally less than one year. Under these contracts, the Company creates new seismic data designed in conjunction with its customers and specifically suited to the geology of the area using the most appropriate technology available. The contracts typically result in one or more customers underwriting a significant portion of the direct creation costs in exchange for a license or licenses to use the resulting data. Customers make periodic payments throughout the creation period, which generally correspond to costs incurred and work performed. These payments are non-refundable. The Company outsources the substantial majority of the work required to complete data acquisition projects to third party contractors. The Company’s payments to these third party contractors comprise the substantial majority of the total estimated costs of the project and are paid throughout the creation period. The creation process generally occurs in the following stages: permitting, surveying, drilling, recording and processing. The stages of this work often occur concurrently. Throughout the creation period, the customers receive legally enforceable rights and access to, and the benefits of, the results of all work performed. The customers also receive access to and use of the newly acquired and processed data. The customers may have exclusive access to the work performed and exclusive use of the newly acquired and processed data for a limited term, which is generally less than nine months, after final delivery of the processed data. The customers’ access to and use of the results of the work performed and of the newly acquired, processed data is governed by a license agreement which is a separate agreement from the acquisition contract. The Company’s acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. The Company maintains sole ownership of the newly acquired data, which is added to its library, and is free to license the data to other customers when the original customers’ exclusivity period ends.

Revenue from Data Licenses

The Company licenses data from its seismic data library to customers to review for a limited period of time or to hold long-term under four basic forms of contracts.

Under the first form of contract, the customer licenses and selects data from the data library at the time the contract is entered into.

Under the second form of contract, referred to as a “review and possession” contract, the customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. Any data not selected for long-term licensing must be returned to the Company at the end of the review period.

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Under the third form of contract, referred to as a “library card” contract, the customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods under the library card contracts vary.

Under the fourth form of contract, referred to as a “review only” contract, the customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long-term.

The usage of all data delivered to the customer, whether for review only or to hold long-term, is governed by a license agreement, which is a separate agreement from the sales contracts that are described above. The Company’s contracts require the customer either to have a license agreement in place or to execute one at the time the contract is signed. The license agreement governs all data delivered to the customer during the term. Payment terms under the contracts vary from 30 days to 18 months depending on the size of the transaction. All payments due are non cancelable and all payments made are non-refundable. The customer has access to all available data covered by the contracts on the date the contract is executed. If the contract allows licensing of data that is not currently available, revenue is deferred until such time that the data is available for licensing. The contracts permit selection of the data in its present form, and the Company is under no obligation to make any enhancements, modifications or additions to the data unless specific terms to the contrary are included, in which case revenue with respect to such data would be deferred until performance is met. Copies of the data are available to the customer immediately upon request.

The Company recognizes revenue from licensing of seismic data when the Company has contracted with the customer for a fixed sales price; a licensing agreement is in place; the customer has selected specific data under the terms of the contract or the contract has expired without full selection having occurred; and collectibility of the sales price is reasonably assured. The Company recognizes revenue for the particular data selected as each specific selection of data is made by the customer. If selections are not completed by the expiration date of the contract, the Company recognizes any remaining revenue under that contract. In each case (selection or expiration), the earnings process is complete. The Company does not recognize revenue for amounts billed in advance of being earned until the aforementioned criteria are met. For revenue that is deferred, the Company defers the direct costs (primarily commissions) related to the revenues. Revenue from licensing of seismic data is presented net of revenue shared with other entities.

Revenue from Non-Monetary Data Exchanges

In certain cases, the Company grants its customer a non-exclusive license to selected data from its library in exchange for ownership of seismic data from the customer. Occasionally, in connection with specific data acquisition contracts, the Company receives both cash and ownership of seismic data from the customer as consideration for the underwriting of new data acquisition. The data that the Company receives is distinct from the data that it is licensing to the customer. Because the Company receives ownership of distinct seismic data to be added to its library, and this data may be relicensed by the Company on a continuing basis, in exchange for a data license, the exchange is not a “like-kind” exchange, which would be accounted for at historical cost. Once data selection or creation is completed, the exchange represents the culmination of the earnings process with the customer and is not merely an exchange between two seismic companies. These exchanges are referred to as non-monetary data exchanges.

In non-monetary exchange transactions, the Company records a data library asset for the seismic data acquired at the time the contract is entered into and recognizes revenue on the transaction in accordance with its policy on revenue from data licenses, that is, when the data is selected by the customer, or revenue from data

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acquisition, as applicable. The data license to the customer is in the form of one of the four basic forms of contracts discussed above. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable.

The Company determines fair value of data exchanged by first determining the value of the license granted to the customer. It does so by evaluating the range of cash transactions by the Company for licenses of similar data during the prior six months for licenses in the United States and for the prior twelve months for licenses in Canada. In evaluating the range of cash transactions, the Company does not consider transactions that are disproportionately high or low. The Company then also considers the value of the data received from the customer. In determining the value of the data received, the Company considers the age, quality, current demand and future marketability of the data as well as the cost that would be required to create the data. In the United States, the Company applies a limitation on the value it assigns per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, the Company assigns the lower value to the exchange. In significant exchanges, the Company obtains concurrence from an independent third party in order to support the Company’s valuation of the data received. The Company obtains third party concurrence on all non-monetary exchanges of $500,000 or more. The Company obtains this concurrence on an annual basis, usually in connection with the preparation of its annual financial statements. The independent third party evaluators concurred with the Company’s valuations of all significant exchange transactions during 2003 and 2002.

For the three months ended March 31, 2004 and 2003, the Company recorded seismic data library assets of $3,080,000 and $3,109,000, respectively, from non-monetary exchanges of seismic data. Revenue on a significant portion of the non-monetary data exchange transactions was initially deferred in accordance with the Company’s accounting policy. Because of data selections by customers and underwriting from non-monetary exchanges, the Company recognized revenue of $5,303,000 and $3,632,000 for the three months ended March 31, 2004 and 2003, respectively, from this activity.

Revenue from Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd.

Revenue from Seitel Solutions, Ltd. and Seitel Solutions Canada Ltd., wholly-owned subsidiaries of the Company, (collectively, “Solutions”) is recognized as the services for reproduction and delivery of seismic data are provided to customers.

NOTE D—SEISMIC DATA LIBRARY

The Company’s seismic data library consists of seismic surveys that are offered for license to customers on a non-exclusive basis. Costs associated with creating, acquiring or purchasing the seismic data library are capitalized and amortized principally on the income forecast method subject to a straight-line amortization period of seven years for onshore data and five years for offshore data, applied on a quarterly basis at the individual survey level.

Costs of Seismic Data Library

For purchased seismic data, the Company capitalizes the purchase price of the acquired data.

For data acquired through a non-monetary data exchange, the Company capitalizes an amount equal to the fair value of the data received by the Company or the fair value of the license granted to the customer, whichever is more readily determinable. In the case of any single non-monetary exchange where the fair value recorded is in excess of $500,000, the Company also obtains concurrence from a third party to support the Company’s valuation.

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March 31, 2004

For internally created data, the capitalized costs include costs paid to third parties for the acquisition of data and related permitting, surveying and other activities associated with the data creation activity. In addition, the Company capitalizes certain internal costs related to processing the created data. Such costs include salaries and benefits of the Company’s processing personnel and certain other costs incurred for the benefit of the processing activity. The Company believes that the internal processing costs capitalized are not greater than, and generally are less than, those that would be incurred and capitalized if such activity were performed by a third party. Capitalized costs for internal data processing were $436,000 and $552,000 for the three months ended March 31, 2004 and 2003, respectively.

Data Library Amortization

The Company amortizes its seismic data library using the greater of the amortization that would result from the application of the income forecast method or a straight-line basis over the useful life of the data. The estimated useful life of the Company’s seismic data is seven years for onshore data and five years for offshore data. With respect to each survey in the data library, the useful life policy is applied from the time such survey is available for licensing to customers generally, since some data in the library may not be licensed until an exclusivity period (usually nine months or less) has lapsed.

The Company applies the income forecast method by forecasting the ultimate revenue expected to be derived from a particular data library component over the estimated useful life of each survey comprising part of such component. This forecast is made by the Company annually and reviewed quarterly. If, during any such review, the Company determines that the ultimate revenue for a library component is expected to be significantly different than the original estimate of total revenue for such library component, the Company revises the amortization rate attributable to future revenue from each survey in such component. In addition, in connection with such reviews and updates, the Company evaluates the recoverability of its seismic data library, and if required under Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” records an impairment charge with respect to such data. See discussion on “Seismic Data Library Impairment” below.

The actual rate of amortization depends on the specific seismic surveys licensed and selected by the Company’s customers during the year. The amortization rates vary by component and, effective January 1, 2004, range from a low of 47% to a high of 100% with a weighted average rate of 56% based on the net book value of each component compared with the net book value of the entire seismic data library as of such date.

The greater of the income forecast or straight-line amortization policy is applied quarterly on a cumulative basis at the individual survey level. Under this policy, the Company first records amortization using the income forecast method. The cumulative amortization recorded for each survey is then compared with the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. This requirement is applied regardless of future-year revenue estimates for the library component of which the survey is a part and does not consider the existence of deferred revenue with respect to the library component or to any survey.

Seismic Data Library Impairment

As events or conditions require, the Company evaluates the recoverability of its seismic data library in accordance with SFAS No. 144. The Company evaluates its seismic data library for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company considers the level of sales performance in each component compared to projected sales, as well as industry conditions, among others, to be key factors in determining when its seismic data should be evaluated for impairment.

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March 31, 2004

The Company evaluates its seismic data library in components based on its operations and geological and geographical trends, resulting in the following data library segments for purposes of evaluating impairments: (I) Gulf of Mexico offshore comprised of the following components: (a) multi-component data, (b) value-added products, (c) ocean bottom cable data, (d) shelf data, and (e) deep water data; (II) North America onshore comprised of the following components: (a) Texas Gulf Coast, (b) northern, eastern and western Texas, (c) southern Louisiana/Mississippi, (d) northern Louisiana, (e) Rocky Mountains, (f) North Dakota, (g) other United States, (h) Canada and (i) value-added products, and (III) international data outside North America. The Company believes that these library components constitute the lowest levels of independently identifiable cash flows.

In accordance with SFAS No. 144, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component’s remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component’s carrying amount. The difference between the library component’s carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge.

For purposes of evaluating potential impairment losses, the Company estimates the future cash flows attributable to a library component by evaluating, among other factors, historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting its customer base and expected changes in technology. The cash flow estimates exclude expected future revenues attributable to non-monetary data exchanges and future data creation projects.

The estimation of future cash flows and fair value is highly subjective, inherently imprecise and can change materially from period to period based on the factors described in the preceding paragraph, among others. Accordingly, if conditions change in the future, the Company may record further impairment losses relative to its seismic data library, which could be material to any particular reporting period.

NOTE E—DISCONTINUED OPERATIONS

In June 2002, the Company’s Board of Directors unanimously adopted a plan to dispose of the Company’s oil and gas operations by sale. Accordingly, the Company’s consolidated financial statements report the oil and gas operations as discontinued operations. In 2002, the Company sold substantially all of its oil and gas assets. In January 2004, the Company sold a portion of its remaining oil and gas assets for approximately $1,287,000. The Company continues to market its remaining oil and gas assets for sale.

Revenue from discontinued operations was $72,000 and $81,000 for the three months ended March 31, 2004 and 2003, respectively. Pre-tax income (loss) from discontinued operations was $35,000 and $(237,000) for the three months ended March 31, 2004 and 2003, respectively.

The Company uses the full-cost method of accounting for its oil and gas operations.

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March 31, 2004

NOTE F—DEBT

The following is a summary of the Company’s debt (in thousands):

	March 31, 2004	December 31, 2003
Notes	$255,000	$255,000
Debtor-in-Possession Loan Facility	—	—
Subsidiary revolving line of credit	—	—
Term loan	5,417	5,417
Note payable to former executive	438	446

	$260,855	$260,863

Notes: The Company has outstanding Notes totaling $255 million at March 31, 2004 that were issued in various series from December 1995 through December 2001. The Notes bear interest at rates ranging from 7.04% to 7.48% and have maturity dates ranging from June 2003 to October 2011. The financial covenants in the Notes include, among other restrictions, maintenance of minimum net worth and limitations on total debt, interest coverage, liens, debt issuance, dividends and disposition of assets. As a result of the non-payment of interest thereon, the Company’s Chapter 11 filing and the restatement of its financial statements prior to January 1, 2002, among other factors, the Company is in default on the Notes.

On June 6, 2003, certain of the holders of the Notes filed involuntary Chapter 11 petitions against the Company and 16 of its subsidiaries that guaranteed the Notes. On June 26, 2003, the Company announced that Ranch had purchased all $255 million of the Notes. Subsequently, the Company and Ranch reached agreements extending the time by which the Company must respond to the involuntary bankruptcy petitions. On July 21, 2003, the Debtors filed voluntary petitions in bankruptcy and the Company and Ranch filed motions to dismiss the involuntary petitions (see “Note B—Reorganization Proceedings”). In addition, on or before July 21, 2003, Ranch sold all of the Notes to Berkshire.

Under the terms of the Plan, the Notes will be paid in full, along with accrued interest. As of March 31, 2004, accrued interest totaled $16.9 million and was included in liabilities subject to compromise in the Consolidated Balance Sheet.

Debtor-in-Possession Loan Facility: The Bankruptcy Court approved a $20 million debtor-in-possession loan and security agreement with Wells Fargo Foothill, Inc., as lender, to support the Debtor’s operations during the course of the Cases (the “DIP Facility”). The DIP Facility will terminate upon, among other events, the earlier of June 30, 2004 or the effective date of a plan of reorganization. Advances under the DIP Facility are available pursuant to a formula based on outstanding accounts receivable and the carrying value of the seismic library of the Debtors, subject to certain limitations. If any advance is made under the DIP Facility, the first such advance must be at least in an amount equal to and the proceeds must be used to retire the balance of the term loan payable by Seitel Data Ltd. that is described below. The DIP Facility is secured by a first priority, perfected security on substantially all of the Company’s U.S. assets and a pledge of all of the issued and outstanding capital stock of the Company’s U.S. subsidiaries. The Debtors have not drawn on the DIP Facility. In connection with the application and approval by the lender of the DIP Facility, the Company paid commitment fees of $200,000 plus certain expenses. In addition, the terms of the DIP Facility include the payment of an unused line fee of .50% per annum payable in arrears.

Subsidiary Revolving Line of Credit: The Company’s wholly owned subsidiary, Olympic Seismic Ltd. (“Olympic”), has a revolving credit facility, which allows it to borrow up to $5 million (Canadian) subject to an

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March 31, 2004

availability formula by way of prime-based loans, bankers’ acceptances or letters of credit. The rate applicable to borrowings is the bank’s prime rate plus 0.35% per annum and the bankers’ acceptances is 1.50% per annum. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by Seitel, Inc. or any of its other U.S. subsidiaries. However, all intercompany debt owing by Olympic, SEIC Trust Administration Ltd., SEIC Business Trust or SEIC Holdings, Ltd. to Seitel, SEIC Partners’ Limited Partnership or to any Seitel U.S. subsidiary (approximately $60,768,000 (Canadian) at March 31, 2004) has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian), subject to a requirement that such borrowings may not exceed 75% of good accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand and is available from time to time at the Bank’s sole discretion. A review of this demand facility is performed annually at the Bank’s discretion.

Term Loan: On August 28, 2001, the Company’s wholly owned subsidiary, Seitel Data, Ltd., obtained a term loan totaling $10 million for the purchase of certain seismic data, some of which secures the debt. The loan matures on October 1, 2004, and bears interest at the rate of LIBOR plus 2.9%. Monthly principal payments total $208,000. The Company is not in compliance with the payment terms or covenants of this term loan. Under the terms of the Plan, this term loan will be paid in full, along with accrued interest. As of March 31, 2004, accrued interest totaled $164,000.

Note Payable to Former Executive: In connection with the settlement of certain litigation, the Company entered into a note payable to a former executive consisting of payments of $6,417 per month for 36 months commencing June 2003 and payments of $6,000 per month for 84 months commencing June 2006. The note is non-interest bearing. The note is guaranteed by Olympic Seismic, Ltd., a wholly owned Canadian subsidiary of the Company and a non-Debtor. Under the terms of the Plan, this note payable will be reinstated pursuant to its original terms.

NOTE G—EARNINGS PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” basic earnings per share is computed based on the weighted average shares of common stock outstanding during the periods. Diluted earnings per share is computed based on the weighted average shares of common stock plus the assumed issuance of common stock for all potentially dilutive securities. For the three months ended March 31, 2004 and 2003, the Company did not have any potentially dilutive securities. A weighted average quarter-to-date number of options and warrants to purchase 2,059,000 and 5,482,000 shares of common stock were outstanding during the first quarter of 2004 and 2003, respectively, but were not included in the computation of diluted per share income because they were antidilutive. Material dilution may occur upon consummation of the Plan, see “Note B—Reorganization Proceedings.”

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” APB Opinion No. 25 generally does not require compensation costs to be recorded on options which have exercise prices at least equal to the market price of the stock on the date of grant. Accordingly, no compensation cost has been recognized for the Company’s stock-based plans. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the optional accounting method prescribed by SFAS No. 123, “Accounting for Stock-Based

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March 31, 2004

Compensation” and expensed pro-rata over the vesting period of the awards, the Company’s net loss and loss per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	Three Months Ended March 31,
	2004	2003
Net loss:
As reported	$(617)	$(2,148)
Less: Total stock-based employee expense determined under SFAS No. 123, net of tax	(603)	(1,122)

Pro forma	$(1,220)	$(3,270)

Basic and diluted loss per share:
As reported	$(.02)	$(.08)
Pro forma	$(.05)	$(.13)

NOTE H—STATEMENT OF CASH FLOW INFORMATION

The Company had restricted cash at March 31, 2004 and December 31, 2003 of $161,000 and $202,000, respectively.

During the three months ended March 31, 2004 and 2003, the Company had non-cash additions to its seismic data library totaling $3,161,000 and $3,159,000, respectively. Of these amounts, $3,080,000 and $3,109,000 resulted from non-monetary exchanges during the three months ended March 31, 2004 and 2003, respectively. The balance of $81,000 and $50,000 for the three months ended March 31, 2004 and 2003, respectively, resulted from certain data creation costs which were offset against amounts due from the customer for data license fees. The offset amounts are also included in non-cash sales in the Consolidated Statements of Cash Flows.

Operating cash flows resulting from reorganization items for the three months ended March 31, 2004 include the following (in thousands):

Interest received on cash accumulated because of the Chapter 11 proceeding	$(31)
Professional and other fees paid for services rendered in connection with the Chapter 11 proceeding	3,059

$3,028

NOTE I—COMMITMENTS AND CONTINGENCIES

In October 2001, the Company guaranteed an institutional loan totaling $600,000 to its former chief operating officer and general counsel, who later was named chief executive officer and who resigned in November 2002. Under the terms of his separation agreement, a portion of the amount outstanding was paid and the former employee is required to make annual installments of $60,000 with a maturity date of November 13, 2006. We believe the loan is presently current and not in default.

Litigation

See “Note B—Reorganization Proceedings” for a detailed discussion of the Company’s Chapter 11 reorganization and the Plan.

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March 31, 2004

On February 3, 2003, the former holders of the Company’s senior unsecured notes accelerated the senior unsecured notes and made demand upon the Company and certain of its former and current officers and directors for money damages arising from certain alleged negligent actions and/or misrepresentations of those officers and directors. The holders alleged that money damages arising from the foregoing claims were not fully quantified, but exceeded $20 million and included, without limitation, the lost value of such holders’ investment in the senior unsecured notes. Notice of the demand has been provided by the Company to its insurance carriers. The holders of the senior unsecured notes did not commence suit. As of June 26, 2003, all of the former holders of senior unsecured notes had sold their senior unsecured notes to Ranch, who subsequently sold the senior unsecured notes to Berkshire. Under the Plan, all of the foregoing claims will be released and discharged.

The Company and certain of its former and current officers and directors have been named as defendants in eleven lawsuits brought as class actions alleging violations of the federal securities laws, all of which were consolidated by an Order entered August 7, 2002, under Cause No. 02-1566, styled In re Seitel, Inc. Securities Litigation, in the United States District Court for the Southern District of Texas. The Court appointed a lead plaintiff and lead counsel for plaintiffs, who subsequently filed a consolidated amended complaint, which added the Company’s auditors, Ernst & Young LLP, as a defendant. The consolidated amended complaint alleges that during a proposed class period of May 5, 2000 through April 1, 2002, the defendants violated sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by overstating revenues in violation of generally accepted accounting principles. The plaintiffs seek an unspecified amount of actual and exemplary damages, costs of court, pre- and post-judgment interest and attorneys’ and experts’ fees. During the Chapter 11 cases, the Debtors and the representatives of the class negotiated and participated in discovery with respect to the class claim filed with the Bankruptcy Court and in connection with the class’ objection to confirmation of the initial plan. In the course thereof, the class representatives and the Debtors reached certain agreements. These agreements included the allowance of a “class claim” to assert the rights of the class in the Chapter 11 cases and, as well, an ultimate settlement for cash to be funded out of the Debtors’ cash and directors’ and officers’ insurance policies. The settlement was approved upon notice and a hearing by order of the Bankruptcy Court dated December 10, 2003. Thus, the claims of the plaintiffs in the class action against the Debtors as well as their officers and directors, and the class claim, have been settled. The treatment of the class claim pursuant to the Plan is consistent with the settlement approved by the Bankruptcy Court. Certain monetary obligations remain, including continuing disclosures and additional documentation.

The Company has been named as a nominal defendant in seven stockholder derivative actions filed in various courts: Almekinder v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. H-02-2960, In the United States District Court for the Southern District of Texas; Basser v. Frame, Valice, Kendrick, Pearlman, Fiur, Zeidman, Stieglitz, Craig, Lerner, and Seitel, Inc., No. H-02-1874, In the United States District Court for the Southern District of Texas; Berger v. Frame, Pearlman, Valice, Craig, Stieglitz, Lerner, Zeidman, Fiur, and Seitel, Inc., No. 19534-NC, In the Court of Chancery, State of Delaware, Castle County; Chemical Valley & North Central West Virginia Carpenters Pension Plan v. Frame, Valice, Hoffman, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Fiur, and Seitel, Inc., No. 02-CV-3343, In the United States District Court for the Southern District of Texas; Couture v. Frame, Valice, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. 20002-37065, In the 80th Judicial District Court, Harris County, Texas; Talley v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., In the 151st Judicial District Court, Harris County, Texas; and Zambie v. Frame, Pearlman, Valice, Craig, Zeidman, Lerner, Stieglitz, Fiur, Ernst & Young LLP, and Seitel, Inc., In the 333rd Judicial District Court, Harris County, Texas. The plaintiffs generally allege that the defendants breached and conspired to breach fiduciary duties to the Company’s shareholders by failing to maintain adequate accounting controls and by using improper accounting and auditing practices and procedures. Certain of the plaintiffs also assert causes of action for mismanagement, waste of corporate assets and unjust enrichment. The Zambie case also alleges professional

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NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

March 31, 2004

negligence against Ernst & Young LLP. The plaintiffs seek judgments for unspecified amounts of compensatory damages, including return of salaries and other payments to the defendants, exemplary damages, attorneys’ fees, experts’ fees and costs. The Company’s Board of Directors appointed a special litigation committee to conduct an independent investigation of the allegations asserted in the derivative lawsuits. The special litigation committee completed its investigation and its report has been delivered to the Company. The Company filed its motion to dismiss in Delaware Chancery court on March 20, 2003. The parties previously agreed to stay the Texas state court cases pending the outcome of the Texas federal court derivative cases. The federal court derivative cases have been consolidated, and the Company has moved to stay the cases pending resolution by the Delaware court. Presently, all cases are stayed as a result of the Debtors’ Chapter 11 filing. In October 2003, a settlement of all issues in each derivative suit was reached among the parties and a stipulation and motion to approve the terms of such settlement was filed with the Bankruptcy Court. The settlement stipulation provides for payment of $600,000, all of which is covered by insurance, and resolution of all claims against all parties to the litigation. The settlement stipulation was approved by the Bankruptcy Court upon notice and a hearing by order dated November 17, 2003. Pursuant to the settlement, (i) all of the Derivative Claims have been or will be dismissed, (ii) the Debtors will continue certain, and from time to time implement new, corporate governance policies and procedures, and (iii) the plaintiffs recovered certain costs incurred in prosecuting the Derivative Claims. The cost recovery was paid solely by the Debtors’ insurance carrier.

On July 18, 2002, the Company’s former chief executive officer sued the Company in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleges a breach of his employment contract by virtue of his termination and also alleges defamation. He also seeks a declaratory judgment that certain funds he received from the Company were proper and do not have to be repaid. The Company has answered and asserted various defenses. The Company also filed a counter suit to recover approximately $4,200,000 in corporate funds that the Company believes Mr. Frame inappropriately caused the Company to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, the Company also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One N.A. (“Bank One”) and guaranteed by the Company. The Company intends to seek dismissal of the complaint against it, and to pursue its causes of action. The Company also intends to pursue enforcement of its judgment against Mr. Frame. Mr. Frame has filed claims totaling $20.2 million against the Company and the other debtors in the Chapter 11 cases. The Debtors have filed objections to such claims.

The Company is a party to a suit for geophysical trespass entitled Joy Resources, Inc. v. Seitel Data, Ltd., Cause No. 01-02-00828-CV, in the 1st Court of Appeals, Houston, Texas. The plaintiff is appealing a final judgment by the trial court holding that the plaintiff is not entitled to recover an injunction or to recover damages against the Company. The plaintiffs assert that the Company obtained seismic data about mineral interests leased by the plaintiff by placing seismic equipment on property adjacent to the property leased by the plaintiff. The trial court held that no cause of action exists where the seismic equipment is not located on the property leased by the plaintiff. The briefing has been completed in this matter, and oral argument in the 1st Court of Appeals in Houston, Texas was on May 6, 2003. The parties have reached a settlement in the matter and have executed a settlement stipulation which is pending before the Bankruptcy Court for approval. The settlement stipulation provides that Joy Resources, Inc. (“Joy”) will be granted an agreed, allowed claim in the amount of $73,000 in the Cases, and further provides that Seitel Data, Ltd. may use certain data upon the payment of additional costs and may acquire certain data owned by Joy on a right of first refusal basis.

The Company and its subsidiary, Seitel Data, Ltd., are parties to a class action lawsuit for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas that was initiated on April 1, 2002. The plaintiffs have sued a number of defendants, including Seitel and Seitel Data, Ltd. The plaintiffs allege that certain defendants conducted

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NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

March 31, 2004

unauthorized 3-D seismic exploration of the mineral interests, and sold the information obtained to other defendants. The plaintiffs seek an unspecified amount of damages. All of the defendants have obtained summary judgments dismissing the plaintiffs’ claims, and the case is now on appeal before the San Antonio Court of Appeals under Cause No. 04-02-00674-CV. On July 22, 2003, the Texas Court of Appeals granted appellant motion to proceed against the other appellees. The appeal against Seitel remains stayed. The Company intends to vigorously represent its interests in this appeal.

The Company sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell & Jones, P.C., Cause No. 2003-09151 in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against the former chief executive officer and other aspects of representation. The Company seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003. Discovery has not yet commenced.

On March 27, 2003, Seitel was served with a complaint filed by the General Electric Credit Corporation of Tennessee (“GE”) in the District Court No. 333rd of Harris County, Texas, styled General Electric Credit Corporation of Tennessee, v. N360X, LLC and Seitel. The complaint alleged that Seitel, as guarantor, and its wholly owned subsidiary N360X, LLC, as lessee, defaulted on an agreement for the lease of a jet aircraft. GE accelerated the obligation, took possession of the aircraft and demanded payment of amounts GE claims are due pursuant to the termination of the lease. The claim was subsequently reduced to $2.055 million plus interest at 9% from November 18, 2003 and purchased by Berkshire and the amount thereof has been agreed to by the parties. Such amounts represent unsecured claims and will be fully paid in cash in accordance with the Plan.

On September 22, 2003, Bass Enterprises Production Co. (“Bass”) filed a motion with the Bankruptcy Court seeking relief from the automatic stay applicable to the Debtors and requesting permission of the Bankruptcy Court to initiate litigation against the Debtors in a Texas State Court with respect to an alleged breach of certain provisions of a contract entered into in 2001. The Debtors have objected to the motion and a hearing on the motion was scheduled for December 3, 2003. On February 23, 2004 the parties entered into a settlement agreement to resolve disputes which involve licensing of certain data and field tapes at a fixed rate.

The Company and its subsidiaries, Energy Venture Holdings LLC, Endeavor Exploration LLC, and DDD Energy, Inc., were sued by a former employee, Mark Stover, in Harris County District Court, 269th Judicial District, Cause No. 2002-52120 on October 8, 2002. Mr. Stover alleged breach of his employment contract and wrongful termination. The Company answered and generally denied the complaint on November 8, 2002. The matter was automatically stayed upon the Chapter 11 filing. On October 9, 2003, Mr. Stover filed a proof of claim in the bankruptcy court in the amount of $374,500. The Company has filed an objection to the claim, but is currently in settlement discussions with Mr. Stover. If a settlement is reached, it will require Bankruptcy Court approval.

In addition to the lawsuits described above, the Company is involved from time to time in ordinary, routine claims and lawsuits incidental to its business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolutions of these matters should not be material to the Company’s financial position or results of operation.

It is not possible to predict or determine the outcomes of the legal actions brought against it or by it, or to provide an estimate of all additional losses, if any, that may arise. At March 31, 2004, the Company had accrued $2.3 million, representing its best estimate of the amounts that are probable of being paid relative to all of the

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March 31, 2004

litigation and claims set forth above. However, if one or more of the parties were to prevail against the Company in one or more of the cases described above that have not been settled, the amounts of any judgments against the Company or settlements that the Company may enter into, in addition to liabilities recorded by the Company at March 31, 2004, could be material to the Company’s financial statements for any particular reporting period.

NOTE J—RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (“FASB”) released its Interpretation No. 46, (Revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 requires a company to consolidate a variable interest entity (VIE) if the company has a variable interest (or combination of variable interests) that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. These provisions apply immediately to variable interests in VIEs created after January 31, 2003, and to variable interests in special purpose entities for periods ending after December 15, 2003. The provisions apply for all other types of variable interests in VIEs for periods ending after March 15, 2004. The Company does not and is not expected to own any interest in a VIE or special purpose entity; therefore, FIN 46 does not have any effect on its financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses, payable by the Registrant, in connection with the sale of the Reorganized Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$10,384.81
Fee to Jefferies & Company, Inc.	$1,031,250.00	*
Legal fees and expenses	$1,379,000.00
Accounting fees and expenses	$250,000.00
Transfer/warrant agent fees and expenses	$40,000.00
Printing and related expenses	$200,000.00
Miscellaneous	$23,365.19

Total	$2,934,000.00

*	Estimated portion of aggregate fee to Jefferies in connection with its role as exclusive dealer-manager in connection with this offering.

Item 14. Indemnification of Officers and Directors

Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Amended and Restated Certificate of Incorporation. The Registrant’s amended and restated certificate of incorporation filed as Exhibit 3.1 hereto provides that a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Bylaws. The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation law. The Registrant’s amended and restated bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as it may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses

(including attorneys’ fees) reasonably incurred by such person. The Registrant’s amended and restated bylaws provide that the Registrant will indemnify any such person in connection with a proceeding commenced by such person only if the commencement of such proceeding was authorized by the board of directors of the Registrant, except for the commencement of an action by such person to recover the unpaid amount of a claim for indemnification or advancement of expenses that is not paid in full within thirty (30) days after receipt by the Registrant.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. The Registrant may enter into indemnification agreements with its officers and directors in the future.

Item 15. Recent Sales of Unregistered Securities

The Plan of Reorganization provides that on its effective date, the Registrant will issue 25,375,683 shares of Reorganized Common Stock to its stockholders of record on June [    ], 2004. The issuance of these shares of Reorganized Common Stock is exempt from registration under the Securities Act pursuant to Section 1145 of chapter 11 of the United States Bankruptcy Code, subject to resale restrictions under Section 1145(b) in the case of the issuance of such shares of Reorganized Common Stock to certain affiliates of the Registrant.

The Plan of Reorganization provides that no later than 40 days after its effective date (the “Guaranty Performance Date”) of the registration statement, the Registrant shall issue to certain entities named in the prospectus as the “Standby Purchasers” warrants to purchase up to 15,037,568 shares of Reorganized Common Stock. Such warrants will expire on the seventh anniversary of the issue date, will be transferable, and will have an exercise price of 72 cents per share. This transaction is exempt from registration under the Securities Act pursuant to Section 4(2) of and Regulation D, under the Securities Act.

Under the Plan of Reorganization, on the effective date thereof, the net proceeds from the Registrant’s private placement of new senior notes pursuant to Section 4(2) of and Rule 144A under the Securities Act will be deposited into escrow pending the release and use thereof on the Guaranty Performance Date. In such transaction, the Registrant will offer and sell the new senior notes to initial purchasers who, in turn, will resell the new senior notes to “qualified institutional buyers” (within the meaning of and pursuant to Rule 144A). Generally, Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities which are “restricted securities” within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities pursuant to Rule 144A. Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons (e.g., “dealers” registered as such pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, and “banks” as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which, in the aggregate, owns and invests on a discretionary basis at least $100 million worth of portfolio securities of unaffiliated issuers.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
2.1	Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed January 17, 2004 (Case No. 03-12227 (PJW)) (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

2.2	Findings of Fact, Conclusions of Law and Order Confirming Debtors’ Third Amended Joint Plan Reorganization under Chapter 11 of the Bankruptcy Code, as Modified (Case No. 03-12227 (PJW) (incorporated by reference to the annual report filed on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004).

3.1	Certificate of Incorporation of the Registrant filed May 7, 1982 and Amendment to Certificate of Incorporation filed April 25, 1984 (incorporated by reference to the Registration Statement, as amended, on Form S-1, No. 2-92575, as filed with the SEC on August 3, 1984).

3.2	Amendment to Certificate of Incorporation filed August 4, 1987 (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

3.3	Amendment to Certificate of Incorporation filed January 18, 1989 (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

3.4	Amendment to Certificate of Incorporation filed July 13, 1989 (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

3.5	Amendment to Certificate of Incorporation filed August 3, 1993 (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

3.6	Amendment to Certificate of Incorporation filed November 21, 1997 (incorporated by reference to the annual report filed on Form 10-K, for the year ended December 31, 2002, as filed with the SEC on March 31, 2004).

3.7	Amended and Restated Bylaws of the Registrant (incorporated by reference to the quarterly report filed on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000).

4.1	Form of Certificate of Common Stock of the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

4.2	Form of Warrant Agent Agreement by and between the Registrant and American Stock Transfer and Trust Company and Form of Warrant Certificate of the Registrant attached as Exhibit A to the Warrant Agent Agreement (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

4.3	Form of Registration Rights Agreement by and between the Registrant and Standby Purchaser (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

4.4**	Form of Indenture for Senior Unsecured Notes due 2014.

5.1**	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered.

10.1	Form of Guarantor Warrant Agent Agreement by and between the Registrant and American Stock Transfer and Trust Company and Form of Funding Guarantor Warrant attached as Exhibit A to the Guarantor Warrant Agent Agreement (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.2	Form of 2004 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

Exhibit Number	Description of Document

10.3	Standby Funding Commitment Letter, dated as of January 5, 2004, by and between the Registrant and Mellon HBV Alternative Strategies LLC (incorporated herein by reference to the report filed on Form 8-K, as filed with the SEC on January 12, 2004).

10.4	Form of Standby Purchase Agreement, dated as of April , 2004, by and between Mellon HBV Alternative Strategies LLC and the Registrant (incorporated by reference to the annual report filed on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004.

10.5	Loan and Security Agreement, dated as of April 9, 2004, by and between Wells Fargo Foothill, Inc. and the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

10.6	Employment Agreement, dated February 17, 2004, by and between Randall D. Stilley and the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.7	Purchase and Sale Agreement, dated July 3, 2002, by and between DDD Energy, Inc. and Rising Star Energy, L.L.C. (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

10.8	Revolving Credit Agreement, dated as of January 12, 2004, by and between Olympic Seismic Ltd. and Royal Bank of Canada (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.9	Promissory Note, dated May 13, 2003, issued by the Registrant to Herbert Pearlman in the amount of $735,000 (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

21.1	List of Subsidiaries (incorporated herein by reference to the annual report filed on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004).

23.1**	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.3**	Form of Letter to the Stockholders and Form of Letter of Transmittal to the Stockholders.

99.4	Final Judgment of Permanent Injunction entered on June 16, 2003, by the United States District Court for the Southern District of Texas (Houston Division) in the civil action titled: Securities and Exchange Commission v. Paul A. Frame and Seitel, Inc., and that certain Consent to Entry of Permanent Injunction relating thereto and executed on May 16, 2003, by the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.5	Rule 438 Consent of Randall D. Stilley (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.6	Rule 438 Consent of Robert Kelley (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.7	Rule 438 Consent of J.D. Williams (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

Exhibit Number	Description of Document

99.8	Rule 438 Consent of Charles H. Mouquin (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.9	Rule 438 Consent of Ned S. Holmes (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.10	Rule 438 Consent of C. Robert Black (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

*	Filed herewith.
**	To be filed by pre-effective amendment to this registration statement.

Item 17. Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of May, 2004.

SEITEL, INC.

By:	/s/ RANDALL D. STILLEY

RANDALL D. STILLEY President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/S/ RANDALL D. STILLEY RANDALL D. STILLEY	President and Chief Executive Officer (Principal Executive Officer)	May 19, 2004

/S/ ROBERT D. MONSON ROBERT D. MONSON	Chief Financial Officer (Principal Financial Officer)	May 19, 2004

* MARCIA H. KENDRICK	Senior Vice President, Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)	May 19, 2004

* FRED S. ZEIDMAN	Director	May 19, 2004

* WILLIAM LERNER	Director	May 19, 2004

* JOHN E. STIEGLITZ	Director	May 19, 2004

*By:	/s/ RANDALL D. STILLEY
Randall D. Stilley Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed January 17, 2004 (Case No. 03-12227 (PJW)) (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

2.2	Findings of Fact, Conclusions of Law and Order Confirming Debtors’ Third Amended Joint Plan Reorganization under Chapter 11 of the Bankruptcy Code, as Modified (Case No. 03-12227 (PJW) (incorporated by reference to the annual report filed on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004).

3.1	Certificate of Incorporation of the Registrant filed May 7, 1982 and Amendment to Certificate of Incorporation filed April 25, 1984 (incorporated by reference to the Registration Statement, as amended, on Form S-1, No. 2-92575, as filed with the SEC on August 3, 1984).

3.2	Amendment to Certificate of Incorporation filed August 4, 1987 (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

3.3	Amendment to Certificate of Incorporation filed January 18, 1989 (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

3.4	Amendment to Certificate of Incorporation filed July 13, 1989 (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

3.5	Amendment to Certificate of Incorporation filed August 3, 1993 (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

3.6	Amendment to Certificate of Incorporation filed November 21, 1997 (incorporated by reference to the annual report filed on Form 10-K, for the year ended December 31, 2002, as filed with the SEC on March 31, 2004).

3.7	Amended and Restated Bylaws of the Registrant (incorporated by reference to the quarterly report filed on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000).

4.1	Form of Certificate of Common Stock of the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

4.2	Form of Warrant Agent Agreement by and between the Registrant and American Stock Transfer and Trust Company and Form of Warrant Certificate of the Registrant attached as Exhibit A to the Warrant Agent Agreement (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

4.3	Form of Registration Rights Agreement by and between the Registrant and Standby Purchaser (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

4.4**	Form of Indenture for Senior Unsecured Notes due 2014.

5.1**	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered.

10.1	Form of Guarantor Warrant Agent Agreement by and between the Registrant and American Stock Transfer and Trust Company and Form of Funding Guarantor Warrant attached as Exhibit A to the Guarantor Warrant Agent Agreement (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.2	Form of 2004 Stock Option Plan (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.3	Standby Funding Commitment Letter, dated as of January 5, 2004, by and between the Registrant and Mellon HBV Alternative Strategies LLC (incorporated herein by reference to the report filed on Form 8-K, as filed with the SEC on January 12, 2004).

Exhibit Number	Description of Document

10.4	Form of Standby Purchase Agreement, dated as of April , 2004, by and between Mellon HBV Alternative Strategies LLC and the Registrant (incorporated by reference to the annual report filed on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004.

10.5	Loan and Security Agreement, dated as of April 9, 2004, by and between Wells Fargo Foothill, Inc. and the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

10.6	Employment Agreement, dated February 17, 2004, by and between Randall D. Stilley and the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.7	Purchase and Sale Agreement, dated July 3, 2002, by and between DDD Energy, Inc. and Rising Star Energy, L.L.C. (incorporated by reference to the annual report filed on Form 10-K/A, Amendment No. 3, for the year ended December 31, 2001, as filed with the SEC on August 19, 2002).

10.8	Revolving Credit Agreement, dated as of January 12, 2004, by and between Olympic Seismic Ltd. and Royal Bank of Canada (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

10.9	Promissory Note, dated May 13, 2003, issued by the Registrant to Herbert Pearlman in the amount of $735,000 (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

21.1	List of Subsidiaries (incorporated herein by reference to the annual report filed on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 30, 2004).

23.1**	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.3**	Form of Letter to the Stockholders and Form of Letter of Transmittal to the Stockholders.

99.4	Final Judgment of Permanent Injunction entered on June 16, 2003, by the United States District Court for the Southern District of Texas (Houston Division) in the civil action titled: Securities and Exchange Commission v. Paul A. Frame and Seitel, Inc., and that certain Consent to Entry of Permanent Injunction relating thereto and executed on May 16, 2003, by the Registrant (incorporated by reference to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on March 10, 2004).

99.5	Rule 438 Consent of Randall D. Stilley (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.6	Rule 438 Consent of Robert Kelley (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.7	Rule 438 Consent of J.D. Williams (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.8	Rule 438 Consent of Charles H. Mouquin (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.9	Rule 438 Consent of Ned S. Holmes (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

99.10	Rule 438 Consent of C. Robert Black (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1, No. 333-113446, as filed with the SEC on April 23, 2004).

*	Filed herewith.
**	To be filed by pre-effective amendment to this registration statement.